UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

WARNER BROS. DISCOVERY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☒	Fee paid previously with preliminary materials

☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 26, 2026

Dear Warner Bros. Discovery, Inc. Stockholder:

The board of directors (the “WBD Board”) of Warner Bros. Discovery, Inc. (“WBD”), a Delaware corporation, unanimously approved an Agreement and Plan of Merger, dated as of February 27, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among WBD, Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY (“Merger Sub”).

Pursuant to the Merger Agreement, at the effective time of the Merger (as defined herein) (the “Effective Time”), Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the “Merger”). At the Effective Time, each share of WBD’s Series A common stock, par value $0.01 per share (“WBD Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) shall be converted into the right to receive an amount in cash equal to $31.00, without interest, plus, if the date on which the closing of the Merger occurs (the “Closing Date”) is after September 30, 2026, the Ticking Consideration (together, the “Merger Consideration”). The “Ticking Consideration” will be an amount in cash equal to $0.00277778 multiplied by the number of calendar days elapsed after September 30, 2026 to and including the Closing Date (which, for the avoidance of doubt, will not exceed $0.25 per 90-calendar-day period).

At a special meeting of WBD stockholders (the “Special Meeting”) to be held on April 23, 2026, WBD stockholders will be asked to vote on a proposal to adopt the Merger Agreement (the “Merger Proposal”). Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of 5:00 p.m. Eastern Time on March 20, 2026, the record date for the Special Meeting (the “Record Date”).

At the Special Meeting, WBD stockholders will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”). Approval of the Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of WBD Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the proposal.

The WBD Board has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, WBD and its stockholders; (ii) determined that it is in the best interests of WBD and its stockholders and declared it advisable to enter into the Merger Agreement; (iii) approved the execution and delivery by WBD of the Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; and (iv) resolved to recommend that the stockholders of WBD approve the Merger and adopt the Merger Agreement and directed that the Merger Agreement be submitted to the stockholders of WBD for its adoption.

The WBD Board unanimously recommends that WBD stockholders vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

The Record Date is March 20, 2026. Your vote is very important, regardless of the number of shares of WBD Common Stock you own.

Approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed. Approval of the Compensation Proposal is not a condition to the completion of the Merger, and the vote of WBD stockholders on the Compensation Proposal will not have any bearing on whether the Merger is consummated.

WBD will hold the Special Meeting solely by means of remote communication via the internet. All holders of record of shares of WBD Common Stock as of the Record Date who pre-register by following the instructions in the accompanying proxy statement will be able to attend, vote and participate in the Special Meeting by remote communication. Whether or not you expect to attend the Special Meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. Record holders of shares of WBD Common Stock may submit a proxy to vote their shares of WBD Common Stock in advance of the Special Meeting by any of the following means, as instructed on your proxy card:

•

Internet. You may submit a proxy electronically via the internet by following the instructions at www.ProxyVote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on April 22, 2026, the day prior to the Special Meeting.

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Telephone. You may submit a proxy by telephone using the number: 1-800-690-6903. The telephone number is toll-free (within the U.S. and Canada), at no charge to the holders of shares of WBD Common Stock. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on April 22, 2026, the day prior to the Special Meeting.

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Mail. You may indicate your vote by completing, signing and dating the accompanying proxy card and returning it in the enclosed reply envelope. If you vote this way, make sure you mail your proxy card early enough so that it is received prior to the closing of the polls at the Special Meeting.

•	Virtually. You may vote your shares of WBD Common Stock at the Special Meeting if you attend the Special Meeting, which will be held virtually at www.virtualshareholdermeeting.com/WBD2026SM.

The failure to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

If your shares of WBD Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will not be permitted to vote your shares of WBD Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

Submitting a proxy will not prevent you from attending the Special Meeting and voting virtually, and it will help to secure a quorum and avoid added solicitation costs. Any record holder of WBD Common Stock entitled to vote at the Special Meeting and who is present at the Special Meeting may vote virtually, thereby revoking any previous proxy. Record holders of shares of WBD Common Stock entitled to vote at the Special Meeting may also revoke their proxy in writing at any time before the Special Meeting in the manner described in the accompanying proxy statement. If your shares of WBD Common Stock are held in “street name” by your bank, brokerage firm or other nominee, the foregoing instructions do not apply to you, and you must follow the instructions on the voting instruction card furnished by your bank, brokerage firm or other nominee to revoke your proxy.

The obligations of PSKY and WBD to complete the Merger are subject to the satisfaction or waiver of several conditions. The accompanying proxy statement contains detailed information about PSKY, WBD, the Special Meeting, the Merger Agreement, the Merger, the Ellison Guarantee (as defined in the accompanying proxy statement) and the other transactions contemplated by the Merger Agreement. We encourage you to read the proxy statement carefully and in its entirety before voting.

On behalf of the WBD Board and the management of WBD, we thank you for your support.

Sincerely,

Samuel A. Di Piazza, Jr.

Board Chair

Warner Bros. Discovery, Inc.

The accompanying proxy statement is dated March 26, 2026 and, together with the enclosed proxy card, is first being mailed to WBD stockholders on or about March 26, 2026.

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, NY 10003

(212) 548-5555

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on April 23, 2026

Dear Warner Bros. Discovery, Inc. Stockholder:

We are pleased to invite you to attend the special meeting (the “Special Meeting”) of stockholders of Warner Bros. Discovery, Inc. (“WBD”). WBD will hold the Special Meeting solely by means of remote communication via the internet. The Special Meeting will be held on April 23, 2026, at 10:00 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/WBD2026SM for the following purposes:

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to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 27, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among WBD, Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY (“Merger Sub”), a copy of which is attached as Annex A to the accompanying proxy statement of which this notice is a part, pursuant to which, among other things, at the effective time of the Merger (as defined below), Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the “Merger” and such proposal, the “Merger Proposal”); and

•

to cast an advisory (non-binding) vote on a proposal to approve the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”).

WBD will transact no other business at the Special Meeting. Please refer to the accompanying proxy statement of which this notice is a part for further information with respect to the business to be transacted at the Special Meeting.

The board of directors of WBD (the “WBD Board”) has fixed 5:00 p.m. Eastern Time on March 20, 2026 as the record date for the Special Meeting (the “Record Date”). Only holders of record of shares of WBD’s Series A common stock, par value $0.01 per share (“WBD Common Stock”), on the Record Date are entitled to notice of and vote at the Special Meeting or at any adjournment or postponement thereof. Please note that in order to attend the Special Meeting and vote your shares electronically during the meeting, you must have pre-registered for the meeting no later than April 22, 2026 at 10:00 a.m. Eastern Time by following the instructions in the enclosed proxy statement. You will need the 16-digit control number found on the enclosed proxy card. Once you have pre-registered, you will receive a confirmation email with information on how to attend and vote at the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available at the executive offices of WBD at 230 Park Avenue South, New York, NY 10003 for inspection by any WBD stockholder for any purpose germane to the Special Meeting during ordinary business hours for the 10 days preceding the Special Meeting.

The WBD Board has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, WBD and its stockholders; (ii) determined that it is in the best interests of WBD and its stockholders and declared it advisable to enter into the Merger Agreement; (iii) approved the execution and delivery by WBD of the

Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; and (iv) resolved to recommend that the stockholders of WBD approve the Merger and adopt the Merger Agreement and directed that the Merger Agreement be submitted to the stockholders of WBD for its adoption.

The WBD Board unanimously recommends that WBD stockholders vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

The Record Date is March 20, 2026. Your vote is very important, regardless of the number of shares of WBD Common Stock you own. Approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed. Approval of the Compensation Proposal is not a condition to the completion of the Merger, and the vote of WBD stockholders on the Compensation Proposal will not have any bearing on whether the Merger is consummated.

Whether or not you expect to attend the Special Meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. Record holders of shares of WBD Common Stock may submit a proxy to vote their shares of WBD Common Stock in advance of the Special Meeting by any of the following means, as instructed on your proxy card:

•

Internet. You may submit a proxy electronically via the internet by following the instructions at www.ProxyVote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on April 22, 2026, the day prior to the Special Meeting.

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Telephone. You may submit a proxy by telephone using the number: 1-800-690-6903. The telephone number is toll-free (within the U.S. and Canada), at no charge to the holders of shares of WBD Common Stock. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on April 22, 2026, the day prior to the Special Meeting.

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Mail. You may indicate your vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed reply envelope. If you vote this way, make sure you mail your proxy card early enough so that it is received prior to the closing of the polls at the Special Meeting.

•	Virtually. You may vote your shares of WBD Common Stock at the Special Meeting if you attend the Special Meeting, which will be held virtually at www.virtualshareholdermeeting.com/WBD2026SM.

The failure to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

If your shares of WBD Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will not be permitted to vote your shares of WBD Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

The enclosed proxy statement provides a detailed description of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We urge you to read the proxy statement carefully and in its entirety, including the annexes and the documents incorporated by reference into the proxy statement. If you have any questions concerning the Merger, the Merger Agreement, the other transactions contemplated by the Merger Agreement or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of WBD Common Stock, please contact WBD’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (877) 750-8338

Banks & Brokers May Call Collect: (212) 750-5833

By Order of the Board of Directors,

David Zaslav

Chief Executive Officer & President

New York, NY

March 26, 2026

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about WBD from other documents that are not included in or delivered with this proxy statement. This information is available to you without charge upon your request. You can obtain physical copies of the documents incorporated by reference into this proxy statement without charge by requesting them in writing or by telephone from our proxy solicitor at the following address and telephone numbers:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (877) 750-8338

Banks & Brokers May Call Collect: (212) 750-5833

You may also consult WBD’s website for more information about WBD. WBD’s website is www.wbd.com. Information contained on or connected to any website referenced in this proxy statement is not incorporated by reference into this proxy statement or in any other report or document we file with the U.S. Securities and Exchange Commission (the “SEC”), and any website references are intended to be inactive textual references only, unless expressly noted.

If you would like to request any physical copies of documents incorporated by reference into this proxy statement, please do so by April 16, 2026 in order to receive them before the Special Meeting.

For a more detailed description of the documents incorporated by reference into this proxy statement and how you may obtain them, see “Where You Can Find More Information.”

ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement for WBD under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and notice of meeting with respect to the Special Meeting of stockholders of WBD.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated March 26, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of the incorporated document. Our mailing of this proxy statement to WBD stockholders will not create any implication to the contrary.

Information contained in this proxy statement regarding WBD has been provided by WBD, and information contained in this proxy statement regarding PSKY and Merger Sub has been provided by PSKY.

Unless otherwise indicated or as the context otherwise requires, as used in this proxy statement:

•	“WBD,” “the Company,” “we,” “us” or “our” refer to Warner Bros. Discovery, Inc., a Delaware corporation;

•	“PSKY” refers to Paramount Skydance Corporation, a Delaware corporation;

•	“Merger Sub” refers to Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY;

•	“stockholders” or “WBD stockholders” refer only to holders of shares of WBD Common Stock as of the Record Date;

•

“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of February 27, 2026, as it may be amended from time to time, by and among WBD, PSKY and Merger Sub, a copy of which is attached as Annex A to this proxy statement; and

•

“Ellison Guarantee” refers to the Guarantee, dated as of February 27, 2026, as it may be amended from time to time, by and among The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Ellison Trust”), Lawrence J. Ellison (together with the Ellison Trust, the “Ellison Parties”) and WBD, entered into in favor of WBD, a copy of which is attached as Annex B to this proxy statement.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For a more complete description of the Merger (as defined herein) contemplated by the Agreement and Plan of Merger, dated as of February 27, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Warner Bros. Discovery, Inc., a Delaware corporation (“WBD”), Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY (“Merger Sub”), you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement. Any document or agreement summarized or referred to in this proxy statement is qualified in its entirety by reference to the full text of such document or agreement insofar as such document is attached as an annex hereto or incorporated by reference herein. All references in this proxy statement to terms defined in the notice to which this proxy statement is attached, and which are not otherwise defined in this proxy statement, have the respective meanings provided in that notice. All references to capitalized terms not defined herein or in the notice to which this proxy statement is attached have the respective meanings ascribed to them in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement.

The Parties to the Merger

Warner Bros. Discovery, Inc.

WBD, a Delaware corporation, is a leading global media and entertainment company that creates and distributes a differentiated and comprehensive portfolio of content and products across television, film, streaming, interactive gaming, publishing, themed experiences, and consumer products through brands including: Discovery Channel, HBO Max, CNN, DC Studios, TNT Sports, HBO, Food Network, TLC, TBS, Warner Bros. Motion Picture Group, Warner Bros. Television Group, Warner Bros. Games, Adult Swim, Turner Classic Movies, and others. We are home to one of the largest collections of owned content in the world with assets and intellectual property across sports, news, lifestyle, and entertainment in most languages and regions of the globe. We create some of the best-in-class content using our renowned library, beloved franchises, and acclaimed creative expertise to serve our audiences and consumers.

Shares of WBD’s Series A common stock, par value $0.01 per share (“WBD Common Stock”), trade on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “WBD.” WBD’s principal executive offices are located at 230 Park Avenue South, New York, NY 10003, and WBD’s telephone number is (212) 548-5555.

Additional information regarding WBD is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section titled “Where You Can Find More Information.”

Paramount Skydance Corporation

PSKY, a Delaware corporation, is a global media and entertainment company with a portfolio that includes Paramount Pictures, Paramount Television, CBS, CBS News, CBS Sports, Paramount Sports Entertainment, Nickelodeon, MTV, BET, Comedy Central, Showtime, Paramount+, Pluto TV, Skydance Animation and Skydance Games.

Shares of PSKY’s Class B common stock, par value $0.001 per share (“PSKY Class B Common Stock”), trade on Nasdaq under the symbol “PSKY.” PSKY’s principal executive offices are located at 1515 Broadway, New York, NY 10036, and PSKY’s telephone number is (212) 258-6000.

Prince Sub Inc.

Merger Sub, a Delaware corporation and wholly owned subsidiary of PSKY, was formed for the sole purpose of acquiring WBD, including by effecting the Merger, and conducts no other business. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY.

Merger Sub’s principal executive offices are located at 1515 Broadway, New York, NY 10036, and Merger Sub’s telephone number is (212) 258-6000.

Overview of the Merger

Overview

On February 27, 2026, WBD, PSKY and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the “Merger”). As a result of the Merger, PSKY will acquire WBD.

At the Effective Time, each share of WBD Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) shall be converted into the right to receive an amount in cash equal to $31.00, without interest, plus, if the date on which the closing of the Merger (the “Closing”) occurs (the “Closing Date”) is after September 30, 2026, the Ticking Consideration (together, the “Merger Consideration”). The “Ticking Consideration” will be an amount in cash equal to $0.00277778 multiplied by the number of calendar days elapsed after September 30, 2026 to and including the Closing Date (which, for the avoidance of doubt, will not exceed $0.25 per 90-calendar-day period). For more information, see “The Merger Agreement—Merger Consideration.”

The completion of the Merger is subject to certain conditions. For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

The terms and conditions of the Merger and the related transactions are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety.

Key Terms of the Merger Agreement

Merger Consideration

At the Effective Time, each share of WBD Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) will automatically be canceled and will cease to exist and each holder thereof will thereafter have no rights with respect to such securities, except the right to receive the Merger Consideration.

All shares of WBD Common Stock owned, directly or indirectly, by PSKY, WBD (including shares held as treasury stock or otherwise) or Merger Sub will be canceled in the Merger without payment of any consideration, as described under “The Merger Agreement—Merger Consideration—Canceled Shares.”

Conditions to Completion of the Merger

The obligations of each of WBD, PSKY and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	adoption by the WBD stockholders of the Merger Agreement;

•

the expiration or termination of the applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of certain other mandatory waiting periods or receipt of certain other clearances or affirmative approvals of certain other governmental bodies, agencies or authorities; and

•	the absence of any law or order, issued by a court or governmental entity of competent jurisdiction, restraining, enjoining, prohibiting or preventing the consummation of the Merger.

In addition, the obligations of WBD to complete the Merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:

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the representations and warranties of PSKY and Merger Sub relating to (i) PSKY’s and Merger Sub’s legal organization and good standing and (ii) the corporate power and authority of PSKY and Merger Sub to enter into the transaction documents and consummate the transactions contemplated thereby, in each case, being true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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the representations and warranties of PSKY and Merger Sub that are qualified by a “Buyer Material Adverse Effect” (as defined in the section titled “The Merger Agreement—Representations and Warranties”) qualification being true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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the other representations and warranties of PSKY and Merger Sub being true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Buyer Material Adverse Effect;

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the performance in all material respects of all obligations and compliance in all material respects with all covenants in the Merger Agreement required to be performed or complied with by PSKY and Merger Sub prior to the Closing; and

•	receipt of a certificate, dated as of the Closing Date, executed by PSKY’s chief executive officer or another senior officer, certifying that the conditions above have been satisfied.

In addition, the obligations of PSKY and Merger Sub to complete the Merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:

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the representations and warranties of WBD relating to the authorized and outstanding capital stock of WBD and the absence of a Company Material Adverse Effect (as defined in the section titled “The Merger Agreement—Representations and Warranties”) being true and correct, at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies;

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the representations and warranties of WBD relating to (i) the corporate power and authority of WBD to enter into the transaction documents and consummate the transactions contemplated thereby, (ii) the approval by the WBD Board of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) the receipt by the WBD Board of the respective opinions of Allen &

Company LLC (“Allen & Company”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as to the fairness, from a financial point of view and as of the date of such opinions, of the Merger Consideration provided for pursuant to the Merger Agreement and (iv) brokers and finders’ fees, in each case, being true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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the representations and warranties of WBD that are qualified by a “Company Material Adverse Effect” qualification being true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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the other representations and warranties of WBD being true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

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the performance in all material respects of all obligations and compliance in all material respects with all covenants in the Merger Agreement required to be performed or complied with by WBD prior to the Closing;

•	the absence, since the date of the Merger Agreement, of any Company Material Adverse Effect;

•

the separation of WBD’s Streaming and Studios segments from WBD’s Global Linear Networks segment not having been completed and no dividend to WBD’s stockholders to effectuate such separation transaction having been declared or made; and

•	receipt of a certificate, dated as of the Closing Date, executed by WBD’s chief executive officer or another senior officer, certifying that the first six conditions above have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of WBD and PSKY. In addition, the Merger Agreement may be terminated and the Merger may be abandoned by either WBD or PSKY under specific circumstances. For a description of the circumstances under which the Merger Agreement may be terminated and the Merger may be abandoned, see “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expenses

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $3 billion (the “Company Termination Fee”) may be payable by WBD to PSKY or a termination fee of $7 billion (the “Regulatory Termination Fee”) may be payable by PSKY to WBD.

Upon the termination of the Merger Agreement pursuant to which WBD is required to pay the Company Termination Fee or due to certain breaches by WBD of its representations, warranties and covenants contained in the Merger Agreement, subject to certain cure rights, WBD will, in addition to payment of the Company Termination Fee, be obligated to reimburse PSKY for (i) any Amended Notes Payment Amount (as defined herein) paid by PSKY to or on behalf of WBD and (ii) the Netflix Termination Fee (as defined herein) paid by PSKY on behalf of WBD. For a description of the circumstances under which WBD or PSKY may be required to pay their respective termination fees, see “The Merger Agreement—Termination of the Merger Agreement.”

The Special Meeting

Date, Time and Place

The Special Meeting will be held solely by means of remote communication via the internet. All holders of record of shares of WBD Common Stock as of 5:00 p.m. Eastern Time on March 20, 2026, the record date for the Special Meeting (the “Record Date”), will be able to attend, vote and participate in the Special Meeting to be held on April 23, 2026, 10:00 a.m. at Eastern Time, virtually at www.virtualshareholdermeeting.com/WBD2026SM.

In order to attend the Special Meeting and vote electronically during the Special Meeting, holders of record of shares of WBD Common Stock as of the Record Date must have previously registered to attend the Special Meeting. In order to register to attend the Special Meeting, WBD stockholders as of the Record Date must visit www.ProxyVote.com on or before 10:00 a.m. Eastern Time on April 22, 2026. You will need the 16-digit control number found on the enclosed proxy card. After registration is complete, a confirmation email will be sent to you with information on how to attend the Special Meeting.

Any beneficial holders that hold their shares of WBD Common Stock in “street name” by a bank, brokerage firm or other nominee who do not have a 16-digit control number should follow the instructions provided on the voting instruction form provided by their broker, bank, or other nominee. In addition to registering for the Special Meeting, such holders that wish to vote at the Special Meeting must obtain a legal proxy executed in their favor from their bank, broker, or other nominee prior to the Special Meeting in order to vote virtually at the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, holders of shares of WBD Common Stock entitled to vote at the Special Meeting will be asked to consider and vote on the following:

•

a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and which is further described in the section titled “The Merger Agreement,” pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the “Merger Proposal”); and

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”).

Approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed. Approval of the Compensation Proposal is not a condition to the completion of the Merger, and the vote of WBD stockholders on the Compensation Proposal will not have any bearing on whether the Merger is consummated.

Record Date; Stockholders Entitled to Vote

The Record Date for the Special Meeting is March 20, 2026. Only record holders of shares of WBD Common Stock as of the Record Date are entitled to notice of and vote at the Special Meeting or at any adjournment or postponement thereof. As of the Record Date, 2,506,768,389 shares of WBD Common Stock were outstanding.

Quorum

No business may be transacted at the Special Meeting unless a quorum is present. The holders of a majority in total voting power of the outstanding shares of WBD Common Stock as of the Record Date, present virtually or represented by proxy, shall constitute a quorum for the transaction of any business at the Special Meeting. Shares for which valid proxies are delivered or that are held of record by a WBD stockholder who attends the Special Meeting virtually will be considered part of the quorum.

Shares of WBD Common Stock held in “street name” for which a bank, brokerage firm or other nominee receives no instructions regarding how to vote on any of the proposals at the Special Meeting will be treated as absent for purposes of determining the presence or absence of a quorum. Shares of WBD Common Stock held in “street name” for which a bank, brokerage firm or other nominee receives instructions regarding how to vote on some but not all of the proposals at the Special Meeting will be treated as present for determining the presence or absence of a quorum.

If a quorum is not present or represented, the Special Meeting may be adjourned from time to time solely by the chair of the Special Meeting until a quorum is present.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date. Assuming a quorum is present, abstentions from voting and failures to vote (including failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock) will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

Approval of the Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of WBD Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the proposal. If you attend the Special Meeting or are represented by proxy and, in either case, abstain from voting and assuming a quorum is present, that abstention will have the same effect as voting “AGAINST” the approval of the Compensation Proposal. Assuming a quorum is present, failures to vote will have no effect on the vote for the Compensation Proposal.

Whether or not you expect to attend the Special Meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. Assuming a quorum is present, the failure to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal. You can subsequently change your vote as described below.

If you properly complete and sign your proxy card but do not indicate how your shares of WBD Common Stock should be voted on a proposal, the shares of WBD Common Stock represented by your proxy will be voted as the WBD Board recommends, which is “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

If your shares of WBD Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will not be permitted to vote your shares of WBD Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

For more information about the Special Meeting, see “The Special Meeting” and “Proposals for the Special Meeting.”

Recommendation of the WBD Board; Reasons for the Merger

The WBD Board unanimously recommends that WBD stockholders vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

In evaluating the Merger, the WBD Board consulted with WBD’s management team and legal and financial advisors and, after consideration of the various factors discussed in “The Merger—Recommendation of the WBD Board; Reasons for the Merger,” the WBD Board unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, WBD and its stockholders; (ii) determined that it is in the best interests of WBD and its stockholders and declared it advisable to enter into the Merger Agreement; (iii) approved the execution and delivery by WBD of the Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; and (iv) resolved to recommend that the stockholders of WBD approve the Merger and adopt the Merger Agreement and directed that the Merger Agreement be submitted to the stockholders of WBD for its adoption.

For more information regarding the factors considered by the WBD Board in reaching its decision to recommend the adoption of the Merger Agreement, see “The Merger—Recommendation of the WBD Board; Reasons for the Merger.”

Opinions of Allen & Company and J.P. Morgan

The following is a summary of the respective opinions rendered by Allen & Company and J.P. Morgan to the WBD Board in connection with the Merger. For the avoidance of doubt, WBD did not request that Evercore Group L.L.C. (“Evercore”) prepare, nor did Evercore render, an opinion as to the fairness, from a financial point of view, to holders of WBD Common Stock of the Merger Consideration to be paid to such holders in the proposed Merger.

Opinion of Allen & Company LLC

WBD has engaged Allen & Company LLC, referred to as Allen & Company, as a financial advisor to WBD in connection with the proposed Merger. In connection with this engagement, at a meeting of the WBD Board on February 27, 2026, Allen & Company rendered an oral opinion, confirmed by delivery of a written opinion dated February 27, 2026, to the WBD Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of WBD Common Stock (other than, as applicable, PSKY, Merger Sub and their respective affiliates) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. The full text of Allen & Company’s written opinion, dated February 27, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the WBD Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that WBD (or the WBD Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by WBD to engage in the Merger, including in comparison to other strategies or transactions that might be available to WBD or which WBD might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the Merger or otherwise. For a summary of Allen & Company’s opinion and the financial analyses underlying such opinion, see “The Merger—Opinions of Allen & Company and J.P. Morgan—Opinion of Allen & Company LLC.”

Opinion of J.P. Morgan Securities LLC

WBD retained J.P. Morgan Securities LLC, referred to as J.P. Morgan, as a financial advisor to WBD in connection with the proposed Merger. At a meeting of the WBD Board on February 27, 2026, J.P. Morgan rendered an oral opinion, confirmed by delivery of a written opinion dated February 27, 2026, to the WBD Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of WBD Common Stock of the Merger Consideration to be paid to such holders in the proposed Merger. The full text of the written opinion of J.P. Morgan dated February 27, 2026, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing such opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the WBD Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration payable in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of WBD or as to the underlying decision by WBD to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of WBD as to how such stockholder should vote with respect to the Merger or any other matter. For a summary of J.P. Morgan’s opinion and the financial analyses underlying such opinion, see “The Merger—Opinions of Allen & Company and J.P. Morgan—Opinion of J.P. Morgan Securities LLC.”

Interests of WBD’s Directors and Executive Officers in the Merger; Merger-Related Compensation for WBD’s Named Executive Officers

You should be aware that WBD’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of WBD’s stockholders generally. The WBD Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement and the Merger and in making its recommendation. As described in more detail in the sections titled “The Merger—Interests of WBD’s Directors and Executive Officers in the Merger” and “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers,” these interests may include the following, among others:

•	the conversion of unvested WBD equity-based awards into PSKY Cash Awards (as defined herein) under the Merger Agreement;

•	accelerated vesting and payment of PSKY Cash Awards upon a qualifying termination of employment within 12 months after the Effective Time;

•	accelerated vesting of certain equity awards granted to David M. Zaslav pursuant to his June 2025 employment agreement upon the completion of the Merger;

•	eligibility of executive officers to receive severance payments and/or benefits under their employment agreements upon a qualifying termination of employment;

•	eligibility of executive officers (other than Mr. Zaslav) for awards under a transaction bonus program approved by the WBD Board;

•	payouts of annual bonuses for the year in which the Effective Time occurs in amounts no less than those provided for under the Merger Agreement;

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eligibility of Mr. Zaslav for tax reimbursement payments in the event that any payments or benefits he receives in connection with the Merger are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•

certain indemnification agreements for WBD’s current executive officers and directors and the continuation of certain insurance arrangements for WBD’s current executive officers and directors for six years after the Effective Time.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of WBD Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who exchanges shares of WBD Common Stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

A non-U.S. holder who exchanges shares of WBD Common Stock for cash in the Merger generally will not be subject to U.S. federal income tax on any gain recognized on the exchange unless (i) such gain is effectively connected with the conduct of a trade or business of such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs, and certain other specified conditions are met or (iii) WBD is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or such non-U.S. holder’s holding period with respect to the applicable shares of WBD Common Stock (which is not anticipated, although there can be no assurances in this regard), and certain other conditions are met.

For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals

Each of PSKY and WBD has agreed to use reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to complete and make effective the Merger and the other transactions contemplated by the Merger Agreement, in each case, subject to the terms of the Merger Agreement. For a summary of such actions, see “The Merger Agreement—Covenants and Agreements.”

United States Antitrust

With respect to the United States, the Merger Agreement is subject to review by the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until notification forms have been filed with the FTC and the Antitrust Division, and the applicable waiting period (or any extensions thereof) has expired or been terminated.

Prior to the execution of the Merger Agreement, WBD and PSKY each filed its respective notification forms under the HSR Act. The HSR Act waiting period commenced on December 8, 2025, upon the filing of PSKY’s notification form in connection with the PSKY Tender Offer (as defined herein). Prior to the expiration of the waiting period, PSKY received a Request for Additional Information and Documentary Material (a “Second Request”) from the Antitrust Division. As a result, the waiting period was extended until 11:59 p.m., New York City time, 10 calendar days after PSKY certified substantial compliance with such request. PSKY certified substantial compliance with its Second Request on February 9, 2026, and the HSR Act waiting period expired on February 19, 2026.

WBD received a Civil Investigative Demand and a Second Request from the Antitrust Division on December 23, 2025. Neither the Civil Investigative Demand nor the Second Request issued to WBD impacted the HSR Act waiting period or the expiration thereof. WBD continues to work cooperatively with the Antitrust Division and several state attorneys general in connection with the Merger.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or seeking other conduct relief, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights.

Other Jurisdictions

In jurisdictions outside the United States, the Merger will entail pre-closing filings to merger control authorities and foreign investment control authorities, including the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market. WBD and PSKY have made submissions to certain competition authorities, including the European Commission.

Under jurisdiction-specific laws, the Merger Agreement would require PSKY and WBD to submit notifications prior to Closing, and authorities would have jurisdiction to conduct staged reviews, request information, pause their review, and issue governmental orders that could prohibit the Merger. The transactions contemplated by the Merger Agreement cannot be completed until PSKY and WBD obtain all necessary clearances or the applicable waiting periods have expired or been terminated in each applicable jurisdiction.

For more information regarding the regulatory approvals, see “The Merger—Regulatory Approvals.”

Litigation Related to the Merger

As of the date of this proxy statement, there are no pending lawsuits challenging the Merger, but WBD has received demand letters from purported WBD stockholders generally alleging deficiencies or omissions in the preliminary proxy statement filed by WBD on March 16, 2026 (which we collectively refer to as the “Demand Letters”). The Demand Letters seek, among other things, additional disclosures to remedy these purported deficiencies. Potential plaintiffs may file lawsuits challenging the Merger. If lawsuits are filed or additional similar demand letters are sent, absent new or significantly different allegations, neither PSKY nor WBD will necessarily disclose such lawsuits or demands. The outcome of any future litigation is uncertain.

Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if the Merger is completed and certain conditions under Section 262(g) of the DGCL are satisfied, holders of record and beneficial owners of shares of WBD Common Stock who (i) have delivered a written demand for appraisal of such holder’s or owner’s shares of WBD Common Stock in compliance with Section 262 of the DGCL to us prior to the vote on the Merger Proposal, (ii) do not vote, in person or by proxy, in favor of the Merger Proposal, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the Effective Time, and (iv) otherwise comply with the statutory requirements set forth in Section 262 of the DGCL are entitled to have their shares of WBD Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Merger Consideration, for the “fair value” of their shares of WBD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the “fair value.” The “fair value” of such shares of WBD Common Stock, as determined by the Delaware Court of Chancery, may be less than, equal to or more than the Merger Consideration. A holder of record or beneficial owner of shares of WBD Common Stock must satisfy the requirements of Section 262 of the DGCL to exercise and perfect appraisal rights and follow precisely the statutory procedures pursuant to Section 262 of the DGCL in a timely manner. Failure to comply strictly with these procedures will result in a loss of appraisal rights. These procedures are described in the section titled “Appraisal Rights” and Section 262 of the DGCL, which governs such rights and procedures and may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein.

Market Price and Dividend Data of WBD Common Stock

Shares of WBD Common Stock are listed for trading on Nasdaq under the symbol “WBD.” On February 26, 2026, the last trading day prior to the public announcement of the Merger, the closing price for the shares of WBD Common Stock on Nasdaq was $28.80 per share. On March 25, 2026, the most recent practicable date before the date of this proxy statement, the closing price for the shares of WBD Common Stock on Nasdaq was $27.22 per share. For current price information, you are urged to consult publicly available sources.

See “Market Price and Dividend Data” for additional information.

QUESTIONS AND ANSWERS

The following are some questions that you, as a WBD stockholder, may have regarding the Merger and the other matters being considered at the Special Meeting, and the answers to those questions. WBD urges you to carefully read the remainder of this proxy statement, including the documents incorporated by reference herein and the annexes attached to this proxy statement, in its entirety because the information in this section does not provide all of the information that might be important to you with respect to the Merger Agreement, the Merger and the other matters being considered at the Special Meeting. Important qualifications with respect to the representations, warranties, covenants and agreements included in the Merger Agreement are set forth in the section of this proxy statement titled “The Merger Agreement.”

Questions and Answers About the Merger

Q:	What is the Merger?

A:

WBD and PSKY have entered into the Merger Agreement that is described in this proxy statement, pursuant to which, at the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY. As a result of the Merger, PSKY will acquire WBD. Following the Effective Time, WBD Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and WBD will no longer be required to file periodic reports with the SEC on account of WBD Common Stock. A copy of the Merger Agreement is attached as Annex A to this proxy statement. See “The Merger—Overview.”

Q:	What will I receive if the Merger is completed?

A:

At the Effective Time, each share of WBD Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) shall be converted into the right to receive an amount in cash equal to $31.00, without interest, plus, if the Closing Date is after September 30, 2026, the Ticking Consideration. The “Ticking Consideration” will be an amount in cash equal to $0.00277778 multiplied by the number of calendar days elapsed after September 30, 2026 to and including the Closing Date (which, for the avoidance of doubt, will not exceed $0.25 per 90-calendar-day period).

Q:	What is the market price of WBD Common Stock?

A:

On March 25, 2026, the most recent practicable date before the date of this proxy statement, the closing price for the shares of WBD Common Stock on Nasdaq was $27.22 per share. For current price information, you are urged to consult publicly available sources. See “Market Price and Dividend Data.”

Q:	What is the premium represented by the Merger Consideration?

A:

The Merger Consideration of $31.00 in cash (before taking into account the Ticking Consideration payable if the Closing Date occurs after September 30, 2026) represents a premium of approximately 147% to WBD’s unaffected stock price of $12.54 per share prior to media reports on September 11, 2025 that PSKY planned to make an offer to acquire WBD, and a 124% premium to WBD’s unaffected 52-week high trading price as of September 10, 2025.

Q:	What effect will the Merger have on WBD?

A:

At the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY. As a result of the Merger, PSKY will acquire WBD. Following the Effective Time, WBD Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and WBD will no longer be required to file periodic reports with the SEC on account of WBD Common Stock.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

As soon as reasonably practicable following the Effective Time, the paying agent will send to each holder of record of shares of WBD Common Stock whose shares of WBD Common Stock were converted into the right to receive the Merger Consideration a letter of transmittal and instructions advising such stockholders how to surrender stock certificates in exchange for the Merger Consideration. Upon receipt of (i) surrendered certificates (or an appropriate affidavit for lost, stolen or destroyed certificates, together with any required bond) with respect to shares of WBD Common Stock represented by stock certificates and (ii) a signed letter of transmittal (in the case of WBD Common Stock represented by stock certificates) and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the Merger Consideration, without interest, and the surrendered certificates will be canceled.

Any holder of book-entry shares of WBD Common Stock will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration to which such holder is entitled to receive in the Merger. Each holder of record of one or more book-entry shares will automatically be entitled to receive cash in an amount equal to the per share Merger Consideration multiplied by the number of shares of WBD Common Stock previously represented by such book-entry shares, and the book-entry shares of such holder will be canceled.

No interest will be paid or will accrue for the benefit of holders of certificates or book-entry shares that formerly represented outstanding shares of WBD Common Stock on the Merger Consideration payable pursuant to the Merger Agreement.

Q:	What will holders of WBD equity-based awards receive in the Merger?

A:

Vested Options: At the Effective Time, each outstanding option to purchase shares of WBD Common Stock (a “WBD Option”) granted under any WBD stock plan (as defined herein) that is (x) by its terms vested as of the Effective Time or (y) held by a former employee or service provider of WBD (each, a “vested WBD Option”) will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per-share exercise price for such vested WBD Option by (ii) the total number of shares of WBD Common Stock subject to such vested WBD Option immediately prior to the Effective Time.

Unvested Options: At the Effective Time, each WBD Option that is outstanding and unexercised immediately prior to the Effective Time and that is not a vested WBD Option (an “unvested WBD Option”) with an exercise price per share of WBD Common Stock that is less than the Merger Consideration will be assumed by PSKY and automatically converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess of the Merger Consideration over the per-share exercise price for such unvested WBD Option, by (ii) the total number of shares of WBD Common Stock subject to such unvested WBD Option immediately prior to the Effective Time (the “Unvested WBD Option Consideration”), with such contingent right remaining subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding unvested WBD Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of such contingent rights amounts and are not adverse to the holders) with respect to receipt of such contingent rights.

Underwater Options: At the Effective Time, each WBD Option with an exercise price per share of WBD Common Stock that is equal to or greater than the Merger Consideration will be canceled without any cash payment or other consideration being made in respect thereof.

Vested Stock Units: At the Effective Time, each award of restricted stock units (a “WBD RSU”) and each award of performance stock units (a “WBD PRSU”), in each case, corresponding to shares of WBD

Common Stock granted pursuant to any WBD stock plan, that is vested in accordance with its terms as of the Effective Time or that is held by a non-employee member of the WBD Board (each, a “vested WBD Stock Unit”), will be canceled and converted into the right to receive the Merger Consideration with respect to each share of WBD Common Stock underlying such vested WBD Stock Unit, with the number of shares of WBD Common Stock subject to such vested WBD PRSU determined based on the attainment of the applicable performance measures at the actual level of performance by the WBD Board or a committee thereof in the ordinary course of business and consistent with past practice.

Unvested Stock Units: At the Effective Time, each WBD RSU and each WBD PRSU that is outstanding immediately prior to the Effective Time and that is not a vested WBD Stock Unit (each, an “unvested WBD Stock Unit”) will be assumed by PSKY and automatically converted into the contingent right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of WBD Common Stock subject to such unvested WBD Stock Unit immediately prior to the Effective Time (the “Unvested WBD Stock Unit Consideration”), with such contingent right remaining subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding unvested WBD Stock Unit immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of such contingent rights amounts and are not adverse to the holders) with respect to receipt of such contingent rights. At the Effective Time, the total number of shares of WBD Common Stock that are subject to each unvested WBD PRSU for which the applicable performance period has not ended will be determined by assuming achievement at the greater of (x) target performance and (y) actual performance extrapolated through the end of the applicable performance period based on actual performance through the Closing Date, determined by the WBD Board or a committee thereof in good faith and consistent with past practice. If the performance period applicable to any unvested WBD PRSU outstanding as of the Effective Time has already ended, the total number of shares of WBD Common Stock subject to such WBD PRSU will be determined based on actual performance.

Deferred Stock Units: At the Effective Time, each deferred stock unit of WBD (a “WBD DSU”) that is outstanding immediately prior to the Effective Time will be assumed by PSKY and automatically converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the number of shares of WBD Common Stock subject to such WBD DSU immediately prior to the Effective Time (the “WBD DSU Consideration”), with such WBD DSU Consideration remaining subject to the same terms and conditions that applied to the corresponding WBD DSU immediately prior to the Effective Time (including with respect to timing and form of payment).

Notional Units: At the Effective Time, each notional investment unit with respect to shares of WBD Common Stock (a “WBD Notional Unit”) subject to WBD’s Non-Employee Directors Deferral Plan and WBD’s Supplemental Retirement Plan (each, a “WBD DC plan”) that is outstanding immediately prior to the Effective Time will be assumed by PSKY and automatically converted into a notional unit with respect to a number of shares of PSKY Class B Common Stock (a “PSKY Notional Unit”) equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio (as defined below) by (B) the number of shares of WBD Common Stock subject to such WBD Notional Unit immediately prior to the Effective Time, with each such PSKY Notional Unit remaining subject to the same terms and conditions that applied to the corresponding WBD Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable WBD DC plan. The “Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the per share volume-weighted average trading price of PSKY Class B Common Stock for the 15 consecutive trading days ending on (and including) the trading day that is three trading days prior to the Closing Date.

For additional information on WBD’s equity awards, including the interests of WBD’s directors and executive officers in the Merger and the Merger-related compensation which may be payable to WBD’s named executive officers, see “The Merger—Interests of WBD’s Directors and Executive Officers in the

Merger” and “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers,” respectively.

Q:	When do you expect the Merger to be completed?

A:

PSKY and WBD are working to complete the Merger as soon as practicable and currently expect that the Merger will be completed by the end of the third quarter of 2026, subject to receipt of regulatory approvals and the satisfaction of other customary closing conditions.

As described in the sections titled “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals” of this proxy statement, completion of the Merger is conditioned on, among other things, receipt of approvals from certain regulators. Prior to the execution of the Merger Agreement, WBD and PSKY each filed its respective notification forms under the HSR Act. The HSR Act waiting period commenced on December 8, 2025, upon the filing of PSKY’s notification form in connection with the PSKY Tender Offer. Prior to the expiration of the waiting period, PSKY received a Second Request from the Antitrust Division. As a result, the waiting period was extended until 11:59 p.m., New York City time, 10 calendar days after PSKY certified substantial compliance with such request. PSKY certified substantial compliance with its Second Request on February 9, 2026, and the HSR Act waiting period expired on February 19, 2026.

WBD received a Civil Investigative Demand and a Second Request from the Antitrust Division on December 23, 2025. Neither the Civil Investigative Demand nor the Second Request issued to WBD impacted the HSR Act waiting period or the expiration thereof. WBD continues to work cooperatively with the Antitrust Division and several state attorneys general in connection with the Merger.

WBD and PSKY have also made submissions to certain other competition authorities, including the European Commission. However, neither WBD nor PSKY can predict the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control.

Q:	Is PSKY’s obligation to complete the Merger subject to PSKY receiving financing?

A:	No. PSKY’s obligations under the Merger Agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the Merger.

Q:	What is the Ellison Guarantee?

A:

Concurrently with the execution of the Merger Agreement, the Ellison Parties executed and delivered a guarantee in favor of WBD. Pursuant to the Ellison Guarantee, the Ellison Parties have each jointly and severally guaranteed the payment of (i) the Netflix Termination Fee (which was paid by PSKY in connection with the termination of the A&R Netflix Merger Agreement (as defined herein)), (ii) the Amended Notes Payment Amount, (iii) $45.72 billion of the Merger Consideration, plus, in the event that certain of PSKY’s financing for the Merger becomes unavailable due to PSKY’s or any of its representatives’ inability to deliver a solvency certificate or to make a required representation regarding solvency, the amount necessary for PSKY to address such solvency matter (the “Contingent Equity Amount”) (to the extent applicable), (iv) any and all damages, losses and expenses payable by PSKY, Merger Sub or the Ellison Parties due to a breach of the Merger Agreement or the Subscription Agreement (as defined herein) signed by the Ellison Trust (the “Ellison Subscription Agreement”) or the fraud of PSKY, Merger Sub or the Ellison Parties with respect to the Merger Agreement or the Ellison Subscription Agreement, (v) the Regulatory Termination Fee and (vi) certain other costs and expenses payable under the Merger Agreement.

The Ellison Guarantee requires the Ellison Parties to, and to cause their controlled affiliates (other than Oracle Corporation (“Oracle”), Ellison Institute of Technology or any of the respective controlled affiliates of Oracle or Ellison Institute of Technology) to, among other things, (w) use reasonable best efforts to obtain certain required regulatory approvals, (x) furnish WBD with reasonable assistance in connection with such governmental approvals, (y) defend through litigation on the merits (including through appeal) any claim seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement and (z) not take certain actions, including acquisitions, that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Ellison Guarantee and the Merger Agreement, or propose, announce an intention, or enter into any agreements or make any commitments to take such actions. The Ellison Guarantee includes certain representations and warranties by the Ellison Parties, including regarding financial capability of the Ellison Parties and the validity of the Ellison Trust, as well as certain covenants restricting the Ellison Parties from taking actions that would adversely affect their ability to perform their obligations under the Ellison Guarantee. See “Ellison Guarantee.”

Q:	What happens if the Merger is not completed?

A:

If the Merger Proposal is not approved by the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date, or if the Merger is not completed for any other reason, WBD stockholders will not be entitled to, nor will they receive, any payment for their respective shares of WBD Common Stock pursuant to the Merger Agreement. Instead, WBD will remain an independent public company, WBD Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and WBD will continue to file periodic reports with the SEC. See “The Merger—Effect on WBD If the Merger Is Not Completed.”

If the Merger Agreement is terminated, under certain specified circumstances, WBD may be required to pay PSKY the Company Termination Fee, equal to $3 billion, and reimburse PSKY for (i) any Amended Notes Payment Amount paid by PSKY to or on behalf of WBD and (ii) the Netflix Termination Fee paid by PSKY on behalf of WBD, or PSKY may be required to pay WBD the Regulatory Termination Fee, equal to $7 billion. See “The Merger Agreement—Termination of the Merger Agreement.”

Q:	What happened to the proposed merger with Netflix (the “Netflix Merger”) and the related special meeting of WBD stockholders?

A:

On February 27, 2026, we terminated the Amended and Restated Agreement and Plan of Merger, dated as of January 19, 2026 (the “A&R Netflix Merger Agreement”), by and among WBD, Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and wholly owned subsidiary of Netflix (“Netflix Merger Sub”), and New Topco 25, Inc., a Delaware corporation and wholly owned subsidiary of WBD, in connection with entering into the Merger Agreement with PSKY. In connection with the termination of the A&R Netflix Merger Agreement, PSKY, on behalf of WBD, paid Netflix a termination fee of $2.8 billion in cash (the “Netflix Termination Fee”), and we canceled the special meeting of WBD stockholders for the Netflix Merger.

We entered into the Merger Agreement with PSKY following a determination by the WBD Board that the proposal submitted by PSKY to acquire WBD for the Merger Consideration represented a “Company Superior Proposal,” as defined in the A&R Netflix Merger Agreement.

For more information regarding the background of the Merger, see the section entitled “The Merger—Background of the Merger.”

Q:	I have already given my proxy to vote my shares at the special meeting of WBD stockholders for the Netflix Merger. Do I need to give my proxy or vote my shares again?

A:

Yes. The A&R Netflix Merger Agreement has been terminated and the proposed Netflix Merger has been abandoned. Therefore, the special meeting of WBD stockholders for the Netflix Merger has been canceled and any proxy given to vote at that special meeting will not be counted at the Special Meeting to adopt the Merger Agreement with PSKY.

Your vote is very important, regardless of the number of shares of WBD Common Stock you own. Whether or not you expect to attend the Special Meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. The failure to vote your shares of WBD Common Stock for the Merger with PSKY will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

WBD stockholders should carefully read this proxy statement, including its annexes and the documents incorporated by reference herein, in their entirety for more detailed information concerning the Merger and the other transactions contemplated by the Merger Agreement.

Q:	What happened to the PSKY Tender Offer?

A:	The PSKY Tender Offer was terminated in connection with PSKY’s and WBD’s entry into the Merger Agreement.

Q:	What are the expected material U.S. federal income tax consequences of the Merger to a holder of WBD Common Stock?

A:	The exchange of WBD Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. holder of WBD Common Stock who exchanges shares of WBD Common Stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

A non-U.S. holder of WBD Common Stock who exchanges shares of WBD Common Stock for cash in the Merger generally will not be subject to U.S. federal income tax on any gain recognized on the exchange unless (i) such gain is effectively connected with the conduct of a trade or business of such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs, and certain other specified conditions are met or (iii) WBD is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or such non-U.S. holder’s holding period with respect to the applicable shares of WBD Common Stock (which is not anticipated, although there can be no assurances in this regard), and certain other conditions are met.

For a more complete description of the U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

All holders of WBD Common Stock should consult with a tax advisor in regard to the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the Merger to them. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for additional information.

Questions and Answers About the Special Meeting

Q:	Why am I receiving this proxy statement?

A:

In order to complete the Merger, among other conditions, holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date must approve the Merger Proposal. WBD will hold the Special Meeting to obtain such WBD stockholder approval. This proxy statement, including its annexes, contains or incorporates by reference important information about WBD, the Merger and the Special Meeting. This proxy statement also contains important information about PSKY and the other parties to the Merger Agreement. You should read all of the available information carefully and in its entirety.

Q:	When and where will the Special Meeting be held?

A:

The Special Meeting of WBD stockholders will be held solely by means of remote communication via the internet. All holders of record of shares of WBD Common Stock as of March 20, 2026, the Record Date for the Special Meeting, will be able to attend, vote and participate in the meeting by remote communication. The Special Meeting will be held on April 23, 2026, at 10:00 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/WBD2026SM.

In order to attend the Special Meeting and vote electronically during the Special Meeting, holders of record of shares of WBD Common Stock as of the Record Date must have previously registered to attend the Special Meeting. In order to register to attend the Special Meeting, WBD stockholders as of the Record Date must visit www.ProxyVote.com on or before 10:00 a.m. Eastern Time on April 22, 2026. You will need the 16-digit control number found on the enclosed proxy card. After registration is complete, a confirmation email will be sent to you with information on how to attend the Special Meeting.

Any beneficial holders that hold their shares of WBD Common Stock in “street name” by a bank, brokerage firm or other nominee who do not have a 16-digit control number should follow the instructions provided on the voting instruction form provided by their broker, bank, or other nominee. In addition to registering for the Special Meeting, such holders that wish to vote at the Special Meeting must obtain a legal proxy executed in their favor from their bank, broker, or other nominee prior to the Special Meeting in order to vote virtually at the Special Meeting.

Online access will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in proceedings. Technicians will be standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 9:45 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting log-in page.

Even if you plan to attend the Special Meeting, WBD recommends that you vote your shares in advance as instructed on your proxy card so that your vote will be counted if you later decide not to or become unable to attend the Special Meeting. You can subsequently change your vote as described below.

Q:	What am I being asked to vote on at the Special Meeting?

A:	At the Special Meeting, WBD stockholders will be asked to vote on:

•

a proposal to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and which is further described in the section titled “The Merger Agreement,” pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the Merger Proposal); and

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger (the Compensation Proposal).

Approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed. Approval of the Compensation Proposal is not a condition to the completion of the Merger, and the vote of WBD stockholders on the Compensation Proposal will not have any bearing on whether the Merger is consummated.

Q:	Who is entitled to vote at the Special Meeting?

A:

The Record Date for the Special Meeting is 5:00 p.m. Eastern Time on March 20, 2026. Only record holders of shares of WBD Common Stock as of the Record Date are entitled to notice of and vote at the Special Meeting or any adjournment or postponement thereof.

Q:	How does the WBD Board recommend that I vote?

A:

The WBD Board unanimously recommends that the holders of shares of WBD Common Stock vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal. See “The Merger—Recommendation of the WBD Board; Reasons for the Merger.”

Q:

Why am I being asked to cast an advisory (non-binding) vote to approve the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger?

A:

Section 14A of the Exchange Act and the applicable SEC rules thereunder, which were implemented as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require WBD to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger and the other transactions contemplated by the Merger Agreement, including the payments summarized in the “golden parachute compensation” table and the related narrative compensation disclosures regarding WBD’s named executive officers set forth in “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers.” This vote is commonly referred to as a “golden parachute say-on-pay” vote. Accordingly, WBD stockholders are being provided with the opportunity to cast an advisory vote on these change-of-control payments.

Compensation, if any, that may become payable by PSKY to WBD’s named executive officers in connection with any such named executive officer’s continued service with PSKY following the Effective Time is not subject to this advisory (non-binding) vote.

Q:	What will happen if WBD stockholders do not approve the advisory Compensation Proposal?

A:

The vote on the Compensation Proposal is separate and apart from the vote to approve the Merger Proposal. As an advisory vote, the Compensation Proposal is not binding upon WBD, the WBD Board or the compensation committee of the WBD Board, and approval of the Compensation Proposal is not a condition to completion of the Merger. Accordingly, if the Merger is completed, the compensation payments described in the Compensation Proposal that are contractually required to be paid by WBD to its named executive officers will remain in place, subject only to the existing conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of WBD stockholders on the Compensation Proposal.

Q:	How many votes do I have?

A:

With respect to each proposal to be presented at the Special Meeting, each holder of WBD Common Stock as of the Record Date is entitled to one vote for each share of WBD Common Stock owned as of the Record Date. As of the Record Date, there were 2,506,768,389 shares of WBD Common Stock outstanding.

Q:	What constitutes a quorum at the Special Meeting?

A:

The holders of a majority in total voting power of the outstanding shares of WBD Common Stock as of the Record Date, present virtually or represented by proxy, shall constitute a quorum for the transaction of any business at the Special Meeting. Shares for which valid proxies are delivered or that are held of record by a WBD stockholder who attends the Special Meeting virtually will be considered part of the quorum. In addition, if your shares of WBD Common Stock are held in “street name” by your bank, brokerage firm or other nominee and you obtain a “legal proxy” executed in your favor from your bank, brokerage firm or other nominee and attend the Special Meeting virtually, your shares will be considered part of the quorum. Once a share is represented for any purpose at the Special Meeting, it is deemed present for quorum purposes for the remainder of the Special Meeting and for any adjourned Special Meeting. All shares of WBD Common Stock represented and entitled to vote at the Special Meeting, including shares of WBD Common Stock that are represented by proxy but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. See “The Special Meeting—Quorum.”

Q:	What vote is required to approve each proposal at the Special Meeting?

A:

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date. Assuming a quorum is present, abstentions from voting and failures to vote (including failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock) will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

Approval of the Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of WBD Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the proposal. If you attend the Special Meeting or are represented by proxy and, in either case, abstain from voting and assuming a quorum is present, that abstention will have the same effect as voting “AGAINST” the approval of the Compensation Proposal. Assuming a quorum is present, failures to vote will have no effect on the vote for the Compensation Proposal.

Q:	Who can adjourn the Special Meeting?

A:

If a quorum is not present or represented, the Special Meeting may be adjourned from time to time solely by the chair of the Special Meeting until a quorum is present. If a quorum is present at the Special Meeting but there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal or the Compensation Proposal, then the chair of the Special Meeting may adjourn the Special Meeting, subject to the prior written consent of PSKY except in certain circumstances, as required by the Merger Agreement. See “The Special Meeting—Adjournments.” The WBD stockholders present at the Special Meeting do not have the authority to adjourn the meeting. No notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are announced at the Special Meeting, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Q:	How do I vote if I am a stockholder of record?

A:

If you were a record holder of WBD Common Stock as of the Record Date for the Special Meeting and pre-registered to attend the Special Meeting, you may vote by attending the Special Meeting virtually or, to ensure that your shares of WBD Common Stock are represented at the Special Meeting, vote or authorize a proxy to vote using one or more of the following methods, as instructed on your proxy card:

•

Internet. You may submit a proxy electronically via the internet by following the instructions at www.ProxyVote.com. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on April 22, 2026, the day prior to the Special Meeting.

•

Telephone. You may submit a proxy by telephone using the number: 1-800-690-6903. The telephone number is toll-free (within the U.S. and Canada), at no charge to the holders of shares of WBD Common Stock. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time, on April 22, 2026, the day prior to the Special Meeting.

•

Mail. You may indicate your vote by completing, signing and dating the accompanying proxy card and returning it in the enclosed reply envelope. If you vote this way, make sure you mail your proxy card early enough so that it is received prior to the closing of the polls at the Special Meeting.

•	Virtually. You may vote your shares of WBD Common Stock at the Special Meeting if you attend the Special Meeting, which will be held virtually at www.virtualshareholdermeeting.com/WBD2026SM.

Q:	My shares are held in “street name” by my bank, brokerage firm or other nominee. Will my bank, brokerage firm or other nominee automatically vote my shares for me?

A:

If your shares of WBD Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, brokerage firm or other nominee, and not you. If this is the case, this proxy statement has been or will be forwarded to you by your bank, brokerage firm or other nominee. You must provide the record holder of your shares of WBD Common Stock with instructions on how to vote your shares. Otherwise, your bank, brokerage firm or other nominee will not vote your shares on any of the proposals to be considered at the Special Meeting.

Assuming a quorum is present, the failure to instruct your bank, brokerage firm or other nominee to vote your shares of WBD Common Stock will have the same effect as voting “AGAINST” the approval of the Merger Proposal.

Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares of WBD Common Stock held in street name by returning a proxy card directly to WBD, and if you do not have a 16-digit control number, you may not vote shares of WBD Common Stock held in street name by voting virtually at the Special Meeting, unless you first obtain a “legal proxy” executed in your favor from your bank, brokerage firm or other nominee.

Q:	What is a “broker non-vote”?

A:

A broker non-vote occurs when shares held by a bank, brokerage firm or other nominee are represented at a meeting, but the bank, brokerage firm or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal (a “non-routine” proposal) but has discretionary voting power on other proposals at such meeting.

There will not be any broker non-votes at the Special Meeting because each of the proposals to be presented at the Special Meeting is considered to be “non-routine.” Accordingly, if your shares of WBD Common Stock are held in “street name,” you must provide voting instructions to your bank, brokerage firm or other nominee, as banks, brokerage firms or other nominees will not be permitted to vote your shares of WBD Common Stock at the Special Meeting without receiving instructions.

Q:	How do I vote if I hold shares of WBD Common Stock in the Warner Bros. Discovery, Inc. 401(k) Savings Plan?

A:

Fidelity Management Trust Company is the trustee for the shares of WBD Common Stock held in the Warner Bros. Discovery, Inc. 401(k) Savings Plan. As trustee, Fidelity Management Trust Company will vote the number of shares of WBD Common Stock held by the plan for each participant in accordance with the voting instructions given by such plan participant to the trustee. Fidelity Management Trust Company will distribute voting instruction forms to plan participants. The trustee must receive the voting instruction of a plan participant no later than 11:59 p.m. Eastern Time on April 20, 2026. The trustee will generally vote the shares of WBD Common Stock held by the plan for which it does not receive voting instructions in the same proportions as the shares of WBD Common Stock held by the plan for which it does receive voting instructions.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you properly complete and sign your proxy card but do not indicate how your shares of WBD Common Stock should be voted on a proposal, the shares of WBD Common Stock represented by your proxy will be voted as the WBD Board recommends, which is “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes. If you are the record holder of WBD Common Stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Special Meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•

logging on to the internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on your proxy card;

•

timely delivering a new, valid proxy card bearing a later date than your original proxy card by mail to Warner Bros. Discovery, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095; or

•

attending the Special Meeting and voting virtually, which will automatically revoke any proxy previously given. Attending the Special Meeting without voting will not revoke any proxy that you may have previously given or change your vote.

A record holder of WBD Common Stock may change their vote or revoke their proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to WBD as follows:

Warner Bros. Discovery, Inc.

Attn: Corporate Secretary

230 Park Avenue South

New York, NY 10003

(212) 548-5555

If your shares are held in “street name” through a bank, brokerage firm or other nominee, you may change your voting instructions by submitting new voting instructions to your bank, brokerage firm or other nominee in accordance with its established procedures. If your shares are held in the name of a bank, brokerage firm or other nominee and you do not have a 16-digit control number and decide to change your vote by attending the Special Meeting virtually and voting at the Special Meeting, your vote at the Special Meeting will not be effective, unless you have obtained a “legal proxy” executed in your favor from the record holder (your bank, brokerage firm or nominee).

Once voting on a particular matter is completed at the Special Meeting, a WBD stockholder will not be able to revoke its proxy or change its vote as to that matter.

Q:	Who will count the votes?

A:

WBD expects to appoint First Coast Results, Inc. (“First Coast”) to serve as the inspector of election for the Special Meeting. The inspector of election will, among other matters, determine the number of shares of WBD Common Stock entitled to vote at the Special Meeting that are represented at the Special Meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on the Merger Proposal and the Compensation Proposal submitted to WBD stockholders.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

WBD is soliciting proxies for the Special Meeting from holders of shares of WBD Common Stock. In addition to solicitation of proxies by mail, proxies may be solicited by WBD’s officers, directors, employees and certain other representatives, without additional remuneration, in person, by telephone, email or other means of communication.

WBD will make arrangements with banks, brokerage firms and other intermediaries and fiduciaries to forward proxy solicitation materials to beneficial owners of WBD Common Stock. We may reimburse these banks, brokerage firms and other intermediaries and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

WBD has engaged Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to solicit proxies on WBD’s behalf and provide consulting and analytic services in connection with the Special Meeting. WBD expects to pay Innisfree a fee of approximately $100,000 for these services. WBD will also reimburse Innisfree for certain fees and expenses associated with its services, and has agreed to indemnify Innisfree for certain losses relating to or arising out of Innisfree’s services.

In accordance with the Merger Agreement, WBD and PSKY will each pay one-half of the cost of mailing this proxy statement.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results will be announced at the Special Meeting. In addition, within four business days of the Special Meeting, WBD will disclose the final voting results on a Current Report on Form 8-K filed with the SEC.

Q:	Do any of WBD’s directors or executive officers have interests in the Merger that may differ from my interests as a stockholder generally?

A:

Yes. In considering the Merger Proposal, you should be aware that WBD’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of WBD stockholders generally. These interests are described in more detail in the section titled “The Merger—Interests of WBD’s Directors and Executive Officers in the Merger” and “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers.” The WBD Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement and the Merger and in making its recommendation.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the Merger Proposal?

A:

Yes. You should read and carefully consider the risk factors of WBD contained in the documents that are incorporated by reference into this proxy statement, including in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2025, along with the other information in this proxy statement, including the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” See “Where You Can Find More Information.”

Q:	Are appraisal rights available in the Merger?

A:

Yes. Under Section 262 of the DGCL, if the Merger is completed and certain conditions under Section 262(g) of the DGCL are satisfied, holders of record and beneficial owners of shares of WBD Common Stock who (i) have delivered a written demand for appraisal of such holder’s or owner’s shares of WBD Common Stock in compliance with Section 262 of the DGCL to us prior to the vote on the Merger Proposal, (ii) do not vote, in person or by proxy, in favor of the Merger Proposal, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the Effective

Time, and (iv) otherwise comply with the statutory requirements set forth in Section 262 of the DGCL are entitled to have their shares of WBD Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Merger Consideration, for the “fair value” of their shares of WBD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the “fair value.” The “fair value” of such shares of WBD Common Stock, as determined by the Delaware Court of Chancery, may be less than, equal to or more than the Merger Consideration. A holder of record or beneficial owner of shares of WBD Common Stock must satisfy the requirements of Section 262 of the DGCL to exercise and perfect appraisal rights and follow precisely the statutory procedures pursuant to Section 262 of the DGCL in a timely manner. Failure to comply strictly with these procedures will result in a loss of appraisal rights. These procedures are described in the section titled “Appraisal Rights” and Section 262 of the DGCL, which governs such rights and procedures and may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein.

Q:	What happens if I sell or otherwise transfer my shares of WBD Common Stock after the Record Date but before the Special Meeting?

A:

The Record Date is earlier than the date of the Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your shares of WBD Common Stock entitled to vote at the Special Meeting after the Record Date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting.

However, if you sell or otherwise transfer your shares of WBD Common Stock prior to the Effective Time, you will have transferred to the person that acquires your shares of WBD Common Stock the right to receive the Merger Consideration and, to the extent you took steps to preserve your right to appraisal, lose your appraisal rights with respect to the transferred shares of WBD Common Stock. To receive the Merger Consideration or seek an appraisal of your shares of WBD Common Stock, you must hold your shares of WBD Common Stock through the Effective Time.

Q:	What is householding, and how does it affect me?

A:

Certain record holders of shares of WBD Common Stock who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. WBD stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a WBD stockholder who receives a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please contact our Investor Relations at 230 Park Avenue South, New York, NY 10003 or (212) 548-5555.

Q:	What does it mean if I receive more than one set of materials?

A:

This means you own shares of WBD Common Stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a bank, brokerage firm or other nominee or you may own shares through more than one bank, brokerage firm or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of WBD Common Stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card. If you submit your proxy by mail, make sure you mail each proxy card early enough so that they are received prior to the closing of the polls at the Special Meeting.

Q:	How can I find out more information?

A:	For more information about WBD, as well as about the Merger Agreement, the Merger and the Special Meeting, see “Where You Can Find More Information.”

Q:	Who can help answer any other questions I may have?

A:

The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and the documents incorporated by reference herein. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

WBD stockholders who have questions about the Merger, the Merger Agreement, the other transactions contemplated by the Merger Agreement, this proxy statement or how to submit a proxy, or who desire additional copies of this proxy statement or additional proxy cards should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders May Call Toll Free: (877) 750-8338

Banks & Brokers May Call Collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement and the other documents referenced herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the benefits of the Merger and the other transactions contemplated by the Merger Agreement, future financial and operating results, objectives, expectations and intentions, and other statements that are not historical facts. Words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among other terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be accomplished. These forward-looking statements include, without limitation, statements regarding the expected completion and timing of the Merger and other information relating to the transactions contemplated by the Merger Agreement (including the Merger), as well as statements reflecting the expectations and beliefs of the WBD Board and WBD’s management. Important factors that could cause actual results and outcomes to differ materially from those in the forward-looking statements include, but are not limited to, the factors summarized below:

•	the completion of the Merger may not occur on the anticipated terms and timing or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger;

•	the risk that WBD stockholders may not approve the Merger;

•	the risk that the necessary regulatory approvals for the Merger may not be obtained or may be obtained subject to conditions that are not anticipated;

•	the risk that any of the closing conditions to the Merger may not be satisfied in a timely manner;

•	risks related to litigation brought in connection with the Merger;

•	risks related to disruption of management time from ongoing business operations due to the Merger;

•

effects of the announcement, pendency or completion of the Merger on the ability of WBD to retain customers and retain and hire key personnel and maintain relationships with its suppliers, distributors, advertisers, content providers, vendors and other business partners, and on its operating results and business generally;

•	negative effects of the announcement or the consummation of the Merger on the market price of WBD Common Stock;

•	risks related to the potential impact of general economic, political and market factors on WBD or the Merger;

•	inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections;

•	the ability to obtain or consummate financing or refinancing related to the Merger upon acceptable terms or at all;

•	the response of WBD or PSKY management to any of the aforementioned factors; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. See “Where You Can Find More Information.”

Forward-looking statements are subject to various risks and uncertainties that change over time, are based on management’s expectations and assumptions at the time the statements are made and are not guarantees of future results.

The foregoing review of important factors related to the Merger or the other transactions contemplated by the Merger Agreement should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in WBD’s most recent Annual Report on Form 10-K and other documents of WBD on file with the SEC.

Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the factors discussed in this section and elsewhere in this proxy statement or disclosed in our other SEC filings. These forward-looking statements and such risks, uncertainties, and other factors speak only as of the date of this proxy statement, and WBD expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent required by applicable law. All subsequent written and oral forward-looking statements attributable to WBD and/or any person acting on behalf of WBD are expressly qualified in their entirety by this paragraph. The information contained on any websites referenced in this proxy statement or in WBD’s periodic reports filed with the SEC is not incorporated by reference into this proxy statement.

THE PARTIES TO THE MERGER

Warner Bros. Discovery, Inc.

WBD, a Delaware corporation, is a leading global media and entertainment company that creates and distributes a differentiated and comprehensive portfolio of content and products across television, film, streaming, interactive gaming, publishing, themed experiences, and consumer products through brands including: Discovery Channel, HBO Max, CNN, DC Studios, TNT Sports, HBO, Food Network, TLC, TBS, Warner Bros. Motion Picture Group, Warner Bros. Television Group, Warner Bros. Games, Adult Swim, Turner Classic Movies, and others. We are home to one of the largest collections of owned content in the world with assets and intellectual property across sports, news, lifestyle, and entertainment in most languages and regions of the globe. We create some of the best-in-class content using our renowned library, beloved franchises, and acclaimed creative expertise to serve our audiences and consumers.

Shares of WBD Common Stock trade on Nasdaq under the symbol “WBD.” WBD’s principal executive offices are located at 230 Park Avenue South, New York, NY 10003, and WBD’s telephone number is (212) 548-5555.

Additional information regarding WBD is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section titled “Where You Can Find More Information.”

Paramount Skydance Corporation

PSKY, a Delaware corporation, is a global media and entertainment company with a portfolio that includes Paramount Pictures, Paramount Television, CBS, CBS News, CBS Sports, Paramount Sports Entertainment, Nickelodeon, MTV, BET, Comedy Central, Showtime, Paramount+, Pluto TV, Skydance Animation and Skydance Games.

Shares of PSKY Class B Common Stock trade on Nasdaq under the symbol “PSKY.” PSKY’s principal executive offices are located at 1515 Broadway, New York, NY 10036, and PSKY’s telephone number is (212) 258-6000.

Prince Sub Inc.

Merger Sub, a Delaware corporation and wholly owned subsidiary of PSKY, was formed for the sole purpose of acquiring WBD, including by effecting the Merger, and conducts no other business. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY.

Merger Sub’s principal executive offices are located at 1515 Broadway, New York, NY 10036, and Merger Sub’s telephone number is (212) 258-6000.

THE SPECIAL MEETING

This proxy statement is being provided to holders of shares of WBD Common Stock as part of a solicitation of proxies by the WBD Board for use at the Special Meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides holders of shares of WBD Common Stock with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

WBD will hold the Special Meeting solely by means of remote communication via the internet. The Special Meeting will be held on April 23, 2026, at 10:00 a.m. Eastern Time, virtually at www.virtualshareholdermeeting.com/WBD2026SM.

In order to attend the Special Meeting and vote electronically during the Special Meeting, holders of record of shares of WBD Common Stock as of the Record Date must have previously registered to attend the Special Meeting. In order to register to attend the Special Meeting, WBD stockholders as of the Record Date must visit www.ProxyVote.com on or before 10:00 a.m. Eastern Time on April 22, 2026. You will need the 16-digit control number found on the enclosed proxy card. After registration is complete, a confirmation email will be sent to you with information on how to attend the Special Meeting.

Any beneficial holders that hold their shares of WBD Common Stock in “street name” by a bank, brokerage firm or other nominee who do not have a 16-digit control number should follow the instructions provided on the voting instruction form provided by their broker, bank, or other nominee. In addition to registering for the Special Meeting, such holders that wish to vote at the Special Meeting must obtain a legal proxy executed in their favor from their bank, broker, or other nominee prior to the Special Meeting in order to vote virtually at the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, holders of shares of WBD Common Stock entitled to vote at the Special Meeting will be asked to consider and vote on the Merger Proposal and the Compensation Proposal.

Approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved, the Merger will not be completed. Approval of the Compensation Proposal is not a condition to the completion of the Merger, and the vote of WBD stockholders on the Compensation Proposal will not have any bearing on whether the Merger is consummated.

Recommendation of the WBD Board

On February 27, 2026, the WBD Board unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, WBD and its stockholders; (ii) determined that it is in the best interests of WBD and its stockholders and declared it advisable to enter into the Merger Agreement; (iii) approved the execution and delivery by WBD of the Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; and (iv) resolved to recommend that the stockholders of WBD approve the Merger and adopt the Merger Agreement and directed that the Merger Agreement be submitted to the stockholders of WBD for its adoption.

Accordingly, the WBD Board unanimously recommends that the holders of shares of WBD Common Stock vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

WBD stockholders should carefully read this proxy statement, including its annexes and the documents incorporated by reference, in their entirety for more detailed information concerning the Merger and the other transactions contemplated by the Merger Agreement.

WBD Record Date; Stockholders Entitled to Vote

The Record Date for the Special Meeting is March 20, 2026. Only record holders of shares of WBD Common Stock as of the Record Date are entitled to notice of and vote at the Special Meeting or at any adjournment or postponement thereof. As of the Record Date, 2,506,768,389 shares of WBD Common Stock were outstanding. A list of the WBD stockholders of record who are entitled to vote at the Special Meeting will be available at 230 Park Avenue South, New York, NY 10003 for inspection by any WBD stockholder for any purpose germane to the Special Meeting during ordinary business hours for the 10 days preceding the Special Meeting.

Each share of WBD Common Stock outstanding on the Record Date is entitled to one vote on each proposal and any other matter coming before the Special Meeting.

Voting by WBD’s Directors and Executive Officers

As of the Record Date, WBD directors and executive officers were entitled to vote 4,861,523 shares of WBD Common Stock, or approximately 0.2% of the total combined number of shares of WBD Common Stock outstanding at that time.

Quorum

No business may be transacted at the Special Meeting unless a quorum is present. The holders of a majority in total voting power of the outstanding shares of WBD Common Stock as of the Record Date, present virtually or represented by proxy, shall constitute a quorum for the transaction of any business at the Special Meeting. Shares for which valid proxies are delivered or that are held of record by a WBD stockholder who attends the Special Meeting virtually will be considered part of the quorum. In addition, if your shares of WBD Common Stock are held in “street name” by your bank, brokerage firm or other nominee and you obtain a “legal proxy” executed in your favor from your bank, brokerage firm or other nominee and attend the Special Meeting virtually, your shares will be considered part of the quorum. Once a share is represented for any purpose at the Special Meeting, it is deemed present for quorum purposes for the remainder of the Special Meeting and for any adjourned Special Meeting. All shares of WBD Common Stock represented and entitled to vote at the Special Meeting, including shares of WBD Common Stock that are represented by proxy but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

If a quorum is not present or represented, the Special Meeting may be adjourned from time to time solely by the chair of the Special Meeting until a quorum is present. If a quorum is present at the Special Meeting but there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal or the Compensation Proposal, then the chair of the Special Meeting may adjourn the Special Meeting, subject to the prior written consent of PSKY except in certain circumstances, as required by the Merger Agreement. See “—Adjournments.” The WBD stockholders present at the Special Meeting do not have the authority to adjourn the meeting. No notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are announced at the Special Meeting, unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Shares of WBD Common Stock held in “street name” for which a bank, brokerage firm or other nominee receives no instructions regarding how to vote on any of the proposals at the Special Meeting will be treated as absent for purposes of determining the presence or absence of a quorum. Shares of WBD Common Stock held in “street name” for which a bank, brokerage firm or other nominee receives instructions regarding how to vote on some but not all of the proposals at the Special Meeting will be treated as present for determining the presence or absence of a quorum.

Required Vote

The required votes to approve the WBD proposals are as follows:

•

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date. Assuming a quorum is present, abstentions from voting and failures to vote (including failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock) will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

•

Approval of the Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of WBD Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the proposal. If you attend the Special Meeting or are represented by proxy and, in either case, abstain from voting and assuming a quorum is present, that abstention will have the same effect as voting “AGAINST” the approval of the Compensation Proposal. Assuming a quorum is present, failures to vote will have no effect on the vote for the Compensation Proposal.

If you properly complete and sign your proxy card but do not indicate how your shares of WBD Common Stock should be voted on a proposal, the shares of WBD Common Stock represented by your proxy will be voted as the WBD Board recommends, which is “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

Granting of Proxies by Holders of Record

If you were a record holder of WBD Common Stock as of the Record Date, a proxy card is enclosed for your use. WBD requests that you submit your proxy as promptly as possible by (i) accessing the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for submitting a proxy via the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of WBD Common Stock represented by it will be voted at the Special Meeting or at any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone submission authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of WBD Common Stock represented are to be voted with regard to a particular proposal, the WBD Common Stock represented by the proxy will be voted in accordance with the recommendation of the WBD Board, which is “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

As of the date of this proxy statement, the WBD Board does not know of any matters that will be presented for consideration at the Special Meeting, other than as described in this proxy statement, and, in accordance with the Merger Agreement, WBD has agreed that, without the prior written consent of PSKY, other than as described in this proxy statement, no other matters will be considered at the Special Meeting (other than matters of procedure and matters required by applicable law to be voted on by WBD stockholders in connection therewith and the transactions contemplated by the Merger Agreement). If any other matter properly comes before the Special Meeting, or at any adjournment or postponement of the Special Meeting, and is voted upon, the enclosed proxy card will confer discretionary authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any such matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matters.

Your vote is very important, regardless of the number of shares of WBD Common Stock you own. Accordingly, if you were a record holder of WBD Common Stock as of the Record Date, please sign and return the enclosed proxy card or submit your proxy via the internet or telephone as promptly as possible, regardless of whether you expect to attend the Special Meeting. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m. Eastern Time, on April 22, 2026, the day before the Special Meeting. You can subsequently change your vote, as described herein.

Shares Held in Street Name

If you hold shares of WBD Common Stock through a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, brokerage firm or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, brokerage firm or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares of WBD Common Stock held in street name by returning a proxy card directly to WBD, and if you do not have a 16-digit control number, you may not vote shares of WBD Common Stock held in street name by voting virtually at the Special Meeting, unless you first obtain a “legal proxy” executed in your favor from your bank, brokerage firm or other nominee. Furthermore, banks, brokerage firms or other nominees who hold shares of WBD Common Stock on behalf of their customers may not give a proxy to WBD to vote those shares without specific instructions from their customers.

If you hold shares of WBD Common Stock in “street name” through a bank, brokerage firm or other nominee, and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares, your bank, brokerage firm or other nominee will not vote your shares on any of the proposals.

Shares Held in the Warner Bros. Discovery, Inc. 401(k) Savings Plan

Fidelity Management Trust Company is the trustee for the shares of WBD Common Stock held in the Warner Bros. Discovery, Inc. 401(k) Savings Plan. As trustee, Fidelity Management Trust Company will vote the number of shares of WBD Common Stock held by the plan for each participant in accordance with the voting instructions given by such plan participant to the trustee. Fidelity Management Trust Company will distribute voting instruction forms to plan participants. The trustee must receive the voting instruction of a plan participant no later than 11:59 p.m. Eastern Time on April 20, 2026. The trustee will generally vote the shares of WBD Common Stock held by the plan for which it does not receive voting instructions in the same proportions as the shares of WBD Common Stock held by the plan for which it does receive voting instructions.

Voting at the Special Meeting

All holders of shares of WBD Common Stock as of the Record Date, including record holders of shares of WBD Common Stock and beneficial owners of WBD Common Stock registered in the “street name” of a bank, brokerage firm or other nominee, who pre-register following the instructions described above in “—Date, Time and Place” will be able to attend the Special Meeting.

Record holders of shares of WBD Common Stock will be able to vote virtually at the Special Meeting. If you are not a record holder of WBD Common Stock but instead hold your shares of WBD Common Stock in “street name” through a bank, brokerage firm or other nominee and you do not have a 16-digit control number, you must obtain a legal proxy executed in your favor from your bank, brokerage firm or other nominee in order to be able to vote virtually at the Special Meeting.

To ensure that your shares of WBD Common Stock are represented at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting virtually. You can subsequently change your vote, as described herein.

Revocation of Proxies

If you are the record holder of WBD Common Stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Special Meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•

logging on to the internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on your proxy card;

•

timely delivering a new, valid proxy card bearing a later date than your original proxy card by mail to Warner Bros. Discovery, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095; or

•

attending the Special Meeting and voting virtually, which will automatically revoke any proxy previously given. Attending the Special Meeting without voting will not revoke any proxy that you may have previously given or change your vote.

A record holder of WBD Common Stock may change their vote or revoke their proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to WBD as follows:

Warner Bros. Discovery, Inc.

Attn: Corporate Secretary

230 Park Avenue South

New York, NY 10003

(212) 548-5555

If your shares are held in “street name” through a bank, brokerage firm or other nominee, you may change your voting instructions by submitting new voting instructions to your bank, brokerage firm or other nominee in accordance with its established procedures. If your shares are held in the name of a bank, brokerage firm or other nominee and you do not have a 16-digit control number and decide to change your vote by attending the Special Meeting virtually and voting at the Special Meeting, your vote at the Special Meeting will not be effective, unless you have obtained a legal proxy executed in your favor from the record holder (your bank, brokerage firm or nominee).

Once voting on a particular matter is completed at the Special Meeting, a WBD stockholder will not be able to revoke its proxy or change its vote as to that matter.

Tabulation of Votes

WBD expects to appoint First Coast to serve as the inspector of election for the Special Meeting. The inspector of election will, among other matters, determine the number of shares of WBD Common Stock entitled to vote at the Special Meeting that are represented at the Special Meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on the Merger Proposal and the Compensation Proposal submitted to WBD stockholders.

Solicitation of Proxies

WBD is soliciting proxies for the Special Meeting from its holders of shares of WBD Common Stock. In addition to solicitation of proxies by mail, proxies may be solicited by WBD’s officers, directors, employees and certain other representatives, without additional remuneration, in person, by telephone, email or other means of communication.

WBD will make arrangements with banks, brokerage firms and other intermediaries and fiduciaries to forward proxy solicitation materials to beneficial owners of WBD Common Stock. We may reimburse these banks, brokerage firms and other intermediaries and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

WBD has engaged Innisfree to solicit proxies on WBD’s behalf and provide consulting and analytic services in connection with the Special Meeting. WBD expects to pay Innisfree a fee of approximately $100,000 for these services. WBD will also reimburse Innisfree for certain fees and expenses associated with its services, and has agreed to indemnify Innisfree for certain losses relating to or arising out of Innisfree’s services.

In accordance with the Merger Agreement, WBD and PSKY will each pay one-half of the cost of mailing this proxy statement.

Adjournments

The Special Meeting may be adjourned or postponed on one or more occasions for the purpose of soliciting additional proxies, if there is an insufficient number of shares of WBD Common Stock present (either virtually or by proxy) to constitute a quorum or an insufficient number of shares of WBD Common Stock have been voted virtually or by proxy in favor of the approval of the Merger Proposal or the Compensation Proposal, subject to the prior written consent of PSKY except in certain circumstances, as required by the Merger Agreement. The prior written consent of PSKY will not be required (i) if WBD believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain stockholder approval of the Merger Proposal or (2) distribute any supplement or amendment to this proxy statement, the distribution of which the WBD Board has determined in good faith to be necessary under applicable law after consultation with outside legal counsel; or (ii) for an absence of a quorum. WBD may not, without the prior written consent of PSKY, adjourn or postpone the Special Meeting more than a total of three times or for more than an aggregate of 30 days to solicit additional proxies necessary to obtain stockholder approval of the Merger Proposal or for an absence of a quorum. See “The Merger Agreement—Covenants and Agreements—WBD Stockholder Meeting.” Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the holders of shares of WBD Common Stock who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

Any meeting of stockholders may be adjourned from time to time solely by the chair of the meeting. The stockholders present at a meeting do not have the authority to adjourn the meeting. See “—Quorum.”

PROPOSALS FOR THE SPECIAL MEETING

The Merger Proposal

For a summary and detailed information regarding the Merger Proposal, see the information about the Merger Agreement throughout this proxy statement, including the information set forth in the sections titled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Stockholder approval of the Merger Proposal is a condition to the completion of the Merger. If the Merger Proposal is not approved by WBD stockholders, the Merger will not occur.

The vote on the Merger Proposal is separate and apart from the vote to approve the Compensation Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa.

The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date. Assuming a quorum is present, abstentions from voting and failures to vote (including failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of WBD Common Stock) will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

The WBD Board unanimously recommends that the holders of shares of WBD Common Stock vote “FOR” the Merger Proposal.

The Compensation Proposal

Section 14A of the Exchange Act and the applicable SEC rules thereunder, which were implemented as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, require WBD to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to WBD’s named executive officers that is based on or otherwise relates to the Merger and the other transactions contemplated by the Merger Agreement, including the payments summarized in the “golden parachute compensation” table and the related narrative compensation disclosures regarding WBD’s named executive officers set forth in “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers.” This vote is commonly referred to as a “golden parachute say-on-pay” vote. Accordingly, WBD stockholders are being provided with the opportunity to cast an advisory vote on these change-of-control payments.

As an advisory vote, the Compensation Proposal is not binding upon WBD, the WBD Board or the compensation committee of the WBD Board, and approval of this proposal is not a condition to completion of the Merger. Accordingly, if the Merger is completed, the compensation payments described in the Compensation Proposal that are contractually required to be paid by WBD to its named executive officers will remain in place, subject only to the existing conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of WBD stockholders.

WBD is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Warner Bros. Discovery, Inc. approve, on an advisory (non-binding) basis, the compensation that will or may become payable to the named executive officers of Warner Bros. Discovery, Inc. in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers” (which disclosure includes the ‘Golden Parachute’ Compensation table required pursuant to Item 402(t) of Regulation S-K).”

The vote on the Compensation Proposal is separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Compensation Proposal and vote not to approve the Merger Proposal and vice versa.

Approval of the Compensation Proposal on an advisory (non-binding) basis requires the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of WBD Common Stock present virtually or represented by proxy at the Special Meeting and entitled to vote on the proposal. If you attend the Special Meeting or are represented by proxy and, in either case, abstain from voting and assuming a quorum is present, that abstention will have the same effect as voting “AGAINST” the approval of the Compensation Proposal. Assuming a quorum is present, failures to vote will have no effect on the vote for the Compensation Proposal.

The WBD Board unanimously recommends that the holders of shares of WBD Common Stock vote “FOR” the Compensation Proposal.

THE MERGER

This section describes the Merger. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A, and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you any factual information about WBD. Such information can be found elsewhere in this proxy statement and in the public filings WBD makes with the SEC, as described in the section titled “Where You Can Find More Information.”

Overview

At the Effective Time, Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY. As a result of the Merger, PSKY will acquire WBD.

At the Effective Time, each share of WBD Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) will be converted into the right to receive an amount in cash equal to $31.00, without interest, plus, if the Closing Date is after September 30, 2026, the Ticking Consideration.

Following the Effective Time, WBD Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and WBD will no longer be required to file periodic reports with the SEC on account of WBD Common Stock.

The completion of the Merger is subject to certain conditions. See “The Merger Agreement—Conditions to Completion of the Merger.”

Effect on WBD If the Merger Is Not Completed

If the Merger Proposal is not approved by the affirmative vote of the holders of a majority of the outstanding shares of WBD Common Stock as of the Record Date, or if the Merger is not completed for any other reason, WBD stockholders will not be entitled to, nor will they receive, any payment for their respective shares of WBD Common Stock pursuant to the Merger Agreement. Instead, WBD will remain an independent public company, WBD Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and WBD will continue to file periodic reports with the SEC.

Prior to the Effective Time, WBD anticipates that management will operate the business in a manner similar to that in which it is being operated today and WBD stockholders will be subject to similar risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which WBD operates, the servicing of WBD’s debt, market volatility and adverse economic conditions.

If the Merger is not completed, and depending on the circumstances that would have caused the Merger to not be completed, the price of WBD Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of WBD Common Stock would return to the price at which it trades as of the date of this proxy statement. If the Merger Proposal is not approved by WBD stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to WBD will be offered or that WBD’s business, prospects or results of operation will not be adversely impacted.

If the Merger Agreement is terminated, under certain specified circumstances, WBD may be required to pay the Company Termination Fee and reimburse PSKY for (i) any Amended Notes Payment Amount paid by PSKY to or on behalf of WBD and (ii) the Netflix Termination Fee paid by PSKY on behalf of WBD, or WBD may be entitled to receive the Regulatory Termination Fee. See “The Merger Agreement—Termination of the Merger Agreement” for a discussion of the circumstances under which such fees, expenses or damages may be payable.

Background of the Merger

The following chronology summarizes the material meetings and events that led to the execution of the Merger Agreement. This chronology does not purport to catalogue every conversation of, or among, the WBD Board, members of WBD senior management or WBD’s advisors and other parties.

The WBD Board, together with WBD’s senior management, regularly reviews WBD’s performance, growth prospects and overall strategic direction and evaluates potential opportunities to strengthen WBD’s business and enhance value for its stockholders. From time to time, these reviews and evaluations have included WBD’s strategy as a standalone company and potential opportunities for business combinations, acquisitions, divestitures, partnerships, licensing arrangements, collaborations and other strategic transactions.

During the first quarter of 2024, WBD senior management conducted a due diligence review of Paramount Global, the predecessor to PSKY, during its strategic alternatives review process. The WBD Board, after consultation with WBD senior management, decided not to submit a proposal to acquire Paramount Global.

On December 12, 2024, WBD announced plans to implement a new corporate structure consisting of two operating divisions—Global Linear Networks and Streaming & Studios—with the goal of enhancing strategic flexibility and creating potential opportunities to unlock stockholder value.

On January 1, 2025, WBD implemented certain transactions to facilitate the movement of entities and assets to align with the two new operating divisions.

On April 28, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and Kirkland & Ellis, LLP (“Kirkland & Ellis”). During the meeting, the WBD Board discussed potential strategic alternatives to create stockholder value, including (i) a potential sale or divestiture of WBD in its entirety and (ii) a potential tax-free separation via a spin-off of WBD’s Streaming and Studios segments (subject to certain deviations) (the “Streaming & Studios Business”) from WBD’s Global Linear Networks segment (subject to certain deviations) (“Discovery Global” or the “Discovery Global Business”) (such separation, the “Separation Transaction”). Following advice from its tax and legal advisors, the WBD Board understood that it would be restricted from engaging in substantive M&A discussions regarding the spun-off entity or the remaining company for a significant period in order to preserve the tax-free nature of a spin-off of the Streaming & Studios Business. The WBD Board acknowledged that this tax constraint would effectively preclude such M&A discussions during the pendency of the separation. Following discussion, the WBD Board authorized management to begin the process of evaluating a spin-off of the Streaming & Studios Business.

On May 7, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of J.P. Morgan, Evercore and Kirkland & Ellis. During the meeting, the WBD Board reviewed the proposed structure for a potential spin-off transaction, whereby WBD would spin off the Streaming & Studios Business to be a separate, standalone public company with the Discovery Global Business as the remaining company. The WBD Board also discussed an alternative structure involving a joint venture for the WBD streaming business, and engaged in a review of the legal, tax and governance implications of such structures.

On June 3, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of J.P. Morgan, Evercore, Kirkland & Ellis and KPMG LLP (“KPMG”). During the meeting, the WBD Board discussed WBD’s updated financial forecast, WBD’s long-range plan for each of WBD’s reporting segments and the strategic rationale for pursuing a spin-off of the Streaming & Studios Business from the Discovery Global Business.

On June 5, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Kirkland & Ellis, Evercore, J.P. Morgan and KPMG. During the meeting, the WBD Board discussed the proposed separation transaction, certain legal considerations relating to the proposed separation and the proposed costs for the financing aspects of the proposed separation. The WBD Board focused on strategies to minimize one-time costs and dis-synergies associated with a separation.

On June 9, 2025, WBD announced plans to separate the company, in a tax-free transaction, into two publicly traded companies, consisting of the Streaming & Studios Business and the Discovery Global Business, with Mr. Zaslav to serve as President and Chief Executive Officer of the Streaming & Studios Business and Mr. Wiedenfels to serve as President and Chief Executive Officer of the Discovery Global Business. WBD indicated that the separation was expected to be completed by mid-2026, subject to certain conditions, including final approval by the WBD Board.

Throughout the summer of 2025, WBD’s management and advisors continued to progress the workstreams necessary to effectuate the separation, including tax structuring, capital structure, and regulatory preparations.

On August 12, 2025, the WBD Board held an in-person meeting, which included senior management of WBD and representatives of J.P. Morgan and Wachtell Lipton. During the meeting, the WBD Board discussed (i) the timeline of key separation actions and WBD’s target date for actual separation and (ii) potential M&A activity that might occur either prior to completion of the separation for WBD as a whole or after the separation for either the spun-off entity or the remaining company. The WBD Board reaffirmed its commitment to the spin-off of the Streaming & Studios Business as the clearest path to value creation, noting that WBD’s ability to solicit acquisition proposals was constrained by the tax requirements of the pending separation.

On September 11, 2025, media sources reported that PSKY was preparing a bid for WBD. Following these reports, WBD’s stock price exhibited significant volatility.

On September 14, 2025, Mr. Zaslav and David Ellison, Chief Executive Officer of PSKY, met in person at Mr. D. Ellison’s request. At the meeting, Mr. D. Ellison, on behalf of PSKY, proposed to combine WBD and PSKY in a transaction in which WBD stockholders would receive a 60% to 40% cash-stock mix, comprised of $11.40 in cash and 0.404 of a share of PSKY Class B Common Stock for each outstanding share of WBD Common Stock (the “PSKY September 14 Proposal”). The PSKY September 14 Proposal, which was subsequently delivered in writing, implied a value of approximately $19.00 per share of WBD Common Stock based on PSKY’s trading price at the time of $18.79 per share. The proposal indicated that the acquisition would be funded by a new equity investment in the combined company of approximately $14 billion, which would be “backstopped by [PSKY’s] principal equity holders” (but did not include further details or any proposed equity commitment letters), and included a signed debt commitment letter from Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (“BofA Securities” and, together with Bank of America, “BofA”) and Citi (as defined below) for an aggregate principal amount of $32 billion. With respect to governance rights, the proposal offered PSKY Class B Common Stock as the stock portion of the consideration and suggested that Mr. Zaslav could be the Chairman of the combined company’s board and that PSKY “would also want other WBD directors to join the combined company’s Board.” “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi determines to be appropriate to provide the services contemplated in the debt commitment letter.

On September 15, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise & Plimpton LLP (“Debevoise”), Wachtell Lipton and Covington & Burling LLP (“Covington”). During the meeting, Mr. Zaslav summarized his meeting with Mr. D. Ellison on September 14, 2025, and the WBD Board discussed the potential risks and benefits of the PSKY September 14 Proposal, including in relation to WBD’s previously announced separation plan. The WBD Board noted that the PSKY September 14 Proposal undervalued WBD, that the proposal lacked details or commitments regarding equity financing, and that the stock consideration offered by PSKY consisted of PSKY Class B Common Stock. The WBD Board agreed to meet again to discuss the PSKY September 14 Proposal after further review by WBD’s financial advisors.

On September 22, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington. During the meeting, the WBD Board discussed the potential risks and benefits of the PSKY September 14 Proposal, and reviewed its fiduciary duties with legal counsel. The WBD Board concluded that the PSKY September 14 Proposal was inadequate in various respects—including its insufficient valuation of WBD, PSKY’s overvaluation of the stock component of the PSKY September 14 Proposal, lack of any details or commitments regarding equity financing, and governance concerns relating to the dual-class stock structure—and would not be in the best interests of WBD and its stockholders. The WBD Board unanimously rejected the PSKY September 14 Proposal.

Also on September 22, 2025, on behalf of the WBD Board, Mr. Zaslav and Samuel A. Di Piazza, Jr., Chair of the WBD Board, sent a letter to Mr. D. Ellison rejecting the PSKY September 14 Proposal. The letter stated that the WBD Board had unanimously concluded that the PSKY September 14 Proposal was inadequate and would not be in the best interests of WBD and its stockholders.

Also on September 22, 2025, Mr. Zaslav had a telephone conversation with Mr. D. Ellison to verbally communicate the WBD Board’s decision to reject the PSKY September 14 Proposal.

Later on September 22, 2025, Mr. D. Ellison called Mr. Zaslav to request that Mr. Zaslav meet with his father, Larry Ellison, to discuss the PSKY September 14 Proposal and PSKY’s interest in acquiring WBD. Mr. Zaslav agreed.

On September 24, 2025, Mr. Zaslav, John Malone, the Chair Emeritus of the WBD Board, and Mr. L. Ellison had a videoconference meeting to discuss the PSKY September 14 Proposal and PSKY’s interest in acquiring WBD. Mr. Zaslav reiterated the reasons for the WBD Board’s decision that were conveyed in WBD’s September 22, 2025 letter to Mr. D. Ellison and the WBD Board’s commitment to the separation plan as a superior path to value creation at that time. Mr. Zaslav also confirmed that the WBD Board would continue to focus on opportunities in the best interests of WBD’s stockholders.

On September 25, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington. During the meeting, Mr. Zaslav discussed his communications with Mr. D. Ellison and Mr. L. Ellison since the September 22, 2025 WBD Board meeting. Mr. Zaslav noted for the WBD Board that the Ellisons had indicated to him that, if a transaction between PSKY and WBD were to occur, Mr. Zaslav would receive a compensation package worth several hundred million dollars. Mr. Zaslav advised the WBD Board that he informed the Ellisons that it would be inappropriate to discuss any such arrangements at that time.

On September 30, 2025, Mr. D. Ellison called Mr. Zaslav to indicate that PSKY would be making a second proposal to acquire WBD.

Later on September 30, 2025, Mr. D. Ellison, on behalf of PSKY, submitted a written proposal to the WBD Board to acquire WBD, in which WBD stockholders would receive a 66.7% to 33.3% cash-stock mix, comprised of $14.67 in cash and 0.376 of a share of PSKY Class B Common Stock for each outstanding share of WBD Common Stock (the “PSKY September 30 Proposal”). The PSKY September 30 Proposal implied a value of approximately $22.00 per share of WBD Common Stock based on the PSKY Class B Common Stock trading price at that time of $19.50 per share, representing an increase from the prior proposal, yet, in WBD’s view, failed to address certain of the WBD Board’s concerns with the prior proposal. In addition, the proposal offered a reverse termination fee of $2 billion to be paid by PSKY in the event regulatory approvals were not received, and offered Mr. Zaslav the roles of co-Chief Executive Officer and co-Chairman of the board of the combined company.

On October 1, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise,

Wachtell Lipton, Covington and Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”). During the meeting, the WBD Board had an initial discussion of the potential risks and benefits of the PSKY September 30 Proposal and WBD’s standalone prospects, and agreed to meet again to discuss the PSKY September 30 Proposal in detail after further review of WBD’s financial advisors.

On October 7, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank. During the meeting, the WBD Board reviewed WBD’s updated forecasts and considered whether to approve WBD’s updated long-range plans. The WBD Board also further considered and discussed the PSKY September 30 Proposal with WBD’s financial advisors. WBD’s management team discussed WBD’s ongoing, publicly announced separation plan, including the high degree of certainty of execution and the substantial benefits and value that the separation was expected to create for WBD and its stockholders at that time. The WBD Board considered and weighed other relative risks and potential benefits of the PSKY September 30 Proposal as compared to WBD’s separation plan, including (i) the value of the PSKY share consideration component of the PSKY September 30 Proposal, (ii) potential risks in the PSKY business and (iii) the possibility of M&A activity involving a broader universe of potential counterparties following completion of WBD’s separation plan when tax impediments to an M&A transaction would be lower. The WBD Board also discussed regulatory considerations associated with the PSKY September 30 Proposal. The WBD Board concluded that the PSKY September 30 Proposal was inadequate and would not be in the best interests of WBD and its stockholders, and unanimously rejected the PSKY September 30 Proposal.

On October 8, 2025, on behalf of the WBD Board, Mr. Zaslav and Mr. Di Piazza sent a letter to Mr. D. Ellison rejecting the PSKY September 30 Proposal. The letter identified the areas in which, in WBD’s view, PSKY’s proposal fell short, including concerns discussed during the October 7, 2025 WBD Board meeting. On the same day, Mr. D. Ellison contacted Mr. Zaslav via text message to arrange a call to discuss the rejection, which Mr. Zaslav agreed to take immediately.

On October 9, 2025, Mr. Zaslav and Mr. L. Ellison had a videoconference meeting to discuss the PSKY September 30 Proposal and WBD’s response.

On October 13, 2025, Mr. D. Ellison, on behalf of PSKY, submitted a written proposal to the WBD Board to acquire all of WBD for an implied value of $23.50 per share, comprised of an 80% to 20% cash-stock mix (the “PSKY October 13 Proposal”). While the headline price in the PSKY October 13 Proposal had increased by $1.50 per share of WBD Common Stock, as compared to PSKY’s prior proposal, the proposal did not provide an exchange ratio for the stock consideration (and therefore, the implied value of the stock consideration in the PSKY October 13 Proposal was unclear), and, in WBD’s view, failed to address certain of the WBD Board’s concerns with the prior proposals.

Also on October 13, 2025, media sources reported that WBD had received interest from PSKY with respect to a potential transaction.

On October 14, 2025, Mr. D. Ellison sent an email to Mr. Zaslav and Dr. Malone reiterating a desire for PSKY to acquire WBD.

Following the media reports, WBD received unsolicited inbound communications from other strategic parties, including Netflix and Company A, another large media conglomerate. On October 16, 2025, Ted Sarandos, Co-Chief Executive Officer of Netflix, called Mr. Zaslav to discuss Netflix’s interest in acquiring the Streaming & Studios Business. Also on October 16, 2025, the Chief Executive Officer of Company A called Mr. Zaslav to discuss Company A’s interest in a potential transaction combining part of its existing business with the Streaming & Studios Business, and on or about October 16, 2025, the Chief Executive Officer of Company A separately called Dr. Malone to discuss Company A’s interest in acquiring the Streaming & Studios Business. Both Netflix and Company A indicated to WBD management that they had significant strategic interest in the

WBD business. However, both parties expressed that they were reluctant to engage in formal substantive discussions at that time given the pending separation and the concern that pre-separation negotiations with WBD regarding a potential acquisition of the Streaming & Studios Business could (i) trigger tax liabilities in connection with the separation that would degrade transaction value or (ii) restrict them from engaging in post-separation M&A discussions with the Streaming & Studios Business for the duration of a tax-related “cooling off” period. Both parties encouraged WBD to contact them if these concerns could be addressed.

On October 20, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank. The WBD Board considered and discussed the PSKY October 13 Proposal with WBD’s advisors. After discussion, the WBD Board determined that the PSKY October 13 Proposal was inadequate, noting that the proposed value was still insufficient and that PSKY had failed to address certain of the other concerns that the WBD Board identified. In light of interest received from Netflix and Company A, however, WBD’s management and advisors discussed with the WBD Board a potential alternative transaction structure involving the spin-off of the Discovery Global Business rather than the Streaming & Studios Business. This structure would allow WBD to negotiate a post spin-off strategic transaction involving the Streaming & Studios Business, which would be held by the remaining company following the separation, in a substantially more tax-efficient transaction when compared with a post spin-off strategic transaction involving a spun-off entity holding the Streaming & Studios Business. WBD’s legal and financial advisors discussed the profile of potential bidders, including PSKY, Netflix and Company A, as well as other large media and technology companies, from a financial and regulatory perspective. Based on the opportunity provided by this structural adjustment, the WBD Board determined it was in the best interests of stockholders to conduct a strategic review enabled by the revised structure. The WBD Board rejected the PSKY October 13 Proposal and authorized the launch of a strategic alternatives review process, in which the WBD Board would consider a range of potential transactions including, but not limited to, continuing with the planned separation of the Streaming & Studios Business from the Discovery Global Business, a sale of the entire company, or a sale of one or more of the businesses with a spin-off of the other business to WBD stockholders.

At the same meeting, the WBD Board also noted that the process should proceed as expeditiously and efficiently as practical, in view of the disruption to WBD’s business and the distraction for management and other employees given extensive media leaks and rumors regarding PSKY’s prior proposals.

On October 21, 2025, the WBD Board sent a letter to Mr. D. Ellison rejecting the PSKY October 13 Proposal and Mr. Zaslav called Mr. D. Ellison to discuss the WBD Board’s rejection of the PSKY October 13 Proposal. The letter outlined the WBD Board’s concerns with the PSKY October 13 Proposal and invited PSKY to participate in the strategic alternatives review process on an equal basis with other interested parties.

Also on October 21, 2025, WBD issued a press release announcing that the WBD Board had “initiated a review of strategic alternatives to maximize stockholder value, in light of unsolicited interest [WBD] has received from multiple parties for both the entire company and [the Streaming & Studios Business].”

Also on October 21, 2025, at WBD’s direction, Allen & Company and J.P. Morgan sent draft non-disclosure agreements on behalf of WBD to potential counterparties, including PSKY, Netflix, Company A and Company B, a private holding company and global investment firm.

Also on October 21, 2025, Mr. Zaslav had telephone conversations with the chief executive officers and other senior leaders of approximately eight companies, including PSKY, Netflix and Company A, supplemented by discussions between certain of the potential bidders’ financial advisors and, in accordance with WBD’s directives, representatives of Allen & Company and J.P. Morgan, to discuss WBD’s press release and the WBD Board’s review of strategic alternatives. Over the course of the following days, as directed by the WBD Board, WBD’s senior management and financial advisors contacted approximately five additional potentially interested counterparties.

Also on October 21, 2025, in accordance with the WBD Board’s directives, members of WBD’s management, together with representatives of WBD’s financial advisors, Allen & Company and J.P. Morgan, held separate videoconference meetings with representatives of PSKY, Netflix and Company A and their respective financial advisors to discuss WBD’s strategic alternatives review process.

On October 22, 2025, the WBD Board held a meeting via means of remote communication, which included senior management of WBD and representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Joele Frank. During the meeting, the WBD Board discussed WBD’s recent conversations with potential bidders and was provided with an overview of the process and timeline for the WBD Board’s review of strategic alternatives. The WBD Board reiterated its concern regarding disruption to WBD’s business and the distraction for management and other employees, and its desire that the process proceed as promptly as practical, with an expectation that it might reach a conclusion prior to the December 2025 holiday period, and preferably by WBD’s regularly scheduled board meeting on December 8, 2025.

On October 23, 2025, Company B and WBD executed a non-disclosure agreement.

Also on October 23, 2025, the founder of Company C, an American media company, called Mr. Wiedenfels to signal Company C’s interest in a potential transaction with the Discovery Global Business.

On October 26, 2025, Netflix and WBD executed a non-disclosure agreement, and on October 28, 2025, Netflix was provided with access to WBD’s virtual data room containing documents and information with respect to WBD.

On November 3, 2025, a senior member of the Allen & Company team representing WBD had an in-person meeting with a senior member of the Centerview Partners LLC (“Centerview”) team representing PSKY to discuss PSKY’s interest in acquiring WBD.

Also on November 3, 2025, Company A and WBD executed a non-disclosure agreement, and Company A was provided with access to WBD’s virtual data room containing documents and information with respect to WBD.

On November 5, 2025, WBD held a management presentation with Netflix, which included senior executives of both companies and representatives of Allen & Company and Evercore and Netflix’s financial advisor.

Also on November 5, 2025, WBD held a management presentation with Company A, which included senior executives of both companies and representatives of Allen & Company, J.P. Morgan and Evercore and Company A’s financial advisors.

Also on November 5, 2025, representatives of Allen & Company, Debevoise and Wachtell Lipton held a videoconference meeting with representatives of Centerview, Cravath, Swaine & Moore LLP (“Cravath”) and Latham & Watkins LLP (“Latham”), counsel to PSKY, to negotiate the draft non-disclosure agreement between WBD and PSKY.

On November 7, 2025, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank. During the meeting, WBD’s senior management and financial advisors updated the WBD Board on the status of the strategic alternatives review process. The WBD Board was advised that WBD and its financial advisors had contacted 13 potential counterparties. Netflix and Company A had negotiated and signed non-disclosure agreements and entered the process. Negotiations with respect to the PSKY non-disclosure agreement were continuing. Company B also had signed a non-disclosure agreement and expressed an interest in a potential transaction involving the Discovery Global Business that was not immediately actionable. Other potential bidders that had been contacted either had declined to participate or did not engage. The WBD Board was advised that interested parties that entered into non-disclosure agreements had been or would be provided with a first-round process letter requesting initial bids during the week of November 17, 2025. In addition, and on the recommendation of the compensation committee of the WBD Board, the WBD Board approved (i) an amendment to the amended and restated employment agreement and the stock option agreement previously entered into with David Zaslav in June 2025 to ensure his incentives remain aligned with stockholder interests across various possible transactions under the strategic alternatives review process and (ii) a letter to executive officers with employment agreements contingent on the spin-off of the Streaming & Studios Business to clarify that their employment agreements would likewise take effect if the Discovery Global Business were spun off instead.

On November 9, 2025, at WBD’s direction, Allen & Company and J.P. Morgan sent process letters on behalf of WBD to Netflix and Company A, which requested that the bidders submit their proposals, including markups of term sheets containing key expected transaction terms, by 12:00 p.m. Eastern Time on November 20, 2025.

On November 10, 2025, PSKY and WBD executed a non-disclosure agreement, and PSKY was provided with access to WBD’s virtual data room containing documents and information with respect to WBD.

Also on November 10, 2025, at WBD’s direction, Allen & Company and J.P. Morgan sent a process letter on behalf of WBD to PSKY. The process letter, consistent with the process letters sent to Netflix and Company A, requested proposals no later than 12:00 p.m. Eastern Time on November 20, 2025.

On November 11, 2025, PSKY provided virtual data room access to WBD’s representatives to permit them to conduct due diligence on PSKY’s business.

On November 12, 2025, Andy Gordon, Chief Strategy Officer and Chief Operating Officer of PSKY, had a video conference meeting with a senior member of the Allen & Company team representing WBD to discuss PSKY’s interest in acquiring WBD. During the meeting, Mr. Gordon indicated that (i) WBD should expect that a portion of PSKY’s consideration in its forthcoming proposal would include consideration in the form of PSKY Class B Common Stock and (ii) the Ellison family would fully backstop PSKY’s equity commitment in a proposed transaction with WBD.

Also on November 12, 2025, a senior member of the Centerview team representing PSKY and a senior member of the Allen & Company team representing WBD had a telephone call to discuss PSKY’s interest in acquiring WBD. During the call, the senior member of the Centerview team reiterated portions of Mr. Gordon’s conversation earlier that day with Allen & Company, including that WBD should expect that a portion of PSKY’s consideration in its forthcoming proposal would include consideration in the form of PSKY Class B Common Stock.

Also on November 12, 2025, term sheets for the documents relevant to the spin-off of the Discovery Global Business and the acquisition of the Streaming & Studios Business (a merger agreement, separation and distribution agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement) were made available to Netflix and Company A via email.

Also on November 12, 2025, a term sheet for a merger agreement to acquire WBD was made available to PSKY via email.

On November 13, 2025, senior executives of WBD, together with representatives of Allen & Company, J.P. Morgan and Evercore, held a management presentation with senior executives of PSKY and representatives of Centerview and RedBird Capital Partners.

Also on November 13, 2025, Mr. D. Ellison proposed to meet with Mr. Zaslav the following week, and their meeting was scheduled for November 17, 2025.

On November 16, 2025, Mr. Zaslav had an in-person meeting with Mr. Sarandos to discuss Netflix’s interest in a potential transaction with WBD.

Also on November 16, 2025, drafts of the separation and distribution agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement were made available to Netflix and Company A. A draft transition services agreement had previously been made available to them.

On November 17, 2025, Mr. Zaslav had an in-person meeting with Mr. D. Ellison to discuss PSKY’s interest in a potential transaction with WBD.

Also on November 17, 2025, WBD and its representatives participated in a reverse due diligence meeting with PSKY and its representatives.

Also on November 17, 2025, PSKY and its advisors, Centerview and Bain & Company, participated in a product and technology due diligence meeting with members of WBD management and representatives of Allen & Company.

On November 18, 2025, a senior member of the Centerview team representing PSKY called a senior member of the Allen & Company team representing WBD. During the call, the senior member of the Centerview team representing PSKY discussed equity financing sources to be included in PSKY’s forthcoming proposal to acquire WBD.

On November 20, 2025, WBD received preliminary bids from PSKY, Netflix, Company A and Company C (collectively, the “November 20 Bids”):

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PSKY proposed acquiring all of WBD for $25.50 per share (comprised of $21.68 cash and $3.82 of PSKY Class B Common Stock) with no pre-transaction spin-off of a portion of WBD’s business (the “PSKY November 20 Bid”). The PSKY November 20 Bid proposed that WBD stockholders would be able to elect to receive cash or stock subject to an overall split of 85% cash and 15% stock. The PSKY November 20 Bid also provided that Mr. Zaslav would serve as co-CEO and co-Chairman of the combined company and that one additional independent WBD director would join the board of the combined company. The PSKY November 20 Bid included a regulatory termination fee of $5 billion. The PSKY November 20 Bid did not include any equity commitment documentation, but stated that (i) “[t]he Ellison family and Redbird will commit to fund the full $34.5 billion in cash” (emphasis in original), this being the total required equity commitment to fund PSKY’s proposal, and (ii) PSKY “may, at signing, have additional highly capitalized partners.” With respect to debt financing, the proposal included a signed commitment letter from BofA, Citi and Apollo (as defined below) for an aggregate principal amount of up to $40 billion contingent on the availability of full equity commitments to fund at closing. The PSKY November 20 Bid also included a markup of the term sheet for the merger agreement.

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Netflix proposed acquiring the Streaming & Studios Business, following the spin-off of the Discovery Global Business, for $27 per share (comprised of $22 cash and $5 of Netflix voting stock), which would be in addition to the value WBD stockholders would receive in the spin-off (the “Netflix November 20 Bid”). The Netflix November 20 Bid proposed that WBD stockholders would have an option to elect to receive cash or stock, subject to an overall split of 81% cash and 19% stock. The Netflix November 20 Bid included a regulatory termination fee of $2.8 billion. The Netflix November 20 Bid also included markups of the term sheets for the merger agreement, separation and distribution agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement.

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Company A proposed combining the Streaming & Studios Business and certain of Company A’s related businesses, following the spin-off of the Discovery Global Business, for per share consideration of $3.75 in cash and an amount of stock per share such that WBD stockholders would own 48% of the equity and voting power of the combined company, which would be in addition to the value WBD stockholders would receive in the spin-off (the “Company A November 20 Bid”). The Company A November 20 Bid also proposed to provide WBD stockholders with contingent value rights maturing one year after the closing of the proposed transaction, to provide downside protection value of up to $3.85 per share, if the volume weighted average of the combined company’s stock price for a 20-day period prior to the maturity date was less than $29.50. Based on a variety of valuation assumptions Company A made and set forth in its bid letter, Company A ascribed a “headline price” of $33.25 per WBD share in the Company A November 20 Bid. The Company A November 20 Bid included a regulatory termination fee of $5 billion. Company A’s proposal contemplated an initial combined company board of 11 members, with six designated by Company A and five designated by WBD. The Company A November 20 Bid also included markups of the term sheets for the merger agreement, separation and distribution agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement.

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Company C proposed acquiring Discovery Global and 20% of the Streaming & Studios Business, including WBD’s HBO Max streaming service, for $25 billion in cash (the “Company C November 20 Bid”). The Company C November 20 Bid proposed a 90-day exclusivity period.

On November 21, 2025, Mr. Di Piazza held a meeting with WBD’s senior management and advisors in person and via means of remote communication. During the meeting, the attendees discussed the November 20 Bids. The attendees further noted that, in their view, the Netflix November 20 Bid offered superior value and a higher degree of certainty compared to the PSKY November 20 Bid (in part based on the WBD Board’s commitment to the Separation Transaction as a superior path to value creation at that time) and that the Company A November 20 Bid was less attractive than the Netflix November 20 Bid, given the additional complexity of the proposed transaction, the need to diligence and document a carve-out of the Company A business, additional time needed to enter into the transaction, difficulty in assessing the value of the stock consideration and the low percentage of cash in the proposed consideration mix. The attendees discussed appropriate feedback for each bidder, with the intention of keeping PSKY, Netflix and Company A engaged in the process and improving their proposals. WBD determined that Company C’s proposal was not actionable at that time.

On November 22, 2025, draft merger agreements were made available to PSKY, Netflix and Company A via WBD’s virtual data room.

Also on November 22, 2025, a working group consisting of Mr. Di Piazza, Mr. Zaslav, three other WBD Board members and the Chair Emeritus of the WBD Board met to discuss the initial bids. The working group reviewed and discussed with WBD’s management and legal and financial advisors the guidance to be given to bidders later that day, as well as plans to update the full WBD Board regarding the bid process.

Also on November 22, 2025, members of WBD senior management and representatives of Allen & Company and J.P. Morgan had a meeting with members of PSKY’s senior management and PSKY’s financial advisors to discuss PSKY’s proposal. During the meeting, WBD senior management and WBD’s financial advisors provided feedback to PSKY on its proposal, including that (i) PSKY was behind other bidders on value, (ii) the WBD Board generally viewed cash as more attractive consideration than PSKY Class B Common Stock and (iii) the WBD Board needed further details on the terms of the equity commitments from the Ellison family and RedBird Capital Partners Fund IV (Master), L.P. (“RedBird”) that would backstop the transaction.

Also on November 22, 2025, members of WBD senior management and representatives of Allen & Company and J.P. Morgan had a meeting with members of Company A’s senior management and Company A’s financial advisors to discuss Company A’s proposal. During the meeting, WBD senior management and WBD’s financial advisors provided feedback to Company A on its proposal, including that (i) Company A should focus on improving the cash portion of its proposal and (ii) Company A’s proposed value had not differentiated it from other bidders.

Also on November 22, 2025, members of WBD senior management and representatives of Allen & Company and J.P. Morgan had a meeting with members of Netflix’s senior management and Netflix’s financial advisors to discuss Netflix’s proposal. During the meeting, WBD senior management and WBD’s financial advisors provided feedback to Netflix on its proposal, including that Netflix should meaningfully raise the amount of its regulatory termination fee and consider a higher valuation for the Streaming & Studios Business.

During the November 22, 2025 meetings among WBD and its financial advisors, on the one hand, and each of PSKY, Netflix and Company A and their respective representatives, on the other hand, representatives of Allen & Company and J.P. Morgan provided an overview to each bidder of the process timeline, including that all bidders would be required to submit a markup of the draft merger agreement by November 26, 2025, Debevoise and Wachtell Lipton would provide feedback on each bidder’s merger agreement markup prior to December 1, 2025, and all bidders would be asked to submit a binding proposal on December 1, 2025. WBD’s financial advisors also informed all parties that they would be asked to complete their confirmatory due diligence prior to submission of their next proposal.

Also on November 22, 2025, representatives of Debevoise and Wachtell Lipton had a meeting by teleconference with representatives of Cravath and Latham to discuss PSKY’s proposal and next steps, including requesting that PSKY provide a markup of the draft merger agreement by November 26, 2025, and a markup of the draft disclosure schedules by November 28, 2025. WBD’s advisors provided guidance to PSKY regarding the WBD Board’s expectations as to the legal components of the transaction, including with respect to certainty and regulatory risks, and noted specifically that PSKY would need to provide committed equity financing.

Also on November 22, 2025, Debevoise and Wachtell Lipton had a meeting by teleconference with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Netflix, to discuss Netflix’s proposal and next steps, including requesting that Netflix provide a markup of the separation and distribution agreement and other ancillary agreements by November 24, 2025, a markup of the draft merger agreement by November 26, 2025, and a markup of the draft disclosure schedules by November 28, 2025.

Also on November 22, 2025, Debevoise and Wachtell Lipton had a meeting by teleconference with counsel to Company A to discuss Company A’s proposal and next steps, including requesting that Company A provide a markup of the separation and distribution agreement and other ancillary agreements by November 24, 2025, a markup of the draft merger agreement by November 26, 2025, and a markup of the draft disclosure schedules by November 28, 2025.

On November 23, 2025, a senior member of the Centerview team representing PSKY had a call with a senior member of the Allen & Company team representing WBD, during which PSKY’s participation in the bidding process was discussed.

Also on November 23, 2025, senior attorneys from Debevoise and Wachtell Lipton spoke by telephone with a senior attorney from Cravath, during which sales process procedures and PSKY’s participation in the bidding process were discussed.

Also on November 23, 2025, a draft of the separation and distribution agreement schedules was made available to Netflix and Company A via WBD’s virtual data room.

On November 24, 2025, Skadden, on behalf of Netflix, shared markups of the separation and distribution agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement with Debevoise and Wachtell Lipton. Netflix’s markups substantially accepted many of WBD’s proposed terms.

Also on November 24, 2025, WBD and Netflix executed a “clean team” confidentiality agreement to facilitate Netflix’s review of competitively sensitive information.

Also on November 24, 2025, representatives of WBD, J.P. Morgan and Debevoise had a meeting via videoconference with representatives of Citi, BofA and Latham to discuss financing considerations with respect to PSKY’s bid and attempt to assist PSKY in developing solutions that would allow PSKY to present a stronger debt financing proposal. During this meeting, WBD management and WBD’s advisors provided a detailed overview of WBD’s debt capital structure, highlighting the critical need for WBD to refinance its Bridge Loan Facility (as defined herein) with permanent capital, in the form of term loans and secured notes, prior to the closing of any transaction to avoid “going concern” risks and ensure capital stability. WBD’s advisors also detailed the mechanics of the pending exchange of approximately $15 billion of existing notes for new junior lien notes, explained that failure to execute this exchange would trigger a penalty of approximately $1.5 billion, and described how they believed WBD’s proposed refinancing and junior lien notes could be integrated with PSKY’s proposed pro forma capital structure.

Also on November 24, 2025, Mr. Zaslav had an in-person meeting with Mr. D. Ellison and Mr. L. Ellison regarding PSKY’s interest in a potential transaction with WBD.

Over the course of November 23 and 24, 2025, Mr. Di Piazza had individual conversations with each member of the WBD Board to update them on the transaction process.

On November 25, 2025, WBD and PSKY executed a “clean team” confidentiality agreement to facilitate PSKY’s review of competitively sensitive information.

Also on November 25, 2025, at WBD’s direction, Allen & Company and J.P. Morgan sent process letters on behalf of WBD to PSKY, Netflix and Company A setting a bid date of December 1, 2025. The parties were advised that they should not expect an additional opportunity to improve their bid after that date and that the WBD Board “intends to select a prospective purchaser who will be invited to execute definitive agreements and effect the Transaction.”

Also on November 25, 2025, representatives of Covington and Debevoise spoke with representatives of Latham with respect to the possibility of CFIUS and FCC filings in connection with the PSKY bid. Covington and Debevoise emphasized WBD’s strong preference that the terms of any participation by non-U.S. investors should not result in CFIUS or the FCC having jurisdiction over the potential transaction.

Also on November 25, 2025, a senior member of the Centerview team representing PSKY had a call with a senior member of the Allen & Company team representing WBD. During the call, the senior member of the Centerview team representing PSKY discussed PSKY’s participation in the bidding process and mentioned that Mr. Zaslav, Mr. D. Ellison and Mr. L. Ellison had a good meeting on the prior day.

On November 26, 2025, Cravath, on behalf of PSKY, sent a markup of the draft merger agreement, a draft form equity commitment letter, a draft form subscription agreement and a draft form limited guarantee to Debevoise and Wachtell Lipton. PSKY proposed that it would provide on the December 1, 2025 bid date a debt commitment letter from Bank of America, BofA Securities, Citi and Apollo and subscription agreements, equity commitment letters and limited guarantees with respect to equity investments by the Ellison family and other equity investors sufficient to cover the purchase price. PSKY’s draft merger agreement markup proposed, among other things: (i) no collar or other value-protection mechanics on PSKY’s stock consideration, (ii) an end date 12 months after the execution of the merger agreement with two automatic three-month extensions if all closing conditions had been satisfied other than the closing condition relating to obtaining required regulatory approvals, (iii) a $5 billion regulatory termination fee (limited to terminations as a result of antitrust laws or foreign regulatory laws), (iv) a WBD termination fee equal to 4% of the equity value of the proposed transaction, (v) a regulatory efforts covenant including a “reasonable best efforts” standard with a regulatory material adverse effect exception (measured with respect to the combined company), (vi) a “clear skies” provision limited to no acquisitions by PSKY that would reasonably be expected to delay the closing and (vii) interim operating covenants imposing restrictions on the operations of WBD during the period between signing and closing. The draft merger agreement also provided that (subject to further discussions) PSKY would have a consent right over the terms of WBD’s refinancing of its Bridge Loan Facility and the right to require that WBD pay approximately $1.5 billion to the holders of certain exchangeable notes in order to facilitate PSKY’s transaction financing (an amount payable under the terms of these notes by December 30, 2026) rather than completing the cost-free exchange of such notes that WBD envisioned.

Also on November 26, 2025, counsel to Company A sent markups of the draft merger agreement, separation and distribution agreement, tax matters agreement, employee matters agreement, intellectual property matters agreement and transition services agreement, as well as a draft stockholders agreement, to Debevoise and Wachtell Lipton.

Also on November 26, 2025, Skadden, on behalf of Netflix, sent a markup of the draft merger agreement, proposing, among other things: (i) an end date 15 months after the signing date with two three-month extension options that either party could exercise unilaterally to obtain approvals required under antitrust laws or foreign regulatory laws; (ii) a $5.6 billion regulatory termination fee; (iii) a $2.8 billion WBD termination fee; (iv) a regulatory efforts covenant including a “reasonable best efforts” standard with a burdensome condition exception that included any action that (a) would reasonably be expected to have a material impact on the business or financial condition of WBD and its subsidiaries, taken as a whole, (b) would have a material impact on the benefits reasonably expected to be derived from the transaction by Netflix or (c) involved, applied to, restricted, or affected the operation, contracts, business or assets of Netflix and its affiliates; and (v) a carveout to the “clear skies” provision to permit ordinary course actions.

On November 28, 2025, a working group of the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. During the meeting, such group discussed the merger agreement and other transaction document markups received from all parties on November 24, 2025 and November 26, 2025, and the disclosure schedule markups received on November 28, 2025.

On November 29, 2025, representatives of Debevoise and Wachtell Lipton met via videoconference with representatives of Cravath and Latham to discuss PSKY’s initial markup of the merger agreement and the draft equity financing documents. WBD’s legal advisors provided feedback on PSKY’s proposed financing structure and interim operating covenants and the “clear skies” obligations of PSKY and its lead equity investors, among other items.

Also on November 29, 2025, representatives of Debevoise and Wachtell Lipton held a separate meeting via videoconference with representatives of PSKY’s legal and financial advisors to specifically discuss the debt financing and capital structure aspects of PSKY’s proposal.

Also on November 29, 2025, representatives of Debevoise and Wachtell Lipton met via videoconference with Skadden to discuss Netflix’s markups. WBD’s legal advisors provided feedback on Netflix’s proposed regulatory efforts standard, reverse termination fee triggers, “clear skies” obligations and fiduciary protections, among other items.

Also on November 29, 2025, representatives of Debevoise and Wachtell Lipton met via videoconference with counsel to Company A to review Company A’s markups.

On December 1, 2025, a senior member of the Centerview team representing PSKY had a call with a senior member of the Allen & Company team representing WBD. During the call, the senior member of the Centerview team representing PSKY discussed certain details regarding PSKY’s proposed equity financing.

Also on December 1, 2025, WBD received revised bids from PSKY, Netflix and Company A (collectively, the “December 1 Bids”):

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PSKY proposed acquiring all of WBD for $26.50 in cash per outstanding share of WBD Common Stock (the “PSKY December 1 Bid”). The PSKY December 1 Bid included a regulatory termination fee equal to $5 billion and a WBD termination fee equal to 3.75% of the equity value of the proposed transaction. The PSKY December 1 Bid included a consortium of seven domestic and foreign investors that would commit an aggregate amount of $37.2 billion, with each investor’s commitment conditioned on every other investor fully funding their respective commitments. The PSKY December 1 Bid also continued to include certain restrictions that would apply to WBD during the interim period between signing and closing, a requirement for PSKY consent over the terms of WBD’s bridge loan refinancing and a blocking right over the junior lien notes exchange.

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Netflix proposed acquiring the Streaming & Studios Business for $27.75 per outstanding share of WBD Common Stock (comprised of $22.50 in cash and $5.25 of Netflix stock per outstanding share of WBD Common Stock) (the “Netflix December 1 Bid”). The stock component of the Netflix December 1 Bid was subject to a symmetrical 10% collar designed to ensure that WBD stockholders received Netflix stock consideration valued at $5.25 per share, provided that the 15-day volume-weighted average trading price of Netflix shares (measured three days prior to the closing) (the “Netflix Average Stock Price”) fell between $98.81 and $120.77. If the Netflix Average Stock Price was less than or equal to $98.81, WBD stockholders would receive 0.0531 of a Netflix share for each outstanding WBD share. If the Netflix Average Stock Price was greater than or equal to $120.77, WBD stockholders would receive 0.0435 of a Netflix share for each outstanding WBD share. As a result, the Netflix December 1 Bid provided that between 112.9 and 137.9 million Netflix shares would be issued to WBD stockholders. The Netflix December 1 Bid included a regulatory termination fee of $5.8 billion and a WBD termination fee of $2.8 billion. Netflix’s revised draft of the merger agreement included with the Netflix December 1 Bid proposed, among other things, (i) that the regulatory termination fee would be payable to WBD solely if the closing did not occur as a result of antitrust laws (and not other regulatory laws) and (ii) the same “reasonable efforts standard” and burdensome condition exception that Netflix proposed in its November 26, 2025 markup of the draft merger agreement. Netflix’s merger agreement markup also included concessions on the interim operating covenants applicable to WBD during the interim period between signing and closing.

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Company A proposed combining the Streaming & Studios Business and certain of Company A’s related businesses for per share consideration of $5.25 in cash and an amount of stock per outstanding share of WBD Common Stock such that WBD stockholders would own 49% of the combined company (the “Company A December 1 Bid”). The Company A December 1 Bid also proposed to provide WBD stockholders with contingent value rights maturing one year after the closing of the proposed transaction, to provide downside protection value of up to $4.81 per share, if the volume weighted average of the combined company’s stock price for a 20-day period prior to the maturity date was less than $30.18 per share. Based on a variety of valuation assumptions Company A made and set forth in its bid letter, Company A ascribed a “headline price” of $35.43 per WBD share in the Company A December 1 Bid. The Company A December 1 Bid included a regulatory termination fee of $5 billion and a WBD termination fee of $2.275 billion.

Also on December 2, 2025, a working group of the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. During the meeting, the group reviewed and discussed the December 1 Bids and prepared to update the full WBD Board later that day.

Also on December 2, 2025, the WBD Board held a meeting in person and via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), along with members of WBD’s senior management. During the meeting, the WBD Board reviewed the bids and discussed the relative merits of, and certain considerations with respect to, the December 1 Bids. The WBD Board determined that, while there could be strategic merit in the transaction proposed by Company A, the value of the equity portion of Company A’s bid was uncertain, the percentage of cash in Company A’s proposed consideration mix was lower than that of PSKY and Netflix, and the complex transaction structure would require an extended timeline to complete due diligence and documentation. Given that, among other things, Netflix submitted the December 1 Bid that the WBD Board viewed as providing the highest value accompanied by readily actionable legal documentation, with few issues remaining to be resolved, the WBD Board unanimously decided to accelerate discussions with Netflix in order to resolve remaining issues in Netflix’s merger agreement markup and other transaction agreements. At the same time, the WBD Board instructed WBD’s management and advisors to remain engaged with PSKY and Company A, and provide them feedback consistent with the WBD Board’s discussions regarding their proposals. The WBD Board determined to meet periodically during the week, as frequently as daily, as matters developed, with the goal of potentially finalizing and agreeing to a transaction prior to the weekend, depending on the bidders’ responses.

Also on December 2, 2025, WBD management and representatives from Allen & Company had a meeting by teleconference with Netflix representatives to provide feedback on the Netflix December 1 Bid.

On December 3, 2025, Debevoise, on behalf of WBD, sent revised drafts of the merger agreement, separation and distribution agreement, tax matters agreement and intellectual property matters agreement to Skadden, proposing, among other things, (i) that Netflix would be required to take all actions necessary to obtain regulatory approvals, except those that would have a material adverse effect on WBD and its subsidiaries after giving effect to the separation and distribution or would apply to the operation, contracts, business or assets of Netflix, and (ii) that the regulatory termination fee would be payable to WBD if the closing did not occur as a result of any antitrust law or foreign regulatory law.

Also on December 3, 2025, Mr. Zaslav had a telephone conversation with Mr. D. Ellison to provide feedback on the PSKY December 1 Bid. During this call, Mr. Zaslav stated that (i) the WBD Board had determined that the PSKY December 1 Bid was not the highest value proposal received by WBD and (ii) PSKY’s proposed consortium equity financing terms raised legal and regulatory complexities that would be challenging for the WBD Board to accept and that PSKY’s proposal should be fully backstopped by the Ellison family and RedBird.

Also on December 3, 2025, Debevoise and Wachtell Lipton had a meeting by teleconference with Cravath to provide feedback on legal aspects of the PSKY December 1 Bid. During this call, Debevoise and Wachtell Lipton reiterated the WBD Board’s concerns regarding, among other matters, certain details of PSKY’s equity financing structure, including that the equity commitments were cross-conditioned on the other equity financing sources also funding, and the lack of a full backstop from the Ellison family and RedBird; PSKY’s proposals on regulatory cooperation requirements for PSKY and its lead equity investors; interim operating covenants; and WBD financing restrictions.

Also on December 3, 2025, WBD management and representatives from Allen & Company had a meeting by teleconference with PSKY representatives to provide feedback on the PSKY December 1 Bid. PSKY was informed that the WBD Board had determined that PSKY had not submitted the highest value proposal, and WBD had concerns regarding PSKY’s proposed consortium equity financing structure and bridge refinancing consent right. PSKY was urged to respond in an expeditious manner and informed that the WBD Board was meeting periodically throughout the week.

Also on December 3, 2025, two senior members of the Centerview team representing PSKY had a call with a senior member of the Allen & Company team representing WBD. During the call, a senior member of the Centerview team representing PSKY discussed additional details regarding PSKY’s proposed consortium equity financing sources.

Also on December 3, 2025, members of WBD and PSKY management, together with representatives of Debevoise and Latham, and representatives of Citi and BofA Securities, met by virtual means to discuss WBD’s concerns about PSKY’s proposed limitations on WBD’s financing activities.

Also on December 3, 2025, Debevoise and Wachtell Lipton had a meeting by teleconference with Skadden to provide feedback on the legal aspects of the Netflix December 1 Bid. During this call, Debevoise and Wachtell Lipton conveyed the WBD Board’s specific requests and concerns regarding (i) the need for Netflix to improve its regulatory efforts covenant by (A) removing from the definition of “Burdensome Condition” the clause that refers to actions that would have a material adverse impact on the benefits that Netflix reasonably expects to derive from the transaction and (B) removing the ordinary course carveout from the “clear skies” covenant, and (ii) modifying the trigger for payment of the regulatory termination fee to WBD to include failure of the regulatory approvals closing condition or legal restraint closing condition as a result of a governmental order pursuant to any regulatory law (rather than only pursuant to antitrust laws).

Also on December 3, 2025, Mr. Zaslav had a telephone conversation with the Chief Executive Officer of Company A to provide feedback on the Company A December 1 Bid.

Also on December 3, 2025, WBD management and representatives from Allen & Company had a meeting by teleconference with Company A representatives to provide feedback on the Company A December 1 Bid.

Also on December 3, 2025, Netflix agreed in a conversation between Mr. Sarandos and Mr. Zaslav, followed by a discussion among counsel, to strengthen its regulatory efforts obligations and modify its proposal to shift $0.75 of the per share consideration to be paid to holders of WBD Common Stock from Netflix common stock to cash.

Also on December 3, 2025, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Fried Frank, along with members of WBD’s senior management. During the meeting, the WBD Board discussed the PSKY December 1 Bid and the Netflix December 1 Bid, recapped discussions with the bidders since the previous meeting of the WBD Board and discussed the status of the transaction process generally. After discussion, the WBD Board unanimously resolved that WBD’s management and advisors should finalize documentation with Netflix as soon as possible, in order to be in a position to enter into definitive agreements by the evening of December 4, 2025 should the WBD Board decide to proceed with a transaction with Netflix. The WBD Board also instructed WBD’s management and advisors to remain engaged with the other bidders.

Also on December 3, 2025, Centerview, on behalf of PSKY, conveyed to Allen & Company that PSKY would submit a revised proposal prior to 10:00 a.m. Eastern Time on December 4, 2025.

During the evening of December 3, 2025, the litigation boutique Quinn Emanuel Urquhart & Sullivan, LLP (“Quinn Emanuel”), on behalf of PSKY, sent a letter to WBD (the “December 3 Quinn Emanuel Letter”) expressing concerns regarding the WBD sale process. The December 3 Quinn Emanuel Letter was sent by Mr. D. Ellison directly to Mr. Zaslav, and separately sent to four law firms advising WBD and to Allen & Company. WBD’s legal advisors provided the December 3 Quinn Emanuel Letter to the WBD Board, as requested in the letter.

Also on December 3, 2025, Skadden, on behalf of Netflix, sent revised drafts of the merger agreement and other transaction agreements to Debevoise and Wachtell Lipton.

On December 4, 2025, Wachtell Lipton and Debevoise, on behalf of WBD, responded to Quinn Emanuel stating that it had shared the December 3 Quinn Emanuel Letter with the WBD Board and confirming that “the WBD Board attends to its fiduciary obligations with the utmost care, and that they have fully and robustly complied with them, and will continue to do so.”

Also on December 4, 2025, Debevoise, on behalf of WBD, sent revised drafts of the merger agreement, other transaction agreements and disclosure schedules to Skadden. Over the course of the day, Debevoise and Skadden exchanged drafts of these agreements and disclosure schedules in order to finalize their terms.

Also on December 4, 2025, a few hours before the WBD Board’s scheduled meeting, PSKY sent a revised offer for $30 per share in cash (the “PSKY December 4 Proposal”), along with markups of the merger agreement and the disclosure schedules and draft subscription agreements, equity commitment letter and limited guarantee to Debevoise and Wachtell Lipton. The PSKY December 4 Proposal modified the equity financing structure to provide a $40.4 billion backstop from the Ellison Trust, but continued to include several features that the WBD Board viewed as concerning, including the lack of any commitments or backstop from any member of the Ellison family, a monetary damages cap on the Ellison Trust’s liability, including in the event of a willful breach, regulatory uncertainty related to PSKY’s expected equity syndication, the absence of necessary flexibility for WBD to manage its debt capital structure during the period between signing and closing, and other interim operating covenants that remained substantially identical to the restrictions in the PSKY December 1 Bid.

Also on December 4, 2025, Skadden, on behalf of Netflix, sent a revised draft of the merger agreement to Debevoise and Wachtell Lipton in advance of the WBD Board meeting scheduled for later that day. In its email to Debevoise and Wachtell Lipton, Skadden stated, at the instruction of Netflix:

“We have our client’s signature page in escrow and are prepared to exchange signature pages after your client’s board has met and approved this afternoon. Our client’s expectation is that we will be signed as soon as practicable this evening, and the deal announced before open of market tomorrow morning. We have been instructed by our client to convey that this is our best and final proposal and that if we are not done before open of market tomorrow morning, our proposal shall be deemed withdrawn, null and void. We will withdraw from your process, abandon pursuit of the transaction and terminate discussions.”

Late in the afternoon on December 4, 2025, Mr. Sarandos called Mr. Zaslav to inform him that Netflix was prepared to enter into definitive transaction agreements with WBD that evening, or it would withdraw its proposal and withdraw from the process.

At 4:00 p.m. on December 4, 2025, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. During the meeting, the WBD Board reviewed the PSKY December 4 Proposal and the status of negotiations with Netflix, and discussed the relative merits of each proposal.

In light of the then-current terms of the proposals from Netflix, PSKY and Company A, Netflix’s representations that it would abandon its offer if it were not accepted that evening and would disengage from the process and other factors considered, the WBD Board (i) determined that the terms of the Agreement and Plan of Merger, dated December 4, 2025 (the “Original Netflix Merger Agreement”), among WBD, Netflix, Netflix Merger Sub and New Topco 25, Inc., and the other related transaction documents, including terms related to certain transactions contemplated thereby, were fair to, and in the best interests of, WBD and its stockholders, (ii) determined that it was in the best interests of WBD and its stockholders and declared it advisable to enter into the Original Netflix Merger Agreement and the other related transaction documents, (iii) approved the execution and delivery by WBD of the Original Netflix Merger Agreement and the other related transaction documents, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Original Netflix Merger Agreement and the other transaction documents on the terms and subject to the conditions set forth therein, and (iv) resolved to recommend that the stockholders of WBD approve the Netflix Merger and adopt the Original Netflix Merger Agreement and directed that the Original Netflix Merger Agreement be submitted to the stockholders of WBD for their adoption.

At approximately 5:00 p.m. on December 4, 2025, while the meeting of the WBD Board to consider the various proposals was ongoing, Mr. Zaslav received a text message from Mr. D. Ellison. The message stated that PSKY’s offer of a few hours earlier was not “best and final.” A representative of Evercore previously had received a similar text message from a representative of Centerview at approximately 4:30 p.m. Neither Evercore nor Mr. Zaslav responded to these messages.

Later in the evening on December 4, 2025, WBD entered into the Original Netflix Merger Agreement. Consistent with the express terms of the Original Netflix Merger Agreement, WBD and its advisors did not engage further in discussions with Company A or PSKY.

On the morning of December 5, 2025, WBD and Netflix issued a joint press release announcing the execution of the Original Netflix Merger Agreement. Later that day, counsel for WBD sent notices to counsel for Company A and PSKY requiring them to comply with the “return or destroy” provisions of their respective non-disclosure agreements with WBD, and to certify such compliance within five business days, as required by those agreements.

On December 8, 2025, PSKY and Merger Sub launched an unsolicited offer to purchase all of the outstanding shares of WBD Common Stock, other than shares held in treasury by WBD or owned by PSKY or any of its wholly owned subsidiaries, at $30 per share, net to the seller in cash, without interest and less any required withholding taxes (the “PSKY December 8 Offer” and, as amended or supplemented from time to time, the “PSKY Tender Offer”), in which it proposed to acquire WBD on substantially the same terms as the PSKY December 4 Proposal.

Later in the day on December 8, 2025, WBD issued a press release stating that (i) PSKY had commenced an unsolicited tender offer to acquire all of the outstanding shares of WBD Common Stock, (ii) consistent with its fiduciary duties and in consultation with WBD’s independent financial and legal advisors, the WBD Board would carefully review and consider PSKY’s offer in accordance with the terms of the Original Netflix Merger Agreement, (iii) the WBD Board was not modifying its recommendation with respect to the Original Netflix Merger Agreement, (iv) WBD intended to advise its stockholders of the WBD Board’s recommendation regarding the PSKY December 8 Offer within 10 business days and (v) WBD stockholders were advised not to take any action at this time with respect to the PSKY December 8 Offer.

Also on December 8, 2025, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. During the meeting, the WBD Board discussed the PSKY December 8 Offer and proposed next steps.

On December 10, 2025, PSKY released a letter addressed to WBD’s stockholders. The letter stated that the Ellison Trust would “happily address [concerns about the terms of the equity financing] in the transaction documentation.” Counsel for PSKY also sent a similar “return or destroy” notice with respect to PSKY confidential information to counsel for WBD, and to certify such compliance within five business days.

On December 15, 2025, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Joele Frank, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. During the meeting, the WBD Board discussed the status of the PSKY December 8 Offer, including the timeline for WBD’s response and the legal requirements relating to the Solicitation/Recommendation Statement on Schedule 14D-9 (the “Original Schedule 14D-9”). Representatives of Debevoise and Wachtell Lipton reviewed fiduciary duty considerations applicable to the WBD Board in evaluating the PSKY December 8 Offer, as well as the provisions of the Original Netflix Merger Agreement relating to a potential change of recommendation and the Netflix Termination Fee that would be payable to Netflix in certain circumstances pursuant to the Original Netflix Merger Agreement. The WBD Board discussed various considerations with respect to the PSKY December 8

Offer, including the value of the PSKY December 8 Offer, taking into account the risks and uncertainties relating to the PSKY December 8 Offer identified by the WBD Board, as well as the benefits of the Netflix Merger and the Separation Transaction. Following discussion, the WBD Board directed management and its advisors to prepare a substantially final version of the Original Schedule 14D-9 prior to finalizing its decision on whether to recommend in favor of or against the PSKY December 8 Offer.

On December 16, 2025, the members of the WBD Board executed a unanimous written consent to recommend that WBD stockholders reject the PSKY December 8 Offer and not tender their shares of WBD Common Stock pursuant to the PSKY December 8 Offer and to recommend the Original Netflix Merger Agreement.

On December 17, 2025, WBD filed the Original Schedule 14D-9.

On December 22, 2025, PSKY filed Amendment No. 7 to its Tender Offer Statement on Schedule TO (the “PSKY December 22 Amendment”) to amend the terms of the PSKY December 8 Offer.

On December 23, 2025, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management. During the meeting, the WBD Board discussed the PSKY Tender Offer. The WBD Board discussed certain improvements in the PSKY December 22 Amendment compared to the terms proposed in the PSKY December 8 Offer, including the guaranty to be provided by Mr. L. Ellison and the Ellison Trust and other changes to the equity financing arrangements, as well as the increased reverse termination fee. The WBD Board also noted that the PSKY December 22 Amendment contained several of the features it had identified as problematic in the PSKY December 8 Offer.

Also at its December 23, 2025 meeting, the WBD Board decided to establish an ad hoc transaction committee with Messrs. Paul Gould, Joey Levin, Anton Levy and Geoffrey Yang as initial members (the “Transaction Committee”) for the purposes of (i) providing oversight to WBD’s management and external advisors in the evaluation and negotiation of potential strategic transactions with Netflix or PSKY and (ii) facilitating the full WBD Board’s consideration of such transactions, with the ultimate decision-making authority with respect to any such transactions remaining with the full WBD Board.

On December 29, 2025, following discussions between representatives of Netflix and WBD, in which Netflix’s representatives indicated Netflix’s willingness to consider an all-cash transaction and the parties discussed the potential benefits to WBD and its stockholders from such a transaction, including the more certain value as compared to the Original Netflix Merger Agreement and the potential that the WBD stockholder meeting to consider the Netflix Merger and related matters could be held more promptly, Skadden, on behalf of Netflix, sent a draft of an amended and restated merger agreement to Debevoise and Wachtell, which would amend the form of consideration from a combination of stock and cash (as described above) to $27.75 in cash per share of WBD Common Stock, noting that Netflix was still considering its willingness to enter into such an amended and restated merger agreement (the “All-Cash Netflix Proposal”).

On December 30, 2025, the Transaction Committee held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management. During the meeting, the Transaction Committee discussed key considerations with respect to the PSKY Tender Offer, and instructed WBD’s advisors to commence drafting a responsive amendment to the Original Schedule 14D-9 (the “Amended Schedule 14D-9”) for review by the Transaction Committee.

On January 4, 2026, the Transaction Committee held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management. During the meeting, the Transaction

Committee reviewed material portions of a draft Amended Schedule 14D-9 amendment responding to the PSKY Tender Offer, and provided feedback to WBD’s management and advisors.

On January 6, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. Representatives of Debevoise and Wachtell Lipton reviewed fiduciary duty considerations applicable to the WBD Board in evaluating the PSKY Tender Offer. The WBD Board discussed various considerations with respect to the PSKY Tender Offer, including the value of the PSKY Tender Offer, taking into account the risks and uncertainties relating to the PSKY Tender Offer identified by the WBD Board, as well as the benefits of the transaction contemplated by the Original Netflix Merger Agreement and the Separation Transaction. Following discussion, the WBD Board unanimously determined to recommend that WBD stockholders reject the PSKY Tender Offer and not tender their shares of WBD Common Stock pursuant to the PSKY Tender Offer, and to recommend the Original Netflix Merger Agreement for adoption by WBD’s stockholders. The WBD Board directed WBD’s management and advisors to prepare and file the Amended Schedule 14D-9 reflecting its recommendation.

On January 7, 2026, WBD filed the Amended Schedule 14D-9.

On January 9, 2026, Debevoise, on behalf of WBD, sent a revised draft of an amended and restated merger agreement to Skadden.

On January 12, 2026, PSKY filed a complaint in the Delaware Court of Chancery against the WBD Board (and its Chair Emeritus, Dr. Malone) and WBD. The suit asserted a claim for breach of fiduciary duty against the directors, alleging that the WBD Board failed to disclose material information in both the Original Schedule 14D-9 and Amended Schedule 14D-9 (the “PSKY Complaint”). PSKY also requested that the court expedite the case in light of the then-current expiration date of the PSKY Tender Offer on January 21, 2026.

Also on January 12, 2026, the Transaction Committee held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, together with members of WBD’s senior management. During the meeting, the Transaction Committee received an update on the litigation commenced by PSKY. The Transaction Committee also discussed the potential All-Cash Netflix Proposal and related amendment and restatement of the Original Netflix Merger Agreement, and the preparation of the proxy statement with respect to the Netflix Merger.

On January 13, 2026, Skadden, on behalf of Netflix, sent a revised draft of an amended and restated merger agreement to Debevoise and Wachtell.

On January 15, 2026, the Delaware Court of Chancery denied PSKY’s request for expedition made in connection with the PSKY Complaint.

On January 16, 2026, representatives of Netflix conveyed to representatives of WBD that, in light of the stronger than previously anticipated 2025 cash flow performance of Discovery Global, and resulting decrease in WBD’s anticipated level of consolidated net debt, Netflix would agree to share this value upside with Discovery Global (and its stockholders) by reducing the “Specified Amount” of net indebtedness to be borne by Discovery Global at the effective time of the consummation of the Separation Transaction by $260 million.

On January 17, 2026, and January 18, 2026, Debevoise, on behalf of WBD, sent revised drafts of an amended and restated merger agreement to Skadden.

On January 19, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management. During the meeting, the WBD Board reviewed the All-Cash Netflix Proposal and the terms of the A&R Netflix Merger Agreement.

At the meeting, WBD management presented to the WBD Board certain updated unaudited prospective financial information with respect to (i) the Streaming & Studios Business’s future operations for fiscal years 2026 through 2030 and (ii) Discovery Global’s future operations for fiscal years 2026 through 2030, in each case assuming the completion of the Separation Transaction at the beginning of the projection period. At the WBD Board’s request, Allen & Company and J.P. Morgan provided the WBD Board with certain financial information relating to Discovery Global on a standalone basis after giving effect to the Separation Transaction utilizing WBD management projections for Discovery Global. The WBD Board also reviewed the changes to the Netflix transaction reflected in the A&R Netflix Merger Agreement, in particular (i) the change to an All-Cash Netflix Proposal, and (ii) the reduction of the “Specified Amount” of net indebtedness to be borne by Discovery Global at the effective time of the consummation of the Separation Transaction by $260 million. The WBD Board also considered a number of other relevant factors.

After full discussion, the WBD Board unanimously (i) determined that the terms of the A&R Netflix Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, WBD and its stockholders, (ii) determined that it was in the best interests of WBD and its stockholders and declared it advisable to enter into the A&R Netflix Merger Agreement, (iii) approved the execution and delivery by WBD of the A&R Netflix Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the A&R Netflix Merger Agreement, upon the terms and subject to the conditions set forth therein, and (iv) resolved to recommend that the stockholders of WBD approve the Netflix Merger and adopt the A&R Netflix Merger Agreement and directed that the A&R Netflix Merger Agreement be submitted to the stockholders of WBD for their adoption.

On January 19, 2026, WBD and Netflix entered into the A&R Netflix Merger Agreement.

On February 2, 2026, WBD filed a motion to dismiss the PSKY Complaint in the Delaware Court of Chancery.

On February 9, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Covington, along with members of WBD’s senior management. At the meeting, WBD’s management provided an overview of WBD’s recent performance and updated the WBD Board regarding the process to finalize the proxy statement for the special meeting of WBD stockholders to be held to approve the Netflix Merger.

On February 10, 2026, PSKY filed Amendment No. 19 to its Tender Offer Statement on Schedule TO (the “PSKY February 10 Amendment”) to amend the terms of the PSKY Tender Offer. Among other things, the PSKY February 10 Amendment (i) added ticking consideration that would increase the offer price in the event the PSKY Tender Offer is not consummated by the end of 2026, with such fee to be an amount in cash equal to $0.00277778 multiplied by the number of calendar days elapsed after December 31, 2026 to (and including) the date of acceptance of the shares of WBD Common Stock (not to exceed $0.25 per 90-calendar-day period, for a total of $0.50 per share prior to the “end date” proposed in the revised merger agreement that PSKY proposed in the PSKY February 10 Amendment), and (ii) stated that PSKY would (1) fund the Netflix Termination Fee, on behalf of WBD, that WBD would owe to Netflix pursuant to the terms of the A&R Netflix Merger Agreement if WBD were to terminate the A&R Netflix Merger Agreement in order to enter into a merger agreement with PSKY, (2) reimburse the potential $1.5 billion financing cost that WBD may incur in connection with the junior lien notes exchange, plus interest, with such reimbursement to be paid in certain circumstances if PSKY’s proposed transaction does not close, (3) permit a refinancing of WBD’s bridge loan so long as the new indebtedness is redeemable at a “commercially reasonable cost,” (4) provide WBD with flexibility between signing and closing on interim operating covenants, including matching comparable interim operating covenants in the A&R Netflix Merger Agreement and being constructive and flexible on non-comparable interim operating covenants, and (5) discuss any concerns WBD has regarding the impact of Discovery Global’s performance on closing certainty. The PSKY February 10 Amendment also stated that on February 9, 2026, PSKY certified that it had substantially complied with the Antitrust Division’s “second request” for information related to the PSKY Tender Offer.

Subsequently, on February 10, 2026, the Transaction Committee held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management, to discuss the PSKY February 10 Amendment.

On February 11, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management, to discuss the PSKY February 10 Amendment. The WBD Board did not make a determination as to whether the PSKY Tender Offer could reasonably be expected to result in a Company Superior Proposal (as defined in the A&R Netflix Merger Agreement). Consistent with WBD’s obligations pursuant to the A&R Netflix Merger Agreement, the WBD Board directed its management and advisors to discuss the PSKY February 10 Amendment with Netflix.

On February 11, 2026, a non-executive director of WBD received a telephone call from a senior representative of one of PSKY’s financial advisors, who stated that if the WBD Board agreed to authorize discussions with PSKY regarding the terms of a definitive agreement, PSKY would increase the consideration in the PSKY Tender Offer (as amended by the PSKY February 10 Amendment) by $1.00 per share, and that this was not PSKY’s “best and final” offer. The WBD Board member did not respond substantively and immediately reported the call to WBD’s senior management, who promptly informed Netflix of the call.

In addition, on February 11, 2026, representatives of WBD also discussed with representatives of Netflix whether it would be appropriate for Netflix to provide a limited waiver under the A&R Netflix Merger Agreement to permit WBD to engage in discussions with PSKY and its representatives.

On February 12, 2026, representatives of WBD sent representatives of Netflix a draft of a limited waiver that would permit WBD, until 11:59 p.m. Eastern Time on February 24, 2026, to (i) furnish information and access to PSKY and its representatives and (ii) participate in discussions and negotiate with PSKY and its representatives concerning the PSKY Tender Offer and any modifications thereto (the “Waiver”).

On February 13, 2026, representatives of Netflix sent representatives of WBD a revised draft of the Waiver that would permit WBD to engage in such activities until 11:59 p.m. Eastern Time on February 23, 2026.

On February 14, 2026, the Transaction Committee held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management. On February 16, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management. Each of the Transaction Committee and the WBD Board discussed the anticipated Waiver period, and provided guidance to WBD’s legal and financial advisors on key issues to be addressed with PSKY and its representatives.

On February 17, 2026, Netflix executed the Waiver, which granted WBD the right to negotiate a potential transaction with PSKY until 11:59 p.m. Eastern Time on February 23, 2026 (the “Waiver Period”).

Also on February 17, 2026, following the execution of the Waiver, WBD sent PSKY a letter setting out the key issues presented by the PSKY Tender Offer and seeking PSKY’s best and final proposal, and Debevoise, on behalf of WBD, sent revised drafts of the merger agreement and other transaction agreements to Cravath and Latham, which among other things, (i) provided for an “equity cure” commitment by the Ellison Parties, pursuant to which, if any portion of PSKY’s committed debt financing were unavailable at the Closing, the Ellison Parties would agree to commit to fund any such unavailable amount to the extent needed for PSKY to fund the amounts due at Closing, (ii) provided for additional certainty with regard to equity financing and limitations on syndication that would require additional regulatory approvals or delay Closing, (iii) removed WBD’s obligation to refund to PSKY the Netflix Termination Fee following the termination of the merger agreement in certain circumstances, (iv) included a definition of “Company Material Adverse Effect” that excluded effects attributable to the performance of WBD’s Global Linear Networks segment, (v) revised interim operating covenants and related exceptions to permit WBD additional flexibility to operate its business in the ordinary course in the period between signing and closing and (vi) provided WBD with additional flexibility with regard to its financing during the period between signing and closing. Throughout the Waiver Period, all documents and material information provided to, or received from, PSKY and its representatives were substantially concurrently provided to Netflix in accordance with the terms of the A&R Netflix Merger Agreement and the Waiver.

Subsequently on February 17, 2026, following PSKY’s request, PSKY was provided with access to a virtual data room containing documents and information with respect to WBD.

On February 18, 2026, February 19, 2026, February 20, 2026 and February 21, 2026, representatives of WBD and PSKY held meetings by teleconference to discuss various issues, including several aspects of the merger agreement and other transaction documents.

On February 18, 2026, WBD received an electronic communication from Nobelis Capital, Pte. Ltd., an organization based in Singapore (“Nobelis”), purporting to submit a “binding offer” to acquire 100% of the WBD Common Stock for $32.50 per share in cash (the “Nobelis Proposal”). The Nobelis Proposal did not include any evidence of equity or debt financing, nor a definitive transaction agreement. The presentation accompanying the Nobelis Proposal indicated that the proposal might be for $32.50 per share in cash or “$28.00 + Equity Participation”. The Nobelis Proposal indicated that Nobelis had deposited $7.5 billion into a “Tri Party Escrow account” with J.P. Morgan to cover the regulatory termination fee, and in the attached presentation described a $10 billion “immediate deposit” into HSBC Bank to cover the $2.8 billion Netflix Termination Fee that would be payable by WBD to Netflix, $7.2 billion in an “Execution Bond” and the $7.5 billion regulatory termination fee, among other terms. WBD’s legal and financial advisors conducted preliminary due diligence regarding Nobelis, including through professional contacts in Singapore, as well as an investment banker identified in the proposal, but were unable to verify that Nobelis owned or controlled any material assets, and could not find the purported deposit at J.P. Morgan. The investment banker advised counsel to WBD that he had no knowledge of Nobelis and had not been retained by them. Unable to verify the bona fides of the Nobelis Proposal, and taking into account the limitations in the A&R Netflix Merger Agreement, WBD took no further action with respect to the Nobelis Proposal. WBD received no further communication from Nobelis prior to execution of the Merger Agreement.

On the evening of February 21, 2026, Mr. D. Ellison called Mr. Zaslav to advise him that PSKY would shortly send revised drafts of the merger agreement and other transaction agreements. Mr. D. Ellison described for Mr. Zaslav the changes reflected in the agreements, and indicated that he believed PSKY had met substantially all of the concerns raised by WBD in its February 17, 2026 letter. Mr. D. Ellison indicated that he, his management team and PSKY’s advisors would all be available to engage with WBD and its advisors over the coming two days (prior to expiration of the Waiver Period). Mr. Zaslav thanked Mr. D. Ellison for the call and indicated that WBD would follow up promptly after reviewing the agreements.

Later that evening, Mr. D. Ellison sent revised drafts of the merger agreement and other transaction agreements to the WBD Board (the “PSKY February 21 Proposal”), as well as PSKY’s summary presentation of the PSKY February 21 Proposal. Cravath subsequently sent copies of the PSKY February 21 Proposal to Debevoise and Wachtell Lipton. Among other things, the PSKY February 21 Proposal (i) reflected a $31.00 per share price, plus the Ticking Consideration, (ii) provided that the Ticking Consideration would begin accruing on September 30, 2026, rather than December 31, 2026 as provided for in the PSKY February 10 Amendment, (iii) narrowed the Ellison Parties’ “equity cure” commitment to cover any circumstance in which committed debt financing was unavailable at the Closing due to the inability to deliver a solvency certificate or make a representation with respect to solvency, (iv) added that WBD would be obligated to refund PSKY for the Netflix Termination Fee paid by PSKY on behalf of WBD and any Amended Notes Payment Amount paid by PSKY to or on behalf of WBD following termination of the merger agreement in certain circumstances, (v) substantially accepted WBD’s position that the definition of “Company Material Adverse Effect” only covered effects related to WBD’s Streaming and Studios segments and excluded effects attributable solely to the performance of WBD’s Global Linear Networks segment and (vi) increased the regulatory termination fee to $7 billion.

On February 22, 2026, the Transaction Committee held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington and Joele Frank, along with members of WBD’s senior management, to discuss the PSKY February 21 Proposal. WBD, PSKY, and their respective legal advisors also held a meeting via means of remote communication regarding regulatory matters relating to the PSKY February 21 Proposal.

On February 22, 2026 and February 23, 2026, representatives of PSKY and WBD continued to exchange drafts of and discuss the merger agreement and the other transaction documents.

On February 23, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton and Joele Frank, along with members of WBD’s senior management, to discuss the PSKY February 21 Proposal. The WBD Board again did not make a determination as to whether the PSKY February 21 Proposal could reasonably be expected to result in a Company Superior Proposal (as defined in the A&R Netflix Merger Agreement); however, the WBD Board directed its representatives to continue to negotiate with PSKY’s representatives as permitted by the Waiver.

At 11:59 p.m. Eastern Time on February 23, 2026, the Waiver Period expired, and WBD and its representatives ceased discussions with PSKY and its representatives.

On February 24, 2026, Cravath, on behalf of PSKY, sent revised drafts of the merger agreement and the other transaction documents to Debevoise and Wachtell Lipton, reflecting the parties’ discussions during the Waiver Period (the “PSKY February 24 Proposal”).

Subsequently on February 24, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington, Fried Frank and Joele Frank, along with members of WBD’s senior management. During the meeting, the WBD Board discussed the PSKY February 24 Proposal as compared to the terms of the A&R Netflix Merger Agreement. Representatives of Debevoise and Wachtell Lipton discussed with the WBD Board the extent to which the issues previously identified with the PSKY February 21 Proposal had been addressed. After discussion, the WBD Board determined (i) that the PSKY February 24 Proposal could reasonably be expected to result in a Company Superior Proposal (as defined in the A&R Netflix Merger Agreement) and (ii) that the failure to participate in discussions and negotiate with PSKY and its representatives concerning the PSKY February 24 Proposal would be reasonably likely to be inconsistent with the WBD Board’s fiduciary duties to WBD’s stockholders under applicable law (the “WBD Board February 24 Determination”). The WBD Board also instructed Mr. Zaslav to discuss with Mr. D. Ellison whether $31.00 per share plus the proposed Ticking Consideration was PSKY’s “best and final” offer. Promptly following the WBD Board February 24 Determination, Debevoise, on behalf of WBD, provided notice to Netflix and Skadden of such determination in accordance with the terms of the A&R Netflix Merger Agreement.

Following the WBD Board February 24 Determination and delivery of notice to Netflix of such determination, representatives of WBD and PSKY recommenced discussions regarding the merger agreement and other transaction documents, and reached agreement on the remaining open issues.

Also on February 25, 2026, Mr. Zaslav had a telephone conversation with Mr. D. Ellison. Mr. Zaslav asked about additional value. Mr. D. Ellison responded that PSKY’s view was that $31.00 per share plus the proposed Ticking Consideration represented full and fair value, particularly in the absence of any enhanced proposal by Netflix.

Later in the evening of February 25, 2026 and in the morning of February 26, 2026, representatives of WBD and PSKY discussed and finalized certain exceptions to interim operating covenants in respect of employee benefit matters. On February 25, 2026 and February 26, 2026, representatives of PSKY and WBD also continued to exchange drafts of and discuss the merger agreement and the other transaction documents.

On February 26, 2026, Cravath, on behalf of PSKY, sent WBD and its representatives a binding and irrevocable letter agreement, together with copies of the merger agreement and other transaction documents and executed signature pages (in escrow) for all parties to the merger agreement and other transaction documents (except for WBD), indicating that PSKY and the other parties to the transaction documents (other than WBD) were prepared to execute such documents and that PSKY’s and such other parties’ signatures were to be automatically released from escrow upon receipt by PSKY of (i) WBD’s written confirmation that WBD would terminate the A&R Netflix Merger Agreement concurrently with PSKY’s payment of the Netflix Termination Fee on behalf of WBD and (ii) WBD’s signature pages to the Merger Agreement and other transaction documents, which would be automatically released from escrow upon PSKY’s payment of the Netflix Termination Fee (the “PSKY February 26 Proposal”).

At 1:00 p.m. Eastern Time on February 26, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Covington, Fried Frank and Joele Frank, along with members of WBD’s senior management. During the meeting, the WBD Board discussed the PSKY February 26 Proposal as compared to the terms of the A&R Netflix Merger Agreement. After discussion and consultation with its outside legal counsel and financial advisors, the WBD Board determined (i) that the PSKY February 26 Proposal constituted a Company Superior Proposal (as defined in the A&R Netflix Merger Agreement) and (ii) that the failure to effect a Change in the Company Recommendation (as defined in the A&R Netflix Merger Agreement) based on the terms of the PSKY February 26 Proposal and the terms of the A&R Netflix Merger Agreement following the required Superior Proposal Match Period (as defined in A&R Netflix Merger Agreement) would be reasonably likely to be inconsistent with the WBD Board’s fiduciary duties to WBD’s stockholders under applicable law (the “WBD Board February 26 Determination”).

Promptly following the WBD Board February 26 Determination, Debevoise, on behalf of WBD, provided notice to Netflix and Skadden of such determination in accordance with the terms of the A&R Netflix Merger Agreement. Shortly following receipt of such notice, Skadden, on behalf of Netflix, provided notice to WBD that Netflix waived its rights with respect to the WBD Board February 26 Determination, which would have permitted Netflix to negotiate with WBD during the Superior Proposal Match Period (as defined in A&R Netflix Merger Agreement) and seek to make any revisions to the A&R Netflix Merger Agreement in response to the WBD Board February 26 Determination. Netflix issued a press release that same day stating that it had declined to match PSKY’s offer.

On February 27, 2026, the WBD Board held a meeting via means of remote communication, which included representatives of Allen & Company, J.P. Morgan, Evercore, Debevoise, Wachtell Lipton, Fried Frank and Covington, along with members of WBD’s senior management. During the meeting, the WBD Board again reviewed the PSKY February 26 Proposal and Netflix’s response to the WBD Board February 26 Determination.

At the WBD Board’s request, Allen & Company and J.P. Morgan provided the WBD Board with a financial analysis of the Merger Consideration and rendered to the WBD Board their respective opinions, confirmed by delivery of written opinions dated February 27, 2026, as to the fairness, from a financial point of view and as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken, of the Merger Consideration provided for pursuant to the Merger Agreement.

After discussion of the above and other factors, including Netflix’s waiver of its rights with respect to the WBD Board February 26 Determination, which would have permitted Netflix to negotiate with WBD during the Superior Proposal Match Period (as defined in A&R Netflix Merger Agreement) and seek to make any revisions to the A&R Netflix Merger Agreement in response to the WBD Board February 26 Determination, the WBD Board (i) determined that the termination of the A&R Netflix Merger Agreement was fair to and in the best interests of WBD and its stockholders and approved and declared advisable the termination of the A&R Netflix Merger Agreement pursuant to Section 8.1(c)(ii) of the A&R Netflix Merger Agreement and (ii)(a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, and in the best interests of, WBD and its stockholders, (b) determined that it was in the best interests of WBD and its stockholders and declared it advisable to enter into the Merger Agreement, (c) approved the execution and delivery by WBD of the Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein, and (d) resolved to recommend that the stockholders of WBD approve the Merger and adopt the Merger Agreement and directed that the Merger Agreement be submitted to the stockholders of WBD for its adoption.

Also on February 27, 2026 following the WBD Board meeting, Debevoise, on behalf of WBD, provided notice to Netflix terminating the A&R Netflix Merger Agreement pursuant to Section 8.1(c)(ii) of the A&R Netflix Merger Agreement, subject to and conditional on PSKY’s payment of the Netflix Termination Fee on behalf of WBD to Netflix, and substantially concurrently provided notice to PSKY confirming that WBD had terminated the A&R Netflix Merger Agreement subject to and conditional on PSKY’s payment of the Netflix Termination Fee on behalf of WBD and releasing WBD’s signature pages to the Merger Agreement and other transaction documents upon PSKY’s payment of the Netflix Termination Fee. Subsequently on February 27, 2026, PSKY paid the Netflix Termination Fee on behalf of WBD, and upon such payment (receipt of which was acknowledged by Netflix), the A&R Netflix Merger Agreement was terminated, all signatures to the Merger Agreement and other transaction documents were automatically released from escrow and such documents became effective.

Subsequently on February 27, 2026, WBD and PSKY issued a joint press release announcing the execution of the Merger Agreement and PSKY terminated the PSKY Tender Offer.

On March 2, 2026, PSKY filed a voluntary notice of dismissal with prejudice in the Court of Chancery of the State of Delaware with respect to the PSKY Complaint.

On March 9, 2026, Nobelis Capital sent further communication to WBD which, among other things, threatened various legal actions against WBD unless it entered into a “settlement framework” within forty-eight hours, which would include public disclosure of the Nobelis Proposal, WBD giving seven-day access to Nobelis to verify certain matters, and payment by WBD to Nobelis of a termination fee equal to “3.5% of the transaction value,” plus “full Expense Reimbursement for the costs of establishing our $10 Billion escrow architecture.” WBD took no further action with respect to the Nobelis communication, and WBD has received no further communication from Nobelis as of the date of this proxy statement.

Recommendation of the WBD Board; Reasons for the Merger

The WBD Board has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, WBD and its stockholders; (ii) determined that it is in the best interests of WBD and its stockholders and declared it advisable to enter into the Merger Agreement; (iii) approved the execution and delivery by WBD of the Merger Agreement, the performance by WBD of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein; and (iv) resolved to recommend that the stockholders of WBD approve the Merger and adopt the Merger Agreement and directed that the Merger Agreement be submitted to the stockholders of WBD for its adoption.

The WBD Board unanimously recommends that WBD stockholders vote “FOR” the Merger Proposal and “FOR” the Compensation Proposal.

In evaluating the Merger, the WBD Board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of WBD and unanimously determined that the Merger is in the best interests of WBD and its stockholders. The WBD Board considered a number of factors when evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including but not limited to those listed below, which the WBD Board viewed as supporting its decision to make its recommendation with respect to the Merger Agreement and the transactions contemplated thereby. Such factors include, but are not limited to (and are not necessarily in order of relative importance), the following:

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Consideration Offered and Premium to Unaffected Trading Price. The Merger Consideration of $31.00 in cash per share of WBD Common Stock, without interest (before taking into account the Ticking Consideration payable if the Closing Date occurs after September 30, 2026), represents a premium of approximately 147% to WBD’s unaffected stock price of $12.54 per share prior to media reports on September 11, 2025 that PSKY planned to make an offer to acquire WBD, and a 124% premium to WBD’s unaffected 52-week high trading price as of September 10, 2025.

•	Ticking Consideration. The fact that WBD stockholders will receive the Ticking Consideration to the extent that the Closing Date occurs after September 30, 2026.

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Certainty of Value. The Merger Consideration is an all-cash amount of at least $31.00 per share of WBD Common Stock, providing WBD’s stockholders with certainty of value and liquidity immediately upon the Closing. The certainty of all-cash consideration removes any valuation risk for WBD stockholders associated with consideration that consists in whole or in part of stock. The certainty of all-cash consideration also eliminates risks, uncertainties and a potentially longer timeline for realizing equivalent value from WBD’s standalone business plan.

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Strategic Review Process. The Merger Agreement is the result of an open and highly active strategic review process, during which WBD sought and received substantial interest for some or all of its businesses from a number of bidders, including Netflix. The WBD Board views the Merger Agreement as the best available transaction resulting from that process.

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Best Available Transaction for Maximizing Stockholder Value Following a Thorough Process. The WBD Board’s determination that the value of the Merger Consideration is more favorable to WBD and its stockholders than the other alternatives reasonably available to WBD in light of a number of factors, including the following:

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WBD conducted a robust and highly competitive process, with active oversight and direction provided by the WBD Board, following public announcement on October 21, 2025 of its strategic alternatives review process, involving outreach to 13 potential counterparties, of which four potential bidders executed non-disclosure agreements and three potential bidders provided final proposals to acquire all or parts of WBD (each of which were more favorable to WBD than such bidder’s prior proposals), and in the nearly three months following public announcement of the Original Netflix Merger Agreement, no party other than PSKY submitted a credible proposal;

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the course and history of WBD’s discussions and negotiations with PSKY, as described in “—Background of the Merger,” including multiple rounds of bids submitted by PSKY and other potential counterparties, and the WBD Board’s belief that PSKY’s offer of $31.00 per share plus the Ticking Consideration was its best offer absent Netflix improving the terms of the A&R Netflix Merger Agreement (which Netflix declined to do);

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the improvements that WBD and its advisors were able to obtain since PSKY’s initial proposal, as reflected in the Merger Agreement and other transaction documents. Such improved terms include, among other things, (i) the increase in the merger consideration from $19.00 per share (consisting of a mix of cash and PSKY Class B Common Stock) proposed by PSKY in the PSKY

September 14 Proposal to the Merger Consideration of $31.00 (including the Ticking Consideration, if any) (all cash) per share, (ii) the increase in the Regulatory Termination Fee from $5 billion proposed by PSKY in the PSKY December 4 Proposal to $7 billion, (iii) enhanced flexibility in the terms of certain covenants applicable to WBD’s operation of its business during the interim period between signing and closing, (iv) PSKY’s obligation to pay on behalf of or reimburse WBD for the Amended Notes Payment Amount of up to approximately $1.5 billion, to the extent incurred by WBD, (v) the ability of WBD to refinance or replace the Bridge Loan Facility subject to certain conditions, (vi) the payment by PSKY, on behalf of WBD, of the Netflix Termination Fee, (vii) the exclusion of any effects, developments or changes to the extent attributable to or arising as a result of WBD’s Global Linear Networks segment from being taken into account in determining whether a Company Material Adverse Effect has occurred, (viii) the equity commitment to PSKY from the Ellison Parties to provide $46.72 billion, the amounts that may be needed to fund any Ticking Consideration and Amended Notes Payment Amount and an uncapped additional amount if needed in order to obtain the required solvency certificate in connection with the debt financing, (ix) the guarantee of the Ellison Parties of certain of PSKY’s obligations to WBD, and (x) other improved terms of the Subscription Agreements and the Ellison Guarantee that enhance closing certainty;

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the WBD Board’s determination, after consultation with its outside legal counsel and financial advisors and taking into account all the terms and conditions of the Merger Agreement, that the Merger Agreement is more favorable to WBD stockholders than the A&R Netflix Merger Agreement; and

•	WBD’s current and historical financial condition, properties, assets and prospects, as well as its standalone plan and associated execution risks.

•	Opinions of Allen & Company and J.P. Morgan.

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The opinion, dated February 27, 2026, of Allen & Company to the WBD Board as to the fairness, from a financial point of view and as of such date, to holders of WBD Common Stock (other than, as applicable, PSKY, Merger Sub and their respective affiliates) of the Merger Consideration, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, as more fully described below under “—Opinions of Allen & Company and J.P. Morgan—Opinion of Allen & Company LLC.”

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The opinion, dated February 27, 2026, of J.P. Morgan to the WBD Board as to the fairness, from a financial point of view and as of the date of such opinion, to holders of WBD Common Stock of the Merger Consideration, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, as more fully described below under “—Opinions of Allen & Company and J.P. Morgan—Opinion of J.P. Morgan Securities LLC.”

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Certainty of Equity Financing Commitments. The equity financing necessary to consummate the Merger is unconditionally backed, on a joint and several basis, by the Ellison Parties, which have substantial net worth far in excess of the required equity, as well as by the smaller commitment from RedBird. WBD obtained robust enforcement rights to ensure that the equity financing required to complete the Merger will be funded at Closing. In addition to an aggregate $46.72 billion commitment from the Ellison Parties and $250 million from RedBird, the Ellison Parties have committed to fund further equity via a private placement in PSKY to cover any Ticking Consideration, the Contingent Equity Amount and the Amended Notes Payment Amount. In the view of the WBD Board, the terms of the related Subscription Agreements as well as WBD’s rights to enforce these commitments, including pursuant to the terms of the Ellison Guarantee in favor of WBD, are strong and reduce, to the extent reasonably feasible, any risk that these funds will not be provided at Closing.

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Debt Financing Commitments and Lack of Financing Condition. The Merger Agreement does not include a financing condition or similar contingency based on PSKY’s ability to obtain the debt financing necessary to complete the Merger, and it includes a representation that PSKY has and will have available at Closing the funds necessary for the payment of the aggregate Merger Consideration. In addition, PSKY has received debt commitments totaling $57.5 billion from affiliates of three reputable lenders, BofA, Citi, and Apollo. Furthermore, the Ellison Guarantee given by the Ellison Parties to WBD provides assurance that the Ellison Parties will fund additional equity into PSKY if required for PSKY to deliver a solvency certificate or to make a required representation regarding solvency in connection with the debt financing. Such obligation is uncapped and substantially enhances the certainty that the debt financing necessary to complete the Merger will be available at Closing. In the view of the WBD Board, such a commitment by the Ellison Parties is unprecedented in public company transactions of such scale, and substantially enhances the certainty of the debt financing in the Merger.

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Additional Assurances Under the Ellison Guarantee. The Ellison Guarantee also states that the Ellison Parties will use reasonable best efforts to obtain required regulatory approvals and not take certain actions that would reasonably be expected to prevent or materially delay the Closing, as described in “Ellison Guarantee.” Further, the Ellison Guarantee includes a covenant restricting the Ellison Parties from taking actions that would adversely affect their ability to perform their obligations under the Ellison Guarantee. The Ellison Parties are also responsible for payment of uncapped damages, losses and expenses resulting from a failure by PSKY or the Ellison Parties to comply with the terms of the Merger Agreement, Subscription Agreements, or Ellison Guarantee.

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Limited Conditionality to PSKY’s Closing Obligation. The limited conditions to PSKY’s obligation to consummate the Merger and certain provisions of the Merger Agreement which increase the likelihood of closing, including the absence of a financing condition or similar contingency based on PSKY’s ability to obtain financing, the regulatory efforts covenant, the $7 billion Regulatory Termination Fee payable by PSKY in certain circumstances, the ability of WBD to specifically enforce the terms of the Merger Agreement, the Ellison Guarantee and certain terms of the Subscription Agreements.

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Regulatory Approvals; Unprecedented Regulatory Break Fee. The WBD Board’s assessment, after consultation with WBD’s outside legal counsel, that the required regulatory approvals for the consummation of the Merger are likely to be obtained in a timely fashion. PSKY is required to use reasonable best efforts to take all actions necessary to consummate the Merger, including to obtain required regulatory approvals, and PSKY will be obligated to pay WBD the $7 billion Regulatory Termination Fee (which is the largest-ever cash regulatory termination fee agreed to by an acquirer of a U.S. public company) if the Merger Agreement is terminated due to the failure to receive the regulatory approvals that are expected to be required.

•	Ability to Consider Alternative Proposals and Enter into a Superior Proposal.

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WBD’s ability under the terms of the Merger Agreement to negotiate with parties that make an unsolicited proposal that constitutes or could reasonably be expected to result in a Superior Proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation”), and the WBD Board’s ability to approve or recommend as advisable such a Superior Proposal, in each case, subject to certain requirements and conditions, in order to maximize stockholder value;

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WBD’s ability to terminate the Merger Agreement and enter into a definitive agreement providing for a Superior Proposal, subject to certain requirements and conditions set forth in the Merger Agreement, including payment of the Company Termination Fee and the reimbursement of certain additional fees and expenses (including the Netflix Termination Fee PSKY paid to Netflix on behalf of WBD and any Amended Notes Payment Amount that PSKY pays to or on behalf of WBD); and

•	the ability of the WBD Board to effect a Change in the WBD Board Recommendation (as defined in “The Merger Agreement—Covenants and Agreements—WBD Board Recommendation”) in

specified circumstances in connection with a Superior Proposal or in response to an Intervening Event (as defined in “The Merger Agreement—Covenants and Agreements—WBD Board Recommendation”), subject to PSKY’s right to terminate the Merger Agreement and WBD’s obligation to pay the Company Termination Fee and to reimburse PSKY for certain additional fees and expenses (including the Netflix Termination Fee PSKY paid to Netflix on behalf of WBD and any Amended Notes Payment Amount that PSKY pays to or on behalf of WBD).

•	Other Terms of the Merger Agreement. The Merger Agreement contains certain other terms that are favorable to WBD, including:

•

the requirement that PSKY use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including, among other things, the agreement by PSKY to (i) sell, lease, license or otherwise dispose of assets, rights, businesses or other operations or interests of WBD and its subsidiaries after the Closing and to effect such other actions as necessary or advisable to avoid or prevent any proceeding or issuance of any governmental order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement by any governmental entity and (ii) defend through litigation any claim asserted seeking to delay or prohibit consummation of the transactions contemplated by the Merger Agreement and taking all actions necessary to resist or remove any governmental orders that would delay or prohibit consummation of such transaction, subject in each case to an exception that PSKY is not required to take such actions that would, individually or in the aggregate, amount to a material adverse effect on PSKY and its subsidiaries (including WBD and its subsidiaries), taken as a whole;

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PSKY’s obligation to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain and consummate its financing on the terms and conditions set forth in the Subscription Agreements and Debt Commitment Letter (as defined herein) no later than the Closing Date and PSKY’s obligation, in the event certain financing becomes unavailable, to obtain alternative financing; and

•

the ability of WBD to seek specific performance of PSKY’s obligations to consummate the Merger and pay certain amounts that may become payable under the Merger Agreement, and to prevent other breaches of the Merger Agreement, and the ability of WBD to seek specific performance of certain obligations of PSKY’s equity financing sources under the Subscription Agreements and of the Ellison Parties under the Guarantee.

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Opportunity for WBD Stockholders to Vote. The consummation of the Merger is subject to the adoption of the Merger Agreement by holders of a majority of the outstanding shares of WBD Common Stock, and WBD stockholders are free to evaluate the Merger and vote for or against the Merger Proposal at the Special Meeting.

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Availability of Appraisal Rights. The right of WBD’s stockholders to exercise appraisal rights pursuant to Section 262 of the DGCL in lieu of receiving the Merger Consideration if they comply in all respects with Section 262, and the lack of closing conditions related to the exercise of appraisal rights by WBD’s stockholders in the Merger Agreement.

•	No Vote of PSKY Stockholders. The Merger is not subject to the conditionality and execution risk of any required approval by PSKY’s stockholders.

The WBD Board also considered a number of uncertainties, risks and other potentially negative factors related to the Merger, including, among other things, the following factors (which are not necessarily in order of relative importance):

•	The Separation of the Streaming & Studios Business and Discovery Global Business Will Not Occur. WBD is unable to effectuate the previously planned separation of WBD into two publicly traded companies, and WBD stockholders will not realize the benefits from such separation. In addition, because PSKY will acquire all of WBD in the Merger, WBD stockholders will not participate in either the Streaming & Studios Business’s or the Discovery Global Business’s potential ability to separately pursue accretive investments and M&A opportunities in the future. Furthermore, if the Merger fails to close for any reason, WBD may not be able to effectuate the separation of either business as previously contemplated, resulting in a lost strategic opportunity for WBD stockholders.

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No Participation in the Future Growth or Earnings of WBD. Given that the Merger is an all-cash transaction, following the consummation of the Merger, WBD’s stockholders will no longer participate in WBD’s or the combined company’s future earnings or growth.

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PSKY’s Financial Condition and Financing Structure. PSKY has negative free cash flow and its credit rating is BB+ according to both Fitch Ratings and S&P Global Ratings, which is considered to be a below-investment-grade credit rating. The Merger requires new financing of ~$101 billion, including $54 billion in new debt financing, resulting in total pro forma gross debt of ~$82 billion and an estimated gross leverage ratio for the combined company of ~7x 2026E EBITDA before synergies.

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Closing Risk. The fact that completion of the Merger depends on certain factors outside of WBD’s and PSKY’s control, including obtaining the requisite regulatory approvals and approval by WBD stockholders, the risk that required approvals may be delayed, conditioned or denied, and that applicable governmental agencies may seek to impose unfavorable terms or conditions or otherwise fail to grant such approvals, and the fact that there can be no assurance that the conditions to completing the Merger will be satisfied even if the Merger is approved by WBD stockholders.

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Potential Negative Impact on WBD’s Business. The Merger may negatively affect WBD’s operations and its relationships with current and future business partners, customers, management and employees, all of which could impact WBD’s financial performance. There are also significant costs involved in connection with completing the Merger, and substantial time and effort of management required to consummate the Merger, which may disrupt WBD’s operations and therefore impact WBD’s financial performance. Many of these costs are expected to be incurred in connection with the Merger regardless of whether the Merger is consummated. WBD may suffer from employee and talent loss, which could require significant time to rebuild WBD’s competitive position.

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Litigation Risk. The inherent risk of litigation in connection with the Merger, including potential stockholder litigation relating to the execution of the Merger Agreement, the rejection of alternative acquisition proposals, and the consummation of the Merger, as well as the possibility that any such litigation could delay or prevent the consummation of the Merger and that WBD could incur significant costs and expenses in connection with such litigation.

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Interests of the WBD Board and Management. WBD’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of WBD’s stockholders generally, as described in “—Interests of WBD’s Directors and Executive Officers in the Merger” and “—Merger-Related Compensation for WBD’s Named Executive Officers.”

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Inability to Solicit Alternative Proposals. Under the Merger Agreement, WBD is, subject to certain exceptions, prohibited from soliciting proposals relating to alternative transactions or entering into discussions concerning or providing information in connection with such alternative transactions. If the Merger Agreement is terminated by WBD in certain circumstances, including in connection with WBD entering into a definitive agreement that is deemed a Superior Proposal or if the WBD Board effects a Change in the WBD Board Recommendation, then WBD will be obligated to pay PSKY the Company Termination Fee and reimburse PSKY for certain additional fees and expenses (including the Netflix Termination Fee PSKY paid to Netflix on behalf of WBD and any Amended Notes Payment Amount that PSKY pays to or on behalf of WBD).

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Interim Operating Covenants. The Merger Agreement contains certain restrictions on the conduct of WBD’s business during the period between execution of the Merger Agreement and the consummation of the Merger. Although WBD negotiated extensively with PSKY for the Merger Agreement to provide, and the WBD Board believes the Merger Agreement does provide, WBD sufficient flexibility to operate its business in the period between signing and closing, the interim operating restrictions could nonetheless negatively impact WBD’s ability to pursue certain business opportunities or strategic transactions.

•	Tax Matters. The receipt of the Merger Consideration will be a taxable transaction for WBD’s stockholders for U.S. federal income tax purposes.

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Other Risks. Other risks associated with the Merger, as more fully described in “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors of WBD contained in the documents that are incorporated by reference into this proxy statement, including in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2025. See “Where You Can Find More Information.”

The WBD Board considered the factors described above as a whole, including by engaging in discussions with members of WBD’s management team and legal and financial advisors. Based on this review and consideration, the WBD Board unanimously concluded that these factors, on balance, supported a determination that the potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger and that the Merger was more favorable to WBD and its stockholders than the other alternatives reasonably available to WBD.

The foregoing discussion of the information and factors considered by the WBD Board is intended to be illustrative and not exhaustive, but addresses the material information, reasons and factors considered by the WBD Board in consideration of its recommendation. In view of the wide variety of factors considered by the WBD Board in connection with its evaluation of the Merger and the complexity of these matters, the WBD Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the WBD Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The WBD Board based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contains forward-looking statements that should be read in conjunction with “Cautionary Statement Regarding Forward-Looking Statements.”

Additionally, the above discussion includes financial measures that are not prepared in accordance with GAAP, such as total pro forma gross debt and gross leverage ratio, that WBD’s management believes is useful information for investors and WBD stockholders to evaluate the Merger. WBD is not able to provide a reconciliation of the non-GAAP forward-looking measures to comparable GAAP measures and non-GAAP forward-looking measures are based on information obtained from Wall Street equity research analysts. Accordingly, WBD is relying on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K to exclude these reconciliations.

In considering the recommendation of the WBD Board, you should be aware that certain directors and executive officers of WBD may have interests in the Merger that are different from, or in addition to, interests of WBD stockholders generally and may create potential conflicts of interest. The WBD Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement and the Merger and in making its recommendation. See “—Interests of WBD’s Directors and Executive Officers in the Merger” and “—Merger-Related Compensation for WBD’s Named Executive Officers.”

Opinions of Allen & Company and J.P. Morgan

The following section provides an overview of the opinions rendered by Allen & Company and J.P. Morgan in connection with the Merger. For the avoidance of doubt, WBD did not request that Evercore prepare, nor did Evercore render, an opinion as to the fairness, from a financial point of view, to holders of WBD Common Stock of the Merger Consideration to be paid to such holders in the proposed Merger.

Opinion of Allen & Company LLC

WBD has engaged Allen & Company as a financial advisor to WBD in connection with the proposed Merger. In connection with this engagement, WBD requested that Allen & Company render an opinion to the WBD Board regarding the fairness, from a financial point of view, to holders of WBD Common Stock (other than, as applicable, PSKY, Merger Sub and their respective affiliates) of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. On February 27, 2026, at a meeting of the WBD Board held to evaluate the Merger, Allen & Company rendered an oral opinion, confirmed by delivery of a written opinion dated February 27, 2026, to the WBD Board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the Merger Consideration to be received by holders of WBD Common Stock (other than, as applicable, PSKY, Merger Sub and their respective affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Allen & Company’s written opinion, dated February 27, 2026, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated by reference herein in its entirety. The description of Allen & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion and advisory services were intended for the benefit and use of the WBD Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that WBD (or the WBD Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by WBD to engage in the Merger, including in comparison to other strategies or transactions that might be available to WBD or which WBD might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any security holder as to how such security holder should vote or act on any matter relating to the Merger or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with WBD and the industries in which WBD operates as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of WBD and PSKY in the course of discussions relating to the Merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of WBD or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of WBD or any other entity, or conducted any analysis concerning the solvency or fair value of WBD, PSKY or any other entity. Allen & Company did not investigate, and made no assumption and expressed no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting WBD or any other entity, and Allen & Company assumed, with WBD’s consent, that there would be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms of an execution version, provided to Allen & Company on February 27, 2026, of the Merger Agreement;

•	reviewed certain publicly available business and financial information relating to WBD, including public filings of WBD, and reviewed historical market prices and trading volumes for WBD Common Stock;

•

reviewed certain financial and other information relating to WBD provided to or discussed with Allen & Company by the management of WBD, including certain internal financial forecasts, estimates and other financial and operating data relating to WBD prepared by the management of WBD;

•	held discussions with the management of WBD relating to the operations, financial condition and prospects of WBD;

•

reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating WBD;

•	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the Merger; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with WBD’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and other representatives of WBD and PSKY or otherwise reviewed by Allen & Company. With respect to the financial forecasts and estimates and financial, operating and other data that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the management of WBD, and Allen & Company assumed, at WBD’s direction, that such financial forecasts and estimates and financial, operating and other data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and were an appropriate basis upon which to evaluate, the future financial and operating performance of WBD and the other matters covered thereby. Allen & Company also assumed, at WBD’s direction, that there had been and would be no changes in the assets, liabilities, financial condition, results of operations or prospects of WBD since the dates on which the most recent financial and other information relating to WBD was made available to Allen & Company that would be meaningful in any respect to Allen & Company’s analyses and opinion. Allen & Company expressed no opinion or view as to any financial forecasts or estimates or financial, operating or other data or the assumptions on which they were based.

Allen & Company relied, at WBD’s direction, upon the assessments of the management of WBD as to, among other things, (i) the potential impact on WBD and PSKY of certain market, competitive, technological, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the entertainment and media industries and (ii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, content providers, distributors and other commercial relationships of WBD. With WBD’s consent, Allen & Company assumed that there would be no developments with respect to any such matters that would have an adverse effect on WBD or the Merger that would be meaningful in any respect to Allen & Company’s analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of such opinion. As the WBD Board was aware, the credit, financial and stock markets, the industries in which WBD operates and the securities of WBD have experienced and may continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on WBD or the Merger.

Allen & Company assumed, with WBD’s consent, that the Merger and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, releases, waivers, decrees and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on WBD, the Merger or related transactions that would be meaningful in any respect to Allen & Company’s analyses or opinion. In addition, Allen & Company assumed, with WBD’s consent, that the final executed Merger Agreement would not differ from the execution version reviewed by Allen & Company in any respect meaningful to its analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders of WBD Common Stock (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of WBD held by such holders, and Allen & Company’s opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of WBD or otherwise. Allen & Company’s opinion also did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or financing thereof, any guarantee or other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise. Allen & Company expressed no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. Allen & Company did not express any opinion or view as to the prices at which WBD Common Stock or any other securities of WBD may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. In addition, Allen & Company expressed no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting WBD or the Merger, and Allen & Company relied, at WBD’s direction, upon the assessments of representatives of WBD as to such matters. Allen & Company’s opinion did not constitute a recommendation as to the course of action that WBD (or the WBD Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by WBD to engage in the Merger, including in comparison to other strategies or transactions that might be available to WBD or which WBD might engage in or consider.

Miscellaneous

For Allen & Company’s financial advisory services in connection with the Merger, WBD has agreed to pay Allen & Company an aggregate cash fee of $100 million, of which $20 million was payable in connection with the Netflix Merger prior to its termination, $10 million was payable upon delivery of Allen & Company’s opinion to the WBD Board in connection with the Merger Agreement, $30 million is payable no later than December 1, 2026 and $40 million is payable contingent upon consummation of the Merger. WBD also has agreed to reimburse Allen & Company’s expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

WBD selected Allen & Company as its financial advisor in connection with the Merger based on, among other things, Allen & Company’s reputation, experience and familiarity with WBD and the industries in which WBD operates. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the WBD Board was aware, Allen & Company in the past has provided and in the future may provide investment banking services to WBD and/or its affiliates unrelated to the Merger for which services Allen & Company has received or will receive compensation, including, during the approximate two-year period prior to the date of its opinion, in connection with a sale transaction, for which services in respect of such sale transaction Allen & Company received an aggregate fee of $6 million. As the

WBD Board also was aware, an individual who, as of the date of Allen & Company’s opinion, was a managing director of Allen & Company (which individual was not a member of the Allen & Company transaction advisory team for the Merger and who will not receive any portion of the fees payable to Allen & Company in connection with the Merger) is a member of the WBD Board and the Transaction Committee. As the WBD Board further was aware, although Allen & Company is not currently providing, and during the approximate two-year period prior to the date of its opinion, Allen & Company had not provided investment banking services for which Allen & Company received compensation to PSKY or to the Ellison Trust or RedBird (together with RedBird Capital Partners Management, LLC (“RedBird Capital Partners”), the “RedBird Parties”), each of which has provided equity funding commitments to PSKY in connection with the Merger, Allen & Company in the future may provide investment banking services to PSKY, the Ellison Trust, the RedBird Parties and/or their respective affiliates for which Allen & Company would expect to receive compensation. In the ordinary course, Allen & Company as a broker-dealer and certain of its affiliates, directors and officers have invested or may invest, hold long or short positions and trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of WBD, PSKY and/or their respective affiliates. As the WBD Board was aware, in October 2025, Allen & Company received shares of PSKY Class B Common Stock and cash proceeds in connection with the acquisition by PSKY of a company in which Allen & Company held a passive minority investment, which shares of PSKY Class B Common Stock were issued subject to a 180-day lockup. The issuance of Allen & Company’s opinion was approved by Allen & Company’s opinion committee.

Opinion of J.P. Morgan Securities LLC

WBD also has retained J.P. Morgan as a financial advisor to WBD in connection with the proposed Merger. At a meeting of the WBD Board on February 27, 2026, J.P. Morgan rendered an oral opinion, confirmed by delivery of a written opinion dated February 27, 2026, to the WBD Board to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing such opinion, the Merger Consideration to be paid to holders of WBD Common Stock in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated February 27, 2026, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing such opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the WBD Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the Merger Consideration payable in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of WBD or as to the underlying decision by WBD to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of WBD as to how such stockholder should vote with respect to the Merger or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed an execution version, provided to J.P. Morgan on February 27, 2026, of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning WBD and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of WBD with publicly available information concerning certain companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of WBD Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of WBD relating to WBD; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of WBD and PSKY with respect to certain aspects of the Merger, and the past and current business operations of WBD, the financial condition and future prospects and operations of WBD, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by WBD and PSKY or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with WBD, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of WBD, PSKY or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan assumed that there had been and would be no changes in the assets, liabilities, financial condition, results of operations or prospects of WBD since the dates on which the most recent financial and other information relating to WBD was made available to J.P. Morgan that would be meaningful in any respect to J.P. Morgan’s analyses and opinion. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of WBD to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement and related documents would be consummated as described in the Merger Agreement and related documents, and that the final executed Merger Agreement would not differ in any material respects from the execution version thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by WBD and PSKY in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to WBD with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger, including any divestiture or other requirements or remedies, amendments or modifications, would be obtained or occur without any adverse effect on WBD or the Merger that would be meaningful in any respect to J.P. Morgan’s analyses or opinion.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of WBD Common Stock in the proposed Merger and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any class of securities, creditors or other constituencies of WBD or as to the underlying decision by WBD to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be paid to the holders of WBD Common Stock in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the prices at which WBD Common Stock or any other securities of WBD will trade or otherwise be transferable at any future time.

Miscellaneous

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected as a financial advisor to WBD with respect to the proposed Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with WBD and the industries in which it operates.

For services rendered in connection with the Merger, WBD has agreed to pay J.P. Morgan an aggregate fee of $90 million, of which $15 million was payable in connection with the Netflix Merger prior to its termination, $5 million was payable upon delivery of J.P. Morgan’s opinion to the WBD Board in connection with the Merger Agreement, $20 million was payable upon the termination of the A&R Netflix Merger Agreement and $50 million is contingent and payable upon consummation of the Merger. In addition, WBD has agreed to reimburse J.P. Morgan for expenses incurred in connection with its services, including fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any material financial advisory or other material commercial or investment banking relationships with PSKY or the Ellison Trust. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with WBD for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included acting as sole financial advisor to WBD on the sale of All3Media in May 2024, acting as financial advisor to WBD on its new corporate structuring announced in December 2024, acting as financial advisor to WBD in connection with certain stockholder activism matters in March 2025, acting as financial advisor to WBD in connection with the planned separation of the Streaming & Studios Business from the Discovery Global Business announced in June 2025, acting as lead left arranger on the Bridge Loan Facility in June 2025 and acting as joint bookrunner on an amendment to the Bridge Loan Facility in February 2026. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with RedBird Capital Partners, an equity investor in the Merger, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included acting as sole bookrunner on a term loan and credit facility in May 2024. In addition, during the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with portfolio companies of RedBird Capital Partners for which J.P. Morgan and such affiliates received customary compensation. Such services during such period included providing equity underwriting services to portfolio companies of RedBird Capital Partners. In addition, J.P. Morgan and/or its affiliates are currently providing corporate finance services to RedBird Capital Partners and/or certain of its affiliates, which services are unrelated to the Merger. J.P. Morgan and its affiliates expect to receive customary compensation in connection with such services which, considered in the aggregate and assuming all the transactions are actually completed, are expected by J.P. Morgan as of the date of its opinion to be less than the fees that J.P. Morgan will receive from WBD in connection with the Merger. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with Oracle, an affiliated entity of the Ellison Trust and PSKY, for which J.P. Morgan and its affiliates received customary compensation. Such services included acting as active bookrunner on bond offerings for Oracle in September 2024, January 2025, September 2025 and February 2026. In addition, a commercial banking affiliate of J.P. Morgan is an agent bank and a lender under outstanding credit facilities of WBD and PSKY for which such affiliate receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 2% of the outstanding WBD Common Stock and less than 1% of the outstanding PSKY Class B Common Stock and the common stock of Oracle, as applicable. During the two-year period preceding the delivery of J.P. Morgan’s opinion, aggregate fees recognized by J.P. Morgan from WBD were approximately $204 million, aggregate fees recognized by J.P. Morgan from PSKY were approximately $2 million, aggregate fees recognized by J.P. Morgan from RedBird Capital Partners and/or its portfolio companies were approximately $12 million and aggregate fees recognized by

J.P. Morgan from Oracle were approximately $13 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of WBD or PSKY for their own account or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates likely hold long or short positions in such securities or other financial instruments.

Financial Analyses of Allen & Company and J.P. Morgan

The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Allen & Company and J.P. Morgan believe that the following summary and the analyses must be considered as a whole and that selecting portions of the following summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and their respective opinions. Implied reference ranges from any particular analysis, combination of analyses or as otherwise described below were utilized to create points of reference for analytical purposes and should not be taken to be the view of either Allen & Company or J.P. Morgan with respect to the actual value of WBD or its businesses. In arriving at their respective opinions, Allen & Company and J.P. Morgan did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support their respective opinions. Rather, Allen & Company and J.P. Morgan considered the totality of the factors and analyses performed in determining their respective opinions.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by Allen & Company and J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those forecasts and analyses. Moreover, such analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which companies or businesses actually could be acquired or sold or the prices at which any securities may trade or otherwise be transferable at any time. None of the selected companies or selected transactions reviewed as described in the summary below is identical to WBD or its businesses, and certain of the selected companies and target companies involved in the selected transactions may have characteristics that are materially different from those of WBD and such businesses. However, the companies and transactions selected were chosen because such selected companies or target companies involved in such selected transactions have operations and businesses that, for purposes of the analyses of Allen & Company and J.P. Morgan, may be considered similar to those of WBD and such businesses. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to WBD and its businesses and the transactions compared to the Merger.

Allen & Company and J.P. Morgan were not requested to, and they did not, determine or recommend the specific consideration payable in the Merger or that any given consideration constituted the only appropriate consideration in the Merger. The type and amount of consideration payable in the Merger were determined through arm’s-length negotiations between WBD and PSKY, and the decision to effect the Merger was solely that of the WBD Board. The financial analyses of Allen & Company and J.P. Morgan and their respective opinions were only one of many factors considered by the WBD Board in its evaluation of the Merger and should not be viewed as determinative of the views of the WBD Board or WBD’s management with respect to the Merger, the consideration payable in the Merger or otherwise.

The following is a summary of the material financial analyses presented to the WBD Board in connection with the respective opinions, each dated February 27, 2026, of Allen & Company and J.P. Morgan. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the respective opinions of, Allen & Company and J.P. Morgan, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Allen & Company and J.P. Morgan. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such differences may be material. For purposes of the financial analyses described below, the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, including the impact of stock-based compensation expense and corporate allocations and eliminations, and excluding one-time non-recurring items.

Selected Public Companies Analysis. Allen & Company and J.P. Morgan performed a selected public companies analysis of WBD on a sum-of-the-parts basis in which certain financial and stock market information (as applicable) was reviewed relating to the Streaming & Studios Business, the Discovery Global Business and the selected publicly traded entities listed or referred to below.

In their selected public companies analysis of WBD, Allen & Company and J.P. Morgan reviewed publicly available financial and stock market information of 16 selected companies that Allen & Company and J.P. Morgan considered for purposes of their analysis sufficiently similar to the operations, businesses or other aspects of WBD. The selected companies consisted of the following two diversified entertainment and media companies (collectively, the “selected diversified companies”), one studio company (the “selected studio company”), four U.S. linear networks companies (collectively, the “selected U.S. linear companies”), seven international linear networks companies (collectively, the “selected international linear companies” and, together with the selected U.S. linear companies, the “selected linear companies”) and two direct-to-consumer (“DTC”) companies (collectively, the “selected DTC companies” and, together with the selected diversified companies, the selected studio company and the selected linear companies, the “selected companies”):

Selected Diversified Companies	Selected Studio Company	Selected DTC Companies
• Paramount Skydance Corporation	• Lionsgate Studios Corp.	• Netflix, Inc.
• The Walt Disney Company		• Roku, Inc.

Selected U.S. Linear Companies	Selected International Linear Companies
• AMC Networks Inc.	• Atresmedia Corporación de Medios de Comunicación, S.A.
• Fox Corporation	• ITV plc
• Starz Entertainment Corp.	• MFE-MediaForEurope N.V.
• Versant Media Group, Inc.	• Metropole Television S.A.
• Nine Entertainment Co. Holdings Limited
• RTL Group S.A.
• Television Francaise 1 SA

Allen & Company and J.P. Morgan reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on February 26, 2026 (or, in the case of Paramount Skydance Corporation, as of an unaffected date of September 10, 2025 and, in the case of ITV plc, as of an unaffected date of November 5, 2025) plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets (as applicable), as multiples of, in the case of the selected diversified companies, the selected studio company and the selected linear companies, calendar year 2026 estimated adjusted EBITDA and, in the case of the selected DTC companies, calendar year 2026 estimated revenue. Financial data of the selected companies were based on or derived from public filings, publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized, as applicable, for comparative purposes. Financial data of WBD were based on financial forecasts and estimates of WBD management.

The overall low to high calendar year 2026 estimated adjusted EBITDA multiples observed for the selected diversified companies were 8.4x to 10.3x, the calendar year 2026 estimated adjusted EBITDA multiple observed for the selected studio company was 16.6x, the overall low to high calendar year 2026 estimated adjusted

EBITDA multiples observed for the selected linear companies were 3.6x to 6.7x for the selected U.S. linear companies and 3.3x to 7.4x for the selected international linear companies and the overall low to high calendar year 2026 estimated revenue multiples observed for the selected DTC companies were 2.2x to 7.2x. Allen & Company and J.P. Morgan applied a selected range of calendar year 2026 estimated adjusted EBITDA multiples derived from the selected diversified companies and the selected studio company of 15.5x to 17.5x to corresponding data of the Studios business of WBD, a selected range of calendar year 2026 estimated adjusted EBITDA multiples derived from the selected linear companies of 4.0x to 5.0x to corresponding data of the Discovery Global Business and a selected range of calendar year 2026 estimated revenue multiples derived from the selected DTC companies of 1.5x to 2.0x to corresponding data of the Streaming business of WBD. This analysis indicated the following approximate implied equity value per share reference range for WBD, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$15.53 – $21.18	$31.00

No company or business used in this analysis is identical to WBD and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies or businesses to which WBD was compared.

Selected Transactions Analysis. Allen & Company and J.P. Morgan performed a selected transactions analysis of WBD on a sum-of-the-parts basis in which Allen & Company and J.P. Morgan reviewed publicly available financial information relating to 15 selected transactions involving target companies with operations, businesses or other aspects that Allen & Company and J.P. Morgan considered for purposes of their analysis sufficiently similar to WBD. The selected transactions consisted of the following three transactions involving diversified entertainment and media target companies (collectively, the “selected diversified transactions”), four transactions involving studio target companies (collectively, the “selected studio transactions”), four U.S. transactions involving linear networks target companies (collectively, the “selected U.S. linear transactions”), three international transactions involving linear networks target companies (collectively, the “selected international linear transactions” and, together with the selected U.S. linear transactions, the “selected linear transactions”) and one transaction involving a DTC target company (the “selected DTC transaction” and, together with the selected diversified transactions, the selected studio transactions and the selected linear transactions, the “selected transactions”):

Selected Diversified Transactions:

Announcement Date	Acquiror	Target
July 2024	• Skydance Media, LLC	• Paramount Global
June 2018	• The Walt Disney Company	• Twenty-First Century Fox, Inc.
October 2016	• AT&T Inc.	• TimeWarner Inc.

Selected Studio Transactions:

Announcement Date	Acquiror	Target
December 2021	• Candle Media, LLC	• Moonbug Entertainment Limited
May 2021	• Amazon.com, Inc.	• MGM Holdings Inc.
August 2019	• Hasbro, Inc.	• Entertainment One Ltd.
April 2016	• Comcast Corporation	• DreamWorks Animation SKG, Inc.

Selected U.S. Linear Transactions:

Announcement Date	Acquiror	Target
September 2020	• The E.W. Scripps Company	• ION Media Networks, Inc.
May 2019	• Sinclair Broadcast Group, Inc.	• Fox Corporation (Regional Sports Network)
July 2017	• Discovery Communications, Inc.	• Scripps Network Interactive, Inc.
June 2016	• Lionsgate Studios Corp.	• Starz Entertainment Corp.

Selected International Linear Transactions:

Announcement Date	Acquiror	Target
September 2025	• Canal+ S.A.	• MultiChoice Group Ltd.
September 2025	• MFE-MediaForEurope N.V.	• ProSiebenSat.1 Media SE
December 2023	• DPG Media Group N.V.	• RTL Nederland

Selected DTC Transaction:

Announcement Date	Acquiror	Target
November 2023	• The Walt Disney Company	• Hulu, LLC

Allen & Company and J.P. Morgan reviewed, among other information, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid or payable in the selected transactions, as multiples of, in the case of the selected diversified transactions, the selected studio transactions and the selected linear transactions, the target company’s latest 12 months adjusted EBITDA and, in the case of the selected DTC transaction, the target company’s latest 12 months revenue, in each case, as of the applicable announcement date of such transaction. Financial data for the selected transactions were based on or derived from public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of WBD were based on financial forecasts and estimates of WBD’s management.

The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected diversified transactions were 7.9x to 16.5x, the overall low to high latest 12 months adjusted EBITDA multiples observed for the selected studio transactions were 19.5x to 34.4x, the overall low to high latest 12 months adjusted EBITDA multiples observed for the selected linear transactions were 6.5x to 11.2x for the selected U.S. linear transactions and 7.0x to 8.7x for the selected international linear transactions and the latest 12 months revenue multiple observed for the selected DTC transaction was 2.6x. Allen & Company and J.P. Morgan applied a selected range of latest 12 months adjusted EBITDA multiples derived from the selected diversified transactions and the selected studio transactions of 17.5x to 25.0x to the latest 12 months adjusted EBITDA (as of December 31, 2025) of the Studios business of WBD, applied a selected range of latest 12 months adjusted EBITDA multiples derived from the selected linear transactions of 5.5x to 6.5x to the latest 12 months adjusted EBITDA (as of December 31, 2025) of the Discovery Global Business and applied a selected range of latest 12 months revenue multiples derived from the selected DTC transaction of 2.5x to 3.0x to the latest 12 months revenue (as of December 31, 2025) of the Streaming business of WBD. This analysis indicated the following approximate implied equity value per share reference range for WBD, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$21.25 – $29.99	$31.00

No company, business or transaction used in this analysis is identical to WBD or the Merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the acquisition or other values of the companies or businesses to which WBD and the Merger were compared.

Discounted Cash Flow Analyses. Allen & Company and J.P. Morgan performed separate discounted cash flow analyses of WBD by calculating the estimated present value (as of December 31, 2025) of the normalized unlevered, after-tax free cash flows that WBD was forecasted to generate during the fiscal year ending December 31, 2026 through the fiscal year ending December 31, 2030 based on financial forecasts and estimates prepared by the management of WBD. For purposes of these analyses, stock-based compensation was treated as a cash expense.

Allen & Company calculated ranges of terminal values for WBD at the end of the forecast period by applying to the fiscal year December 31, 2030 estimated adjusted EBITDA of the Streaming & Studios Business provided by WBD management a selected range of adjusted EBITDA multiples of 11.0x to 15.0x and applying to the fiscal year December 31, 2030 estimated adjusted EBITDA of the Discovery Global Business provided by WBD management a selected range of adjusted EBITDA multiples of 4.5x to 5.0x. The present values (as of December 31, 2025) of the cash flows and terminal values were then calculated by Allen & Company using selected ranges of discount rates of 8.0% to 9.5% in the case of the Streaming & Studios Business and 6.75% to 8.0% in the case of the Discovery Global Business. This analysis indicated the following approximate implied equity value per share reference range for WBD, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$21.16 – $31.91	$31.00

J.P. Morgan calculated ranges of terminal values by applying a selected range of perpetuity growth rates of 2.5% to 3.5% based on input provided by WBD management to the end of the forecast period for the Streaming & Studios Business and applying to the fiscal year December 31, 2030 estimated adjusted EBITDA of the Discovery Global Business provided by WBD management a selected range of adjusted EBITDA multiples of 4.5x to 5.0x. The present values (as of December 31, 2025) of the cash flows and terminal values were then calculated by J.P. Morgan using selected ranges of discount rates of 8.5% to 9.5% in the case of the Streaming & Studios Business and 7.0% to 8.0% in the case of the Discovery Global Business. This analysis indicated the following approximate implied equity value per share reference range for WBD, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$20.67 – $31.34	$31.00

Certain Unaudited Prospective Financial Information

WBD does not, as a matter of course, publicly disclose long-term projections as to future revenue, earnings or other results and is especially cautious of making financial forecasts for extended periods given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, WBD does not endorse projections or other unaudited prospective financial information as necessarily indicative of actual future results.

However, in connection with the WBD Board’s review of strategic alternatives to enhance stockholder value and evaluation of a potential transaction, WBD’s management prepared certain unaudited prospective financial information with respect to the Streaming & Studios Business’s future operations for fiscal years 2026 through 2030 (the “WB Projections”) and the Discovery Global Business’s future operations for fiscal years 2026 through 2030 (the “DG Projections” and, together with the WB Projections, the “Prospective Financial Information”).

The Prospective Financial Information was not prepared with a view to public disclosure and is included in this proxy statement only because it was (i) provided to the WBD Board in connection with its evaluation of the Merger Agreement and the transactions contemplated thereby and (ii) provided to Allen & Company and J.P. Morgan for their use and reliance in connection with their respective financial analyses and opinions, as described in “—Opinions of Allen & Company and J.P. Morgan.”

The following is a summary of the WB Projections:

	Fiscal Year Ending December 31, (1)(2)
	2026E	2027E	2028E	2029E	2030E
Revenue:
DTC	$11.8	$13.4	$14.9	$16.3	$17.5
Studios	12.4	14.0	14.9	16.1	16.5

Segment Revenue	24.3	27.4	29.8	32.4	34.1
Corporate and Other(3)	(2.4)	(3.1)	(3.3)	(3.5)	(3.4)

Total Revenue	$21.9	$24.4	$26.5	$28.9	$30.6
Adjusted EBITDA Pre-SBC(4):
DTC	$1.5	$2.1	$2.8	$3.6	$4.4
Studios	2.5	3.3	3.7	4.4	4.6

Segment Adjusted EBITDA Pre-SBC	4.0	5.4	6.5	8.0	9.0
Corporate and Other(3)	(0.4)	(0.6)	(0.6)	(0.6)	(0.6)

Total Adjusted EBITDA Pre-SBC	$3.5	$4.8	$6.0	$7.4	$8.4
Adjusted EBITDA Post-SBC(5)	$3.2	$4.5	$5.6	$7.0	$8.0
Unlevered Free Cash Flow(6)	$0.3	$1.5	$2.4	$3.7	$4.5

(1)	All amounts in U.S. dollar billions.
(2)	Numbers may not foot due to rounding.
(3)	Includes intercompany eliminations.
(4)

Adjusted EBITDA Pre-SBC is defined as operating income excluding: (i) the impact of stock-based compensation expense, (ii) depreciation and amortization, (iii) restructuring and facility consolidation, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, (vi) third-party transaction and integration costs, (vii) amortization of purchase accounting fair value step-up for content, (viii) amortization of capitalized interest for content and (ix) other items impacting comparability.

(5)	Adjusted EBITDA Post-SBC is defined as Adjusted EBITDA Pre-SBC inclusive of the impact of stock-based compensation expense.
(6)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Post-SBC less the sum of (i) cash content spend in excess of/(less than) content amortization, (ii) capital expenditures, (iii) changes in net working capital, (iv) estimated income taxes, (v) restructuring costs and (vi) other cash items impacting comparability.

The material estimates and assumptions made by WBD’s management in connection with the preparation of the WB Projections include:

•

Studios: growth in revenues from expansion of theatrical slate, including associated retail and experiences, investment in key franchises, including renewed focus on games, and continued demand from third party subscription video on demand services (including associated content licensing); Adjusted EBITDA benefits from increased film volume paired with greater licensing opportunities, higher volume of TV episode deliveries and content sales and $1.4 billion in capital expenditures for expansion of tours and experiences; and

•

DTC: increase in revenues from continued subscriber growth and average revenue per user expansion, including growth into new markets (United Kingdom, Ireland and Italy), and greater engagement on ad-lite plans; Adjusted EBITDA benefits from subscriber growth and operational improvements, with margins growing to 28% by 2030, further supported by significant investments in programming and marketing.

The following is a summary of the DG Projections:

	Fiscal Year Ending December 31, (1)(2)
	2026E	2027E	2028E	2029E	2030E
Revenue:
CNN	$1.8	$1.9	$2.0	$2.1	$2.2
Other U.S. Networks	10.0	9.4	8.8	8.3	8.2
International Networks	4.3	4.2	4.3	4.2	4.2
Discovery+	0.8	0.8	0.9	1.0	1.0

Networks Revenue	17.0	16.4	15.9	15.6	15.6
Corporate and Other	(0.0)	0.0	0.0	0.0	0.0

Total Revenue	$16.9	$16.4	$15.9	$15.6	$15.6
Adjusted EBITDA Pre-SBC(3):
CNN	$0.6	$0.5	$0.6	$0.6	$0.6
Other U.S. Networks	3.5	2.7	2.0	2.0	1.8
International Networks	1.1	1.0	0.9	1.0	0.9
Discovery+	0.2	0.2	0.3	0.4	0.4

Networks Adjusted EBITDA Pre-SBC	5.4	4.4	3.9	4.0	3.8
Corporate and Other	(0.5)	(0.5)	(0.6)	(0.6)	(0.6)

Total Adjusted EBITDA Pre-SBC	$4.8	$3.9	$3.3	$3.4	$3.2
Adjusted EBITDA Post-SBC(4)	$4.6	$3.6	$3.1	$3.2	$2.9
Unlevered Free Cash Flow(5)	$2.3	$2.6	$2.4	$2.4	$2.3

(1)	All amounts in U.S. dollar billions.
(2)	Numbers may not foot due to rounding.
(3)

Adjusted EBITDA Pre-SBC is defined as operating income excluding: (i) the impact of stock-based compensation expense, (ii) depreciation and amortization, (iii) restructuring and facility consolidation, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, (vi) third-party transaction and integration costs, (vii) amortization of purchase accounting fair value step-up for content, (viii) amortization of capitalized interest for content and (ix) other items impacting comparability.

(4)	Adjusted EBITDA Post-SBC is defined as Adjusted EBITDA Pre-SBC inclusive of the impact of stock-based compensation expense.
(5)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Post-SBC less the sum of (i) cash content spend in excess of/(less than) content amortization, (ii) capital expenditures, (iii) changes in net working capital, (iv) estimated income taxes, (v) restructuring costs and (vi) other cash items impacting comparability.

The material estimates and assumptions made by WBD’s management in connection with the preparation of the DG Projections include:

•

U.S. Networks: declines in traditional revenue sources due to average annual revenue weighted subscriber declines of (8)%, partially offset by resiliency in linear sports performance and the planned launch of a sports-related DTC offering; Adjusted EBITDA benefits from cost efficiencies in the existing business and growth in new platforms, partially offsetting high margin linear revenue declines and higher sports cost.

•

International Networks: negative impacts to linear pay TV revenue across distribution and advertising revenue due to secular pay TV subscriber declines, albeit at varying rates across territories; partially offset by advertising revenue resiliency in European FTA markets and continued efficiencies in the pay TV operating expense base;

•

CNN: core revenue declines at (4)% compound annual growth rate, offset by on-going savings initiatives to stabilize Adjusted EBITDA and pivot resources towards growth opportunities; new platform revenue reaching approximately $600 million by 2030; and

•

Discovery+: growth in revenues from renewed focus and investment in marketing and content; Adjusted EBITDA and margin improvement from revenue flow-through and from greater scale and efficiencies in fixed cost base.

The Prospective Financial Information was not prepared with a view to compliance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures, as used in the Prospective Financial Information, may not be comparable to similarly titled amounts used by other companies or persons. Financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, WBD has not provided a reconciliation of the financial measures included in the Prospective Financial Information.

In addition, the Prospective Financial Information was not prepared with a view to compliance with the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Prospective Financial Information has been prepared by, and is the responsibility of, WBD’s management. Neither WBD’s independent registered public accounting firm, PricewaterhouseCoopers LLP, nor any other independent accounting firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Prospective Financial Information, and accordingly, PricewaterhouseCoopers LLP does not, nor does any other independent accounting firm, express any opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement relates to WBD’s previously issued financial statements. It does not extend to the Prospective Financial Information and should not be read to so do.

Although this summary of the Prospective Financial Information is presented with numerical specificity, the projections reflect numerous variables, assumptions and estimates as to future events made by WBD’s management that WBD’s management believed were reasonable at the time the Prospective Financial Information was prepared, taking into account the relevant information available to WBD’s management at the time. Since the Prospective Financial Information covers multiple years, it becomes subject to greater uncertainty with each successive year. Various assumptions underlying the Prospective Financial Information may not prove to be reflective of actual results. The assumptions upon which the Prospective Financial Information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond WBD’s control. The Prospective Financial Information also reflects assumptions as to certain business strategies or plans that are subject to change. Furthermore, the Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the Merger Agreement. The projections in the Prospective Financial Information may not be realized, and actual results may be significantly higher or lower than projected in the Prospective Financial Information. Important factors that may affect actual results and cause projections in the Prospective Financial Information to not be achieved include, but are not limited to, risks and uncertainties relating to the business of WBD (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory and competitive environment, general business and economic conditions and other risk factors described in the sections titled “Cautionary Statement Regarding Forward-Looking Statements.”

The Prospective Financial Information included in this proxy statement is subjective and should not be regarded as an indication that WBD or any of its affiliates, advisors or representatives, or any other persons, have considered the Prospective Financial Information to be necessarily predictive of actual future events, or that it should be construed as financial guidance, and the Prospective Financial Information should not be relied upon as such. Except to the extent required by applicable federal securities laws, WBD does not intend to, and expressly disclaims any responsibility for, updating or otherwise revising or reconciling the Prospective Financial

Information to reflect (i) circumstances existing after the date when the Prospective Financial Information was prepared or (ii) the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Prospective Financial Information are shown to no longer be appropriate. Neither WBD nor any of its affiliates, advisors or representatives, nor any other person, makes any representation to any person regarding the ultimate performance of WBD relative to the financial forecasts reflected in the Prospective Financial Information by virtue of its inclusion in this proxy statement.

This summary of the Prospective Financial Information is not being included in this proxy statement to influence your decision whether to vote in favor of the Merger Proposal, the Compensation Proposal or any other proposal that may be voted upon at the Special Meeting. In light of the foregoing factors and the uncertainties inherent in these forecasts, you are cautioned not to place undue reliance on the Prospective Financial Information.

Interests of WBD’s Directors and Executive Officers in the Merger

WBD’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of WBD stockholders generally. You should keep this in mind when considering the recommendation of the WBD Board “FOR” the Merger Proposal. The WBD Board was aware of these interests and considered them when evaluating and negotiating the Merger Agreement and the Merger and in making its recommendation. These interests may include, among others, those described in this section and the section titled “—Merger-Related Compensation for WBD’s Named Executive Officers.”

WBD’s non-employee directors are as follows:

•	Samuel A. Di Piazza, Jr.

•	Richard W. Fisher

•	Paul A. Gould

•	Debra L. Lee

•	Joseph M. Levin

•	Anton J. Levy

•	Kenneth W. Lowe

•	Fazal F. Merchant

•	Anthony J. Noto

•	Paula A. Price

•	Daniel E. Sanchez

•	Geoffrey Y. Yang

WBD’s executive officers are as follows:

•	David M. Zaslav, President and Chief Executive Officer

•	Gunnar Wiedenfels, Chief Financial Officer

•	Priya Aiyar, Chief Legal Officer

•	Bruce L. Campbell, Chief Revenue and Strategy Officer

•	Lori Locke, Chief Accounting Officer

•	Jean-Briac Perrette, CEO and President, Global Streaming and Games

•	Amy Girdwood, Chief People and Culture Officer

•	Gerhard Zeiler, President, International

Certain Assumptions

The following assumptions were used solely for purposes of quantifying the value of equity-based awards held by WBD’s directors and executive officers in the tables below and the potential payments and benefits described in the below section titled “—Merger-Related Compensation for WBD’s Named Executive Officers”:

•	the Effective Time occurred on March 11, 2026, which is the latest practicable date prior to the filing of this proxy statement;

•

for each share of WBD Common Stock underlying a WBD equity-based award, the holder thereof was entitled to receive $31.00 (the “Base Merger Consideration”), with no Ticking Consideration becoming payable based on the assumed date of the Effective Time;

•	each executive officer’s salary and target short-term cash incentive opportunities as of the Effective Time were those in effect as of the date of this proxy statement; and

•	each executive officer and non-employee director experienced a qualifying termination (as defined below) on March 11, 2026 immediately following the Effective Time.

The amounts quantified in this section, including in the below section titled “—Merger-Related Compensation for WBD’s Named Executive Officers,” are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced. Accordingly, the actual amounts, if any, that may be paid or become payable to directors and executive officers may materially differ from such estimates. All amounts are rounded to the nearest whole number.

Equity-Based Awards Held by Non-Employee Directors and Executive Officers

Set forth below is a discussion of the WBD RSUs, WBD PRSUs, WBD Options, WBD DSUs and WBD Notional Units held by WBD’s non-employee directors and executive officers. These equity-based awards were granted pursuant to WBD’s Amended & Restated Warner Bros. Discovery, Inc. Stock Incentive Plan or the Warner Bros. Discovery, Inc. 2013 Incentive Plan, in the case of WBD’s executive officers, and pursuant to the Warner Bros. Discovery, Inc. 2005 Director Incentive Plan (as amended and restated), in the case of WBD’s non-employee directors (each such plan, together with all award agreements thereunder, a “WBD stock plan”).

Treatment of Equity-Based Awards in the Merger

WBD equity-based awards that are outstanding as of immediately prior to the Effective Time, including those held by WBD non-employee directors and executive officers, will be treated as described in the section of this proxy statement titled “The Merger Agreement—Merger Consideration—Treatment of WBD Equity Awards.” This treatment is also summarized below. Pursuant to the Merger Agreement, as of the Effective Time:

•

each vested WBD Option will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per-share exercise price for such vested WBD Option by (ii) the total number of shares of WBD Common Stock subject to such vested WBD Option immediately prior to the Effective Time;

•

each unvested WBD Option with an exercise price per share of WBD Common Stock that is less than the Merger Consideration will be assumed by PSKY and automatically converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess of the Merger Consideration over the per-share exercise price for such unvested WBD Option, by (ii) the total number of shares of WBD Common Stock subject to such unvested WBD Option immediately prior to the Effective Time;

•

each WBD Option with an exercise price per share of WBD Common Stock that is equal to or greater than the Merger Consideration will be canceled without any cash payment or other consideration being made in respect thereof;

•

each vested WBD Stock Unit will be canceled and converted into the right to receive the Merger Consideration with respect to each share of WBD Common Stock underlying such vested WBD Stock Unit, with the number of shares of WBD Common Stock subject to each vested WBD PRSU determined based on the attainment of the applicable performance measures at the actual level of performance, as determined by the WBD Board or a committee thereof in the ordinary course of business and consistent with past practice;

•

each unvested WBD Stock Unit will be assumed by PSKY and automatically converted into the contingent right to receive the Merger Consideration with respect to each share of WBD Common Stock underlying such unvested WBD Stock Unit, with the total number of shares of WBD Common Stock that are subject to each unvested WBD PRSU determined by assuming attainment of the applicable performance measures at the greater of (x) target performance and (y) actual performance extrapolated through the end of the applicable performance period based on actual performance through the Closing Date, as determined by the WBD Board or a committee thereof in good faith and consistent with past practice;

•

each WBD DSU will be assumed by PSKY and automatically converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the number of shares of WBD Common Stock subject to such WBD DSU immediately prior to the Effective Time, with such WBD DSU Consideration remaining subject to the same terms and conditions that applied to the corresponding WBD DSU immediately prior to the Effective Time (including with respect to timing and form of payment); and

•

each WBD Notional Unit subject to a WBD DC plan will be assumed by PSKY and automatically converted into a PSKY Notional Unit equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of WBD Common Stock subject to such WBD Notional Unit immediately prior to the Effective Time, with each such PSKY Notional Unit remaining subject to the same terms and conditions that applied to the corresponding WBD Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable WBD DC plan.

Each above-described contingent right to receive an amount in cash in respect of an unvested WBD Option or unvested WBD Stock Unit is referred to herein as a “PSKY Cash Award.” Each PSKY Cash Award will be subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding unvested WBD Option or unvested WBD Stock Unit immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of such contingent rights amounts and are not adverse to the holders) with respect to receipt of such PSKY Cash Award.

It is assumed for all purposes of this discussion that the consummation of the Merger would constitute a “change in control” under each WBD stock plan, following which, if the holder of a PSKY Cash Award is terminated other than for “cause” or for certain executive officers only, such holder resigns with “good reason” (either, a “qualifying termination”), such qualifying termination would result in the full acceleration of vesting of the PSKY Cash Award. The definitions of “cause” and “good reason” applicable to each WBD director or executive officer are contained in his or her respective award or employment-related agreements.

Equity-Based Awards Held by Non-Employee Directors

The following table summarizes the estimated cash value of the WBD RSUs and WBD DSUs held by each non-employee director as of March 11, 2026, based on the assumptions set forth above (including that each share of WBD Common Stock underlying outstanding equity-based awards is entitled to receive the Base Merger Consideration and no additional Ticking Consideration based on the assumed date of the Effective Time).

Name	WBD RSUs ($)	WBD DSUs(1) ($)	Total Value ($)
Samuel A. Di Piazza, Jr.	744,000	1,833,681	2,577,681
Richard W. Fisher	744,000	499,286	1,243,286
Paul A. Gould	744,000	3,197,929	3,941,929
Debra L. Lee	744,000	499,286	1,243,286
Joseph M. Levin	744,000	326,647	1,070,647
Anton J. Levy	744,000	—	744,000
Kenneth W. Lowe	744,000	—	744,000
Fazal F. Merchant	744,000	—	744,000
Anthony J. Noto	744,000	—	744,000
Paula A. Price	744,000	1,833,681	2,577,681
Daniel E. Sanchez	744,000	—	744,000
Geoffrey Y. Yang	744,000	499,286	1,243,286

(1)

Non-employee directors may elect for WBD DSUs to be settled upon a separation from service, one year following a separation from service or five years following a separation from service, or on a specified date. The consummation of the Merger would not be expected to impact the settlement timing of such WBD DSUs, unless the holder experiences a separation from service in connection with such event. WBD RSUs as to which a deferral election applies but which are unvested as of March 11, 2026 are reflected in the “WBD RSUs” column of this table.

WBD Notional Units Held by Non-Employee Directors of WBD

Certain non-employee directors of WBD hold WBD Notional Units acquired in connection with an election to defer such director’s cash retainer under the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan. As of March 11, 2026, Samuel A. Di Piazza, Jr. and Paula A. Price held 82,415 and 9,706 WBD Notional Units, respectively, which would have a value of $2,554,865 and $300,886, respectively, based on the assumptions set forth above (including that each underlying share of WBD Common Stock is entitled to receive the Base Merger Consideration and no additional Ticking Consideration based on the date of the assumed Effective Time).

Equity-Based Awards Held by Executive Officers

As of March 11, 2026, WBD’s executive officers held WBD RSUs, WBD PRSUs and WBD Options having an aggregate cash value (calculated assuming that each share of WBD Common Stock underlying outstanding equity-based awards is entitled to receive the Base Merger Consideration) of $165,694,473, $529,585,152 and $502,554,239, respectively (including, in each case, unvested awards and awards that have vested but not yet settled into, or been exercised for, shares of WBD Common Stock). The aggregate cash value of WBD PRSUs outstanding is calculated assuming achievement of the applicable performance-vesting criteria for in-progress performance periods at their (i) target level, for WBD PRSUs granted in 2026, and (ii) maximum level, for WBD PRSUs granted in prior years.

Except for the “single trigger” CEO Awards described below, all WBD equity-based awards, and the PSKY Cash Awards that would be received in respect thereof, are subject to “double trigger” accelerated vesting if the holder of the award is terminated in a qualifying termination within 12 months following the Effective Time.

Certain stock options held by WBD’s Chief Executive Officer, David Zaslav, that were granted on June 12, 2025 and January 2, 2026 (the “CEO Options”) and certain WBD RSUs held by WBD’s Chief Executive Officer that were granted on January 5, 2026 (the “CEO RSUs” and together with the CEO Options, the “CEO Awards”) are subject to “single trigger” vesting on a “change in control,” including the consummation of the Merger. All of the CEO Awards were granted pursuant to requirements set forth in Mr. Zaslav’s June 2025 employment agreement and are subject to a service-based vesting condition requiring continued employment over a period of five years from June 12, 2025, which service condition ceases to apply upon the consummation of a “change in control,” including the consummation of the Merger. Sixty percent of the CEO Options granted in June 2025 are subject to performance goals related to the price of WBD Common Stock relative to each such CEO Option’s exercise price, which performance goals have already been achieved and have been deemed satisfied with respect to the CEO Awards granted in January 2026. The CEO Options granted in January 2026 fulfilled the requirement in Mr. Zaslav’s employment agreement to supplement the CEO Options granted in June 2025, and the CEO RSUs were granted in satisfaction of WBD’s obligation to make up for the lost economic value attributable to the increase in the exercise price of the CEO Options granted on January 2, 2026 over that of the CEO Options granted on June 12, 2025.

The following table summarizes the vested and unvested equity-based awards held by each executive officer as of March 11, 2026 and the estimated cash value that each executive officer would be entitled to receive in respect of such awards based on the assumptions described above and made solely for purposes of this proxy statement (including that each share of WBD Common Stock underlying outstanding equity-based awards is entitled to receive the Base Merger Consideration and no additional Ticking Consideration based on the date of the assumed Effective Time). The actual values of such awards may be higher depending on whether any Ticking Consideration also becomes payable.

Name	WBD RSUs ($)	WBD PRSUs ($)(1)	WBD Options ($)	Total Value of Unvested Awards ($)(2)	Total Value of Vested Awards ($)(3)
David M. Zaslav	60,867,415	129,057,588	443,131,800	517,204,781	115,852,022
Gunnar Wiedenfels	10,865,066	94,251,439	8,030,290	113,146,795	—
Priya Aiyar	27,833,164	26,420,587	3,133,403	57,387,154	—
Bruce L. Campbell	11,686,597	102,676,898	9,132,807	102,676,898	20,819,404
Lori Locke	2,694,086	907,897	—	3,601,983	—
Jean-Briac Perrette	11,997,217	102,676,898	23,636,694	123,806,922	14,503,887
Amy Girdwood	31,602,144	2,905,227	—	2,905,227	31,602,144
Gerhard Zeiler	8,148,784	70,688,618	15,489,245	70,688,618	23,638,029

(1)

WBD PRSUs. Amounts reported in this column include (a) $387,282,504 in unvested WBD PRSUs for which the overall performance period has not ended (“Unvested In-Progress PRSUs”), (b) $26,450,626 in unvested WBD PRSUs for which the overall performance period has ended but that remain subject to time-based vesting conditions (“Unvested Crystalized PRSUs”) and (c) $115,852,022 in fully vested WBD PRSUs held by Mr. Zaslav that are no longer subject to performance or time-based vesting conditions but for which settlement into shares of WBD Common Stock is scheduled to occur at a later date (“Deferred PRSUs”). The aggregate value of Unvested In-Progress PRSUs is calculated assuming achievement of the applicable performance-based vesting criteria for in-progress performance periods at their (i) target level, for Unvested In-Progress PRSUs granted in 2026, and (ii) maximum level, for Unvested In-Progress PRSUs granted in prior years. The value of WBD PRSUs outstanding at the actual Effective Time may differ depending on the actual (or extrapolated actual) level of achievement of applicable performance vesting-criteria as of the Effective Time.

(2)

Total Value of Unvested Awards. Amounts reported in this column reflect the aggregate cash value of each executive officer’s outstanding unvested equity-based awards, which (i) for the unvested WBD RSUs and unvested WBD PRSUs, is equal to the product obtained by multiplying the Base Merger Consideration by the number of shares of WBD Common Stock underlying each such award (after adjusting Unvested

In-Progress PRSUs for assumed performance as described above), and (ii) for the unvested WBD Options, is equal to the product obtained by multiplying the number of shares of WBD Common Stock underlying each such award by the difference between the Base Merger Consideration and the exercise price per option. Amounts reported in this column for Mr. Zaslav reflect the value of his outstanding CEO Options ($443,131,800) and CEO RSUs ($60,867,415), which are each “single trigger” awards that vest solely as a result of the consummation of the Merger, and the value of his outstanding Unvested In-Progress PRSUs ($13,205,566), which are “double trigger” awards that do not become vested in connection with consummation of the Merger unless he experiences a qualifying termination within 12 months following Effective Time. All unvested equity-based awards held by all other executive officers are “double trigger” awards that do not become vested in connection with consummation of the Merger unless the executive officer experiences a qualifying termination within the 12 months following the Effective Time.
(3)

Total Value of Vested Awards. Amounts reported in this column reflect the aggregate value of (a) the Deferred PRSUs held by Mr. Zaslav, (b) WBD Options held by Messrs. Perrette and Zeiler that are vested and currently exercisable with an aggregate cash value (based on the Base Merger Consideration) equal to $14,503,887 and $9,466,539, respectively, (c) WBD Options held by Messrs. Campbell and Zeiler that are not currently exercisable but without regard to a change in control would be retained and exercisable following a voluntary or involuntary employment termination (other than for “cause” or due to death or disability) because the executive has satisfied retirement eligibility criteria under the applicable award agreement (“Retirement-Vested Options”) with an aggregate cash value (based on the Base Merger Consideration) equal to $9,132,807 and $6,022,706, respectively and (d) WBD RSUs held by Messrs. Campbell and Zeiler and Ms. Girdwood that without regard to a change in control would be retained following a voluntary or involuntary employment termination (other than for “cause” or due to death or disability) because the executive has satisfied retirement eligibility criteria under the applicable award agreement (“Retirement-Vested RSUs”) with an aggregate cash value (based on the Base Merger Consideration) equal to $11,686,597, $8,148,784 and $31,602,144, respectively.

Transaction Bonus Program

The compensation committee of the WBD Board (“Compensation Committee”) has authorized WBD to establish a transaction bonus program (the “Transaction Bonus Program”), the purpose of which is both to recognize and incentivize the contributions of selected key employees, which may include WBD’s executive officers other than its Chief Executive Officer, to the success of the Merger, as well as to secure and encourage the continued employment of such employees through the consummation of the Merger. Under the Transaction Bonus Program, designated employees may receive a cash bonus from a pool of $38.7 million. As of the date of this proxy statement, no amounts from the pool have been allocated to WBD’s eligible executive officers.

WBD Executive Employment Agreements

Benefits upon Termination of Employment

WBD’s executive officers are generally eligible for severance benefits under their respective employment agreements in the event of a qualifying termination, regardless of whether a “change in control” (including the consummation of the Merger) has occurred. In the event of a qualifying termination, and subject to the execution and non-revocation of a release of claims and continued compliance with any applicable restrictive covenants (as discussed below in the section of this proxy statement titled “—Restrictive Covenants”) executive officers (other than Mr. Zaslav) would generally be entitled to receive:

•

Cash Severance: Continued payment of base salary for a period not to exceed 24 months, which is the longest of (a) the remainder of the executive officer’s employment term, (b) 12 months or (c) the number of weeks of severance to which the executive officer would have been entitled under the applicable severance plan then in effect (the “Base Salary Continuation Period”). The Base Salary Continuation Period would be (i) 12 months for Mr. Wiedenfels and Ms. Girdwood, (ii) the remainder of the employment term (approximately 23.5 months) for Ms. Aiyar, and (iii) 24 months for Messrs.

Campbell, Perrette and Zeiler and Ms. Locke, in each case, assuming a qualifying termination occurred immediately following the assumed Effective Time on March 11, 2026. If we were to extend Mr. Wiedenfels’ employment agreement prior to its expiration in July 2026, such extension could increase his Base Salary Continuation Period up to a maximum of 24 months and/or result in other changes to his compensation or other terms and conditions of employment.

•

Bonus Severance: A full target annual bonus for each full year within the Base Salary Continuation Period (including the year of termination) plus a pro-rated target annual bonus for any subsequent partial year within the Base Salary Continuation Period (based on the portion of the year that occurs within the Base Salary Continuation Period). In no event will more than one target annual bonus be payable with respect to any single calendar year. In all cases, bonus severance amounts are payable at the time bonuses for the applicable year are paid to other executives.

•

Health and Welfare Benefits: Reimbursement of COBRA premiums for up to 18 months for Messrs. Wiedenfels, Campbell and Perrette and continued eligibility to participate in the applicable group health plans during the Base Salary Continuation Period for Mmes. Aiyar, Locke and Girdwood. Mr. Zeiler’s employment agreement does not provide for post-termination health and welfare benefits.

•	Repatriation: Mr. Wiedenfels is also eligible for repatriation benefits to return to Germany covering himself and his family members.

In the event of a qualifying termination not in connection with a “change in control” (i.e., more than 12 months following the Effective Time), outstanding equity awards held by such executive officers will be treated in accordance with the terms of the applicable WBD stock plan and award agreements.

In the event of a qualifying termination, and subject to the execution and non-revocation of a release of claims, Mr. Zaslav would be entitled to receive:

•

Cash Severance: An amount equal to one-twelfth (1/12) of the average annual base salary Mr. Zaslav was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by 24 months, plus an amount equal to one-twelfth (1/12) of the average annual bonus paid to Mr. Zaslav for the immediately preceding two years (excluding the amount of any annual bonus in excess of $12,000,000), multiplied by 24, payable over the course of 24 months following his termination.

•	Annual Bonus: A prorated bonus for the year of termination (subject to achievement of the applicable performance metrics).

•	Health and Welfare Benefits: Reimbursement of COBRA premiums for up to the maximum applicable COBRA period.

•	Equity-Based Awards: Accelerated vesting of the CEO Awards and any other outstanding WBD RSUs and WBD PRSUs at maximum levels of performance.

For an estimate of the value of the payments and benefits described above that would be payable to WBD’s named executive officers in connection with a qualifying termination of employment in connection with the Merger, see “—Merger-Related Compensation for WBD Named Executive Officers.”

Restrictive Covenants

Mr. Zaslav is subject to a non-competition covenant and a non-solicitation of customers and employees covenant that are each applicable during the period of his employment and for a period of 24 months thereafter, unless Mr. Zaslav’s employment is terminated without “cause” or by Mr. Zaslav for “good reason,” in which case the restricted period would be 12 months following such qualifying termination.

Each of WBD’s other executive officers (other than Mr. Perrette) is subject to a non-competition covenant and a non-solicitation of customers and employees covenant that are each applicable during the period of employment and for 12 months and 18 months, respectively, following the termination of the executive’s services with WBD (except for Ms. Girdwood whose post-employment non-solicitation period is 12 months instead of 18 months).

Mr. Perrette, who is based in California, is subject to non-solicitation covenants with respect to customers and employees that are applicable during the period of employment and for 12 months following the termination of his services with WBD.

All executive officers are required to perpetually maintain the confidentiality of WBD’s confidential information.

Annual Bonuses for Year of the Effective Time

The Merger Agreement provides that any employees of WBD who continue to be employees of PSKY following the consummation of the Merger, including any of WBD’s executive officers, will receive an annual bonus for the year of the consummation of the Merger at the greater of (i) target-level performance for all individual performance goals and the greater of target and actual performance for company performance goals through the Effective Time, extrapolated through the end of the applicable calendar year, in each case, as determined by WBD consistent with its past practice and (ii) actual performance through the end of the applicable performance period, as determined by PSKY in good faith and consistent with WBD’s past practice.

David Zaslav Tax Reimbursement Agreement

On March 10, 2026, WBD entered into a tax reimbursement agreement with Mr. Zaslav to address his potential exposure to certain excise taxes that may arise in connection with the Merger. The agreement was permitted pursuant to an exception to the interim operating covenants in the Merger Agreement which was agreed between PSKY and WBD following finalization of the economic and other material terms of the Merger Agreement, but prior to execution of the Merger Agreement. Prior to WBD’s entry into the tax reimbursement agreement, our Compensation Committee considered, among other things, (i) that the cost of any tax reimbursement payments under the agreement would arise following the completion of the Merger and be borne by the surviving corporation, (ii) analysis from outside tax advisors showing that, without such agreement, Mr. Zaslav would be at a substantial disadvantage in terms of excise tax exposure under the PSKY transaction given he was unlikely to have any such exposure in a transaction with Netflix due to anticipated closing timing and other factors and (iii) Mr. Zaslav’s commitments in the agreement to cooperate with reasonable requests from WBD and PSKY to mitigate his exposure to any excise taxes.

Under the tax reimbursement agreement, if any payment or benefit received by Mr. Zaslav in connection with the Merger becomes subject to the excise tax under Section 4999 of the Code, Mr. Zaslav is entitled to a tax reimbursement payment (an “Excise Tax Reimbursement Payment”) so that, on a net after-tax basis, he is placed in the same position as if no excise tax had applied. Whether Mr. Zaslav will be subject to any such excise taxes, and the amount of any resulting Excise Tax Reimbursement Payment, is uncertain as of the date of this proxy statement and dependent on the application of mechanical rules under the Code and many other factors, including when the Effective Time occurs, whether Mr. Zaslav experiences a qualifying termination within 12 months after the Effective Time and the availability and impact of various excise tax mitigation strategies. Further discussion of these factors and an estimate of the potential aggregate amount of the Excise Tax Reimbursement Payment is set forth in the section below titled “—Merger-Related Compensation for WBD’s Named Executive Officers,” based on the assumptions described therein.

Compensation Arrangements with PSKY and its Affiliates

As of the date of this proxy statement, none of our executive officers have entered into any definitive agreement with PSKY or any of its affiliates regarding continued employment with PSKY, the surviving corporation or one or more of their affiliates. Prior to, or following the Effective Time, however, some or all of our executive officers may discuss or enter into definitive agreements (which would take effect on or after the Effective Time) with PSKY or its affiliates regarding employment with, or the right to receive compensation and benefits from, PSKY or one or more of its affiliates (including the surviving corporation). In addition, pursuant to the Merger Agreement, as described in the section below titled “The Merger Agreement—Certain Employee Matters,” PSKY has agreed that it will cause the surviving corporation to provide, for a period of 12 months following the Effective Time, certain levels of compensation and benefits to each individual who is employed by WBD or any of its subsidiaries as of the Effective Time and continues to be employed with PSKY or any of its subsidiaries as of immediately following the Effective Time.

Indemnification and Insurance; Further Actions

The Merger Agreement provides for certain indemnification arrangements for WBD’s current officers and directors and the continuation of certain insurance arrangements for WBD’s current officers and directors for six years after the Effective Time. In addition, if determined to be appropriate, WBD may also implement strategies in consultation with PSKY to mitigate the impact of Sections 280G and 4999 of the Code with respect to payments and other benefits that may be payable to executive officers in connection with the Merger, including entry into or expansion of non-competition covenants to which the executive officers may be subject.

Merger-Related Compensation for WBD’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amounts of compensation for each of WBD’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to WBD’s named executive officers. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of WBD stockholders, as described in the section of this proxy statement titled “Proposals for the Special Meeting—The Compensation Proposal.”

The table below sets forth estimates of the amounts of payments and benefits that each of WBD’s named executive officers would receive in connection with the Merger using the assumptions described above under “—Interests of WBD’s Directors and Executive Officers in the Merger—Certain Assumptions.” The amounts quantified in this section are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced. Accordingly, the actual amounts, if any, that may be paid or become payable to directors and executive officers may materially differ from such estimates. All amounts are rounded to the nearest whole number.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
David Zaslav	34,219,178	517,204,781	44,195	335,368,021	886,836,175
Gunnar Wiedenfels	6,610,625	113,146,795	266,283	—	120,023,703
Bruce L. Campbell	18,805,973	102,676,898	43,347	—	121,526,218
Jean-Briac Perrette	18,193,151	123,896,922	41,551	—	142,041,624
Gerhard Zeiler	11,894,122	70,688,618	—	—	82,582,740

(1)

Cash. The amounts reported in this column reflect the aggregate value of the cash severance payments to which the named executive officers are entitled under their respective employment agreements (as discussed above in the section of this proxy statement titled “—Interests of WBD’s Directors and Executive Officers in the Merger—WBD Executive Employment Agreements”) in connection with a qualifying termination of employment (which, for Mr. Zeiler, is based on the exchange rate of 1.16 United States Dollars to 1 Euro recorded as of market close on March 11, 2026). All cash severance payments are contingent on a qualifying termination of employment and are neither payable on a “single trigger” basis in connection with a change in control nor enhanced if the qualifying termination follows a change in control. Such payments are subject to the named executive officer’s execution and delivery of a release of claims and, for each named executive officer other than Mr. Zaslav, continued compliance with applicable non-competition and non-solicitation covenants. The table below quantifies and further describes each component of each named executive officer’s cash severance entitlement assuming a qualifying termination occurred immediately following the assumed Effective Time on March 11, 2026. The amounts reported in this column do not reflect the value of any awards under the Transaction Bonus Program, which as of the date of this proxy statement, have not been approved or granted to any of our named executive officers. As stated above, Mr. Zaslav is not eligible for an award under the Transaction Bonus Program.

Name	Salary Severance ($)(a)	Bonus Severance ($)(b)	Total ($)
David Zaslav	6,000,000	28,219,178	34,219,178
Gunnar Wiedenfels	2,142,400	4,468,225	6,610,625
Bruce L. Campbell	5,892,000	12,913,973	18,805,973
Jean-Briac Perrette	5,700,000	12,493,151	18,193,151
Gerhard Zeiler	4,030,970	7,863,152	11,894,122

(a)

The amounts reported in this column reflect the amount of each named executive officer’s cash severance entitlement determined by reference to base salary, as summarized above in the section of this proxy statement titled “—Interests of WBD’s Directors and Executive Officers in the Merger—WBD Executive Employment Agreements—Benefits upon Termination of Employment.” The Base Salary Continuation Period for each of Messrs. Campbell, Perrette and Zeiler would be 24 months and the Base Salary Continuation Period for Mr. Wiedenfels would be 12 months, in each case, assuming each experienced a qualifying termination immediately following the assumed Effective Time on March 11, 2026. If we were to extend the term of Mr. Wiedenfels’ employment agreement prior to its expiration in July 2026, such extension could increase his Base Salary Continuation Period up to a maximum of 24 months and/or result in other changes to his compensation or other terms and conditions of employment.

(b)

The amounts reported in this column reflect the portion of each named executive officer’s severance entitlement determined by reference to an annual bonus entitlement (“Bonus Severance”), as summarized above in the section of this proxy statement titled “—Interests of WBD’s Directors and Executive Officers in the Merger—WBD Executive Employment Agreements—Benefits upon Termination of Employment.” Pursuant to the terms of the applicable employment agreements, the Bonus Severance amounts reported in this column reflect (i) a prorated bonus for the year of termination based on the executive’s assumed qualifying termination on March 11, 2026 (which, for Mr. Zaslav, is estimated assuming target-level achievement of all applicable performance criteria) and (ii) the bonus component of severance during the applicable severance period.

(2)

Equity. The amounts reported in this column reflect the aggregate cash value of the unvested WBD Options, unvested WBD RSUs and unvested WBD PRSUs held by each named executive officer as of March 11, 2026, in each case, based on the Base Merger Consideration (which, in the case of WBD Options, is calculated as the difference between the Base Merger Consideration and the applicable exercise price per option). Mr. Zaslav’s CEO Awards are “single trigger” awards that vest solely as a result of the consummation of the Merger, and the values reported in the “WBD Options” and “WBD RSUs” columns of the table below for Mr. Zaslav are attributable solely to such awards. All other equity-based awards held by named executive officers are “double trigger” awards eligible for accelerated vesting upon the holder’s qualifying termination within 12 months after the Effective Time, and the values reported below assume that the employment of each holder was terminated in a qualifying termination immediately following the assumed Effective Time on March 11, 2026. The following table quantifies the value (without regard to applicable tax withholding) of unvested WBD Options, unvested WBD RSUs, and unvested WBD PRSUs included in the aggregate values reported in this column:

Name	WBD Options ($)(a)	WBD RSUs ($)(b)	WBD PRSUs ($)(c)	Total ($)
David Zaslav	443,131,800	60,867,415	13,205,566	517,204,781
Gunnar Wiedenfels	8,030,290	10,865,066	94,251,439	113,146,795
Bruce L. Campbell	—	—	102,676,898	102,676,898
Jean-Briac Perrette	9,132,807	11,997,217	102,676,898	123,806,922
Gerhard Zeiler	—	—	70,688,618	70,688,618

(a)

The amounts reported in this column exclude the value of vested and currently exercisable WBD Options, as well as Retirement-Vested Options, which, because of the applicable named executive officer’s retirement eligibility, would be retained by such executive following a voluntary or involuntary termination (other than for cause), and therefore, the vesting of such options is not impacted because the assumed qualifying termination follows a change in control. The values of vested and currently exercisable WBD Options and Retirement-Vested Options held by named executive officers are detailed above in “—Interests of WBD’s Directors and Executive Officers in the Merger—Equity-Based Awards Held by Executive Officers.” All WBD Options held by Mr. Zaslav (other than his CEO Options), and certain vested WBD Options held by Messrs. Wiedenfels, Campbell and Perrette, have an exercise price that is greater than the Base Merger Consideration and therefore are assumed to have been canceled for no consideration.

(b)

The amounts reported in this column exclude the value of Retirement-Vested RSUs, which, because of the applicable named executive officer’s retirement eligibility, would be retained by such executive following a voluntary or involuntary termination (other than for cause), and therefore, the vesting of such Retirement-Vested RSUs is not impacted because the assumed qualifying termination follows a change in control. The values of Retirement-Vested RSUs held by named executive officers are detailed above in “—Interests of WBD’s Directors and Executive Officers in the Merger—Equity-Based Awards Held by Executive Officers.”

(c)

The amounts reported in this column represent the aggregate value of the Unvested In-Progress PRSUs and Unvested Crystalized PRSUs held by each named executive officer, with the value of Unvested In-Progress PRSUs calculated assuming achievement of applicable performance-based vesting criteria at their (i) target level, for Unvested In-Progress PRSUs granted in 2026, and (ii) maximum level, for all other Unvested In-Progress PRSUs. The amount reported in this column for Mr. Zaslav excludes his Deferred PRSUs, which are already vested and have an aggregate cash value of $115,852,022 (based on the Base Merger Consideration).

(3)

Perquisites/Benefits. The amounts reported in this column for named executive officers other than Mr. Zeiler represent the aggregate value of continued health coverage reimbursement benefits to which the named executive officers are entitled under their respective employment agreements (as discussed above in “—Interests of WBD’s Directors and Executive Officers in the Merger—Equity-Based Awards Held by Executive Officers”). For Mr. Wiedenfels only, such amount also reflects the estimated cost of providing repatriation benefits to him and his family pursuant to his employment agreement ($231,594).

(4)

Tax Reimbursement. The amount reported in this column for Mr. Zaslav represents an estimate of the aggregate Excise Tax Reimbursement Payment that he could receive under his tax reimbursement agreement with WBD. While, pursuant to Item 402(t) of Regulation S-K, the above estimate was calculated assuming the Effective Time occurred on March 11, 2026, the actual amount of such payment is based on mechanical rules under the Code that are expected to cause it to significantly decline with the passage of time. For example, based on current estimates from WBD’s outside tax advisors, if the Effective Time were to occur in 2027, no Excise Tax Reimbursement Payment would be expected to be made to Mr. Zaslav. As discussed above in “—Interests of WBD’s Directors and Executive Officers in the Merger—David Zaslav Tax Reimbursement Agreement,” the actual amount of any Excise Tax Reimbursement Payment to Mr. Zaslav also depends on many other uncertain factors, including the availability and impact of excise tax mitigation strategies that are not reflected in the above estimate. The above estimate includes both reimbursement amounts that may be payable on a (i) “double-trigger” basis assuming a qualifying termination immediately following the Effective Time and (ii) “single-trigger” basis in connection with Mr. Zaslav’s CEO Awards, and is calculated based on a 20.00% excise tax rate and an estimated effective tax rate of 54.126% (which includes a federal marginal income tax rate of 37.00% plus applicable state, local and payroll taxes). The estimate also reflects a reduction for reasonable compensation attributable to Mr. Zaslav’s pre-Closing services, but does not reflect any reduction for post-Closing reasonable compensation attributable to the value of Mr. Zaslav’s existing non-compete arrangements. For the reasons noted herein, Mr. Zaslav’s actual excise tax (if any), and resulting Excise Tax Reimbursement Payment (if any), will not be determinable until after the Effective Time.

Treatment of Indebtedness

Bridge Loan Facility

As of December 31, 2025, WBD has $15.0 billion outstanding under its secured bridge loan facility (the “Bridge Loan Facility”), pursuant to that certain non-investment grade leveraged bridge loan agreement, dated as of June 26, 2025 (as amended on February 18, 2026), by and among, inter alia, WBD, as parent guarantor, Discovery Global Holdings, Inc. (“DGH”), as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. At or prior to Closing, WBD expects to incur indebtedness to refinance or otherwise replace all or a portion of the aggregate amount outstanding under the Bridge Loan Facility, or otherwise amend and/or extend the Bridge Loan Facility, in each case, in compliance with the terms of the Merger Agreement.

While the terms and the timing of any transactions to refinance or replace the Bridge Loan Facility have not been determined as of the date of this proxy statement, such refinancing or replacement indebtedness is expected to be incurred with a combination of one or more secured term loans and other secured capital markets indebtedness.

Revolving Credit Facility

As of December 31, 2025, Discovery Communications, LLC (“DCL”) and certain other subsidiaries of WBD, as borrowers, are parties to that certain credit agreement, dated as of October 4, 2024 (as amended on June 26, 2025), with Bank of America, as administrative agent and collateral agent and others, which provides DCL and such subsidiaries of WBD with the capacity to borrow up to $4.0 billion under a multicurrency revolving credit facility (the “Revolving Credit Facility”). At or prior to Closing, WBD may repay, refinance, replace, terminate or otherwise amend the Revolving Credit Facility in compliance with the terms of the Merger Agreement.

Revolving Receivables Program

As of December 31, 2025, WBD is party to agreements relating to a revolving receivables program (the “Receivables Program Agreements”) to transfer up to $5.0 billion of certain receivables through its bankruptcy-remote subsidiary, Warner Bros. Discovery Receivables Funding, LLC, to various financial institutions on a recurring basis in exchange for cash equal to the gross receivables transferred. At or prior to Closing, WBD may repay, refinance, replace, terminate or otherwise amend the Receivables Program Agreements in compliance with the terms of the Merger Agreement.

Outstanding Notes

As of December 31, 2025, certain subsidiaries of WBD had approximately $17.8 billion of outstanding senior notes (the “Legacy Notes”), of which approximately $17.7 billion is fully and unconditionally guaranteed by WBD. A substantial portion of the Legacy Notes issued by DGH and DCL (such notes, the “Amended Notes”) contain a covenant requiring the issuers of such Amended Notes to either (i) conduct one or more offers to exchange such Amended Notes for new junior lien secured notes with the same economic terms as the Amended Notes (including denominations, interest rate, interest payment dates, maturity date and redemption provisions) to be issued by DGH or DCL, as applicable (collectively, the “Exchange Offer”) by December 30, 2026, or (ii) make a one-time cash payment to each holder of Amended Notes as of December 30, 2026 in the amount of $100 per $1,000 principal amount or €100 per €1,000 principal amount, as applicable, of the applicable Amended Notes held by such holder, equal to an aggregate amount of approximately $1.5 billion.

Pursuant to the terms of the Merger Agreement, prior to October 15, 2026, PSKY may deliver one formal request (a “Specified Request”) in writing to WBD requesting that WBD either, subject to certain exceptions, cause DGH and/or DCL to (i) commence and use reasonable best efforts to effectuate a consent solicitation (on terms mutually determined by PSKY and WBD in good faith) to eliminate the obligation to commence the Exchange Offer or otherwise modify the required terms of such Exchange Offer, (ii) commence and use reasonable best efforts to effectuate an Exchange Offer (on terms mutually determined by PSKY and WBD in good faith, subject to certain conditions) or (iii) make a payment in the amount of $100 per $1,000 principal amount or €100 per €1,000 principal amount of the Amended Notes in lieu of effectuating the Exchange Offer (the “Amended Notes Payment Amount”); provided that, if, in connection with the Specified Request, WBD causes DGH and or DCL to commence a consent solicitation or an Exchange Offer pursuant to clauses (i) or (ii) above, respectively, which, in each case has not been completed prior to December 30, 2026, then WBD may, at its election, cause the Amended Notes Payment Amount to be paid on its behalf by PSKY; provided further that, if the Amended Notes Payment Amount becomes due and payable pursuant to any of the above, PSKY shall timely and fully pay such amount to or on behalf of WBD (such amount not to exceed approximately $1.5 billion in the aggregate).

If PSKY does not make a Specified Request by October 15, 2026, WBD may, after such date, cause DGH and/or DCL to commence one or more consent solicitations with respect to the Amended Notes or commence the Exchange Offer, in each case, on terms determined by WBD in its sole discretion, or pay the Amended Notes Payment Amount; provided that, if the Amended Notes Payment Amount becomes due and payable pursuant to the above, PSKY shall timely and fully pay such amount to or on behalf of WBD (such amount not to exceed approximately $1.5 billion in the aggregate).

This proxy statement does not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange any debt securities of WBD or any of its subsidiaries. This proxy statement also does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of WBD or any of its subsidiaries shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom.

Financing of the Merger

The consummation of the Merger is not conditioned on PSKY’s receipt of any financing. PSKY plans to fund the Merger Consideration with equity and debt financing (which we refer to as the “Equity Financing” and the “Debt Financing,” respectively), as described below.

Equity Financing

Concurrently with the execution of the Merger Agreement, each of (a) the Ellison Parties and (b) RedBird (together with the Ellison Trust, the “Equity Investors”) entered into subscription agreements (collectively, the “Subscription Agreements”) providing for a private placement investment in PSKY for an aggregate amount of $46.72 billion from the Ellison Trust (plus any Ticking Consideration, plus any Contingent Equity Amount, plus any Amended Notes Payment Amount) and $250 million from RedBird (collectively, the “PIPE Investments”), pursuant to the terms of the Subscription Agreements. Pursuant to their respective Subscription Agreements, the

Ellison Trust agreed to purchase shares of PSKY Class B Common Stock upon or following the occurrence of certain events, including the requirement that PSKY pay (i) the Netflix Termination Fee, (ii) the Regulatory Termination Fee (if applicable) (the “Regulatory Termination Fee PIPE Investment”), (iii) the Amended Notes Payment Amount (if applicable) (the “Amended Notes Payment PIPE Investment”) and (iv) $43.92 billion, in addition to any Ticking Consideration and any Contingent Equity Amount (to the extent applicable), prior to or substantially concurrently with the consummation of the Merger (the “PSKY Closing PIPE Investment”), and RedBird agreed to purchase shares of PSKY Class B Common Stock prior to or substantially concurrently with the consummation of the Merger (together with the PSKY Closing PIPE Investment, the “Closing PIPE Investments”). The Subscription Agreements permit each of the Ellison Trust and RedBird to assign a portion of its PIPE Investment without the prior consent of WBD so long as such syndication would not, or could not reasonably be expected to, (1) prevent, materially delay or materially impair the ability of PSKY to consummate the transactions contemplated by the Merger Agreement and related transaction documents in a timely manner or otherwise prevent or materially delay the consummation of the Merger, (2) result in any “covered transaction” as that term is defined in 31 C.F.R. § 800.213 or (3) be an assignment to a foreign person in a manner that would result in such foreign person unlawfully owning, directly or indirectly, with all other foreign persons, 25% or more of the equity or voting interests of PSKY or be an assignment to a foreign person that is citizen of or organized under the laws of a foreign adversary country. Each of the Ellison Trust and RedBird has agreed to provide WBD with written notice of any assignment of the PIPE Investment, including the identity of the assignee and material terms thereof. However, even in the event that the Ellison Trust or RedBird assigns a portion of the PIPE Investment, the Ellison Trust or RedBird, as applicable, would remain responsible for the full funding of its respective PIPE Investment.

Funding of the Closing PIPE Investments by the Equity Investors is subject to the terms, conditions and limitations set forth in the respective Subscription Agreements, which include: (a) the prior or substantially concurrent consummation of the Merger on the terms and conditions of the Merger Agreement and (b) no governmental entity, after the date of the Subscription Agreements, having enacted, issued or promulgated any law or governmental order that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Closing PIPE Investments.

The obligation of each Equity Investor to fund its respective portion of the PIPE Investments will terminate automatically upon the termination of the Merger Agreement in accordance with its terms; provided that, in the event that (i) the Regulatory Termination Fee is due and payable by PSKY pursuant to the Merger Agreement and/or (ii) the Amended Notes Payment Amount is due and payable by PSKY pursuant to the Merger Agreement, the Ellison Parties’ and PSKY’s obligations with respect to the Regulatory Termination Fee PIPE Investment and/or the Amended Notes Payment PIPE Investment survive the termination of the Subscription Agreements until such time as such purchase and sale of the applicable shares of PSKY Class B Common Stock is consummated in accordance therewith. The Ellison Parties also guarantee the performance of the Subscription Agreement signed by the Ellison Trust.

WBD is an express third-party beneficiary of certain rights under the Subscription Agreements, including rights related to assignment and syndication, and may enforce specifically the terms and provisions thereof, including the parties’ ability to amend the Subscription Agreements and the right to cause PSKY to enforce its rights to specific performance of the Equity Investors to fund the PIPE Investments, subject to the terms of the Subscription Agreements.

Debt Financing

In connection with the Merger Agreement, PSKY entered into a second amended and restated commitment letter, dated as of February 25, 2026 (the “Debt Commitment Letter”), with Bank of America, Citi, Apollo Capital Management, L.P. (“ACM”, on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by ACM) (collectively, the “Debt Commitment Parties”), BofA Securities and Apollo Global Funding, LLC (together with ACM, “Apollo”), pursuant to which the Debt Commitment Parties have agreed to provide, subject to the satisfaction of customary closing conditions, (a) a $54 billion 364-day senior secured bridge term loan facility (the “Bridge Facility”) and (b) $3.5 billion of commitments under a 364-day senior secured revolving credit facility (the “Revolver”), in each case, for the purpose of financing the purchase price under the Merger Agreement, to refinance certain indebtedness of WBD and PSKY, and to pay certain fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement and the Debt Commitment Letter.

The Bridge Facility and the Revolver will be incurred by PSKY and guaranteed by each of PSKY’s material wholly owned domestic subsidiaries, including WBD and its material wholly owned domestic subsidiaries after consummation of the Merger, subject (in each case) to certain exceptions. The Bridge Facility and the Revolver will be secured by substantially all of the assets of PSKY and each of the guarantors, subject to customary exceptions. The Bridge Facility and the Revolver will mature 364-days after the Closing. Loans borrowed under the Bridge Facility and the Revolver will accrue interest based on either the adjusted term SOFR rate or the alternate base rate, as selected by PSKY plus a margin equal to 1.25% to 1.875% (in the case of loans accruing at the adjusted term SOFR rate) or 0.25% or 0.875% (in the case of loans accruing at the alternate base rate) based on PSKY’s corporate family rating assigned by S&P, Moody’s or Fitch. The margin for all loans will increase by 0.25% each quarter the loans remain outstanding. PSKY will also be required to pay a duration fee of 0.50% for any loans that remain outstanding 90 days after the Closing, 0.75% for any loans that remain outstanding 180 days after the Closing and 1.00% for any loans that remain outstanding 270 days after the Closing.

Prior to Closing, the commitments under the Bridge Facility will be reduced by commitments received by PSKY in respect of a term loan facility entered into by PSKY for the purpose of financing the Merger that is subject to conditions precedent to funding that are no less favorable to PSKY than those in the Debt Commitment Letter, as well as the net cash proceeds received by PSKY from the incurrence of any long-term term loan facility, the issuance of notes or other debt, the issuance of equity and the net cash proceeds received by PSKY and the other guarantors from non-ordinary course sales, in each case subject to certain exceptions. Following Closing, the loans under the Bridge Facility will be prepaid by any such net cash proceeds. In addition, to the extent that WBD’s first lien term debt under its Bridge Loan Facility is amended with the consent of the Debt Commitment Parties to permit (i) the incurrence of the Bridge Facility and (ii) the assumption by PSKY or any of its subsidiaries of WBD’s Bridge Loan Facility at Closing on terms and conditions permitted (or not prohibited) under the Merger Agreement, then the commitments under the Bridge Facility will also be automatically and immediately reduced at such time by the amount of WBD’s Bridge Loan Facility permitted to be assumed by PSKY or its subsidiaries at Closing.

Prior to Closing, the commitments under the Revolver will be reduced by the committed amount of any revolving credit facility entered into by PSKY to refinance the commitments outstanding under that certain Amended and Restated Credit Agreement, dated January 23, 2020, subject to certain conditions and exceptions.

The Bridge Facility and the Revolver will include customary representations and warranties and affirmative covenants. They will also include customary negative covenants, including restrictions on the ability of PSKY and its subsidiaries (which will include WBD and its subsidiaries following the Closing) to dispose of assets, create liens on their assets, incur debt, make restricted payments, including dividends and stock repurchases, make restricted investments, including acquisitions, merge, consolidate or dispose of all or substantially all of their assets, enter into transactions with affiliates and place restrictions on the ability of their subsidiaries to pay dividends, make loans or advances, transfer assets or grant liens on their assets. The Bridge Facility and the Revolver will also include a financial covenant requiring that PSKY’s consolidated total leverage ratio does not exceed 5.50 to 1.00 at the end of each fiscal quarter. In addition, the Bridge Facility and the Revolver will include customary events of default, including failure to make payments, inaccuracy of representations or warranties, failure to comply with covenants, cross-payment default and cross-acceleration to other material debt, certain bankruptcy, judgment or ERISA events or the occurrence of a change of control at PSKY.

Appraisal Rights

Under Section 262 of the DGCL, if the Merger is completed and certain conditions under Section 262(g) of the DGCL are satisfied, holders of record and beneficial owners of shares of WBD Common Stock who (i) have delivered a written demand for appraisal of such holder’s or owner’s shares of WBD Common Stock in compliance with Section 262 of the DGCL to us prior to the vote on the Merger Proposal, (ii) do not vote, in person or by proxy, in favor of the Merger Proposal, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the Effective Time, and (iv) otherwise comply with the statutory requirements set forth in Section 262 of the DGCL are entitled to have their shares of WBD Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Merger Consideration, for the “fair value” of their shares of WBD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the “fair value.” The “fair value” of such shares of WBD Common Stock, as determined by the Delaware Court of Chancery, may be less than, equal to or more than the Merger Consideration. A holder of record or beneficial owner of shares of WBD Common Stock must satisfy the requirements of Section 262 of the DGCL to exercise and perfect appraisal rights and follow precisely the statutory procedures pursuant to Section 262 of the DGCL in a timely manner. Failure to comply strictly with these procedures will result in a loss of appraisal rights. These procedures are described in the section titled “Appraisal Rights” and Section 262 of the DGCL, which governs such rights and procedures and may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein.

Delisting and Deregistration of WBD Common Stock

PSKY will, with the reasonable cooperation of WBD, cause WBD Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as promptly as practicable following the Effective Time. If the Merger is completed, WBD Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and WBD will no longer be required to file periodic reports with the SEC on account of WBD Common Stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following summarizes the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below, and together, “holders”). This summary is based on the Code, U.S. Treasury Regulations promulgated under the Code, and interpretations of the Code and U.S. Treasury Regulations by the courts and the IRS, all as they exist as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is based upon the assumption that the Merger will be consummated in accordance with the Merger Agreement and as described elsewhere in this proxy statement.

This summary is limited to holders of WBD Common Stock. This is not a complete summary of all of the tax consequences of the Merger and it does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of WBD Common Stock in light of their particular circumstances, nor does it address tax considerations applicable to holders of WBD Common Stock that are or may be subject to special treatment under the U.S. federal income tax laws (such as, without limitation, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, private foundations, private university endowments and other tax-exempt and non-U.S. investors, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or owners thereof, holders who hold their WBD Common Stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale” transaction, or holders who acquired WBD

Common Stock upon the exercise of employee stock options or otherwise as compensation or holders whose functional currency is not the U.S. dollar). In addition, this summary is limited to holders of WBD Common Stock that hold such common stock as a capital asset. Finally, this summary does not address any tax consequences arising under the alternative minimum tax, the Medicare tax on net investment income, estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

If an entity treated as a partnership for U.S. federal income tax purposes holds WBD Common Stock, the U.S. federal income tax consequences arising from the Merger generally will depend in part upon the status and activities of such entity and the particular partner. Holders of WBD Common Stock that are partnerships and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of WBD Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a non-U.S. holder is any beneficial owner of WBD Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Tax Consequences of the Merger to U.S. Holders

The exchange of WBD Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who exchanges shares of WBD Common Stock for cash in the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) such U.S. holder’s adjusted tax basis in the WBD Common Stock exchanged therefor. A U.S. holder’s adjusted tax basis in shares of WBD Common Stock generally will equal the amount that such U.S. holder paid for such shares of WBD Common Stock. Generally, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if the WBD Common Stock exchanged was held for more than one year as of the Closing Date. Long-term capital gains of certain non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of WBD Common Stock at different times or at different prices, gain or loss must be determined separately with respect to each block of WBD Common Stock.

Tax Consequences of the Merger to Non-U.S. Holders

A non-U.S. holder who exchanges shares of WBD Common Stock for cash in the Merger generally will not be subject to U.S. federal income tax on any gain recognized on the exchange unless:

•

such gain is effectively connected with the conduct of a trade or business of such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (except as provided by an applicable income tax treaty), and, if the non-U.S. holder is treated as a corporation for U.S. federal income tax purposes, such gain may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs, and certain other specified conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such non-U.S. holder if the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

WBD is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or such non-U.S. holder’s holding period with respect to the applicable shares of WBD Common Stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Although there can be no assurances in this regard, we do not anticipate that we will be treated as a United States real property holding corporation at any time during the five-year period preceding the Merger (and this discussion herein generally assumes that we are not and have not been a United States real property holding corporation). If we were a United States real property holding corporation during the period described in the third bullet above, gain recognized by a non-U.S. holder generally would be treated as income effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, with the consequences described in the first bullet above (except that the branch profits tax would not apply), unless such non-U.S. holder owned (directly and constructively) 5% or less of the shares of WBD Common Stock throughout such period and the shares of WBD Common Stock are treated as “regularly traded on an established securities market” at any time during the calendar year of such exchange.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments to a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. holder that furnishes a correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on an IRS Form W-9 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding or (ii) a non-U.S. holder that provides a certification of such non-U.S. holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO

THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Regulatory Approvals

Each of PSKY and WBD has agreed to use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper, or advisable to complete and make effective the Merger and the other transactions contemplated by the Merger Agreement, in each case, subject to the terms of the Merger Agreement. For a summary of such actions, see “The Merger Agreement—Covenants and Agreements.”

United States Antitrust

With respect to the United States, the Merger Agreement is subject to review by the FTC and the Antitrust Division. Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until PSKY and WBD notification forms are filed with the FTC and the Antitrust Division, and the applicable waiting period (or any extensions thereof) has expired or been terminated.

Prior to the execution of the Merger Agreement, WBD and PSKY each filed its respective notification forms under the HSR Act. The HSR Act waiting period commenced on December 8, 2025, upon the filing of PSKY’s notification form in connection with the PSKY Tender Offer. Prior to the expiration of the waiting period, PSKY received a Second Request from the Antitrust Division. As a result, the waiting period was extended until 11:59 p.m., New York City time, 10 calendar days after PSKY certified substantial compliance with such request. PSKY certified substantial compliance with its Second Request on February 9, 2026, and the HSR Act waiting period expired on February 19, 2026.

WBD received a Civil Investigative Demand and a Second Request from the Antitrust Division on December 23, 2025. Neither the Civil Investigative Demand nor the Second Request issued to WBD impacted the HSR Act waiting period or the expiration thereof. WBD continues to work cooperatively with the Antitrust Division and several state attorneys general in connection with the Merger.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or seeking other conduct relief, or seeking to require the parties to license or hold separate assets or terminate existing relationships and contractual rights.

Other Jurisdictions

In jurisdictions outside the United States, the Merger will entail pre-closing filings to merger control authorities and foreign investment control authorities, including the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market. WBD and PSKY have made submissions to certain competition authorities, including the European Commission.

Under jurisdiction-specific laws, the Merger Agreement would require PSKY and WBD to submit notifications prior to Closing, and authorities would have jurisdiction to conduct staged reviews, request information, pause their review, and issue governmental orders that could prohibit the Merger. The transactions contemplated by the Merger Agreement cannot be completed until PSKY and WBD obtain all necessary clearances or the applicable waiting periods have expired or been terminated in each applicable jurisdiction.

Timing Considerations

The Merger Agreement provides until March 4, 2027 to achieve the necessary regulatory clearances, subject to one automatic extension to June 4, 2027 if, on March 4, 2027, any closing condition related to regulatory approvals and law or governmental orders (solely in connection with any antitrust law or foreign regulatory law) has not been satisfied or waived. If the Closing Date occurs after September 30, 2026, WBD shareholders will receive the Ticking Consideration. The Merger Agreement provides that PSKY is not required to take any action that would, individually or in the aggregate, amount to a material adverse effect on PSKY and its subsidiaries (including, for this purpose, WBD and its subsidiaries), taken as a whole, or to agree to or proffer any divestiture or other remedy that is not conditioned on the consummation of the Merger. Under the Merger Agreement, WBD is not obligated to agree to any divestiture or other remedy not conditioned on consummation of the Merger.

Litigation Related to the Merger

As of the date of this proxy statement, there are no pending lawsuits challenging the Merger, but WBD has received demand letters from purported WBD stockholders generally alleging deficiencies or omissions in the preliminary proxy statement filed by WBD on March 16, 2026. The Demand Letters seek, among other things, additional disclosures to remedy these purported deficiencies. Potential plaintiffs may file lawsuits challenging the Merger. If lawsuits are filed or additional similar demand letters are sent, absent new or significantly different allegations, neither PSKY nor WBD will necessarily disclose such lawsuits or demands. The outcome of any future litigation is uncertain.

THE MERGER AGREEMENT

This section describes the material provisions of the Merger Agreement, but it does not describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A, and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of WBD, PSKY and Merger Sub are governed by the express terms and conditions of the Merger Agreement and not by this summary or any of the other information contained in this proxy statement. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger. This summary is not intended to provide any other factual information about WBD, PSKY, Merger Sub or any of their respective subsidiaries or affiliates. Information about WBD, PSKY and Merger Sub can be found elsewhere in this proxy statement and in the documents incorporated by reference herein. See also “Where You Can Find More Information.”

The Merger Agreement contains representations, warranties and covenants by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement, as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by publicly available information and confidential disclosures made between the parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or from those generally applicable to reports and documents filed with the SEC. It is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. Therefore, investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of WBD, PSKY, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement or any other agreement between such parties or their affiliates may change and may have changed after the date of each such agreement (or the date on which such representations and warranties were made), which subsequent information may or may not be fully reflected in WBD’s or PSKY’s public disclosures or the public disclosures of any of their respective subsidiaries or affiliates. In addition, investors should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of WBD, PSKY or Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosures to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The representations and warranties in the Merger Agreement generally do not survive the completion of the Merger. Investors are not third-party beneficiaries under the Merger Agreement except for the limited purposes expressly set forth therein and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, WBD, PSKY and their respective affiliates and businesses (including the foregoing explanation), which is contained in, or incorporated by reference into, this proxy statement (including the annexes hereto), as well as in the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings that WBD has made or will make with the SEC. See “Where You Can Find More Information.”

Structure of the Merger

Pursuant to the terms of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into WBD, with WBD continuing as the surviving corporation and as a wholly owned subsidiary of PSKY.

As used in this section, the “Effective Time” means the time at which the certificate of merger with respect to the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as WBD and PSKY may agree and specify in such certificate of merger. At the Effective Time, by virtue of the Merger, the certificate of incorporation of WBD will be amended and restated to read as the form attached to the Merger Agreement as Exhibit A thereto and, as so amended and restated, will be the certificate of incorporation of the surviving corporation in the Merger, until thereafter amended. At the Effective Time, the bylaws of the surviving corporation in the Merger will be the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to Merger Sub’s name will be replaced by references to WBD’s name) until thereafter amended. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation in the Merger and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the surviving corporation in the Merger, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Timing of Closing

Unless another date, time or place is agreed to in writing by WBD and PSKY, the Closing will occur no later than the second business day following the day on which the last of the conditions (other than those conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction or waiver or such conditions) set forth in the Merger Agreement has been satisfied or waived.

Merger Consideration

Conversion of Shares

At the Effective Time, each share of WBD Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WBD Common Stock to be canceled for no consideration in accordance with the Merger Agreement or as to which appraisal rights have been properly exercised) will automatically be canceled and will cease to exist and each holder thereof will thereafter have no rights with respect to such securities except the right to receive the Merger Consideration. For more information, see “—Potential Adjustments to Merger Consideration.”

All shares of WBD Common Stock owned, directly or indirectly, by PSKY, WBD (including shares held as treasury stock or otherwise) or Merger Sub will be canceled in the Merger without payment of any consideration, as described below under “—Canceled Shares.”

PSKY will make available to the paying agent the Merger Consideration to be paid in respect of certificates and book-entry shares formerly representing shares of WBD Common Stock, as described below under “—Exchange of WBD Stock Certificates and Book-Entry Shares.”

Canceled Shares

At the Effective Time, all shares of WBD Common Stock owned, directly or indirectly, by PSKY, WBD (including shares held as treasury stock or otherwise), or Merger Sub will be canceled and will cease to exist and no consideration will be delivered in exchange therefor.

Exchange of WBD Stock Certificates and Book-Entry Shares

Prior to the Effective Time, PSKY will designate a bank or trust company, which we refer to as the “paying agent,” to make payments of the Merger Consideration to WBD stockholders. Prior to the Effective Time, PSKY will deposit or cause to be deposited with the paying agent cash sufficient to pay the aggregate Merger Consideration to WBD stockholders in accordance with the Merger Agreement. The amount of Merger Consideration paid to WBD stockholders may be reduced by any applicable withholding taxes or other amounts required by applicable law to be withheld.

As soon as reasonably practicable following the Effective Time, the paying agent will send to each holder of record of a stock certificate that formerly represented outstanding shares of WBD Common Stock a letter of transmittal and instructions advising such stockholder how to surrender certificates in exchange for the Merger Consideration. Upon receipt of (1) surrendered certificates (or an appropriate affidavit for lost, stolen or destroyed certificates, together with any required bond) with respect to shares of WBD Common Stock and (2) a signed letter of transmittal (in the case of WBD Common Stock represented by stock certificates) and such other documents as may be required by the paying agent, the holder of such certificate will be entitled to receive the Merger Consideration, without interest and subject to applicable withholding taxes, and the surrendered certificates will be canceled. No interest will be paid or will accrue for the benefit of holders of certificates that formerly represented outstanding shares of WBD Common Stock on the Merger Consideration payable pursuant to the Merger Agreement.

Any holder of book-entry shares of WBD Common Stock will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration to which such holder is entitled to receive in the Merger. Each holder of record of one or more book-entry shares will automatically be entitled to receive cash in an amount equal to the per share Merger Consideration multiplied by the number of shares of WBD Common Stock previously represented by such book-entry shares, and the book-entry shares of such holder will be canceled. No interest will be paid or will accrue for the benefit of holders of book-entry shares that formerly represented outstanding shares of WBD Common Stock on the Merger Consideration payable pursuant to the Merger Agreement.

If any cash deposited with the paying agent is not claimed within one year following the Effective Time, such cash will be delivered to the surviving corporation in the Merger, upon demand, and any WBD stockholders who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the surviving corporation in the Merger for satisfaction of their claims for payment. None of PSKY, Merger Sub, WBD, the surviving corporation in the Merger or the paying agent will be liable to any WBD stockholder with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

Withholding

Each of PSKY, WBD, the surviving corporation in the Merger and the paying agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any person pursuant to the Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by PSKY, WBD, the surviving corporation in the Merger or the paying agent and timely remitted to the applicable governmental body, agency, authority or entity in accordance with applicable law, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Lost Certificates

If a certificate representing shares of WBD Common Stock has been lost, stolen or destroyed, then, before a WBD stockholder will be entitled to receive the Merger Consideration to be paid in respect of the shares of WBD Common Stock represented by such lost, stolen or destroyed certificate, the holder will need to deliver an affidavit of that fact in form and substance reasonably acceptable to PSKY, and, if required by PSKY or the paying agent, post a bond in a reasonable and customary amount as PSKY or the paying agent may direct, as indemnity against any claim that may be made against it or the surviving corporation in the Merger with respect to such certificate.

Potential Adjustments to Merger Consideration

In the event that, before the completion of the Merger, any change in the number or class of outstanding shares of WBD Common Stock occurs as a result of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or any similar transaction, or any stock dividend is declared thereon with a record date during such period, the Merger Consideration and any other similarly dependent item, as the case may be, will be appropriately adjusted in order to provide PSKY and WBD stockholders (including WBD Options exercisable for WBD Common Stock) with the same economic effect contemplated by the Merger Agreement prior to such event.

Treatment of WBD Equity Awards

Pursuant to the Merger Agreement, at the Effective Time, each vested WBD Option will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per-share exercise price for such vested WBD Option by (ii) the total number of shares of WBD Common Stock subject to such vested WBD Option immediately prior to the Effective Time.

At the Effective Time, each unvested WBD Option with an exercise price per share of WBD Common Stock that is less than the Merger Consideration will be assumed by PSKY and automatically converted into the contingent right to receive the Unvested WBD Option Consideration, with such contingent right remaining subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding unvested WBD Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of such contingent rights amounts and are not adverse to the holders) with respect to receipt of such contingent rights.

At the Effective Time, each WBD Option with an exercise price per share of WBD Common Stock that is equal to or greater than the Merger Consideration will be canceled without any cash payment or other consideration being made in respect thereof.

At the Effective Time, each vested WBD Stock Unit will be canceled and converted into the right to receive the Merger Consideration with respect to each share of WBD Common Stock underlying such vested WBD Stock Unit, with the number of shares of WBD Common Stock subject to such vested WBD PRSU determined based on the attainment of the applicable performance measures at the actual level of performance by the WBD Board or a committee thereof in the ordinary course of business and consistent with past practice.

At the Effective Time, each unvested WBD Stock Unit will be assumed by PSKY and automatically converted into the contingent right to receive the Unvested WBD Stock Unit Consideration, with such contingent right remaining subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) that applied to the corresponding unvested WBD Stock Unit immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for other administrative or ministerial changes as in the reasonable and good faith determination of PSKY are appropriate to conform the administration of such contingent rights amounts and are not adverse to the holders) with respect to receipt of such contingent rights.

At the Effective Time, the total number of shares of WBD Common Stock that are subject to each unvested WBD PRSU for which the applicable performance period has not ended will be determined by assuming achievement at the greater of (x) target performance and (y) actual performance extrapolated through the end of the applicable performance period based on actual performance through the Closing Date, determined by the

WBD Board or a committee thereof in good faith and consistent with past practice. If the performance period applicable to any unvested WBD PRSU outstanding as of the Effective Time has already ended, the total number of shares of WBD Common Stock subject to such WBD PRSU will be determined based on actual performance.

At the Effective Time, each WBD DSU that is outstanding immediately prior to the Effective Time will be assumed by PSKY and automatically converted into a right to receive the WBD DSU Consideration, with such WBD DSU Consideration remaining subject to the same terms and conditions that applied to the corresponding WBD DSU immediately prior to the Effective Time (including with respect to timing and form of payment).

At the Effective Time, each WBD Notional Unit subject to a WBD DC plan that is outstanding immediately prior to the Effective Time will be assumed by PSKY and automatically converted into a PSKY Notional Unit equal to the product obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of WBD Common Stock subject to such WBD Notional Unit immediately prior to the Effective Time, with each such PSKY Notional Unit remaining subject to the same terms and conditions that applied to the corresponding WBD Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable WBD DC plan. The “Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the per share volume-weighted average trading price of PSKY Class B Common Stock for the 15 consecutive trading days ending on (and including) the trading day that is three trading days prior to the Closing Date.

For additional information on WBD’s equity awards, including the interests of WBD’s directors and executive officers in the Merger and the Merger-related compensation which may be payable to WBD’s named executive officers, see “The Merger—Interests of WBD’s Directors and Executive Officers in the Merger” and “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers,” respectively.

Treatment of the WBD 2011 Employee Stock Purchase Plan (“WBD ESPP”)

WBD will take actions to cause the following to occur with regard to the WBD ESPP (i) except for any offering period under the WBD ESPP in effect on the date of the Merger Agreement (the “Final Offering Period”), no new offering periods under the WBD ESPP will commence during the period from the date of the Merger Agreement through the Effective Time, (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the WBD ESPP during the Final Offering Period and (iii) no individuals will commence participation in the WBD ESPP during the period from the date of Merger Agreement through the Effective Time. If the Effective Time would occur during the Final Offering Period, (i) the accumulated contributions of the participants in any such offering period will be used to purchase shares of WBD Common Stock as of such date as WBD determines in its sole discretion (provided that such date will be no later than five business days prior to the Effective Time), (ii) the participants’ accumulated contributions under the WBD ESPP will be used to purchase shares of WBD Common Stock in accordance with the terms of the WBD ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under any such offering will terminate immediately after such purchase. As of no later than the business day immediately prior to the Effective Time, WBD will terminate the WBD ESPP, subject to the occurrence of the Effective Time. As promptly as practicable following the purchase of shares of WBD Common Stock with the participants’ accumulated contributions in accordance with the terms of the WBD ESPP, WBD will return to each participant the funds, if any, that remain in such participant’s account under the WBD ESPP after such purchase.

Covenants and Agreements

Interim Operations of WBD

The Merger Agreement provides that, subject to certain exceptions or unless PSKY approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between February 27, 2026 and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, WBD will use its commercially reasonable efforts to conduct the business of WBD and its subsidiaries in the ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve WBD and its subsidiaries’ business organizations intact and maintain WBD and its subsidiaries’ existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them.

In addition, WBD has agreed that during this period, subject to certain exceptions or unless PSKY approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), it will not, and will cause its subsidiaries not to:

•

(A) amend its organizational documents (other than amendments to the governing documents of any wholly or majority owned subsidiary of WBD that would not prevent, materially delay or materially impair the transactions contemplated by the Merger Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity interests (except for any such transaction by a wholly owned subsidiary of WBD which remains a wholly owned subsidiary of WBD after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned subsidiary of WBD to another direct or indirect wholly owned subsidiary of WBD or to WBD), or (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned subsidiary of WBD by WBD or any other wholly owned subsidiary of WBD);

•

merge or consolidate with any other person, or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization, in each case, except (A) as otherwise contemplated by the Merger Agreement, (B) in the ordinary course of business consistent with past practice or (C) to the extent solely among WBD and its subsidiaries;

•

(A) establish, enter into, adopt, amend or modify in any material respect (including accelerating the vesting), or terminate any employee benefit plan of WBD or any of its subsidiaries (a “Company Plan”) or any plan, program, policy, practice, agreement or arrangement that would be a Company Plan if it had been in effect on February 27, 2026, except (x) in conjunction with annual renewal or plan design changes for the Company Plans that are health and welfare plans that are made in the ordinary course of business consistent with past practice, (y) to comply with or satisfy tax-qualification requirements under the Code or other applicable law or (z) in conjunction with any action permitted by clause (E) of this paragraph; (B) increase the compensation or benefits of certain specified “covered employees” other than (x) annual merit salary or wage rate increases (and corresponding short-term incentive opportunity increases, as applicable) in the ordinary course of business consistent with past practice or (y) as required under a Company Plan in effect as of February 27, 2026; (C) grant any severance or termination pay to any current or former WBD employee, except as required under any Company Plan in effect as of February 27, 2026; (D) grant any WBD equity awards or other equity or equity-based incentives, subject to certain agreed-upon exceptions; (E) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with certain current or former employees (other than an offer letter or employment agreement for certain newly hired or promoted employees who are hired or promoted to fill a vacated position formerly held by certain employees, to the extent otherwise permitted by the Merger Agreement and on terms substantially similar to the employee who vacated such position); (F) grant to any current or former WBD employee any right to reimbursement, indemnification or payment for any taxes, including any taxes incurred under Section 409A or 4999 of the Code; or (G) take any action (other than actions contemplated by the Merger Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any current or former WBD employee;

•

make or commit to any capital expenditures, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $125 million) or (B) in the ordinary course of business consistent with past practice and, with respect to any fiscal year, in the aggregate not in excess of 125% of the amounts reflected in WBD’s capital expenditure budget as disclosed by WBD to PSKY in connection with the Merger Agreement;

•

enter into or materially amend any contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a lien upon or otherwise dispose of any intellectual property owned by WBD or any of its subsidiaries (excluding any content-related copyrights or trademarks relating to specified key properties or Streaming & Studios Business’ content that has not been published or distributed commercially as of February 27, 2026), other than (A) in the ordinary course of business consistent with past practice (including turnarounds, option lapses and quitclaims of “stale scripts” in the ordinary course of business consistent with past practice), (B) in the case of a license of any such intellectual property owned by WBD or any of its subsidiaries, involving payments that do not exceed $150 million per license or (C) in the case of a sale of any such intellectual property owned by WBD or any of its subsidiaries, intellectual property with a fair market value that does not exceed $100 million individually;

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enter into or materially amend any contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a lien upon or otherwise dispose of any content-related copyrights or trademarks relating to specified key properties, other than an out-license granted in the ordinary course of business consistent with past practice that expires no later than two years after the Closing Date, other than (A) renewals or extensions of existing contracts pursuant to options or rights that can be exercised in the sole discretion of the counterparty, (B) entering into any free TV deal outside of the United States with ordinary course SVOD exclusivity that expires no later than three years after the Closing Date or (C) turnarounds, option lapses and quitclaims of “stale scripts” in the ordinary course of business consistent with past practice;

•

enter into or materially amend any contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a lien upon or otherwise dispose of any Streaming & Studios Business’ content-related copyrights or trademarks relating to English language scripted TV or film content that has not been published or distributed commercially as of February 27, 2026, other than (A) out-licenses granted in the ordinary course of business consistent with past practice that expire no later than two years after the Closing Date, (B) certain agreements or licenses that have been pitched to PSKY in accordance with certain procedures, (C) entering into agreements based on an offer that was made prior to February 27, 2026 or (D) turnarounds, option lapses and quitclaims of “stale scripts” in the ordinary course of business consistent with past practice;

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enter into or materially amend any contract that grants any person the right to distribute, exhibit, or otherwise make available the HBO service (including both linear and direct-to-consumer businesses) or any material portion thereof, other than (A) any contract, license or other arrangement (including transactions commonly understood in the industry as “bundling” or “ingestion” deals) entered into in the ordinary course of business consistent with past practice that expires no later than two years after the Closing Date, (B) renewals or extensions of existing contracts pursuant to options or rights that can be exercised in the sole discretion of the counterparty or (C) modifications to the manner in which distribution is conducted through Apple, Google or other app stores, including changes to methods for selling digital content (e.g., IAP, VPP or clickthrough);

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transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien upon or otherwise dispose of any of WBD’s assets (including capital stock of any of WBD’s subsidiaries but not including any intellectual property, which is instead subject to the restrictions summarized above), other than (A) sales, leases, licenses or other dispositions of any properties or assets (excluding capital stock of WBD or any of its subsidiaries) with a fair market value not in excess of $125 million individually if the transaction is not in the ordinary course of business consistent with past practice or $200 million individually in any event or (B) transactions among WBD and its subsidiaries (other than joint ventures);

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issue, sell, deliver, grant, transfer or encumber, or authorize, agree or commit to issue, sell, deliver, grant, transfer or encumber, any shares of WBD Common Stock, or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, other than (A) in accordance with the terms of any Company Plan or WBD equity-based plan, or otherwise with respect to, and upon the vesting, exercise or settlement of, WBD Options, WBD RSUs, WBD PRSUs or WBD DSUs, in each case, outstanding on February 27, 2026, subject to certain agreed-upon exceptions, or (B) pursuant to any purchases of shares of WBD Common Stock pursuant to the WBD ESPP in accordance with the terms of such plan and in compliance with the Merger Agreement;

•

other than capital expenditures made in accordance with the restrictions summarized above, spend or commit to spend in excess of (A) $30 million if the transaction is not in the ordinary course of business consistent with past practice and $125 million in any event or (B) more than $400 million in the aggregate in any twelve (12) month period, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition), in each case, solely to the extent any such transaction would not, or would not reasonably be expected to, prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement;

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make any material change with respect to the financial accounting policies or procedures of WBD, except as required by changes in GAAP or Regulation S-X of the Exchange Act (or any interpretation thereof), any governmental entity or by applicable law;

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(A) change or rescind any material tax election, (B) change any material method of tax accounting or any material annual tax accounting period, (C) amend any material tax return, (D) settle or resolve any material tax controversy, (E) enter into any pre-filing agreement, advance pricing agreement or closing agreement, or request or enter into any ruling, in each case, with a governmental entity with respect to a material amount of taxes, or (F) surrender or forfeit any right to claim a material tax refund, provided that for purposes of the foregoing clauses (A)-(F), materiality will be determined with respect to WBD and its subsidiaries, taken as a whole;

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enter into any new line of business other than any line of business that is reflected in WBD’s long range plan as provided to PSKY prior to February 27, 2026, solely to the extent such entry would not reasonably be likely to prevent, materially delay or materially impair the ability of the parties to complete the Merger on a timely basis;

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make any loans, advances or capital contributions to, or investments in, any person in excess of $30 million if the transaction is not in the ordinary course of business consistent with past practice and $200 million in any event, other than (A) loans, advances or capital contributions solely among WBD and its subsidiaries or (B) as otherwise permitted by the Merger Agreement;

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(A) amend or modify in any material respect, or terminate certain material contracts (other than amendments or modifications in the ordinary course of business consistent with past practice or that are not adverse to WBD’s business in any material respect with respect to the contract and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under certain material contracts or (B) enter into any contract that would have been a covered material contract had it been entered into prior to February 27, 2026, unless any such contract is on terms substantially consistent with, or on terms more favorable to WBD than, either a contract it is replacing or a form of such contract made available to PSKY prior to February 27, 2026;

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settle any proceeding before or threatened to be brought before a governmental entity, other than settlements (A) not in excess of $30 million individually or $100 million in the aggregate, so long as such settlements do not (1) involve any non-de minimis injunctive or equitable relief, (2) impose non-de minimis restrictions on the business activities of WBD or its subsidiaries or of PSKY or its subsidiaries or (3) grant any material license or immunity with respect to intellectual property or (B) relating to taxes;

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(A) hire or engage any individual to be a senior executive or an employee classified by WBD as a “career band 2” or “career band 3” employee, other than the hiring of an individual to fill a position that has been vacated by any employee of such category of employee or (B) terminate the employment of any such employee other than for cause;

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(A) enter into any collective bargaining agreement (excluding any collective bargaining agreement with certain guilds or that applies on a national, area-wide, industry-wide or mandatory basis), other than renewals of any collective bargaining agreements in the ordinary course of business consistent with past practice or (B) recognize or certify any labor union or group of WBD employees as the bargaining representative for any WBD employees;

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waive, release, amend or, to the knowledge of WBD, fail to enforce the restrictive covenant obligations of any current or former director, officer, employee, independent contractor or consultant of WBD or its subsidiaries;

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incur, issue, guarantee or otherwise become liable for any indebtedness for borrowed money (including through the provision of guarantees or security) with a principal amount in excess of $60 million, other than with respect to (A) indebtedness solely among WBD and/or its subsidiaries, (B) indebtedness, drawdowns, repayments and refinancings under any revolving credit or letter of credit facilities (1) of WBD and/or its subsidiaries in existence as of February 27, 2026, or (2) otherwise in accordance with the following clause (C), (C) indebtedness incurred to amend, restate, supplement, modify, extend, replace, terminate or refinance, in part or in full, any of (i) the Credit Agreement, dated as of October 4, 2024 (as amended, restated, supplemented or otherwise modified from time to time), by and among, inter alia, WBD, the lenders party thereto, and Bank of America, as administrative agent, swing line lender and L/C issuer, (ii) the Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended, restated, supplemented or otherwise modified from time to time), by and among, inter alia, WBD, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, (iii) (1) the Fourth Amended and Restated Receivables Purchase Agreement, dated as of August 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time), by and among, inter alia, Warner Bros. Discovery Receivables Funding, LLC, Turner Broadcasting System, Inc., PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent, and related purchase agreement(s) and (2) the Uncommitted Receivables Purchase and Servicing Agreement, dated as of June 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time), by and among, inter alia, AT&T Inc., as guarantor, Banco Santander, S.A., as purchaser and the Sellers and Servicers (as defined therein) party thereto, (iv) any indentures governing any debt securities outstanding on February 27, 2026 (including, for the avoidance of doubt, any junior lien notes referenced therein that may be issued after February 27, 2026) issued by WBD or any of its subsidiaries (in each case, as amended, restated, supplemented or otherwise modified from time to time), and (v) any guarantee, security, hedging or other documentation relating to documentation referred to any of the foregoing clauses (including any documentation that replaces or refinances any documentation referred to in any of the foregoing clauses) on such terms and conditions to be determined by WBD, after reasonable consultation with PSKY and subject to certain agreed upon terms and conditions (the “WBD Refinancing”), (D) (1) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs or services, in each case, issued, made or entered into in the ordinary course of business consistent with past practice, (E) commercial paper issued in the ordinary course of business consistent with past practice and (F) hedging in the ordinary course of business consistent with past practice;

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(x) file any registration statement under the Securities Act or the Exchange Act in connection with the separation of the Streaming & Studios Business from the Discovery Global Business, or (y) file any amendment to such registration statement or cause, request or seek to have any such registration statement declared effective under the Exchange Act, provided that WBD may take other preparatory actions in connection with such separation; or

•	agree, authorize or commit to do any of the foregoing.

WBD Stockholder Meeting

The Merger Agreement requires WBD, within 45 days after this proxy statement is first mailed to WBD stockholders, to duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of obtaining WBD stockholder approval of the Merger.

Without the prior written consent of PSKY, matters contemplated by this proxy statement are the only matters (other than matters of procedure and matters required by applicable law to be voted on by WBD stockholders in connection therewith and the transactions contemplated by the Merger Agreement) that WBD may propose to be voted on by WBD stockholders at the meeting of WBD stockholders.

WBD may not adjourn, postpone or otherwise delay the meeting of its stockholders without the prior written consent of PSKY (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) WBD believes in good faith that such adjournment or postponement is reasonably necessary to allow additional time to (x) solicit additional proxies necessary to obtain WBD stockholder approval of the Merger or (y) distribute any necessary supplement or amendment to this proxy statement or (ii) for an absence of a quorum, in which case WBD will use its reasonable best efforts to obtain a quorum as promptly as practicable. WBD is also required to postpone or adjourn the meeting of its stockholders up to two times for up to 10 business days each time upon the reasonable request of PSKY to solicit additional proxies for purposes of obtaining WBD stockholder approval of the Merger.

Notwithstanding the foregoing, WBD may not, without the prior written consent of PSKY (such consent not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the meeting of its stockholders more than a total of three times pursuant to clauses (i)(x) or (ii) of the immediately preceding paragraph, and no such adjournment or postponement will be, without the prior written consent of PSKY (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding 10 business days in connection with any one adjournment or postponement or more than an aggregate of 30 days.

WBD will otherwise coordinate and cooperate with PSKY with respect to setting a preliminary record date for and the timing of the meeting of its stockholders to approve the Merger. WBD will provide updates to PSKY with respect to the proxy solicitation for the meeting of its stockholders to approve the Merger (including interim results) as reasonably requested by PSKY.

No Solicitation

WBD has agreed that it, its subsidiaries and their respective officers and directors will not, and that it will direct and use its reasonable best efforts to cause its and its subsidiaries’ other respective representatives not to, directly or indirectly:

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take any action to solicit, initiate or knowingly encourage or knowingly facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

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engage in discussions or negotiations with any person with respect to an Acquisition Proposal (except to notify them of the existence of the applicable non-solicitation provisions of the Merger Agreement);

•	disclose any nonpublic information or afford access to properties, books or records to any person that has made, or to WBD’s knowledge is considering making, an Acquisition Proposal;

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agree to, approve or recommend, or propose to agree to, approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to an Acquisition Proposal; or

•	propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal.

•	For purposes of the Merger Agreement, an “Acquisition Proposal” is:

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any proposal, offer or indication of interest, from any person or group of persons, with respect to any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving WBD or any of its subsidiaries which is structured to result in such person or group of persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of WBD’s consolidated total assets (including equity securities of WBD’s subsidiaries), net income or net revenue or 20% or more of any class of WBD’s equity interests; and

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any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) obtaining control (through contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of WBD or 20% or more of the WBD’s consolidated total assets (including equity securities of WBD’s subsidiaries), net income or net revenue, in each case other than the transactions contemplated by the Merger Agreement.

The WBD Board may, however, (i) comply with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or (ii) make any disclosure if, in the good faith judgment of the WBD Board, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to WBD stockholders under applicable law. Additionally, WBD may make any “stop, look and listen” communication to WBD stockholders pursuant to Rule 14d-9(f) under the Exchange Act and comply with disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, and such communication or compliance will not be deemed to constitute a Change in the WBD Board Recommendation (as defined in “—WBD Board Recommendation”), provided that any such compliance will not be deemed to permit WBD or the WBD Board to effect a Change in the WBD Board Recommendation except in accordance with the Merger Agreement.

In addition, but subject to the terms and conditions contained in the Merger Agreement, prior to the adoption of the Merger Agreement by WBD stockholders, if the WBD Board receives a bona fide, written Acquisition Proposal after February 27, 2026 that was not obtained as a result of a material breach of the non-solicitation provisions of the Merger Agreement and the WBD Board determines in good faith, after consulting with its outside legal counsel and its financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below) and that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to WBD’s stockholders under applicable law, WBD may:

•	furnish information and access, but only in response to a request therefor, to any person and its representatives (including sources of financing) making such unsolicited Acquisition Proposal; and

•	participate in discussions and negotiate with such person or its representatives concerning such unsolicited Acquisition Proposal.

WBD may only furnish information and participate in discussions as described above, however, if and only if WBD first delivers to PSKY written notice advising PSKY that WBD intends to take such action, and prior to any engagement or disclosure otherwise permitted by the Merger Agreement, WBD receives from the person making the Acquisition Proposal an executed confidentiality agreement having terms which are, in all material respects, no less favorable to WBD and no less restrictive to the person making the Acquisition Proposal than those contained in the existing confidentiality agreement between WBD and PSKY (it being understood that in the event such confidentiality agreement does not contain any standstill or similar provisions, or contains such provisions that are more favorable to such other person than those contained in the confidentiality agreement between WBD and PSKY, the confidentiality agreement between WBD and PSKY will be deemed to automatically be amended to either delete the standstill provision or conform the provision with such more favorable provision).

WBD also agrees that any material nonpublic information provided to such person described in the immediately preceding bullet that has not previously been provided to PSKY will be provided to PSKY prior to or substantially concurrently with the time it is provided to such person.

In the event that, on or after the date of the Merger Agreement, WBD receives an Acquisition Proposal or any inquiry or request regarding an Acquisition Proposal or request for nonpublic information relating to WBD or any of its subsidiaries or for access to the properties, books or records of WBD or any of its subsidiaries by any person that has made, or has informed WBD that it is considering making, an Acquisition Proposal (or any proposal that would reasonably be expected to lead to an Acquisition Proposal), WBD will:

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promptly (and in no event later than 24 hours after a director or senior executive officer of WBD becomes aware of such an Acquisition Proposal or inquiry or request that would reasonably be expected to lead to an Acquisition Proposal) notify (which notice will be provided in writing and will identify the person making such Acquisition Proposal, inquiry or request and set forth the material terms thereof) PSKY thereof;

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keep PSKY reasonably and promptly informed of any material amendments or other material modifications to such Acquisition Proposal and material developments regarding the status or terms of any such Acquisition Proposal or request; and

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as promptly as practicable (but in no event later than 24 hours after a director or senior executive officer of WBD becomes aware of receipt) provide PSKY unredacted copies of all material correspondence and material written materials sent by or provided to WBD or any of its subsidiaries that describes any terms or conditions thereof (including any proposed transaction agreements).

A “Superior Proposal” is an unsolicited bona fide Acquisition Proposal made after the date of the Merger Agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of more than 50% of WBD’s consolidated total assets, net income or net revenue or more than 50% of the total voting power of the equity securities of WBD or the successor person of WBD, that the WBD Board has determined in its good faith judgment, after consultation with its outside legal and financial advisors and taking into account all the terms and conditions of such Acquisition Proposal, is more favorable to WBD’s stockholders than the transactions contemplated by the Merger Agreement (after taking into account all relevant factors, including likelihood of consummation on the terms proposed and all legal, financial and regulatory aspects of such proposal, as well as any revisions to the terms of the transactions contemplated by the Merger Agreement proposed by PSKY).

WBD Board Recommendation

WBD has agreed that the WBD Board will recommend the adoption of the Merger Agreement to WBD stockholders. The Merger Agreement provides that, subject to the exceptions described below, neither the WBD Board nor any committee thereof will (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to PSKY, the approval of the Merger Agreement, the Merger or the recommendation of the WBD Board, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) if an Acquisition Proposal has been publicly disclosed after the date of the Merger Agreement, fail to publicly reaffirm the recommendation of the WBD Board within 10 business days of a written request of PSKY or (iv) fail to recommend against a tender or exchange offer related to an Acquisition Proposal within 10 business days after the commencement thereof (any of the foregoing, a “Change in the WBD Board Recommendation”). For purposes of the Merger Agreement, a Change in the WBD Board Recommendation includes any failure by WBD to include the recommendation of the WBD Board in this proxy statement. Notwithstanding the foregoing restrictions, prior to obtaining the WBD stockholder approval, the WBD Board is permitted to make or change its recommendation in response to a Superior Proposal or Intervening Event (as defined below) as discussed below.

The WBD Board is permitted, in response to an Acquisition Proposal received after the date of the Merger Agreement and not resulting from a breach of the non-solicitation provisions of the Merger Agreement, to effect a Change in the WBD Board Recommendation, or to cause WBD to terminate the Merger Agreement in accordance with its terms to enter into a definitive agreement providing for a Superior Proposal (so long as, prior to or substantially concurrently with such termination, WBD pays to PSKY a termination fee equal to $3 billion), if and only if:

•	WBD stockholder approval of the Merger has not been obtained;

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the WBD Board determines in good faith, after consulting with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal and that failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law;

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before taking any such action, WBD promptly gives PSKY written notice advising PSKY of the decision of the WBD Board to take such action, including the reasons for such action and specifying the material terms and conditions of the applicable Acquisition Proposal, the identity of the person making the proposal and a copy of any then-existing drafts of the definitive agreements providing for such Superior Proposal (and WBD promptly gives PSKY such a notice with respect to any subsequent change in such proposal);

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for a period of at least four business days following the notice delivered pursuant to the immediately preceding bullet (the “Superior Proposal Match Period”), PSKY is given the opportunity to propose revisions to the terms of the Merger Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period WBD has caused its representatives to negotiate with PSKY in good faith (to the extent PSKY wishes to negotiate) with respect to such proposed revisions or other proposal, if any (provided that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal will require a new notice period with a new Superior Proposal Match Period of two business days); and

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the WBD Board determines in good faith after consultation with its outside legal counsel and financial advisors that the Acquisition Proposal continues to constitute a Superior Proposal at the end of the Superior Proposal Match Period (as may be extended), taking into account any revisions to the terms of the Merger or the Merger Agreement proposed by PSKY during such Superior Proposal Match Period.

The WBD Board is permitted, in response to an Intervening Event (other than in connection with a Superior Proposal), to effect a Change in the WBD Board Recommendation, if:

•	WBD stockholder approval of the Merger has not been obtained;

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the WBD Board determines in good faith, after consulting with outside legal counsel, that failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law;

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before taking any such action, WBD gives PSKY written notice advising PSKY of the decision of the WBD Board to take such action, which notice will describe the Intervening Event in reasonable detail and the reasons for such action;

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for a period of at least four business days (the “Intervening Event Match Period”) after delivery of such notice, PSKY is given the opportunity to propose revisions to the terms of the Merger Agreement (or to make another proposal) in response to such Intervening Event and during such period WBD has caused its representatives to negotiate in good faith with PSKY (to the extent PSKY wishes to negotiate) with respect to such proposed revisions or other proposal, if any (provided that any material change in facts or circumstances underlying such determination will require a new notice period with a new Intervening Event Match Period of two business days); and

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the WBD Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would continue to be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to WBD’s stockholders under applicable law, taking into account any revisions to the terms of the Merger or the Merger Agreement proposed by PSKY during such Intervening Event Match Period.

An “Intervening Event” means a material event or circumstance that (i) was not known to the WBD Board on the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the WBD Board), which event or circumstance, or any consequence thereof, becomes known to the WBD Board prior to obtaining WBD stockholder approval of the Merger, (ii) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, and (iii) does not relate to the fact, in and of itself, that WBD meets or exceeds any internal or published or third-party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of the Merger Agreement in the price or trading volume of PSKY Class B Common Stock, PSKY Class A common stock or WBD Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (iii) may be taken into consideration, unless otherwise excluded by the exceptions to this definition).

However, even if the WBD Board changes its recommendation in favor of the Merger Agreement in a manner adverse to PSKY, WBD must still call a stockholder meeting as otherwise required by the Merger Agreement and submit the Merger Agreement and the Merger to the vote of WBD stockholders (unless WBD terminates the Merger Agreement in order to accept a Superior Proposal).

Reasonable Best Efforts Covenant

WBD and PSKY have agreed to use their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under applicable laws to complete and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including, among other agreed-upon actions:

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preparing and filing with any governmental entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

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obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental entity or other third party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement.

Prior to Closing, WBD and PSKY have agreed to each keep the other apprised of the status of certain matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the Merger as specified in the Merger Agreement. Except as prohibited by applicable law or governmental order, WBD and PSKY have certain rights to review in advance and be informed of filings or written materials made or submitted by the other party to any third party and/or governmental agency, body, authority or entity in connection with the transactions contemplated by the Merger Agreement, and are required to provide the other party with the opportunity to participate in any meeting, or engage in any substantive conversation, with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement. In the event of any dispute between the parties relating to strategy in connection with obtaining all necessary approvals under antitrust laws or foreign regulatory laws with respect to the Merger and the other transactions contemplated by the Merger Agreement, the parties will escalate such dispute to the chief legal officers of WBD and PSKY for resolution; provided, that, if any such dispute remains unresolved, PSKY will have the right to make the final determination with respect to such matter acting reasonably and in good faith and in a manner consistent with PSKY’s obligations under the Merger Agreement to consummate the Merger as promptly as practicable.

Without limiting the foregoing, PSKY and its affiliates have also agreed to take all actions necessary to avoid or eliminate each and every impediment that may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement so as to enable the Closing to occur as promptly as practicable and, in any event, prior to the end date (as defined herein), including:

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the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary governmental order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement, including (i) the proffer and agreement by PSKY of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests of WBD and its subsidiaries after the Closing (and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (ii) the proffer and agreement by PSKY of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant governmental entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the (x) commencement of any proceeding in any forum by a governmental entity or (y) actual, anticipated or threatened issuance of any governmental order, in each case of clauses (x) and (y), that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement;

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defending through litigation on the merits (including through appeal) any claim asserted in any court, agency or other proceeding by any person, including any governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement; and

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taking, in the event that any permanent, preliminary or temporary governmental order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the Merger Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement, all actions (including the appeal thereof and the posting of a bond) required by such governmental entity or otherwise necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened governmental order so as to permit such consummation as promptly as practicable, and in any event, prior to the end date.

However, notwithstanding the foregoing, PSKY and its affiliates are not required to take any such actions that would, individually or in the aggregate, amount to a material adverse effect on PSKY and its subsidiaries (including, for this purpose, WBD and its subsidiaries), taken as a whole, or to agree to or proffer any divestiture or other remedy that is not conditioned on the consummation of the Closing.

In addition, WBD is not required to agree to any divestiture or other remedy that is not conditioned on the consummation of the Closing.

PSKY and WBD have also agreed not to, and to cause their respective affiliates not to (and, in the case of PSKY, each of the Ellison Trust and RedBird and their respective affiliates, other than Oracle and Ellison Institute of Technology or any of their respective controlled affiliates), (i) take, cause or permit to be taken or omit to take any action, including any action with respect to any actions or filings that would be required to be made pursuant to any applicable antitrust laws, foreign regulatory laws or other laws, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or (ii) propose, announce an intention, enter into any agreements or otherwise make a commitment to take such action. In connection therewith, PSKY and WBD each will not, and will cause their respective affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof, or otherwise acquire or agree to acquire any assets, if any such action could reasonably be expected to materially delay or materially increase the risk of not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Certain Employee Matters

For a period of 12 months following the Effective Time, the surviving corporation in the Merger and its subsidiaries will (and PSKY will cause the surviving corporation in the Merger and its subsidiaries to) provide each individual who is employed by WBD or any of its subsidiaries as of the Effective Time and continues to be employed with PSKY or any of its subsidiaries as of immediately following the Effective Time (a “Continuing Employee”) with:

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a base salary or wage rate, as applicable, target cash incentive opportunities (including, as applicable, target annual or short-term bonus and commission opportunities) and target equity or equity-based incentive opportunities that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time (provided that PSKY will not be required to grant equity or equity-based incentives to Continuing Employees and will be permitted to replace such value with cash or cash-based awards); and

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all other employee benefits (excluding deferred compensation, severance and defined benefit pension benefits) that are substantially comparable in the aggregate to those (excluding deferred compensation, severance and defined benefit pension benefits) that are in effect for (or available to) such Continuing Employee as of the Effective Time.

During such 12-month period (or such longer period required by the terms of the applicable Company Plan), the surviving corporation in the Merger and its subsidiaries will (and PSKY will cause the surviving corporation in the Merger and its subsidiaries to) provide each Continuing Employee with severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time and as disclosed by WBD to PSKY prior to the date of the Merger Agreement. Such severance benefits will be subject to the execution and non-revocation of a release of claims in favor of PSKY and its subsidiaries.

With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the surviving corporation in the Merger and its subsidiaries will (and PSKY will cause the surviving corporation in the Merger and its subsidiaries to) grant to such Continuing Employee credit for all service with WBD prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual, long-term incentive compensation, and severance entitlement or termination pay), subject to certain exceptions.

In addition, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a corresponding Company Plan (such plans, the “Old Plans”), (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the surviving corporation in the Merger and its subsidiaries will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the surviving corporation in the Merger and its subsidiaries will cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plans ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to the New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with the New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to Continuing Employees following the Effective Time and will not be subject to accrual limits or other forfeiture and will not limit future accruals.

With respect to each Continuing Employee’s annual bonus for the calendar year in which the Closing occurs (the “Closing Year Annual Bonus”), PSKY will, or will cause the surviving corporation in the Merger to, pay to each Continuing Employee the Closing Year Annual Bonus in an amount equal to the greater of (i) the Continuing Employee’s full bonus entitlement under the applicable Company Plan, assuming for purposes of determining such Closing Year Annual Bonus (x) with respect to individual performance goals, that such goals are achieved at no less than target levels of performance and (y) with respect to company performance goals, that such goals are achieved at the greater of target performance and actual performance (based on actual performance through the Closing Date, extrapolated through the end of the applicable calendar year in which the Closing Date occurs), in either case, as determined in good faith and otherwise in the ordinary course of business consistent with past practice by WBD prior to the Closing Date and (ii) the amount payable to such Continuing Employee under the applicable Company Plan based on actual performance through the end of the applicable performance period under such plan, as determined by PSKY in good faith and consistent with WBD’s past practice.

From and after the Effective Time, the surviving corporation in the Merger will (and PSKY will cause the surviving corporation in the Merger to) (i) assume and honor all of the Company Plans, including employment agreements with Continuing Employees, in accordance with their terms as in effect immediately prior to the Effective Time and (ii) assume all collective bargaining agreements to which WBD or any of its subsidiaries is a party in accordance with their terms as in effect immediately prior to the Effective Time.

For additional information on certain other compensation-related matters covered in the Merger Agreement that affect WBD’s directors and executive officers, see the section titled “The Merger—Interests of WBD’s Directors and Executive Officers in the Merger” and “The Merger—Merger-Related Compensation for WBD’s Named Executive Officers.”

Indemnification and Insurance of WBD Directors and Officers

PSKY has agreed that:

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from and after the Effective Time, it will, and will cause the surviving corporation in the Merger to, indemnify and hold harmless each present and former (determined as of the Effective Time) chair emeritus, director and officer of WBD or any of its subsidiaries, in each case, when acting in such capacity, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the transactions contemplated by the Merger Agreement and (ii) actions to enforce this provision of the Merger Agreement or any other indemnification or advancement right of any such person. PSKY or the surviving corporation in the Merger will also advance expenses as incurred to the fullest extent permitted to do so under applicable law and the organizational documents of WBD or its applicable subsidiary in effect as of February 27, 2026, provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification; and

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prior to the Effective Time, WBD will and, if WBD is unable to, PSKY will cause the surviving corporation in the Merger as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) WBD and its subsidiaries’ existing directors’ and officers’ insurance policies, and (ii) WBD and its subsidiaries’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as WBD and its subsidiaries’ insurance carriers as of the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as WBD and its subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided that WBD or the surviving corporation in the Merger will not spend more than a mutually agreed cap amount for the six years of coverage under such “tail” policy unless otherwise directed by PSKY; provided that if the cost of such insurance exceeds such cap amount, and PSKY elects not to spend more than the cap amount for such purpose, then WBD or the surviving corporation in the Merger will purchase the coverage that is the most advantageous to the beneficiaries thereof available for a cost not exceeding such cap amount.

Financing Covenants

PSKY will, and will cause its subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the financings contemplated by the Debt Commitment Letter (the Debt Commitment Letter, together with any related fee letter, the “Commitment Letter”) on the terms and conditions (including, to the extent applicable, the “market flex” provisions) set forth in the Commitment Letter (the “Committed Debt Financing”) and the Subscription Agreements (such financing the “Committed Equity Financing” and, together with the Committed Debt Financing, the “Committed Financing”), as applicable, no later than the Closing Date, including using their reasonable best efforts to (i) maintain in effect the Commitment Letter and the Subscription Agreements until the transactions pursuant to the Merger Agreement are consummated (it being acknowledged that the commitments under the Commitment Letter may be reduced or terminated in accordance with the terms of the Commitment Letter to the extent that PSKY receives cash proceeds, to be used solely to fund the Required Amounts (as defined herein), from, or commitments in respect of, any other Financing (as defined below) (other than equity capital markets financing transactions) on or prior to the Closing Date (so long as such reduction or termination does not result in a Prohibited Modification (as defined in the Merger Agreement)), (ii) negotiate, enter into and deliver definitive agreements with respect to the Committed Debt Financing contemplated by the Commitment Letter or alternative Financing contemplated in the immediately preceding clause (i), as applicable, on the terms and conditions set forth in the Commitment Letter (including any “market flex” provisions applicable to the Committed Debt Financing) (or on terms that will not prevent, materially delay or materially impair the Closing or make the funding with respect to the Committed Financing or Financing, as applicable, less likely to occur or otherwise result in a Prohibited Modification (as defined in the Merger Agreement)), (iii) satisfy or cause to be waived on a timely basis all conditions applicable to PSKY and its subsidiaries set forth in the Commitment Letter or such definitive agreements and in the Subscription Agreements, (iv) upon the satisfaction or waiver of such conditions, consummate the Committed Financing or the Financing, as applicable, and the transactions contemplated by the Subscription Agreements on the Closing Date and (v) enforce its rights under the Commitment Letter, such definitive agreements and the Subscription Agreements. Without WBD’s consent, PSKY will not amend, modify, supplement or waive (or otherwise grant consent under) the Subscription Agreements. Commitments under the Commitment Letter may be reduced or terminated in accordance with the terms of the Commitment Letter to the extent PSKY receives cash proceeds from an alternative financing (for example, the contemplated senior notes) or if PSKY receives alternative financing commitments (for example, as reduced by the senior unsecured revolving and delayed draw term loan credit facilities), subject to the above and certain other restrictions. In no event will PSKY’s obligations under the Merger Agreement, including to consummate the Closing, be conditioned in any manner upon PSKY obtaining the Committed Financing. The “Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, or any equity capital markets financing transactions, without any modifications or adjustments to the terms of such indebtedness, the proceeds of which are intended to be used to finance the payment, in whole or in part, of the Merger Consideration or in connection with any of the transactions contemplated by the Merger Agreement.

PSKY will not, without the prior written consent of WBD, amend, modify, supplement or waive (or otherwise grant consent under) the Commitment Letter, the Subscription Agreements or any definitive agreements in respect of the Committed Debt Financing or replace all or any portion of the commitments in respect of the Committed Debt Financing, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to (i) reduce the amount of the Committed Financing to an amount that would result in PSKY having insufficient funds, when added with any then-immediately available Committed Financing, to pay, among other things, the Merger Consideration (the “Required Amounts”), (ii)(a) impose new or additional conditions precedent to the initial funding of the Committed Debt Financing other than as set forth in the Commitment Letter (as in effect on the date of the Merger Agreement) or (b) otherwise modify the conditions precedent to the initial funding of the Committed Debt Financing in a manner reasonably expected to delay, prevent or impede the funding of the Committed Debt Financing (or satisfaction of the conditions precedent to the Committed Financing) or make such funding materially less likely to occur, (iii) jeopardize or delay in any material respect the Closing or (iv) adversely affect the ability of PSKY to enforce its rights against the other parties to the Debt Commitment Letter, in each case, subject to certain exceptions.

If the Committed Debt Financing in an aggregate principal amount (together with the Committed Equity Financing) at least equal to the Required Amounts becomes unavailable on the terms and conditions contemplated by the Commitment Letter, and such unavailable amount is necessary to pay the Required Amounts, PSKY will promptly notify WBD in writing of such event, and PSKY will use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative sources that does not include conditions to obtaining the Financing that are materially more onerous to PSKY, taken as a whole, than those contained in the Commitment Letter and in an amount at least equal to the aggregate principal amount of the Committed Debt Financing (or such unavailable portion thereof) that is necessary to pay the Required Amounts, and to obtain new financing commitment letter(s) with respect to such alternative financing. If (i) there is a failure to provide all or any portion of the Committed Equity Financing, (ii) there is a breach or repudiation or threatened breach or repudiation by any equity investor of which PSKY becomes aware or (iii) it becomes reasonably foreseeable that such events will occur or any party to the Subscription Agreements alleges in writing that such event has occurred, PSKY will promptly notify WBD and, to the extent applicable, in consultation with WBD, use commercially reasonable efforts to arrange for alternative equity financing in an amount that when added with the Committed Debt Financing and any cash, marketable securities, available lines of credit or other sources of immediately available funds of PSKY would be sufficient to pay the Required Amounts and which satisfies the Syndication Conditions (as defined in the Subscription Agreements).

PSKY will keep WBD reasonably informed promptly upon written request (which may be via email) in reasonable detail of the status of its efforts to arrange the Financing and the Committed Debt Financing, and subject to certain exceptions set forth in the Merger Agreement, PSKY will give WBD prompt notice of certain specified material events concerning the Committed Financing. Prior to the Closing Date, PSKY will, and will cause its subsidiaries and will use reasonable best efforts to cause their respective directors, officers, principals, partners, managers, members, employees, consultants, investment bankers, financial advisors, legal counsel, attorneys-in-fact, accountants or other advisors, agents or other representatives, in each case acting in their capacity as such (their “Representatives”) to, use reasonable best efforts to provide to WBD cooperation reasonably requested by WBD in connection with any financing or refinancing to be undertaken by WBD or any of its subsidiaries not prohibited by the Merger Agreement (including any WBD Refinancing), including using reasonable best efforts to provide cooperation consistent in all material respects with the cooperation required of WBD and its subsidiaries and their respective Representatives in connection with arrangement of the Financing subject to the terms set forth in the Merger Agreement.

If any portion of the Committed Debt Financing or alternative financing becomes unavailable as a result of PSKY’s or any of its Representatives’ inability to deliver a solvency certificate or to make a required representation regarding solvency, PSKY is required to increase the amount funded under the Committed Equity Financing to the extent necessary to address such solvency matter and obtain the Required Amounts for Closing.

Subject to the limitations set forth in the Merger Agreement, WBD will, and will cause each of its subsidiaries, and will use reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide to PSKY cooperation reasonably requested by PSKY in connection with (i) the arrangement of the Financing, and (ii) the redemption, consent solicitation or change of control offers with respect to any outstanding notes, including preparing and delivering notices of redemption, commencing consent solicitations, executing supplemental indentures, commencing change of control offers and providing other reasonable and customary cooperation to facilitate the assumption, amendment, redemption, repurchase, discharge, defeasance, or repayment of such outstanding notes, in each case, conditioned on the Closing; provided that PSKY may make a Specified Request. See “The Merger—Treatment of Indebtedness—Outstanding Notes” for additional information. In addition, WBD must also use reasonable best efforts to deliver customary payoff letters in respect of any indebtedness for borrowed money (including through the provision of guarantees or security) consisting of a loan, credit facility or receivables financing facility or factoring arrangement, to the extent reasonably requested by PSKY in writing. In connection with any financing or refinancing to be undertaken by WBD or any of its subsidiaries not prohibited by the Merger Agreement (including any WBD Refinancing), PSKY has agreed to use reasonable best efforts to provide cooperation consistent in all material respects with the cooperation required of PSKY and its subsidiaries and their respective Representatives in connection with arrangement of the Financing subject to terms of set forth in the Merger Agreement.

Other Covenants

The Merger Agreement contains certain other covenants and agreements, including covenants relating to, among other matters:

•	cooperation between WBD and PSKY in the preparation of this proxy statement;

•	confidentiality and access by each party to certain information about the other party during the period before the Effective Time;

•

cooperation between the parties to cause (i) the delisting of the WBD Common Stock from Nasdaq as promptly as practicable after the Effective Time and (ii) deregistration of WBD Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting;

•	cooperation between WBD and PSKY in connection with public announcements regarding the Merger;

•

keeping the other party reasonably apprised of the status of matters relating to the consummation of the transactions contemplated by the Merger Agreement and providing prompt notice to the other of any material adverse effect or of any failure of any condition to the other party’s obligation to consummate the transactions contemplated by the Merger Agreement;

•	taking all actions as are legally permissible to eliminate or minimize the effects of takeover laws on the Merger and the transactions contemplated thereby;

•

causing any dispositions of WBD Common Stock (or derivative securities) resulting from the Merger and any acquisitions of PSKY Class B Common Stock or PSKY Class A common stock (or derivative securities) resulting from the Merger by each individual who is a director or officer of WBD or at the Effective Time who will become a director or officer of PSKY to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	cooperation between WBD and PSKY in the defense or settlement of any stockholder litigation relating to the Merger;

•

voluntary dismissal with prejudice by PSKY of its lawsuit filed against WBD, the WBD Board and its Chair Emeritus John C. Malone (Paramount Skydance Corp. v. Zaslav, No. 2026-0044-MTZ), which PSKY dismissed on March 2, 2026;

•

a prohibition, lasting for a specified period, on PSKY and its affiliates and representatives acting on its behalf from acquiring WBD securities or assets, pursuing alternative transactions (including any tender offer) involving WBD, including any recapitalization, restructuring, or other extraordinary transaction with respect to WBD, soliciting proxies or stockholder actions, demanding a copy of any of WBD’s books or records, forming groups to vote, acquire or dispose of WBD voting or derivative securities, influencing or seeking control of WBD’s management, the WBD Board or WBD’s policies, arranging financing for such activities, or discussing any intention to do any of the foregoing with third parties, subject to certain exceptions; and

•	payment by PSKY (to Netflix on behalf of WBD) of the Netflix Termination Fee, which was paid by PSKY on February 27, 2026.

Representations and Warranties

WBD makes various representations and warranties to PSKY in the Merger Agreement that are subject in some cases to exceptions and qualifications set forth in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	capitalization and ownership of subsidiaries;

•	corporate authorization of WBD to terminate the A&R Netflix Merger Agreement, enter into the Merger Agreement and other transaction documents and to complete the transactions contemplated thereby;

•

receipt by the WBD Board of the respective opinions of Allen & Company and J.P. Morgan as to the fairness, from a financial point of view and as of the date of such opinions, of the Merger Consideration provided for pursuant to the Merger Agreement;

•	the stockholder vote and governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	filings with the SEC and financial statements;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of material changes since September 30, 2025;

•	litigation and absence of undisclosed material liabilities;

•	employee benefits and labor matters;

•	compliance with laws and licenses;

•	certain material contracts;

•	environmental matters;

•	taxes;

•	intellectual property;

•	insurance;

•	related party transactions;

•	accuracy of information provided for inclusion in this proxy statement;

•	brokers’ or advisors’ fees;

•	real property; and

•	termination of the A&R Netflix Merger Agreement.

In addition, PSKY and Merger Sub make representations and warranties to WBD that are subject in some cases to exceptions and qualifications set forth in the Merger Agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	capitalization of PSKY and Merger Sub;

•	corporate authorization to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement, including the PIPE Investments;

•	the governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	litigation;

•	financing;

•	accuracy of information provided for inclusion in this proxy statement;

•	ownership of WBD Common Stock;

•	brokers’ or advisors’ fees; and

•	delivery, validity and enforceability of the Ellison Guarantee.

The representations and warranties in the Merger Agreement generally do not survive the Effective Time or any termination of the Merger Agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality,” or, as applicable, “Company Material Adverse Effect” and “Buyer Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with any other Effect, is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of WBD’s Streaming and Studios segments taken as a whole. However, none of the following, alone or in combination, will be deemed to constitute such a material adverse effect, or be taken into account in determining whether such a material adverse effect has occurred or would reasonably be expected to occur:

•

Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which WBD’s Streaming and Studios segments have operations or in which products or services of WBD’s Streaming and Studios segments are sold;

•	Effects that are the result of factors generally affecting the industries, markets or geographical areas in which WBD’s Streaming and Studios segments have operations;

•

changes or modifications in accounting standards applicable to WBD’s Streaming and Studios segments, including GAAP, or in any law applicable to WBD’s Streaming and Studios segments, including the repeal thereof, or in the interpretation or enforcement thereof, after February 27, 2026;

•

Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis;

•

changes in the relationship of WBD’s Streaming and Studios segments, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the transactions contemplated by the Merger Agreement, or resulting or arising from the identity of or any facts or circumstances relating to, or any actions taken or failed to be taken by, PSKY or its affiliates;

•

any failure by WBD’s Streaming and Studios segments to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (provided that the foregoing will not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a material adverse effect);

•

any actions taken or failed to be taken by WBD or its subsidiaries that are required to be taken by the Merger Agreement or any transaction document or any actions taken with PSKY’s written consent or failed to be taken at PSKY’s written request;

•

any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of WBD, its subsidiaries or any of their respective securities or WBD’s Streaming and Studios segments (provided that the foregoing will not prevent or otherwise affect a determination that any Effect underlying such Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a material adverse effect);

•

any change, in and of itself, in the market price or trading volume of the securities of WBD (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a material adverse effect, unless otherwise excluded in this definition); or

•	any Effect to the extent attributable to or to the extent arising as a result of WBD’s Global Linear Networks segment;

provided that, in the case of the first four clauses listed above, to the extent any such effect materially and disproportionately adversely affects WBD’s Streaming and Studios segments (taken as a whole) compared to other businesses operating in the industries and geographies in which WBD’s Streaming and Studios segments operate, the incremental disproportionate impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect.

For purposes of the Merger Agreement, “Buyer Material Adverse Effect” means any Effect that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay, or prevents or materially impairs or materially delays, the consummation by PSKY or Merger Sub of the Merger or the other transactions contemplated by the Merger Agreement.

Conditions to Completion of the Merger

The obligations of each of WBD, PSKY and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	adoption by the WBD stockholders of the Merger Agreement;

•

the expiration or termination of the applicable waiting period (or any extension thereof) under the HSR Act, and the expiration of certain other mandatory waiting periods or receipt of certain other clearances or affirmative approvals of certain other governmental bodies, agencies or authorities; and

•	the absence of any law or order, issued by a court or governmental entity of competent jurisdiction, restraining, enjoining, prohibiting or preventing the consummation of the Merger.

In addition, the obligations of WBD to complete the Merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:

•

the representations and warranties of PSKY and Merger Sub relating to (i) PSKY’s and Merger Sub’s legal organization and good standing and (ii) the corporate power and authority of PSKY and Merger Sub to enter into the transaction documents and consummate the transactions contemplated thereby, in each case, being true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of PSKY and Merger Sub that are qualified by a “Buyer Material Adverse Effect” qualification being true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the other representations and warranties of PSKY and Merger Sub being true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Buyer Material Adverse Effect;

•

the performance in all material respects of all obligations and compliance in all material respects with all covenants in the Merger Agreement required to be performed or complied with by PSKY and Merger Sub prior to the Closing; and

•	receipt of a certificate, dated as of the Closing Date, executed by PSKY’s chief executive officer or another senior officer, certifying that the conditions above have been satisfied.

In addition, the obligations of PSKY and Merger Sub to complete the Merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the Merger Agreement, waiver of the following conditions:

•

the representations and warranties of WBD relating to the authorized and outstanding capital stock of WBD and the absence of a Company Material Adverse Effect being true and correct, at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies;

•

the representations and warranties of WBD relating to (i) the corporate power and authority of WBD to enter into the transaction documents and consummate the transactions contemplated thereby, (ii) the approval by the WBD Board of the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) the receipt by the WBD Board of the respective opinions of Allen & Company and J.P. Morgan as to the fairness, from a financial point of view and as of the date of such opinions, of the Merger Consideration provided for pursuant to the Merger Agreement and (iv) brokers and finders’ fees, in each case, being true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of WBD that are qualified by a “Company Material Adverse Effect” qualification being true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the other representations and warranties of WBD being true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

•

the performance in all material respects of all obligations and compliance in all material respects with all covenants in the Merger Agreement required to be performed or complied with by WBD prior to the Closing;

•	the absence, since the date of the Merger Agreement, of any Company Material Adverse Effect;

•

the separation of WBD’s Streaming and Studios segments from WBD’s Global Linear Networks segment has not been completed and no dividend to WBD’s stockholders to effectuate such separation transaction has been declared or made; and

•	receipt of a certificate, dated as of the Closing Date, executed by WBD’s chief executive officer or another senior officer, certifying that the first six conditions above have been satisfied.

Termination of the Merger Agreement

Right to Terminate

The Merger Agreement may be terminated at any time prior to the Effective Time, even if the WBD stockholders have previously approved the Merger, in any of the following ways:

•	by the mutual written consent of WBD and PSKY;

•	by either WBD or PSKY, if:

•

the Merger has not been completed by 11:59 p.m. Eastern Time on March 4, 2027 (as it may be extended, the “end date”), subject to one automatic three (3)-month extension if on such date any condition related to regulatory approvals and governmental orders (solely in connection with any antitrust law or foreign regulatory law) has not been satisfied or waived; provided that the foregoing termination right will not be available to a party if such party’s breach of its obligations under the Merger Agreement was the primary cause of the failure of the Closing to occur on or before the end date;

•

any governmental entity of competent jurisdiction has issued, enacted, enforced or entered any governmental order permanently enjoining or prohibiting the consummation of the Merger, and such governmental order has become final and non-appealable; provided that the foregoing termination right will not be available to a party if such party’s breach of its obligations under the Merger Agreement was the primary cause of such governmental order;

•	the WBD stockholder meeting (including any adjournments or postponements thereof) has been held concluded and the WBD stockholder approval was not obtained upon a vote taken thereon; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach results in the failure to satisfy certain conditions to the obligations of WBD to complete the Merger (in the case of a breach by PSKY or Merger Sub) or certain conditions to the obligations of PSKY or Merger Sub to complete the Merger (in the case of a breach by WBD), and such breach is incapable of being cured or, if capable of being cured, has not been cured by the earlier of the end date and 45 days after written notice thereof to the party alleged to be in breach; provided, that the foregoing termination right will not be available to any party who is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement;

•

by WBD, prior to receipt of the WBD stockholder approval of the Merger, in order to enter into a definitive agreement providing for a Superior Proposal, subject to compliance with certain provisions of the Merger Agreement with respect to such Superior Proposal; or

•	by PSKY, prior to receipt of the WBD stockholder approval, if the WBD Board has effected a Change in the WBD Board Recommendation.

Effect of Termination

If the Merger Agreement is terminated as described above, the Merger Agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:

•

certain provisions contained in the Merger Agreement with respect to effect of termination, the termination fees and other miscellaneous provisions will survive the termination of the Merger Agreement;

•

the agreements contained in the confidentiality agreement between WBD and PSKY and certain other provisions of the Merger Agreement and other agreements will survive the termination of the Merger Agreement; and

•	no termination will relieve any party of any liability for fraud or willful breach of any covenant or obligation contained in the Merger Agreement prior to its termination.

Termination Fee Payable by WBD

WBD has agreed to pay or cause to be paid to PSKY the Company Termination Fee, equal to $3.0 billion, in connection with a termination of the Merger Agreement under the following circumstances:

•

if WBD terminates the Merger Agreement, prior to receipt of the WBD stockholder approval, in order to enter into a definitive agreement providing for a Superior Proposal, then WBD will pay or cause to be paid the Company Termination Fee to PSKY concurrently with such termination of the Merger Agreement;

•

if PSKY terminates the Merger Agreement, prior to receipt of the WBD stockholder approval, because the WBD Board has effected a Change in the WBD Board Recommendation, then WBD will pay or cause to be paid the Company Termination Fee to PSKY within three business days of such termination of the Merger Agreement;

•

if the Merger Agreement is terminated by WBD or PSKY due to the WBD stockholder approval not having been obtained by reason of the failure to obtain the required vote at a duly held meeting of WBD stockholders (including any adjournments or postponements thereof) and, immediately prior to the WBD stockholder meeting, PSKY would have been entitled to terminate the Merger Agreement because the WBD Board effected a Change in the WBD Board Recommendation, then WBD will pay or cause to be paid the Company Termination Fee to PSKY within three business days of such termination of the Merger Agreement; and

•

if (i) after the date of the Merger Agreement, an Acquisition Proposal (defined for this purpose with all references to 20% in the definition of Acquisition Proposal included above being replaced with “50%”) is publicly proposed or publicly disclosed prior to the WBD stockholder meeting (a “qualifying transaction”), (ii) the Merger Agreement is terminated (1) by PSKY or WBD as a result of the WBD stockholder approval having not been obtained or (2) by PSKY as a result of a willful breach by WBD of its covenants in the Merger Agreement and (iii) concurrently with or within twelve months after such termination, WBD consummates a qualifying transaction or enters into a definitive agreement providing for a qualifying transaction, then WBD will pay or cause to be paid the Company Termination Fee to PSKY upon the earlier of within three business days after the consummation of such qualifying transaction or the entry into a definitive agreement providing for a qualifying transaction.

Termination Fee Payable by PSKY

PSKY has agreed to pay to WBD the Regulatory Termination Fee, equal to $7.0 billion, in connection with a termination of the Merger Agreement under the following circumstances:

•

if the Merger Agreement is terminated by WBD or PSKY because the Effective Time has not occurred prior to the end date when the closing conditions related to regulatory approvals and governmental orders (in each case, solely as a result of any antitrust law or foreign regulatory law) have not being satisfied, but all other conditions to PSKY or Merger Sub consummating the Merger have been satisfied or waived (or have not been satisfied due to a breach by PSKY or Merger Sub of their obligations under the Merger Agreement); or

•	if the Merger Agreement is terminated by WBD or PSKY due to an antitrust or foreign regulatory injunction permanently prohibiting the Closing;

then PSKY will pay the Regulatory Termination Fee to WBD, (i) in the case of PSKY’s termination of the Merger Agreement, prior to or concurrently with, and as a condition to, such termination, or (ii) in the case of WBD’s termination of the Merger Agreement, within three business days of such termination.

Refunds Paid by WBD to PSKY

If the Merger Agreement is terminated (i) under circumstances that require WBD to pay the Company Termination Fee, or (ii) due to a breach by WBD of any of its representations, warranties, covenants or agreements, which breach results in the failure to satisfy certain conditions to the obligations of PSKY or Merger Sub to complete the Merger, and such breach is incapable of being cured or, if capable of being cured, has not been cured by the earlier of the end date and 45 days after written notice thereof to WBD, WBD must reimburse PSKY for the Amended Notes Payment Amount that PSKY previously paid to or on behalf of WBD and the Netflix Termination Fee that PSKY previously paid on behalf of WBD either concurrently with the payment of the Company Termination Fee or within three business days of termination, as applicable.

Expenses

Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the other transaction documents will be paid by the party incurring such costs or expenses, except that (i) PSKY will pay all filing fees payable under the HSR Act or in connection with any other applicable antitrust laws or foreign regulatory laws, regardless of whether the transactions contemplated by Merger Agreement are consummated, (ii) PSKY has agreed to reimburse WBD for all reasonable and documented out-of-pocket fees and expenses (including reasonable attorney’s fees) incurred by WBD or any of its subsidiaries in connection with its financing cooperation obligations with respect to PSKY’s financing set forth in the Merger Agreement, (iii) WBD has agreed to reimburse PSKY for all reasonable and documented out-of-pocket fees and expenses (including reasonable attorney’s fees) incurred by PSKY or any of its subsidiaries in connection with its financing cooperation obligations with respect to refinancing of certain of WBD’s financing arrangements set forth in the Merger Agreement (subject to certain exceptions related to the Amended Notes and the Specified Request, as detailed above in “The Merger—Treatment of Indebtedness—Outstanding Notes”), (iv) each of PSKY and WBD will pay one-half of costs and expenses of filing, printing and mailing this proxy statement (including SEC filing fees) and (v) PSKY will bear all costs and expenses in respect of the Netflix Termination Fee.

Amendments; Waivers

Subject to applicable law and unless stated otherwise in the Merger Agreement, any provision of the Merger Agreement may be amended, modified or waived prior to the Effective Time if the amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each party or, in the case of a waiver, by the party against whom the waiver is to be effective. The conditions to each of the parties’ respective obligations to consummate the transactions contemplated by the Merger Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement is to be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of laws. Each of the parties agrees that: (i) it will bring any proceeding in connection with, arising out of or otherwise relating to the Merger Agreement, any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated thereby exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the proceeding is vested exclusively in the United States federal courts, such proceeding will be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such proceeding in the manner provided in the Merger Agreement or in such other manner as may be permitted by applicable law will be valid and sufficient service thereof and (E) it will not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) or that any governmental order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

Each of the parties to the Merger Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated thereby.

Specific Performance

The parties will be entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the Merger Agreement without necessity of posting a bond or other form of security. In the event that any proceeding is brought in equity to enforce the provisions of the Merger Agreement, no party will allege, and each party has waived the defense, that there is an adequate remedy at law.

Third-Party Beneficiaries

The Merger Agreement is not intended to, and does not, confer upon any person other than the parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, except:

•

that, in accordance with Section 261 of the DGCL, WBD will have the right, on behalf of its stockholders and holders of WBD equity awards (each of which are third-party beneficiaries of the Merger Agreement to the extent required for this provision to be enforceable), to pursue specific performance or, if specific performance is not sought or granted as a remedy, damages in accordance with the Merger Agreement (including the benefit of the bargain lost by WBD’s stockholders and holders of WBD equity awards) in the event of a breach by PSKY or Merger Sub of the Merger Agreement;

•	from and after the Effective Time, the chair emeritus, directors and officers of WBD pursuant to the provisions of the Merger Agreement relating to indemnification and exculpation from liability; and

•

the provisions of the Merger Agreement related to certain matters concerning the financing related parties and the ability to bring suit against such financing related parties in connection with the transactions contemplated by the Merger Agreement, of which the financing related parties are express third-party beneficiaries.

ELLISON GUARANTEE

This section describes the material provisions of the Ellison Guarantee, but it does not describe all of the terms of the Ellison Guarantee. The following summary is qualified in its entirety by reference to the complete text of the Ellison Guarantee, a copy of which is attached as Annex B, and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Ellison Guarantee that is important to you. The rights and obligations of the Ellison Parties and WBD are governed by the express terms and conditions of the Ellison Guarantee and not by this summary or any of the other information contained in this proxy statement. You are encouraged to read the Ellison Guarantee carefully and in its entirety. This summary is not intended to provide you with any factual information about PSKY, the Ellison Parties or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings that PSKY makes with the SEC.

The Ellison Guarantee contains representations and warranties by the Ellison Parties made solely for the benefit of the parties to the Ellison Guarantee. The representations, warranties and covenants made in the Ellison Guarantee were qualified and subject to important limitations agreed to by the Ellison Parties in connection with negotiating the terms of the Ellison Guarantee and the Merger Agreement. In particular, in your review of the representations and warranties contained in the Ellison Guarantee and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating risk between the parties to the Ellison Guarantee and the Merger Agreement, rather than for the purpose of establishing matters as facts. Information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Ellison Guarantee. Accordingly, the representations and warranties in the Ellison Guarantee should not be relied on by any persons as characterizations of the actual state of facts about the Ellison Parties at the time they were made or otherwise. The representations, warranties, covenants and other agreements in the Ellison Guarantee should not be read alone, but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, WBD, PSKY and their respective affiliates and businesses, which is contained in, or incorporated by reference into, this proxy statement (including the annexes hereto).

Concurrently with the execution of the Merger Agreement, the Ellison Parties executed and delivered a guarantee (the “Ellison Guarantee”) in favor of WBD. The Ellison Parties have each absolutely, irrevocably and unconditionally guaranteed (jointly and severally), on the terms and conditions set forth in the Ellison Guarantee, the due and punctual payment, performance and discharge by PSKY and Merger Sub, if and when due pursuant to or in connection with the Merger Agreement, of (i) the Netflix Termination Fee (which was paid by PSKY in connection with the termination of the A&R Netflix Merger Agreement), (ii) the Amended Notes Payment Amount, (iii) $45.72 billion of the Merger Consideration, plus the Contingent Equity Amount (to the extent applicable) pursuant to the terms of the Ellison Subscription Agreement (it being understood that the failure of the Closing to occur as a result of any breach by PSKY or Merger Sub of the Merger Agreement, or the failure of the subscriptions contemplated by the Ellison Subscription Agreement to occur for any reason, shall not limit, impair or adversely affect these obligations or the ability of WBD to seek to enforce these obligations against the Ellison Parties), (iv) any and all damages, losses and expenses (a) payable by PSKY, Merger Sub or the Ellison Parties due to failure to comply with, breach or non-performance of obligations under the Merger Agreement or the Ellison Subscription Agreement or (b) arising out of the fraud of PSKY, Merger Sub or the Ellison Parties with respect to the Merger Agreement or the Ellison Subscription Agreement, (v) the Regulatory Termination Fee and (vi) certain other costs and expenses payable under the Merger Agreement (the items in (i)-(vi) collectively, the “Guaranteed Obligations”). Any failure of PSKY to issue shares under the Ellison Subscription Agreement, or failure of the closing conditions set forth in the Ellison Subscription Agreement to be satisfied, will not limit or adversely affect the Guaranteed Obligations or WBD’s right to enforce them against the Ellison Parties.

The Ellison Guarantee requires the Ellison Parties to, and to cause their controlled affiliates (other than Oracle, Ellison Institute of Technology or any of the respective controlled affiliates of Oracle or Ellison Institute of Technology) to, among other things, (i) use reasonable best efforts to obtain regulatory approvals that are necessary, proper or advisable for the consummation of the Merger and the other transactions contemplated by the Ellison Guarantee and the Merger Agreement, (ii) furnish WBD with reasonable assistance in connection with obtaining such governmental approvals, (iii) defend through litigation on the merits (including through appeal) any claim seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement and (iv) not take certain actions, including acquisitions, that would reasonably be expected to prevent, materially delay or materially increase the risk of not obtaining any regulatory approvals necessary for the consummation of the transactions contemplated by the Merger Agreement and the other transaction documents, or propose, announce an intention, or enter into any agreements or make any commitments to take such actions. The Ellison Guarantee includes certain representations and warranties by the Ellison Parties, including regarding financial capability of the Ellison Parties, the validity of the Ellison Trust, the binding nature of the Ellison Guarantee, the assets and liabilities of the Ellison Trust and the authority of the Ellison Parties to enter into the Ellison Guarantee. The Ellison Guarantee also includes a covenant restricting the Ellison Parties from taking actions that would adversely affect their ability to perform their obligations under the Ellison Guarantee, including revoking the Ellison Trust, permitting the terms of the Ellison Trust to be amended in a way that would adversely affect its ability to perform its obligations thereunder or taking other actions with the intent of avoiding payment or impairing performance of the Guaranteed Obligations.

WBD has the right, on behalf of WBD’s stockholders, to pursue specific performance or seek damages in the event of a breach by an Ellison Party of the Ellison Guarantee; provided, however, that WBD is not entitled to both a grant of specific performance that results in the Closing and payment of the Regulatory Termination Fee. Neither the Ellison Parties nor WBD may assign their respective rights under the Ellison Guarantee without the consent of the other party.

Subject to certain exceptions set forth in the Ellison Guarantee, the Ellison Guarantee will terminate as of the earliest of (i) the consummation of the Closing in accordance with the Merger Agreement and the payment by or on behalf of PSKY of all amounts due under the Merger Agreement and (ii) 90 days following the valid termination of the Merger Agreement in accordance with its terms, unless (a) WBD presents the Ellison Parties with a notice of a claim for payment of any Guaranteed Obligation in writing that the Ellison Parties or PSKY have not paid in full to WBD or (b) WBD or any of its affiliates has commenced a proceeding against an Ellison Party in accordance with the Ellison Guarantee or against PSKY or Merger Sub alleging that any Ellison Party, PSKY or Merger Sub (as applicable) is liable for payment obligations under the Merger Agreement or that any Ellison Party is liable for any portion of the Guaranteed Obligations pursuant to the Ellison Guarantee, in which case, the Ellison Guarantee will not terminate pursuant to clause (ii) until the earlier of (1) a final, non-appealable order has been entered into by a court of competent jurisdiction discharging the Ellison Parties, PSKY or Merger Sub (as applicable) of any such Guaranteed Obligations and the indefeasible payment by the Ellison Parties, PSKY or Merger Sub (as applicable) to WBD of all amounts payable by the Ellison Parties, PSKY and Merger Sub pursuant to such order or agreement and (2) a mutual written agreement between the Ellison Parties and WBD terminating all the obligations of the Ellison Parties under the Ellison Guarantee.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, which may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein. Holders of record and beneficial owners of shares of WBD Common Stock intending to exercise appraisal rights should carefully review Section 262 of the DGCL in its entirety and the information set forth below. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL in a timely manner will result in a loss of appraisal rights. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your appraisal rights under Section 262 of the DGCL.

All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of WBD Common Stock; all references to “beneficial owner” are to a person who is the beneficial owner of shares of WBD Common Stock held either in voting trust or by a nominee on behalf of such person; and all references to “person” are to any individual, corporation, partnership, unincorporated association or other entity. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in a loss of appraisal rights.

Holders of record and beneficial owners of shares of WBD Common Stock have the right under Section 262 of the DGCL to seek appraisal of the “fair value” of their shares of WBD Common Stock, as determined in accordance with Delaware law. A holder of record or beneficial owner of shares of WBD Common Stock must satisfy the requirements of Section 262 of the DGCL to exercise and perfect appraisal rights and follow precisely the statutory procedures pursuant to Section 262 of the DGCL in a timely manner.

Under Section 262 of the DGCL, if the Merger is completed and certain conditions under Section 262(g) of the DGCL are satisfied, holders of record and beneficial owners of shares of WBD Common Stock who (i) have delivered a written demand for appraisal of such holder’s or owner’s shares of WBD Common Stock in compliance with Section 262 of the DGCL to us prior to the vote on the Merger Proposal, (ii) do not vote, in person or by proxy, in favor of the Merger Proposal, (iii) continuously hold of record or beneficially own such shares on the date of making the demand for appraisal through the Effective Time, and (iv) otherwise comply with the statutory requirements set forth in Section 262 of the DGCL are entitled to have their shares of WBD Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash, in lieu of the Merger Consideration, for the “fair value” of their shares of WBD Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest, if any, on the amount determined by the Delaware Court of Chancery to be the “fair value.” The “fair value” of such shares of WBD Common Stock, as determined by the Delaware Court of Chancery may be less than, equal to or more than the Merger Consideration.

Under Section 262 of the DGCL, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of WBD’s stockholders, WBD is required, not less than 20 days before the Special Meeting, to notify each stockholder as of the Record Date who is entitled to appraisal rights that appraisal rights are available for any or all of the shares of WBD Common Stock, and must include in the required notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. This proxy statement constitutes such notice to stockholders, and Section 262 of the DGCL may be accessed without subscription or cost at https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Any holder of record or beneficial owner of shares of WBD Common Stock who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review Section 262 of the DGCL carefully, because failure to timely and properly comply with the procedures specified therein will result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Merger Consideration without interest and less any applicable withholding taxes. Because of the complexity of Section 262 of the DGCL, any holder of record or beneficial owner of shares of WBD Common Stock who desires to exercise their appraisal rights should consult their legal and financial advisors.

Holders of record and beneficial owners of shares of WBD Common Stock who desire to exercise their appraisal rights must deliver to WBD a written demand for appraisal of their shares of WBD Common Stock no later than before the taking of the vote on the Merger Proposal at the Special Meeting, which is scheduled to occur on April 23, 2026. In the case of a written demand for appraisal made by a stockholder, a demand for appraisal will be sufficient if it reasonably informs WBD of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of WBD Common Stock. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation in the Merger and to be set forth on the verified list (as defined below).

In addition, holders of record and beneficial owners of shares of WBD Common Stock must not vote or submit a proxy in favor of the Merger Proposal at the Special Meeting. A vote in favor of the Merger Proposal, in person at the Special Meeting or by proxy (whether by mail or via the internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold of record the shares of WBD Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A beneficial owner exercising appraisal rights must own the shares of WBD Common Stock on the date the written demand for appraisal is made and must continue to own such shares through the Effective Time. Accordingly, a stockholder or beneficial owner who transfers their shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Proposal. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

All written demands for appraisal of shares of WBD Common Stock pursuant to Section 262 of the DGCL must be mailed or delivered to:

Warner Bros. Discovery, Inc.

Attn: Corporate Secretary

230 Park Avenue South

New York, NY 10003

If shares of WBD Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of WBD Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If the Merger is completed, within 10 days after the Effective Time, the surviving corporation in the Merger will notify each record holder of shares of WBD Common Stock who has properly and validly made a written demand for appraisal pursuant to Section 262 of the DGCL and who has not voted in favor of the Merger Proposal, and any beneficial owner who has demanded appraisal in accordance with Section 262 of the DGCL, that the Merger has become effective and the effective date thereof.

At any time within 60 days after the Effective Time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party, may withdraw such person’s demand for appraisal and accept the Merger Consideration by delivering to the surviving corporation in the Merger a written withdrawal of the demand for appraisal. Any attempt to withdraw such demand made more than 60 days after the Effective Time will require written approval of the surviving corporation in the Merger. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262 of the DGCL, provided, however, that this will not affect the right of any such person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If the surviving corporation in the Merger does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any person who withdraws such person’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value of such person’s shares of WBD Common Stock as determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation in the Merger or any person who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares of WBD Common Stock held by all stockholders and beneficial owners entitled to appraisal. Upon the filing of the petition by a person other than the surviving corporation in the Merger, service of a copy of such petition will be made upon the surviving corporation in the Merger. The surviving corporation in the Merger has no obligation to file such a petition and has no present intention to file a petition, and stockholders and beneficial owners of WBD Common Stock should not assume that the surviving corporation in the Merger will file a petition.

Accordingly, any persons who desire to have their shares appraised should initiate all necessary action to exercise and perfect their appraisal rights in respect of shares of WBD Common Stock within the time and manner prescribed in Section 262 of the DGCL, and the failure of a person to file such a petition within the period specified in Section 262 of the DGCL could result in a loss of such person’s appraisal rights. Within 120 days after the Effective Time, any person who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation in the Merger, upon written request, a statement setting forth the aggregate number of shares of WBD Common Stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares. The statement must be given within 10 days after such written request has been received by the surviving corporation in the Merger or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is not filed within the time provided in accordance with Section 262 of the DGCL, then the right to appraisal with respect to the shares of WBD Common Stock will cease.

If a petition for appraisal is duly filed by a person and a copy of the petition is served upon the surviving corporation in the Merger, then the surviving corporation in the Merger will be obligated, within 20 days after such service is made, to file with the office of the Delaware Register in Chancery in which the petition was filed a duly verified list (referred to in this summary as the “verified list”) containing the names and addresses of all persons who have demanded appraisal for their shares of WBD Common Stock and with whom agreements as to the value of their shares of WBD Common Stock have not been reached by the surviving corporation in the Merger. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by certified or registered mail to the surviving corporation in the Merger and to the persons shown on such list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice will be borne by the surviving corporation in the Merger.

At the hearing of such petition, the Delaware Court of Chancery will determine those persons who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Upon application by the surviving corporation in the Merger or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Because WBD Common Stock will be listed on Nasdaq immediately prior to the Effective Time, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights, unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of WBD Common Stock or (2) the value of the consideration provided in the Merger for such total number of shares of WBD Common Stock exceeds $1 million.

After determination of the persons entitled to appraisal of their shares of WBD Common Stock, the Delaware Court of Chancery will conduct an appraisal proceeding in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of WBD Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled thereto. Such payment shall be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation in the Merger may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to “fair value” under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of “fair value” as determined by the Delaware Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights and reserve the right to assert in any appraisal proceeding that, for purposes of Section 262 of the DGCL, the “fair value” of a share of WBD Common Stock is less than the Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of “fair value,” the Delaware Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but that rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each person seeking appraisal is responsible for their attorneys’ and expert witness expenses; although, upon the application of a person whose name appears on the verified list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of WBD Common Stock entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 of the DGCL or subject to such an award pursuant to a reservation of jurisdiction.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of WBD Common Stock in compliance with Section 262 of the DGCL will be entitled to vote shares of WBD Common Stock for any purpose or to receive payments of dividends or any other distribution with respect to those shares of WBD Common Stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time).

If no petition for appraisal is filed within 120 days after the Effective Time, then the right of all persons to appraisal will cease and such persons’ shares of WBD Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes. A person will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as described above, a person may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within 60 days after the Effective Time (or thereafter with the written approval of WBD) and accept the Merger Consideration, without interest and less any applicable withholding taxes. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL. However, that restriction will not affect the right of any person who has not commenced an appraisal proceeding or has not joined the appraisal proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration, without interest and less any applicable withholding taxes, within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in a loss of statutory appraisal rights. Because of the complexity of Section 262 of the DGCL, holders of record and beneficial owners of shares of WBD Common Stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

To the extent there are any inconsistencies between the foregoing summary of procedures under Section 262 of the DGCL and Section 262 of the DGCL, Section 262 of the DGCL will govern.

MARKET PRICE AND DIVIDEND DATA

Shares of WBD Common Stock are listed for trading on Nasdaq under the symbol “WBD.” On February 26, 2026, the last trading day prior to the public announcement of the Merger, the closing price for the shares of WBD Common Stock on Nasdaq was $28.80 per share. On March 25, 2026, the most recent practicable date before the date of this proxy statement, the closing price for the shares of WBD Common Stock on Nasdaq was $27.22 per share. For current price information, you are urged to consult publicly available sources.

WBD has not declared or paid any dividends on WBD Common Stock since WBD Common Stock began trading in April 2022. WBD has agreed not to declare, set aside or pay any dividend or other distribution on the WBD Common Stock during the period from the date of the Merger Agreement through the earlier of the Effective Time and the termination of the Merger Agreement.

As a result of the Merger, following the Effective Time, WBD Common Stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act.

As of March 20, 2026, there were 2,506,768,389 outstanding shares of WBD Common Stock, and there were 517,709 record holders of shares of WBD Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information provided below sets forth certain information as of March 20, 2026, regarding (i) the ownership of voting securities of WBD by each person who is known to the management of WBD to have been the beneficial owner of more than 5% of the outstanding WBD Common Stock, (ii) the ownership interest of each director of WBD, (iii) the ownership interest of each named executive officer of WBD and (iv) the ownership interest of executive officers and directors of WBD as a group. Insofar as is known to WBD, each such person, entity or group has sole voting and dispositive power with respect to all such shares of WBD Common Stock, except as otherwise noted.

For purposes of the tables below, the amounts and percentages of WBD Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “dispositive power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Beneficial ownership also includes securities that are the subject of a voting trust, proxy, power of attorney or other similar agreement. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which they have no economic interest.

5% or More Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of WBD Common Stock Outstanding (%)
The Vanguard Group
100 Vanguard Boulevard, Malvern, PA 19355	281,212,937	(1)	11.2%
BlackRock, Inc.
50 Hudson Yards, New York, NY 10001	154,407,752	(2)	6.2%
State Street Corporation
1 Congress Street, Boston, MA 02114	131,075,328	(3)	5.2%

(1)

Based upon information supplied by The Vanguard Group (“Vanguard”) in a Schedule 13G/A filed with the SEC relating to WBD on October 31, 2025. According to the Schedule 13G/A, Vanguard had shared voting power over 14,446,722 shares of WBD Common Stock, sole dispositive power over 258,003,216 shares of WBD Common Stock and shared dispositive power over 23,209,721 shares of WBD Common Stock. Vanguard is deemed to be the beneficial owner of shares of WBD Common Stock as a result of acting as investment adviser.

(2)

Based upon information supplied by BlackRock, Inc. (“BlackRock”) in a Schedule 13G/A filed with the SEC relating to WBD on January 29, 2024. According to the Schedule 13G/A, BlackRock had sole voting power over 140,377,720 shares of WBD Common Stock and sole dispositive power over 154,407,752 shares of WBD Common Stock. BlackRock is deemed to be the beneficial owner of shares of WBD Common Stock as a result of acting as a parent holding company on behalf of certain subsidiaries, none of which beneficially own 5% or greater of WBD Common Stock.

(3)

Based upon information supplied by State Street Corporation (“State Street”) in a Schedule 13G filed with the SEC relating to WBD on February 9, 2026. According to the Schedule 13G, State Street had shared voting power over 87,360,046 shares of WBD Common Stock and shared dispositive power over 131,066,834 shares of WBD Common Stock. State Street is deemed to be the beneficial owner of shares of WBD Common Stock as a result of acting as a parent holding company.

Directors and Executive Officers

Name of Beneficial Owner(1)	Number of Shares	Number of Shares Acquirable Within 60 Days(2)	Total Number of Shares Beneficially Owned		Percentage of WBD Common Stock Outstanding (%)	Number of Deferred RSUs and Notional Shares in Deferred Compensation Accounts
David M. Zaslav Chief Executive Officer, President and Director	1,500,153	10,389,233	11,889,386	(3)	*	—
Gunnar Wiedenfels Chief Financial Officer	55,924	130,546	186,470	(4)	*	—
Bruce L. Campbell Chief Revenue and Strategy Officer	147	130,546	130,693		*	—
Jean-Briac Perrette CEO and President, Global Streaming and Games	559,184	992,033	1,551,217		*	—
Gerhard Zeiler President, International	203,922	491,038	694,960		*	—
Samuel A. Di Piazza, Jr. Director, Board Chair	41,886	—	41,886	(5)	*	141,566
Richard W. Fisher Director	30,373	—	30,373		*	16,106
Paul A. Gould Director	117,198	—	117,198		*	103,159
Debra L. Lee Director	26,700	—	26,700		*	16,106
Joseph M. Levin Director	—	—	—		*	10,537
Anton J. Levy Director	925,000	—	925,000		*	—
Kenneth W. Lowe Director	1,077,834	—	1,077,834	(6)	*	—
Fazal F. Merchant Director	71,539	—	71,539		*	—
Anthony J. Noto Director	18,235	—	18,235		*	—
Paula A. Price Director	—	—	—		*	68,857
Daniel E. Sanchez Director	20,054	—	20,054		*	—
Geoffrey Y. Yang Director	176,400	—	176,400	(7)	*	16,106
All directors and executive officers as a group (20 persons)	4,861,523	12,613,446	17,474,969		*	372,437

*	Indicates that the percentage of beneficial ownership does not exceed 1%.
(1)	The address of each beneficial owner presented in the table is c/o Warner Bros. Discovery, Inc., 230 Park Avenue South, New York, NY 10003.
(2)

Represents shares of WBD Common Stock issuable pursuant to WBD RSUs, WBD PRSUs, WBD Options and WBD DSUs that are vested or that will vest within 60 days of March 20, 2026. Does not include shares of WBD Common Stock issuable pursuant to WBD RSUs, WBD PRSUs, WBD Options and WBD DSUs that will not vest within 60 days of March 20, 2026 or shares of WBD Common Stock issuable pursuant to WBD PRSUs that are subject to vesting based on the achievement of performance conditions. See “The Merger—Interests of WBD’s Directors and Executive Officers in the Merger” for additional information about the treatment of equity-based awards held by WBD’s directors and executive officers in the Merger.
(3)	Includes 153 shares of WBD Common Stock held by Mr. Zaslav’s spouse.
(4)	Includes 14,140 shares of WBD Common Stock held in UTMA accounts for Mr. Wiedenfels’ children, of which Mr. Wiedenfels is the custodian.
(5)	Includes 3,443 shares of WBD Common Stock held by Mr. Di Piazza’s spouse.
(6)	Includes 793 shares of WBD Common Stock held by a trust, of which Mr. Lowe is a trustee and beneficiary.
(7)	Includes (i) 98,285 shares of WBD Common Stock held in limited partnerships and (ii) 169 shares of WBD Common Stock held in Mr. Yang’s mother’s trust account, of which Mr. Yang has power of attorney.

OTHER MATTERS

Householding of Proxy Materials

To reduce the expense of delivering duplicate proxy materials to WBD stockholders, we are relying upon SEC rules that permit us to deliver only one set of proxy materials to multiple stockholders who share an address and last name (known as “householding”), unless we receive contrary instructions from any stockholder at that address.

Under this procedure, certain record holders of shares of WBD Common Stock who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. WBD stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a WBD stockholder who receives a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please contact our Investor Relations at 230 Park Avenue South, New York, NY 10003 or (212) 548-5555.

Submission of Stockholder Proposals

WBD expects to hold an annual meeting of stockholders for 2026 (“2026 Annual Meeting of Stockholders”), unless the Merger has been completed prior to the date thereof. The table below summarizes the requirements for WBD stockholders who wish to submit proposals or director nominations for such meeting. Stockholders are encouraged to consult Rule 14a-8 of the Exchange Act and the bylaws, as appropriate, to see all applicable requirements.

	Proposals for inclusion in 2026 proxy statement	Other proposals/nominees to be presented at 2026 Annual Meeting of Stockholders(1)
Type of Proposal	SEC rules permit stockholders to submit proposals for inclusion in our 2026 proxy statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act	Stockholders may present proposals or director nominations directly at the 2026 Annual Meeting of Stockholders (and not for inclusion in our proxy materials) by satisfying the requirements set forth in Section 1.6 of the bylaws(2)

When proposal must be received by WBD	No later than December 24, 2025(3)	No earlier than February 2, 2026 and no later than March 4, 2026(4)

Where to send	By Mail: Warner Bros. Discovery, Inc. Attn: Corporate Secretary 230 Park Avenue South, New York, NY 10003 By Email: CorporateSecretary@wbd.com

What to include	The information required by Rule 14a-8	The information required by the bylaws(2)

(1)

Any proposal without the required notice will not be considered properly submitted under the bylaws. Any proposal that is received by WBD after March 4, 2026 will not be considered filed on a timely basis under Rule 14a-4(c)(1). Proposals that are not properly submitted or timely filed will not be presented at the 2026 Annual Meeting of Stockholders. For proposals that are properly submitted and timely filed, SEC rules permit management to retain discretion to vote proxies WBD receives, provided that: (a) WBD includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (b) the proponent does not issue a proxy statement.

(2)	The bylaws are filed as an exhibit to WBD’s Form 10-Q for the quarter ended June 30, 2025 and are available in the corporate governance section of WBD’s Investor Relations website at ir.wbd.com.
(3)

Assumes WBD’s 2026 Annual Meeting of Stockholders is held between May 3, 2026 and July 2, 2026. In the event the 2026 Annual Meeting of Stockholders is not held between May 3, 2026 and July 2, 2026, WBD will announce a new date for which a proposal submitted pursuant to Rule 14a-8 must be received by WBD. In accordance with Rule 14a-8, such date shall be a reasonable time before WBD begins to print and mail its proxy materials for the 2026 Annual Meeting of Stockholders.

(4)

Assumes WBD’s 2026 Annual Meeting of Stockholders is held between May 3, 2026 and August 1, 2026. Please see the bylaws for additional information regarding the advance notice deadline in the event the 2026 Annual Meeting of Stockholders is not held between May 3, 2026 and August 1, 2026.

WHERE YOU CAN FIND MORE INFORMATION

WBD files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements. Our website is located at www.wbd.com.

WBD uses its website as a routine channel for distribution of information that may be deemed material for investors, including news releases, presentations, financial information, statutory filings and corporate governance information. WBD posts filings on its website as soon as practicable after they are electronically filed with, or furnished to, the SEC, including its annual and quarterly reports on Forms 10-K and 10-Q and current reports on Form 8-K; its proxy statements; and any amendments to those reports or statements. All such postings and filings are available on the “Investor Relations” portion of WBD’s website free of charge.

Information contained on or connected to any website referenced in this proxy statement or the documents incorporated by reference herein is not incorporated by reference into this proxy statement or the documents incorporated by reference herein and any website references are intended to be inactive textual references only, unless expressly noted.

This proxy statement also incorporates by reference, and is accompanied by, the documents listed below that WBD has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about WBD, its financial condition or other matters:

•	Annual Report on Form 10-K filed on February 27, 2026 for the fiscal year ended December 31, 2025;

•

Definitive Proxy Statement on Schedule 14A, filed on April 23, 2025 (solely to the extent the information therein is incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024); and

•

Current Reports on Form 8-K, filed on January 7, 2026; January 20, 2026 (solely with respect to Item  1.01); February  18, 2026, February 27, 2026 (solely with respect to Items  1.01, 1.02, 8.01 and 9.01) and March 16, 2026.

In addition, WBD incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or WBD will provide you with copies of these documents, without charge, upon written or oral request to:

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, NY 10003

(212) 548-5555

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT IN DECIDING HOW TO VOTE YOUR WBD COMMON

STOCK. WBD HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 26, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO WBD STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

This proxy statement contains a description of the representations and warranties that each of PSKY and WBD made to the other in the Merger Agreement. Representations and warranties made by PSKY, WBD and other applicable parties are also set forth in contracts and other documents (including the Merger Agreement) that are attached to this proxy statement or are incorporated by reference into this proxy statement. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements and not to provide any other factual information regarding PSKY, WBD or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

WARNER BROS. DISCOVERY, INC.,

PARAMOUNT SKYDANCE CORPORATION

and

PRINCE SUB INC.

Dated as of February 27, 2026

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 27, 2026, is entered into by and among Warner Bros. Discovery, Inc., a Delaware corporation (“Company”), Paramount Skydance Corporation, a Delaware corporation (“Buyer”), and Prince Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Merger Sub” and, together with the Company and Buyer, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Company, Buyer and Merger Sub desire to effect the acquisition of the Company by Buyer through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”), and each share of Series A common stock, par value $0.01 per share, of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1 (a) and any Appraisal Shares) being converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, without interest (such amount, the “Merger Consideration”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Equity Investors have entered into subscription agreements with Buyer (the “Subscription Agreements”), providing for a private placement investment by the Equity Investors in shares of Buyer Class B common stock, par value $0.001 per share (“Buyer Class B Common Stock”), in an aggregate amount of up to $46,970,000,000.00, plus any Ticking Consideration, plus any Contingent Equity Amount, plus any Amended Notes Payment Amount (the “PIPE Transaction”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the terms of this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Recommendation”) and directed that this Agreement be submitted to the holders of Company Stock for their adoption;

WHEREAS, an independent transaction committee of the Buyer Board (as defined below) (the “Buyer Board Independent Committee”), comprised solely of directors who are independent of the Equity Investors and their respective Affiliates, has (i) determined that the PIPE Transaction is fair and in the best interests of Buyer and its stockholders, (ii) approved that Buyer enter into the Subscription Agreements and consummate the PIPE Transaction and (iii) recommended that the Buyer Board approve the Subscription Agreements and the PIPE Transaction;

WHEREAS, the board of directors of Buyer (the “Buyer Board”) (acting in part upon the recommendation of the Buyer Board Independent Committee with respect to the Subscription Agreements and the PIPE Transaction) has (i) determined that the terms of this Agreement, the Subscription Agreements and the transactions contemplated hereby and thereby, including the Merger and the PIPE Transaction, are fair to, and in the best interests of, Buyer and its stockholders, (ii) determined that it is in the best interests of Buyer and its stockholders and declared it advisable to enter into this Agreement and the Subscription Agreements, and (iii) approved the execution and delivery by Buyer of this Agreement and the Subscription Agreements, the performance by Buyer of its covenants and agreements contained herein and therein and the consummation of the transactions contemplated by this Agreement and the Subscription Agreements, including the Merger and the PIPE Transaction, upon the terms and subject to the conditions set forth herein;

WHEREAS, Buyer has made available to the Company an accurate and complete copy of the executed written consent by the holders of 100% of the shares of Buyer Class A common stock, par value $0.001 per share, approving the PIPE Transaction upon the terms and subject to the conditions set forth herein (the “Buyer Written Consent”);

WHEREAS, (i) the board of directors of Merger Sub has approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Buyer, its sole stockholder, and (ii) Buyer, in its capacity as the sole stockholder of Merger Sub, has approved the Merger and adopted this Agreement;

WHEREAS, Merger Sub has terminated and withdrawn the offer by Merger Sub to purchase all of the outstanding shares of Company Stock, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 8, 2025 (as amended or supplemented from time to time) (the “Tender Offer”);

WHEREAS, that certain Amended and Restated Agreement and Plan of Merger, dated as of January 19, 2026 (the “Netflix Merger Agreement”), by and among the Company, Netflix, Inc., a Delaware corporation (“Netflix”), Nightingale Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Netflix, and New Topco 25, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company, has been validly terminated in accordance with its terms concurrently with the execution and delivery of this Agreement by the Company;

WHEREAS, concurrently with the execution of this Agreement and the termination of the Netflix Merger Agreement, Buyer, on behalf of the Company, shall pay or cause to be paid $2,800,000,000 (the “Netflix Termination Fee”) to Netflix by wire transfer of immediately available funds in order for the Company to terminate the Netflix Merger Agreement pursuant to Section 8.1(c)(ii) of the Netflix Merger Agreement;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement, concurrently with the execution of this Agreement, The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Trust”), and Mr. Lawrence J. Ellison (“L. Ellison” and, together with the Trust, the “Guarantors”) have entered into a guarantee, dated as of the date hereof, guaranteeing certain of Buyer’s and Merger Sub’s obligations under this Agreement (the “Ellison Guarantee”); and

WHEREAS, Buyer, the Company and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Buyer. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, remotely via electronic exchange of documents and signatures, no later than the second Business Day (the “Specified Date”) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Buyer and the Company (the date of the Closing, the “Closing Date”).

Section 1.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Buyer and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 1.4 The Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Law.

Section 1.5 The Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced by references to the Surviving Corporation’s name, until thereafter duly amended as provided therein or by applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 1.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer or Merger Sub or any other Person:

(a) All shares of Company Stock that are owned, directly or indirectly, by Buyer, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.1(a), and (ii) subject to the provisions of Section 2.3) shall be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c) All shares of Company Stock converted into the Merger Consideration pursuant to this Section 2.1 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.3) the right to receive the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 3.2.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 8.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Buyer and the holders of Company Stock (including Company Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.3 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.1(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the Merger Consideration as provided in Section 2.1, but rather shall be canceled and the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.1. The Company shall provide prompt notice to Buyer of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company. Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

Section 3.1 Paying Agent. Prior to the Effective Time, Buyer shall enter into a customary payment agreement with a nationally recognized bank or trust company designated by Buyer and reasonably acceptable to the Company (the “Paying Agent”). Prior to the Effective Time, Buyer shall provide or shall cause to be provided to the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration (the “Exchange Fund”). The Paying Agent shall pay the Merger Consideration out of the Exchange Fund. Except as provided in Section 3.7, the Exchange Fund shall not be used for any other purpose.

Section 3.2 Exchange Procedures.

(a) Certificates. Buyer shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form reasonably satisfactory to the Company) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Buyer shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Buyer that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any amount payable upon surrender of any Certificate.

(b) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 2.1(b) shall automatically upon the Effective Time be entitled to receive, and Buyer shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any amount payable upon conversion of any Book-Entry Shares.

Section 3.3 Full Satisfaction. The Merger Consideration paid in accordance with the terms of this Article III upon the surrender of the Certificates (or immediately, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock or any Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

Section 3.4 Undistributed Exchange Funds. Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

Section 3.5 Abandoned Property, Escheat or Similar Laws. None of Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.6 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Buyer, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Buyer or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

Section 3.7 Investment of Exchange Funds. The Paying Agent shall invest the Exchange Fund as directed by Buyer; provided, however, that no investment interest or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest or gains resulting from such investments shall be the sole and exclusive property of Buyer payable to Buyer upon its request, and no part of such interest or gains shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of the Exchange Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). If for any reason (including investment losses) the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Buyer shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 3.8 Treatment of Company Equity Awards.

(a) As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, the Company, Buyer or Merger Sub:

(i) Company Options.

(A) Each Company Option that is outstanding immediately prior to the Effective Time and that is (x) vested in accordance with all applicable terms as of the Effective Time or (y) that is held by a former employee or service provider of the Company (each, a “Vested Company Option”) shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per-share exercise price for such Vested Company Option, by (ii) the total number of shares of Company Stock subject to such Vested Company Option immediately prior to the Effective Time (the “Vested Company Option Consideration”); provided, however, that if the exercise price per share of Company Stock of such Vested Company Option is equal to or greater than the Merger Consideration, such Vested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof.

(B) Each Company Option that is outstanding and unexercised immediately prior to the Effective Time and that is not a Vested Company Option (each, an “Unvested Company Option”) shall be assumed by Buyer and automatically converted into the contingent right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per-share exercise price for such Unvested Company Option, by (ii) the total number of shares of Company Stock subject to such Unvested Company Option immediately prior to the Effective Time (the “Unvested Company Option Consideration”); provided, however, that if the exercise price per share of Company Stock of such Unvested Company Option is equal to or greater than the Merger Consideration, such Unvested Company Option shall be cancelled without any cash payment or other consideration being made in respect thereof. Subject to the holder’s Continued Service through the applicable vesting dates, such Unvested Company Option Consideration shall vest and become payable at the same time as the Unvested Company Option from which such Unvested Company Option Consideration was converted would have vested and become exercisable pursuant to its terms and shall otherwise remain subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Buyer are appropriate to conform the administration of the Unvested Company Option Consideration amounts and are not adverse to such holders) with respect to their receipt of the Unvested Company Option Consideration.

(ii) Company RSUs.

(A) Each Company RSU that is outstanding immediately prior to the Effective Time and that is vested in accordance with all applicable terms as of the Effective Time or that is held by a non-employee member of the Company Board (each, a “Vested Company RSU”) shall be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Stock underlying such Vested Company RSU pursuant to Section 2.1(c) (the “Vested Company RSU Consideration”).

(B) Each Company RSU that is outstanding immediately prior to the Effective Time and that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall be assumed by Buyer and automatically converted into the contingent right to receive an amount in cash, without interest, equal to (x) the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time (the “Unvested Company RSU Consideration”). Subject to the holder’s Continued Service through the applicable vesting dates, such Unvested Company RSU Consideration shall vest and become payable at the same time as the Unvested Company RSU from which such Unvested Company RSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Buyer are appropriate to conform the administration of the Unvested Company RSU Consideration amounts and are not adverse to such holders) with respect to their receipt of the Unvested Company RSU Consideration.

(iii) Company PRSUs.

(A) Each Company PRSU that is outstanding immediately prior to the Effective Time and that is vested in accordance with all applicable terms as of the Effective Time (each, a “Vested Company PRSU”) shall be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Stock underlying such Vested Company PRSU pursuant to Section 2.1(c) (with the number of shares of Company Stock subject to such Vested Company PRSU determined based on the attainment of the applicable performance measures at the actual level of performance by the Company Board or a committee thereof in the ordinary course of business and consistent with past practice) (the “Vested Company PRSU Consideration”).

(B) Each Company PRSU that is outstanding immediately prior to the Effective Time and that is not a Vested Company PRSU (each, an “Unvested Company PRSU”) shall be assumed by Buyer and automatically converted into the contingent right to receive an amount in cash, without interest, equal to (x) the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of Company Stock subject to such Company PRSU immediately prior to the Effective Time (after taking into account the treatment of the applicable performance-vesting conditions in accordance with the last sentence of this Section 3.8(a)(iii)(B)) (the “Unvested Company PRSU Consideration”). Subject to the holder’s Continued Service through the applicable vesting dates, such Unvested Company PRSU Consideration shall vest and become payable at the same time as the Unvested Company PRSU from which such Unvested Company PRSU Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions (including any applicable terms relating to accelerated vesting upon qualifying terminations of employment and timing and form of payment) as were applicable to the underlying Unvested Company PRSU immediately prior to the Effective Time (except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Buyer are appropriate to conform the administration of the Unvested Company PRSU Consideration amounts and not adverse to such holders) with respect to their receipt of the Unvested Company PRSU Consideration. The performance-based vesting conditions applicable to any Unvested Company PRSU (1) for which the applicable performance period has been completed prior to the Effective Time shall be determined based on actual performance and (2) for which the applicable performance period has not been completed prior to the Effective Time shall be deemed to have been achieved at the greater of (I) target performance and (II) actual performance extrapolated through the end of the applicable performance period based on actual performance through the Closing Date, determined by the Company Board or a committee thereof in good faith and consistent with past practices, in each case, for purposes of the conversion set forth in this Section 3.8(a)(iii).

(iv) Company DSUs. Each Company DSU that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the number of shares of Company Stock subject to such Company DSU immediately prior to the Effective Time (the “Company DSU Consideration”). The Company DSU Consideration shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company DSU immediately prior to the Effective Time except as set forth in this Section 3.8(a)(iv) (including with respect to timing and form of payment).

(v) Company Notional Units. Each Company Notional Unit that is outstanding immediately prior to the Effective Time shall be assumed by Buyer and automatically converted into a notional unit with respect to a number of shares of Buyer Class B Common Stock (a “Buyer Notional Unit”) equal to the product (rounded down to the nearest whole share) obtained by multiplying (A) the Equity Award Exchange Ratio by (B) the number of shares of Company Stock subject to such Company Notional Unit immediately prior to the Effective Time. Each such Buyer Notional Unit as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Notional Unit immediately prior to the Effective Time (including with respect to timing and form of payment), as set forth in the applicable Company DC Plan.

(b) Certain Actions:

(i) Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) and Buyer shall take all necessary action for the assumption, conversion, adjustment and payment of Unvested Company Options, Vested Company Options, Unvested Company RSUs, Vested Company RSUs, Unvested Company PRSUs, Vested Company PRSUs, Company DSUs and Company Notional Units as provided in Section 3.8(a). Buyer shall reserve for future issuance a number of shares of Buyer Class B Common Stock at least equal to the number of shares of Buyer Class B Common Stock that will be subject to the Buyer Notional Units. Not later than the Closing Date, Buyer shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Buyer Class B Common Stock issuable upon settlement of each Buyer Notional Unit and shall distribute a prospectus relating to such Form S-8 (or other applicable form), and Buyer shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such awards remain outstanding.

(ii) Delivery of Vested Company Option Consideration, Vested Company RSU Consideration and Vested Company PRSU Consideration. Buyer shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Vested Company Option, Vested Company RSU and Vested Company PRSU the Vested Company Option Consideration, Vested Company RSU Consideration and the Vested Company PRSU Consideration, respectively (collectively, the “Company Equity Award Consideration”), less any required withholding Taxes and without interest, within ten (10) Business Days following the Effective Time. To the extent any payment made in accordance with this Section 3.8(b)(ii) in the time periods provided herein would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

(c) Company ESPP. The Company shall take such action as may be necessary or appropriate under the Company ESPP to ensure, provide for or cause the following to occur: (i) except for any offering period under the Company ESPP that is in effect on the date hereof (the “Final Offering Period”), no new offering periods under the Company ESPP will commence during the period from the date of this Agreement through the Effective Time; (ii) there will be no increase in the amount of payroll deductions or payroll contributions permitted to be made by the participants under the Company ESPP during the Final Offering Period, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; and (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. If the Effective Time would occur during the Final Offering Period, (i) the accumulated contributions of the participants in any such offering period shall be used to purchase shares of Company Stock as of such date as the Company determines in its sole discretion (provided that such date shall be no later than five (5) Business Days prior to the Effective Time), (ii) the participants’ accumulated contributions under the Company ESPP shall be used to purchase shares of Company Stock in accordance with the terms of the Company ESPP as of the date determined in accordance with the foregoing clause (i), and (iii) purchase rights under any such offering shall terminate immediately after such purchase. As of no later than the Business Day immediately prior to the Effective Time, the Company shall terminate the Company ESPP, subject to the occurrence of the Effective Time. As promptly as practicable following the purchase of shares of Company Stock in accordance with the immediately foregoing clause (ii), the Company shall return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

Section 3.9 Withholding. Notwithstanding anything to the contrary contained in this Agreement, each of Buyer, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall use reasonable best efforts to cooperate with the Company to obtain any affidavits, certificates or other documentation as may reasonably be expected to afford to the Company and any holder of Company Stock reduction of or relief from any such deduction or withholding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the forms, statements, certifications, reports and documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2023 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed with or furnished to the SEC since the Applicable Date, including those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”) that were filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), other than with respect to Sections 4.1, 4.2, 4.3 and 4.18, or in the corresponding sections or subsections of the disclosure letter delivered to Buyer by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to Buyer and Merger Sub as of the date of this Agreement (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) that (provided that the representations and warranties in this Article IV (except in the case of Section 4.1) with respect to the Company JVs shall be given solely to the extent of the Knowledge of the Company):

Section 4.1 Organization, Good Standing and Qualification. Each of Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Buyer complete and correct copies of the Organizational Documents of the Company.

Section 4.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 10,800,000,000 shares of Company Stock and (ii) 1,200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock” and the Company Stock together with the Preferred Stock, the “Company Capital Stock”). As of February 24, 2026 (the “Measurement Date”), there were (x) (A) an aggregate of 2,481,014,551 shares of Company Stock issued and outstanding and (B) no shares of Preferred Stock issued and outstanding and (y) there were (A) an aggregate of 343,291,334 shares of Company Stock reserved for, and 148,111,652 shares of Company Stock subject to, issuance pursuant to the Company Stock Plans, which included (i) 83,652,241 Company RSUs, (ii) 15,013,403 and 23,216,712 Company PRSUs (assuming the achievement of performance criteria at target and maximum levels, respectively), (iii) 48,918,196 shares of Company Stock subject to Company Options and (iv) 527,812 Company DSUs and (B) no shares of Preferred Stock reserved for, and no shares of Preferred Stock subject to, issuance pursuant to the Company Stock Plans. As of the Measurement Date, there were 134,627.92 Company Notional Units outstanding under the Company DC Plans representing an equivalent of 134,627.92 shares of Company Stock. From the Measurement Date to the date of this Agreement, the Company has not issued or granted any shares of Company Stock, other than pursuant to (I) the vesting and settlement of Company RSUs, Company PRSUs or Company DSUs, (II) the exercise of Company Options or (III) the Company ESPP, in each case of foregoing clauses (I), (II) and (III) which were granted prior to the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each Subsidiary of the Company (such Subsidiaries, together with any other Subsidiaries of the Company as of the Effective Time, the “Company Subsidiaries”) and the percentage ownership interest of the Company, directly or indirectly, in each such Company Subsidiary. The ownership interest in each Company Subsidiary owned by the Company, directly or indirectly, has been duly authorized and validly issued and is fully paid and nonassessable, free and clear of any Liens.

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Section 4.2(d) of the Company Disclosure Letter contains a correct and complete list (the “Equity Award Schedule”), as of the Measurement Date, of all outstanding Company Equity Awards, including the holder (by employee identification number), type of Company Equity Award, date of grant, number of shares of Company Stock underlying such award (and, if applicable, assuming achievement of the applicable performance metrics at the target level of performance), whether such Company Equity Award is intended to qualify as an “incentive stock option” under Section 422 of the Code, the Company Stock Plan pursuant to which the Company Equity Award was granted, the applicable vesting schedule with respect to such Company Equity Award (including whether the Company Equity Award would become vested solely as a result of the consummation of the Merger), any unpaid dividend equivalents with respect to such Company Equity Award and, where applicable, the exercise price and expiration date. The Company shall provide Buyer with an updated Equity Award Schedule within five (5) Business Days prior to the anticipated Closing Date to reflect any changes occurring between the Measurement Date and the applicable date of delivery.

Section 4.3 Corporate Authority and Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Transaction Documents to which it is or is contemplated to be a party and that have been executed as of the date hereof and the Company will have all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions and the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Upon execution and delivery by the Company of each other Transaction Document to which it is or is contemplated to be a party, each other Transaction Document to which it is or is contemplated to be a party will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Company Board has (i) (A) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (B) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (D) approved the termination of the Netflix Merger Agreement and (E) resolved to make the Company Recommendation and directed that this Agreement be submitted to the holders of Company Stock for their adoption, and (ii) received the opinions of J.P. Morgan Securities LLC and Allen & Company LLC to the effect that, as of the date of such opinions and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Stock.

(c) No vote of the holders of any class of equity securities of the Company is required for the execution and delivery of this Agreement, the Transaction Documents or any other agreements and documents contemplated hereby to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except for the Company Stockholder Approval.

Section 4.4 Governmental Filings; No Violations.

(a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.3, (ii) required under the rules and regulations of NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, (v) as may be required with or to Foreign Regulators pursuant to applicable Foreign Regulatory Laws and (vi) as set forth in Section 4.4(a) of the Company Disclosure Letter, no filings, notices or reports are required to be made by any of the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party as of the Effective Time do not or will not (as applicable), and the consummation by the Company of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Company Material Contracts, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 4.4(a) are made or obtained, under any Law, Governmental Order or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Company Material Contract, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Company Reports; Financial Statements.

(a) The Company has filed or furnished or will file or furnish, as applicable, on a timely basis, all Company Reports since the Applicable Date. Each of the Company Reports, at the time of its filing or being furnished complied (or, if not yet filed or furnished, will comply) in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company Reports dated on or prior to the date hereof, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Buyer (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of the Company to its auditors and the audit committee of the Company Board on or after the Applicable Date and prior to the date of this Agreement and (B) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and complied or will comply, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto.

(f) Neither the Company nor any of its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s published financial statements or other Company Reports.

Section 4.6 Absence of Certain Changes.

(a) Since September 30, 2025, and through the date of this Agreement, there has not been any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

(b) Since September 30, 2025, and through the date of this Agreement, other than in connection with this Agreement, the Transactions and the Netflix Merger Agreement (including (x) conducting the business of the Company and its Subsidiaries in accordance with the terms thereof, (y) the transactions contemplated thereby and (z) the termination thereof), (i) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset of the Company and its Subsidiaries, whether or not covered by insurance, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period between the date of this Agreement through the Effective Time, without Buyer’s consent, would constitute a breach of Section 6.1(a)(y)(i)(C) (Distributions), (iii)(B) (Senior Executive Compensation), (vi) (COT Properties), (vii) (Key Properties), (viii) (HBO Service), (ix) (Sale of Assets), (xi) (Acquisitions), (xii) (Accounting Policies), (xv) (Loans) or (xxvi) (solely to the extent relating to the foregoing clauses (i)(C), (iii)(B), (vi), (vii), (viii), (ix), (xi), (xii) and (xv)).

Section 4.7 Litigation and Liabilities.

(a) As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, other than obligations or liabilities (i) disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of December 31, 2024 and the notes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024, (ii) incurred in the Ordinary Course since December 31, 2024, (iii) arising out of this Agreement (and which do not arise out of a breach by the Company of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the Transactions, (iv) incurred pursuant to Contracts or Licenses binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from a breach of such Contract or License) or (v) that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.8 Employee Benefits and Labor Matters.

(a) Each material Company Plan as of the date of this Agreement is listed in Section 4.8(a) of the Company Disclosure Letter, other than employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (other than employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter) (or, if unwritten, a written summary thereof) and all amendments thereto have been made available to Buyer on or prior to the date of this Agreement. The Company shall provide a list to Buyer of each material employment agreement with a Company Employee, other than any such employment agreements that do not materially deviate from the Company’s standard forms set forth in Section 4.8(a) of the Company Disclosure Letter, and make available to Buyer true and complete copies (or a summary of the material terms) of each such material employment agreement within ninety (90) days following the date of this Agreement.

(b) Each Company Plan that is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan has been established, funded and operated in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 4.8(d) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been made available to Buyer on or prior to the date of this Agreement. With respect to each Company Multiemployer Plan, except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) to the Knowledge of the Company, no such Company Multiemployer Plan is insolvent, within the meaning of Section 4245 of ERISA; (ii) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been or is reasonably expected to be incurred by the Company or any Company ERISA Affiliate, and, to the Knowledge of the Company, no event has occurred that has resulted or would reasonably be expected to result in the incurrence by the Company or any Company ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from, or termination of, any Company Multiemployer Plan; (iii) to the Knowledge of the Company, no proceeding has been initiated by the PBGC to terminate such Company Multiemployer Plan or is threatened; and (iv) all contributions required to be made by the Company or any of its Subsidiaries under each such Company Multiemployer Plan, as of the date of this Agreement, have been timely made.

(e) Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has failed to satisfy the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA (whether or not waived), and no Company ERISA Affiliate has an outstanding funding waiver. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (iii) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(f) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any of the Company Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code or Section 601 of ERISA (or any similar non-U.S. Law).

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each material Company Plan that is maintained in any non-U.S. jurisdiction or covers any Company

Employee residing or working outside the United States (each, an “International Company Plan”) has been established, funded, and operated in compliance in all respects with its terms and conditions and with the requirements prescribed by any applicable Laws, (ii) each International Company Plan which is required to be registered or approved by any Governmental Entity has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Entities, and, if intended to qualify for special tax treatment, meets all requirements for such special tax treatment with respect to such International Company Plan, and (iii) each International Company Plan is funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such International Company Plan is required to be funded and/or book-reserved.

(i) Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Transactions, nor the consummation of the Transactions will, either alone or in combination with any other event, (A) cause any Company Employee to become eligible for any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits to any Company Employee or under any Company Plan, or increase the amount payable or result in any other material obligation pursuant to any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans or (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j) Except as set forth in Section 4.8(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any Collective Bargaining Agreements (excluding any Collective Bargaining Agreement with a Guild or that applies on a national, area-wide, sector-wide, or industry-wide basis). To the Knowledge of the Company, there are no activities or proceedings of any Labor Union to organize any Company Employees with regard to their employment with the Company or any of its Subsidiaries. There is no, and since December 31, 2023 there has been no, strike, lockout, concerted work slowdown or stoppage, material unfair labor practice charge, material grievance, material arbitration, or other labor dispute pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, except where such strike, lockout or concerted work slowdown or stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) The Company and each of its Subsidiaries is, and has been since December 31, 2023, in compliance with all applicable Laws governing employment or labor, including all such Laws relating to terms and conditions of employment, wages, hours, worker classification, contractors, child labor, immigration, collective bargaining, labor relations, discrimination, equal opportunity, safety and health, disability rights or benefits, employee leave issues, plant closures and layoffs, unemployment insurance, workers’ compensation, and automated employment decision tools and other artificial intelligence, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(l) Since December 31, 2023, neither the Company nor any of its Subsidiaries has entered into a settlement agreement relating to a court or administrative complaint with a current or former officer, employee or independent contractor of the Company or any of its Subsidiaries that involves allegations relating to harassment or discrimination of any kind by a Covered Employee. Since December 31, 2023, no formally reported allegations of harassment or discrimination of any kind have been made against any Senior Executive other than allegations that were formally investigated and determined by the Company to be unsubstantiated.

(m) To the Knowledge of the Company, no Covered Employee is in any material respect in violation of any term of any nondisclosure agreement, non-competition agreement or similar restrictive covenant agreement: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information. To the Knowledge of the Company, no Senior Executive has provided written notice to the Company of his or her intention to terminate his or her employment.

Section 4.9 Compliance with Laws, Licenses.

(a) Each of the Company and its Subsidiaries, since the Applicable Date, has not been, and is not being, conducted in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries possesses each License necessary to conduct its business.

(b) Section 4.9(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each License made, issued or granted to the Company or any of its Subsidiaries or used by the Company and its Subsidiaries, except for any Licenses the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries and, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries are in compliance in all material respects with, and since the Applicable Date have complied in all material respects with: (i) the provisions of the FCPA applicable to the Company and its Subsidiaries and such officers, directors and employees; and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated. Since the Applicable Date, the Company and its Subsidiaries and, to the Knowledge of the Company, the officers, directors and employees of the Company and its Subsidiaries, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA or any Laws described in clause (ii) of the foregoing sentence.

(d) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(e) None of the Company nor any of its Subsidiaries are, and since the Applicable Date, have been, subject to any pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company and its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(f) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, since the Applicable Date, has been and currently is in compliance in all material respects with the Export and Sanctions Regulations. Section 4.9(f) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material specific licenses or authorizations held by the Company or any of its Subsidiaries under the Export and Sanctions Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction.

(g) None of the Company nor any of its Subsidiaries are, and since the Applicable Date, have been, subject to any actual, pending or, to the Knowledge of the Company, threatened Proceedings, demands, notices of violation, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the Export and Sanctions Regulations.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the rules and regulations of all performing rights societies and industry guilds applicable to their operations.

Section 4.10 [Reserved].

Section 4.11 Certain Contracts.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound (each such Contract, a “Company Material Contract”), which:

(i) provides that any of the Company or its Subsidiaries will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the Effective Time would be binding upon Buyer or any of its Subsidiaries (other than the Company or any of its Subsidiaries), and is material to the Company and its Subsidiaries, taken as a whole;

(ii) purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon Buyer or any of its Subsidiaries (other than the Company and any of its Subsidiaries);

(iii) requires the Company or any of its Subsidiaries (or, after the Effective Time, Buyer or any of its Subsidiaries) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $500,000,000 or more;

(iv) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $500,000,000;

(v) is a Contract for the operating lease of personal property providing for annual payments of $60,000,000 or more;

(vi) is (A) a Material Real Property Lease or (B) any Contract relating to the disposition or acquisition of Owned Real Property;

(vii) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(viii) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $250,000,000;

(ix) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (viii) and in the following clause (x) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $600,000,000 in any year; or

(x) is a Contract (A) governing Indebtedness of the Company or any of its Subsidiaries with a principal amount in excess of $60,000,000, (B) that grants a Lien securing Indebtedness of the Company or any of its Subsidiaries with a principal amount in excess of $60,000,000 on any property or asset of the Company or any of its Subsidiaries, or (C) under which any Person is guaranteeing Indebtedness of the Company or any of its Subsidiaries with a principal amount in excess of $60,000,000;

provided that, notwithstanding the foregoing, Company Material Contracts shall not include any purchase orders and invoices or Company Plans or agreements related to the development or Exploitation (including any production, licensing or distribution) of Content (or Intellectual Property licensed for use in the development or production of Content, which are the subject of Section 4.14(d)).

(b) A true and complete copy of each Company Material Contract, as of the date of this Agreement, including all amendments, attachments, schedules and exhibits thereto, has been made available to Buyer prior to the date of this Agreement (other than any immaterial omissions and subject to the redaction of competitively sensitive information). Each of the Company Material Contracts, and each Contract entered into after the date hereof that would have been a Company Material Contract if entered into prior to the date hereof (each, a “Company Additional Contract”), is (or if entered into after the date hereof, will be) valid and binding on the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach of or in default under any Company Material Contract or Company Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, none of the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Company Material Contract.

Section 4.12 Environmental Matters. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries has since the Applicable Date been in compliance with all applicable Environmental Laws, (b) the environmental conditions at the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater and surface water), and, to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substance that has or would reasonably be likely to result in the Company or any of its Subsidiaries incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law, (c) none of the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in the Company or any of its Subsidiaries incurring liability under any applicable Environmental Law, (d) none of the Company nor any of its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, (e) none of the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law and (f) to the Knowledge of the Company, there are no other environmental conditions involving the Company or any of its Subsidiaries that would reasonably be likely to result in a liability to the Company or any of its Subsidiaries pursuant to any Environmental Law.

Section 4.13 Taxes. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes of or with respect to the Company and its Subsidiaries, whether or not shown as due on such Tax Returns, have been timely paid in full, or adequate reserves therefor have been provided in accordance with GAAP. Neither the Company nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatically granted extensions obtained in the Ordinary Course).

(c) All Taxes required to be withheld in respect of the Company and its Subsidiaries have been withheld and, to the extent required, have been timely paid over to the appropriate Governmental Entity.

(d) No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes of or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two (2)-year period ending on the date of this Agreement.

(f) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been provided in accordance with GAAP) upon the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of an amount of Taxes, other than (i) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes and (ii) Contracts solely between or among any of the Company or one or more of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries (i) is, or since April 8, 2022 has been, a member of a group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company or a Subsidiary of the Company), or (ii) has any Liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor or by Contract (other than a commercial contract executed in the ordinary course of business the primary purpose of which is not related to Taxes), other than Contracts solely between or among any of the Company or one or more of its Subsidiaries.

(j) No Governmental Entity has notified the Company or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(k) The Company is not and has not, in the five (5)-year period ending on the date of this Agreement, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(l) No closing agreements (as described in Section 7121 of the Code or any corresponding provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings, in each case, in respect of Taxes of the Company or any of its Subsidiaries, have been entered into or requested by the Company or any of its Subsidiaries that will be in effect after the Closing.

Section 4.14 Intellectual Property.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Registered Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are the owners of the Company Owned IP, free and clear of any Liens and (ii) own, or have a valid and enforceable license or other sufficient rights to use, all Intellectual Property that is used by or necessary to operate the business of the Company and its Subsidiaries.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (ii) no third party is infringing, misappropriating or otherwise violating any Company Owned IP, (iii) there are no pending or threatened in writing Proceedings alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not received any written notice within the past three (3) years alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating the Intellectual Property rights of any third party.

(d) The Company has provided Buyer with true and complete copies of (i) all material Contracts containing any in-licenses or transfers of the COT Properties to the Company or any of its Subsidiaries or any of its or their predecessors (including the in-licensing of Intellectual Property for use in the development or production of such COT Properties); provided that for purposes of this Section 4.14(d)(i) a Contract shall be deemed material only if it would reasonably be expected to impair the Exploitation of such COT Property in any material respect; and (ii)(w) the top ten (10) by revenue vMVPD and MVPD agreements that include distribution of the COT Properties in the United States and, to the extent not included in the above, the top eight (8) HBO Max distribution agreements by revenue for the United States; (x) the top ten (10) by revenue HBO Max distribution agreements for the Europe and Middle East region; (y) the top ten (10) by revenue HBO Max or HBO Premium distribution agreements for the Latin America region; and (z) the top ten (10) by revenue HBO Max distribution agreements for the Asia Pacific region; provided that the foregoing shall not include COT Property Agreements solely between or among the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Key Out-License Agreements and the Key Out-License Summary (solely with respect to the COT Properties, term, exclusivity and territory), taken together, constitute an accurate and complete summary (solely with respect to the COT Properties, term, exclusivity and territory) of all exclusive out-licenses and material non-exclusive out-licenses of the COT Properties.

(e) Within the past three (3) years, the Company and its Subsidiaries have not dedicated to the public domain, forfeited, abandoned or otherwise allowed to fall into the public domain, any COT Property.

(f) To the Knowledge of the Company, none of the COT Properties are subject to a right of any Person to, within ten (10) years of the date of this Agreement, revert, extinguish or otherwise terminate any right of the Company or any of its Subsidiaries in any COT Properties, including pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents. Within the past three (3) years, the Company and its Subsidiaries have not received any written notice reverting, extinguishing or otherwise terminating (or stating an intent to revert, extinguish or otherwise terminate) any rights of the Company or any of its Subsidiaries in any COT Property, including under §203 or §304(c) of the United States Copyright Act and their foreign equivalents, and, to the Knowledge of the Company, there is no reasonable basis for a claim that any Person holds any such right.

(g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect or Buyer Material Adverse Effect, the execution, delivery and performance of this Agreement, and the consummation of the Merger will not, with or without notice or the lapse of time or both:

(i) breach or require consent or notice to be given for any COT Property Agreement;

(ii) cause any material loss of, or forfeiture or termination of (or give rise to a right of forfeiture or termination of, or any incremental loss of rights with respect to), any rights of the Company or any of its Subsidiaries to Exploit any COT Properties;

(iii) in any way impair the right to Exploit, or bring any Proceeding for the unauthorized Exploitation, disclosure, or infringement of, any COT Properties;

(iv) result in any other Person receiving (or give any other Person) the right or option to modify or terminate any agreement, covenant not to sue, immunity or other rights with respect to any COT Properties, or result in the Company or any of its Subsidiaries not having any such rights to the same extent as it would had such execution, delivery, performance, or consummation not taken place;

(v) cause or require Buyer, its Affiliates or the Company or any of its Subsidiaries to be bound by, or become subject to, any non-compete, non-solicit or other similar or comparable restriction on the operation or scope of their respective businesses;

(vi) cause or require the Company or any of its Subsidiaries (or accelerate any obligation of the Company or any of its Subsidiaries) to pay any royalties or other amounts to any Person with respect to ownership or Exploitation of COT Properties by the Company or any of its Subsidiaries (or any of their licensees) that the Company or its Subsidiaries would not otherwise have been required to pay pursuant to any license or other agreement; or

(vii) result in any other Person having (or give or purport to give any other Person) the right or option to any license, covenant not to sue, immunity or other rights with respect to the Intellectual Property rights of Buyer, its Affiliates or the Company or any of its Subsidiaries.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (ii) the confidentiality of the Trade Secrets owned or received from third parties by the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted or would reasonably be likely to result in any liability to the Company or any of its Subsidiaries.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company Information Technology operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and (ii) to the Knowledge of the Company, since the Applicable Date, no Person has gained unauthorized access to the Company Information Technology in a manner that has resulted or would reasonably be likely to result in liability to the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the software owned by the Company or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software for which use or distribution is under a license that requires the Company or any of its Subsidiaries to do any of the following: (A) disclose or distribute the software owned by the Company or any of its Subsidiaries in source code form, (B) authorize a licensee of the software owned by the Company or any of its Subsidiaries to make derivative works of such software owned by the same or (C) distribute the software owned by the Company or any of its Subsidiaries at no cost to the recipient.

(j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with applicable Laws and Governmental Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (ii) there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or acquisition, modification, disclosure, corruption or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice of any claims, investigations (including investigations by any Governmental Entity) or alleged violations of any Laws and Governmental Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

Section 4.15 Insurance. The Company has made available to Buyer prior to the date of this Agreement true, correct and complete copies of the Company’s and its Subsidiaries’ director and officer insurance policies. The insurance policies held by the Company and its Subsidiaries provide adequate coverage for all normal risks incident to the business and assets of the Company and its Subsidiaries, except for any such failures to maintain such policies that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.16 Related-Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company Reports, within the twelve (12) months prior to the date of this Agreement no event has occurred, and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.17 Information Supplied. The information supplied by or on behalf of the Company to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.17, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of Buyer or Merger Sub for use therein.

Section 4.18 Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Company has engaged Allen & Company LLC, J.P. Morgan Securities LLC and Evercore Group L.L.C. as the Company’s financial advisors, none of which shall be entitled to any brokerage fees, commissions or finders’ fees (not including any fees with respect to opinions delivered by such financial advisors or expense reimbursement) in connection with the Netflix Merger Agreement, the transactions contemplated thereby or the termination thereof, except as are credited to any amount payable in connection with this Agreement or the Transactions. The Company has, prior to the execution and delivery of this Agreement by the Company, made available to Buyer true, correct and complete copies of the Company’s engagement letters with such financial advisors as in effect on the date of this Agreement (including such engagement letters with respect to the Netflix Merger Agreement, the transactions contemplated thereby or the termination thereof).

Section 4.19 Real Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list in all material respects of the real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). The Company or one of its Subsidiaries has good fee title to all Owned Real Property, free and clear of all Liens to the Knowledge of the Company. To the Knowledge of the Company, the Owned Real Property is not subject to any agreement under which any Person has a right to purchase any of the Owned Real Property. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, to the Knowledge of the Company, there does not exist, any actual, pending or threatened violation of any Laws that remains uncured, proceedings of eminent domain, condemnation or any sale or disposition in lieu thereof.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a true and complete list in all material respects pursuant to which the Company or any of its Subsidiaries leases or subleases any real property in excess of 100,000 square feet (each, a “Material Real Property Lease,” and such real property the subject thereof, the “Leased Real Property”). The Company has made available to Buyer correct and complete copies in all material respects each Material Real Property Lease in the possession of the Company and, to the Knowledge of the Company, each is in full force and effect. The Company and its Subsidiaries, as applicable, hold valid real estate interests and rights to the Leased Real Property, free and clear of all Liens. To the Knowledge of the Company, there does not exist any material breaches or defaults by the Company or any of its Subsidiaries under any Material Real Property Lease.

Section 4.20 Termination of Netflix Merger Agreement. Concurrently with the execution and delivery of this Agreement, assuming that Buyer has paid (or has caused to be paid) the Netflix Termination Fee on behalf of the Company, the Company has validly terminated the Netflix Merger Agreement in accordance with its terms and has no further liabilities thereunder. Promptly, and in any event within twenty-four (24) hours after the execution and delivery of this Agreement, the Company will have instructed Netflix to return to the Company or destroy or erase all Confidential Information (as defined in the Netflix Merger Agreement) previously furnished to Netflix or Representatives of Netflix by or on behalf of the Company or any of its Subsidiaries (in accordance with the terms of the confidentiality letter agreement entered into between Netflix and the Company, dated October 26, 2025 (the “Netflix Confidentiality Agreement”)), except as permitted in the Netflix Confidentiality Agreement. Upon or substantially concurrently with the execution and delivery of this Agreement, the Company will have terminated all physical and electronic data room access for Netflix and its Representatives to diligence or other information regarding the Company or any of its Subsidiaries.

Section 4.21 No Other Representations and Warranties. The Company, on its own behalf and on behalf of its Affiliates and each of its and their respective representatives, acknowledges and agrees that (a) except for the representations and warranties made by Buyer and Merger Sub in Article V or in any certificate delivered pursuant to this Agreement, neither Buyer, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Buyer and its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and Buyer and Merger Sub hereby disclaims any such other representations or warranties, and (b) neither Buyer nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or any of its Affiliates or any of their respective businesses, or (ii) any oral or, except for the representations and warranties made by Buyer and Merger Sub in Article V or in any certificate delivered pursuant to this Agreement, written information made available to the Company or any of its Affiliates or Representatives in the course of their evaluation of Buyer, the Buyer Entities or the business of Buyer and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in the forms, statements, certifications, reports and documents required to be filed or furnished by Buyer with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, certifications, reports and documents filed with or furnished to the SEC since the Applicable Date, including those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Buyer Reports”) that were filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), other than with respect to Sections 5.1, 5.2, 5.3 and 5.9, or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Buyer concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Buyer and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) that (provided that the representations and warranties in this Article V (except in the case of Section 5.1) with respect to the Buyer JVs shall be given solely to the extent of the Knowledge of Buyer):

Section 5.1 Organization, Good Standing and Qualification. Each of Buyer, Merger Sub and Buyer’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Prior to the date of this Agreement, Buyer has made available to the Company complete and correct copies of the Organizational Documents of Buyer.

Section 5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consists of (i) 55,000,000 shares of Buyer Class A common stock, par value $0.001 per share (“Buyer Class A Common Stock” and together with Buyer Class B Common Stock, “Buyer Common Stock”), (ii) 5,500,000,000 shares of Buyer Class B Common Stock and (iii) 100,000,000 shares of preferred stock, par value $0.001 per share (“Buyer Preferred Stock”). As of the Measurement Date, there were (x)(A) an aggregate of 31,500,087 shares of Buyer Class A Common Stock issued and outstanding, (B) an aggregate of 1,080,241,022 shares of Buyer Class B Common Stock issued and outstanding and (C) no shares of Buyer Preferred Stock issued and outstanding and (y) there were (A) an aggregate of 156,821,898 shares of Buyer Class B Common Stock reserved for, and 63,747,040 shares of Buyer Class B Common Stock subject to, issuance pursuant to the Buyer Plans, which included (i) 63,043,277 restricted-stock units of Buyer, (ii) no performance-based restricted stock units of Buyer (assuming the achievement of performance criteria at target levels) and (iii) 703,763 options to purchase shares of Buyer Class B Common Stock granted under any Buyer Plan and (B) no shares of Preferred Stock reserved for, and no shares of Preferred Stock subject to, issuance pursuant to the Buyer Plans.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, directly or indirectly, by Buyer, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for equity securities or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

Section 5.3 Corporate Authority and Approval.

(a) Each of Buyer and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Transaction Documents to which it is a party and that have been executed as of the date hereof and will have all requisite corporate power and authority and has taken all corporate action necessary to execute and deliver all other Transaction Documents to which it will be a party as of the Effective Time and to consummate the Transactions and the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes a valid and binding agreement of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery by Buyer and Merger Sub of this Agreement and the Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on the part of Buyer and Merger Sub, and no other corporate action on the part of Buyer or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time. As of the date of this Agreement, the respective boards of directors of each of Buyer and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated hereby. Buyer, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

(b) As of the date of this Agreement, (i) the Buyer Board Independent Committee has unanimously (1) determined that the PIPE Transaction is fair and in the best interests of Buyer and its stockholders, (2) approved that Buyer enter into the Subscription Agreements and consummate the PIPE Transaction and (3) recommended that the Buyer Board approve the Subscription Agreements and the PIPE Transaction and (ii) the Buyer Board (acting in part upon the recommendation of the Buyer Board Independent Committee) has unanimously approved and declared advisable the Subscription Agreements and the PIPE Transaction.

(c) Except with respect to (i) the Buyer Written Consent (which has been duly executed and delivered prior to the date of this Agreement) and (ii) the consent of Buyer, in its capacity as the sole stockholder of Merger Sub, which has been duly executed and delivered prior to the date of this Agreement and will become effective immediately upon the execution and delivery of this Agreement, no vote of the holders of any class of equity securities of Buyer or Merger Sub is required for the execution and delivery of this Agreement, the Transaction Documents or any other agreements and documents contemplated hereby to which Buyer or Merger Sub is a party, the performance by Buyer or Merger Sub of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder.

Section 5.4 Governmental Filings; No Violations.

(a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.3, (ii) required under the rules and regulations of NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws in connection with the Transactions, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, (v) as may be required with or to Foreign Regulators pursuant to applicable Foreign Regulatory Laws and (vi) as set forth in Section 5.4(a) of the Buyer Disclosure Letter, no filings, notices or reports are required to be made by Buyer, Merger Sub or any of Buyer’s Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Buyer, Merger Sub or any of Buyer’s Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer and Merger Sub or the consummation by Buyer and Merger Sub of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Transaction Documents to which Buyer or Merger Sub is or will be a party as of the Effective Time do not or will not (as applicable), and the consummation by Buyer and Merger Sub of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Buyer, Merger Sub or any of Buyer’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any material Contracts to which Buyer, Merger Sub or any of Buyer’s Subsidiaries is a party, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.4(a) are made or obtained, under any Law, Governmental Order or License to which Buyer, Merger Sub or any of Buyer’s Subsidiaries is subject or (iii) any change in the rights or obligations under any material Contract to which Buyer, Merger Sub or any of Buyer’s Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.5 Litigation. As of the date of this Agreement, there are no, Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or its Subsidiaries, except for those that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Section 5.6 Financing.

(a) Buyer has delivered to the Company true, complete and fully executed copies (subject, in the case of any related fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and none of which would be reasonably expected to impact the conditionality or amount of the Financing) of the commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of February 25, 2026 (as may be amended, restated, amended and restated, replaced, substituted, supplemented, waived or otherwise modified in accordance with Section 6.16 of this Agreement, the “Debt Commitment Letter”) and any related fee letters (the “Debt Fee Letter” and, together with the Debt Commitment Letter, the “Commitment Letter”), pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions therein, to provide the Financing as described therein (the “Committed Debt Financing”). Buyer has delivered to the Company true, complete and fully executed copies of the Subscription Agreements, dated as of the date hereof, pursuant to which the Equity Investors thereto have agreed, subject to the terms and conditions therein, to invest the amounts set forth therein as described therein (the “Committed Equity Financing” and, together with the Committed Debt Financing, the “Committed Financing”). As of the date of this Agreement, there are no side letters or other Contracts or arrangements related to the Committed Financing to which Buyer or any Buyer Entity is a party (except for customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Committed Financing) that could adversely affect the availability of, or reduce the aggregate principal amount of, the Committed Financing such that Buyer would not have on the Closing Date the Required Amounts. As of the date of this Agreement, none of the Commitment Letter nor the Subscription Agreements has been amended, supplemented or otherwise modified, and the commitments contained in the Debt Commitment Letter and the Subscription Agreements have not been withdrawn, modified or rescinded in any respect and no such amendment, supplement, modification, withdrawal or termination is contemplated or the subject of current discussions (other than any amendment, restatement, amendment and restatement, modification or supplement to the Debt Commitment Letter (and any related fee letters) to add lenders, lead arrangers, bookrunners, underwriters, syndication agents or similar entities that have not executed the Debt Commitment Letter (or such fee letters) as of the date of this Agreement). As of the date of this Agreement, each of the Subscription Agreements and the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other party thereto under any term or condition of the Commitment Letter or either of the Subscription Agreements, (y) result in any of the conditions to the funding of the Committed Financing or either of the Subscription Agreements not being satisfied prior to the Closing Date or (z) otherwise result in the Committed Financing not being available in accordance with the terms of the Commitment Letter and the Subscription Agreements on the Closing Date. There are no conditions or other contingencies relating to the funding of the full amount of the Committed Financing, other than as set forth in the Debt Commitment Letter and the Subscription Agreements. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.3, Buyer has no reason to believe that any of the conditions relating to the funding of the full amount of the Committed Financing will not be satisfied on or prior to the Closing Date. Buyer has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Commitment Letter or either of the Subscription Agreements to be paid on or prior to the date of this Agreement. Assuming the satisfaction of the conditions contained in Section 7.1 and Section 7.3, Buyer will have on the Closing Date funds sufficient to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid at Closing by Buyer in connection with the Transactions, the Committed Equity Financing and the Financing and (iii) satisfy all of the other payment obligations of Buyer contemplated hereunder that are required to be satisfied in connection with Closing (the “Required Amounts”).

(b) In no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer or Merger Sub hereunder.

(c) As of the date hereof, except for the Subscription Agreements, this Agreement, the Debt Commitment Letter or the Rights Offering, none of Buyer, any Equity Investor, any Guarantor or any of their respective Affiliates has, directly or indirectly, in connection with the Transactions, (i) entered into any agreement or made any other arrangement with respect to debt or equity financing, (ii) granted any Person any right, contingent or otherwise, to acquire (1) any equity securities, any securities directly or indirectly convertible into equity securities, or any other interest or participation that confers the right to receive a unit of the profits or losses or distribution of assets of, in each case, Buyer or any of its Subsidiaries (including, after the closing, the Company or any of its Subsidiaries) or (2) any interest that is derivative of the value of or provides economic benefits based on the value or price of any of the foregoing, or (iii) otherwise granted or agreed to grant any Person any governance or other rights with respect to Buyer or any of its Subsidiaries (including, after the closing, the Company or any of its Subsidiaries).

Section 5.7 Information Supplied. The information supplied by or on behalf of Buyer or Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.7, no representation or warranty is made by Buyer or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of the Company for use therein.

Section 5.8 Share Ownership. None of Buyer, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) (a) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire

Company Stock or other securities of the Company, or has any other economic interest in the Company or (b) is, or at any time within the past three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 5.9 Brokers and Finders. Buyer or Merger Sub has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Buyer has engaged Centerview Partners LLC as Buyer’s financial advisor.

Section 5.10 Ellison Guarantee. L. Ellison and the Trust have furnished the Company with a true, complete and correct copy of the Ellison Guarantee. The Ellison Guarantee is in full force and effect and has not been amended, modified or terminated except as permitted under this Agreement. The Ellison Guarantee (a) is a legal, valid and binding obligation of the Guarantors and (b) is enforceable against the Guarantors in accordance with its terms, subject to the Bankruptcy and Equity Exception. There is no default under the Ellison Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.

Section 5.11 No Other Representations and Warranties. Buyer and Merger Sub, each on its own behalf and on behalf of its Affiliates and each of its and their respective representatives, acknowledges and agrees that (a) except for the representations and warranties made by the Company in Article IV or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company and its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties and (b) neither the Company nor any other Person makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Affiliates or any of their respective businesses, or (ii) any oral or, except for the representations and warranties by the Company in Article IV or in any certificate delivered pursuant to this Agreement, written information made available to Buyer or any of its Affiliates or Representatives in the course of their evaluation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations.

(a) Interim Operations of the Company. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise (A) expressly contemplated by or reasonably necessary to effectuate the transactions contemplated by this Agreement or the other Transaction Documents, (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by Buyer or (D) set forth in Section 6.1(a) of the Company Disclosure Letter, the Company covenants and agrees to use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the Ordinary Course and, to the extent consistent therewith, (x) use its commercially reasonable efforts to preserve the Company and its Subsidiaries’ business organizations intact and maintain the Company and its Subsidiaries’ existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them and (y) without limiting the generality of and in furtherance of the foregoing, not and shall cause its Subsidiaries not to:

(i) (A) amend its Organizational Documents (other than amendments to the governing documents of any wholly or majority owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Transactions), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock or other equity interests (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company), or (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) except (A) as otherwise contemplated by this Agreement, (B) in the Ordinary Course or (C) to the extent solely among the Company and its Subsidiaries, merge or consolidate with any other Person, or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) (A) establish, enter into, adopt, amend or modify in any material respect (including accelerating the vesting), or terminate any Company Plan or any plan, program, policy, practice, agreement or arrangement that would be a Company Plan if it had been in effect on the date of this Agreement except (x) in conjunction with annual renewal or plan design changes for the Company Plans that are health and welfare plans that are made in the Ordinary Course, (y) to comply with or satisfy Tax-qualification requirements under the Code or other applicable Law or (z) in conjunction with clause (iii)(E) of this Section 6.1(a)(y); (B) increase the compensation or benefits of any Covered Employee other than (x) annual merit salary or wage rate increases (and corresponding short-term incentive opportunity increases, as applicable) in the Ordinary Course or (y) as required under a Company Plan in effect as of the date of this Agreement; (C) grant any severance or termination pay to any Company Employee, except as required under any Company Plan in effect as of the date of this Agreement; (D) grant any Company Equity Awards or other equity or equity-based incentives other than as provided by Section 6.1(a)(y)(x) of the Company Disclosure Letter; (E) enter into any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former Covered Employee (other than an offer letter or employment agreement for any newly hired or promoted Covered Employee who is hired or promoted to fill a vacated position formerly held by a Covered Employee as permitted by Section 6.1(a)(y)(xxi) and on terms substantially similar to the Covered Employee who vacated such position); (F) grant to any Company Employee any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code; or (G) take any action (other than actions contemplated by this Agreement) to accelerate any payment or benefit, the vesting of any equity or equity-based award or the funding of any payment or benefit, payable or to become payable to any Company Employee;

(iv) make or commit to any capital expenditures, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $125,000,000) or (B) in the Ordinary Course and, with respect to any fiscal year, in the aggregate not in excess of 125% of the amounts reflected in the Company’s capital expenditure budget set forth in Section 6.1(a)(y)(iv) of the Company Disclosure Letter;

(v) enter into or materially amend any Contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Company Owned IP (excluding any Content IP relating to any Key Property), other than (A) in the Ordinary Course, (B) in the case of a license of any such Company Owned IP, involving payments that do not exceed $150,000,000 per license or (C) in the case of a sale of any such Company Owned IP, Company Owned IP with a fair market value that does not exceed $100,000,000 individually (other than transactions among the Company and its Subsidiaries); provided that, for the avoidance of doubt, clause (A) above permits turnarounds, option lapses and quitclaims of “stale scripts” (i.e., the sale of development materials where the Company or any of its Subsidiaries no longer owns underlying rights) in the Ordinary Course;

(vi) enter into or materially amend any Contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Content IP relating to clause (i) of the definition of any “Key Property,” other than an out-license granted in the Ordinary Course that expires no later than two (2) years after the Closing Date; provided that the foregoing shall not prevent (x) renewals or extensions of existing Contracts pursuant to options or rights that can be exercised in the sole discretion of the counterparty or (y) entering into any free TV deal outside of the United States with ordinary course SVOD exclusivity that expires no later than three (3) years after the Closing Date; provided, further, that the foregoing shall not prohibit turnarounds, option lapses and quitclaims of “stale scripts” (i.e., the sale of development materials where the Company and its Subsidiaries no longer own underlying rights) in the Ordinary Course;

(vii) enter into or materially amend any Contract for the transfer, lease, license, sale or assignment of, or let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Content IP relating to clause (ii) of the definition of any “Key Property” that is English language scripted TV or film, other than an out-license granted in the Ordinary Course that expires no later than two (2) years after the Closing Date; provided that for licenses for longer than two (2) years after the Closing Date, the Company and its Subsidiaries will provide Buyer with a first opportunity to negotiate for any licensing or co-production related thereto, which Buyer shall accept or reject within ten (10) days following notice thereof, subject to good faith arms’ length negotiation, and if Buyer does not so accept, the Company and its Subsidiaries shall be permitted to enter into such out-license transaction; provided that the foregoing shall not prevent the Company and its Subsidiaries from entering into any agreement based on an offer that has been made as of the date of this Agreement; provided, further, that the foregoing shall not prohibit turnarounds, option lapses and quitclaims of “stale scripts” (i.e., the sale of development materials where the Company and its Subsidiaries no longer own underlying rights) in the Ordinary Course;

(viii) enter into or materially amend any Contract that grants any Person the right to distribute, exhibit, or otherwise make available the HBO service (including both linear and direct-to-consumer businesses) or any material portion thereof, except for any Contract, license or other arrangement (including transactions commonly understood in the industry as “bundling” or “ingestion” deals) entered into in the Ordinary Course that expires no later than two (2) years after the Closing Date; provided, that the foregoing shall not prevent renewals or extensions of existing Contracts pursuant to options or rights that can be exercised in the sole discretion of the counterparty; provided, further, that the foregoing shall not prohibit modifications to the manner in which distribution is conducted through Apple, Google or other app stores, including changes to methods for selling digital content (e.g., IAP, VPP or clickthrough);

(ix) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any of its assets (including capital stock of any of the Company’s Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(y)(v), Section 6.1(a)(y)(vi), Section 6.1(a)(y)(vii) and Section 6.1(a)(y)(viii)), except for (A) sales, leases, licenses or other dispositions of any properties or assets (excluding capital stock of the Company or any of its Subsidiaries) with a fair market value not in excess of $125,000,000 individually if the transaction is not in the Ordinary Course or $200,000,000 individually in any event or (B) transactions among the Company and its Subsidiaries (other than Company JVs);

(x) issue, sell, deliver, grant, transfer or encumber, or authorize, agree or commit to issue, sell, deliver, grant, transfer or encumber, any shares of Company Stock, or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except: (A) in accordance with the terms of any Company Plan or Company Stock Plan, or otherwise with respect to, and upon the vesting, exercise or settlement of, Company Options, Company RSUs, Company PRSUs or Company DSUs, in each case, outstanding on the date of this Agreement or granted after the date hereof in compliance with

Section 6.1(a)(y)(x) of the Company Disclosure Letter or (B) pursuant to any purchases of shares of Company Stock pursuant to the Company ESPP in accordance with the terms of such plan and in compliance with this Agreement;

(xi) other than capital expenditures made in accordance with Section 6.1(a)(y)(iv), spend or commit to spend in excess of (A) $30,000,000 if the transaction is not in the Ordinary Course and $125,000,000 in any event or (B) more than $400,000,000 in the aggregate in any twelve (12) month period, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that the Company and its Subsidiaries shall not enter into any such transaction that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions;

(xii) make any material change with respect to the financial accounting policies or procedures of the Company and its Subsidiaries, except as required by changes in GAAP or Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Entity or by applicable Law;

(xiii) (A) change or rescind any material Tax election, (B) change any material method of Tax accounting or any material annual Tax accounting period, (C) amend any material Tax Return, (D) settle or resolve any material Tax controversy, (E) enter into any pre-filing agreement, advance pricing agreement or closing agreement, or request or enter into any ruling, in each case, with a Governmental Entity with respect to a material amount of Taxes, or (F) surrender or forfeit any right to claim a material Tax refund, provided that for purposes of this Section 6.1(a)(y)(xiii), materiality shall be determined with respect to the Company and its Subsidiaries, taken as a whole;

(xiv) enter into any new line of business other than any line of business that is reflected in the Company’s long range plan as provided to Buyer prior to the date of this Agreement (provided that such entry would not reasonably be likely to prevent, materially delay or materially impair the ability of the Parties to complete the Merger on a timely basis);

(xv) make any loans, advances or capital contributions to, or investments in, any Person (other than (A) loans, advances or capital contributions solely among the Company and its Subsidiaries or (B) as permitted by clause (xxiv) below) in excess of $30,000,000 if the transaction is not in the Ordinary Course and $200,000,000 in any event;

(xvi) amend or modify in any material respect, or terminate any Company Material Contract (other than amendments or modifications in the Ordinary Course or that are not adverse to the business of the Company and its Subsidiaries in any material respect with respect to the Contract and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Company Material Contract or enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement (other than Company Material Contracts of the type described in Section 4.11(a)(iii), (viii), (ix) or (x)) unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries than, either a Contract it is replacing or a form of such Company Material Contract made available to Buyer prior to the date hereof; provided that for the avoidance of doubt, this Section 6.1(a)(y)(xvi) shall not prohibit or restrict any Company Plans;

(xvii) take the action set forth in Section 6.1(a)(y)(xvii) of the Company Disclosure Letter;

(xviii) take the action set forth in Section 6.1(a)(y)(xviii) of the Company Disclosure Letter;

(xix) take the action set forth in Section 6.1(a)(y)(xix) of the Company Disclosure Letter;

(xx) settle any Proceeding before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $30,000,000 individually or $100,000,000 in the aggregate; provided that such settlements do not (1) involve any non-de minimis injunctive or equitable relief, (2) impose non-de minimis restrictions on the business activities of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries or (3) grant any material license or immunity with respect to Intellectual Property, or (B) relating to Taxes (which shall be governed by Section 6.1(a)(y)(xiii));

(xxi) (A) hire or engage any individual to be a Covered Employee, other than the hiring of an individual to fill a position that has been vacated by a Covered Employee; or (B) terminate the employment of any Covered Employee other than for cause;

(xxii) (A) enter into any Collective Bargaining Agreement (excluding any Collective Bargaining Agreement with a Guild or that applies on a national, area-wide, industry-wide or mandatory basis), other than renewals of any Collective Bargaining Agreements in the Ordinary Course or (B) recognize or certify any Labor Union or group of Company Employees as the bargaining representative for any Company Employees;

(xxiii) waive, release, amend or, to the Knowledge of the Company, fail to enforce the restrictive covenant obligations of any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries;

(xxiv) incur, issue, guarantee or otherwise become liable for any Indebtedness with a principal amount in excess of $60,000,000, other than with respect to (A) [reserved], (B) Indebtedness solely between or among any one or more of the Company and/or its Subsidiaries, (C) Indebtedness, drawdowns, repayments and refinancings under any revolving credit or letter of credit facilities (1) of the Company and/or its Subsidiaries in existence as of the date of this Agreement, or (2) otherwise in accordance with clause (D) below, (D) Indebtedness incurred pursuant to or contemplated by the Permitted Company Financing Activities, (E) (1) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs or services, in each case, issued, made or entered into in the Ordinary Course, (F) commercial paper issued in the Ordinary Course and (G) hedging in the Ordinary Course;

(xxv) (x) file any registration statement under the Securities Act or the Exchange Act in connection with the separation of the Company’s Streaming & Studios business from the Company’s Global Linear Networks business (the “Separation”), or (y) file any amendment to such registration statement or cause, request or seek to have any such registration statement declared effective under the Exchange Act; provided that notwithstanding anything to the contrary herein, the Company and its Subsidiaries may take other preparatory actions in connection with the Separation to the extent not prohibited by Section 6.1(a)(y); or

(xxvi) agree, authorize or commit to do any of the foregoing.

(b) [Reserved].

(c) Nothing contained in this Agreement shall give the Company or Buyer, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 No Solicitation.

(a) The Company, its Subsidiaries and its and their respective officers and directors will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ other respective Representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (including by granting any waiver under Section 203 of the DGCL) or engage in or otherwise participate in discussions or negotiations with any Person with respect thereto (except solely to notify such Person of the existence of the provisions of this Section 6.2), or disclose any nonpublic information or afford access to properties, books or records to any Person that has made, or to the Company’s Knowledge is considering making, any Acquisition Proposal, or agree to, approve or recommend, or propose to agree to, approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or any other agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal (other than a confidentiality agreement as permitted herein). Nothing contained in this Agreement shall prevent the Company Board from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the case of this clause (ii), in the good faith judgment of the Company Board, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law. The Company shall be permitted to make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act and comply with disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, and any such communication or compliance shall not be deemed to be a Change in the Company Recommendation; provided, that any such compliance shall not be deemed to permit the Company or the Company Board to effect a Change in the Company Recommendation except in accordance with Section 6.3. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 6.2(b), prior to (but not after) obtaining the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person, and its Representatives (including sources of financing), making a bona fide, written Acquisition Proposal to the Company Board after the date of this Agreement which was not obtained as a result of a material breach of this Section 6.2 and (B) participate in discussions and negotiate with such Person or its Representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Company Board determines in good faith, (x) after consulting with its outside legal counsel and its financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal and (y) that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and (2) the Company receives (or prior to the date hereof has received) from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects (i) no less favorable to the Company and (ii) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal; provided that if any such confidentiality agreement does not contain a “standstill” or similar provisions, or contains such provisions that are more favorable to such other Person than those contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed to be automatically (and permanently) amended hereby and without further action of the parties to delete the standstill provision contained therein or conform the provision thereof with such more favorable provision as applicable). The Company agrees that any material non-public information provided to such Person that has not previously been provided to Buyer shall be provided to Buyer prior to or substantially concurrently with the time it is provided to such Person. The Company Board shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Buyer written notice advising Buyer that the Company intends to take such action; provided that only one such notice need be given with respect to any specific Acquisition Proposal, including any amendment or modification of any such Acquisition Proposal; provided, further, that the foregoing shall not limit the Company’s obligations set forth in Section 6.2(b) or Section 6.3(b).

(b) In the event that on or after the date of this Agreement, the Company, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal, or any inquiry or request regarding an

Acquisition Proposal or request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or has informed the Company it is considering making, an Acquisition Proposal (or any proposal that would reasonably be expected to lead to an Acquisition Proposal), in each case, whether orally or in writing, the Company will (i) promptly (and in no event later than twenty-four (24) hours after a director or senior executive officer of the Company becomes aware of such an Acquisition Proposal or any inquiry or request that would reasonably be expected to lead to an Acquisition Proposal) notify (which notice shall be provided in writing and shall identify the Person making such Acquisition Proposal, inquiry or request and set forth the material terms thereof) Buyer thereof, (ii) keep Buyer reasonably and promptly informed of any material amendments or other material modifications to such Acquisition Proposal and material developments regarding the status or terms of any such Acquisition Proposal or request, and (iii) as promptly as practicable after the receipt or delivery thereof (but in no event later than twenty-four (24) hours after a director or senior executive officer of the Company becomes aware of receipt) provide to Buyer a correct and complete copy of such Acquisition Proposal or any inquiry or request that would reasonably be expected to lead to an Acquisition Proposal, including unredacted copies of all material written correspondence and other material written materials sent by or provided to the Company, any of its Subsidiaries or any of their respective Representatives that describe any terms or conditions thereof, including any proposed transaction agreements. Upon the execution and delivery of this Agreement, the Company (x) shall, and shall cause its Subsidiaries and its and their respective officers and directors to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their other respective Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly (and in any event within twenty-four (24) hours) request each Person, if any, that has executed a confidentiality agreement within the nine (9) months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement in accordance with its terms; provided that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto and without prior notice to Buyer disclosing the party and the circumstances, to release or waive any standstill obligations to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Company Board on a confidential basis; provided that the Company Board has determined in its good faith judgment, after consultation with its outside legal and financial advisors, that failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law. The Company shall promptly (and in any event within twenty-four (24) hours) provide written notice to Buyer of any waiver or release of any standstill by the Company.

(c) For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal, offer or indication of interest, from any Person or group of Persons, other than Buyer and its Affiliates, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), net income or net revenue or 20% or more of any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than Buyer and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than Buyer and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries), net income or net revenue, in each case other than the Transactions. For purposes of this Agreement, “Company Superior Proposal” means an unsolicited bona fide Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of more than 50% of the Company’s consolidated total assets, net income or net revenue or more than 50% of the total voting power of the equity securities of the Company or the successor Person of the Company, that the Company Board has determined in its good faith judgment, after consultation with its outside legal and financial advisors and taking into account all the terms and conditions of such Acquisition Proposal, is more favorable to the Company’s stockholders than the Transactions (after taking into account all relevant factors, including likelihood of consummation on the terms proposed and all legal, financial and regulatory aspects of such proposal, as well as any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 6.3(b)(i)).

Section 6.3 Company Stockholder Meeting; Proxy Material.

(a) Except as permitted by Section 6.3(b) below, the Company Board shall recommend adoption of this Agreement by the Company’s stockholders, and unless permitted by Section 6.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Buyer, the approval of this Agreement, the Merger or the Company Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iii) if an Acquisition Proposal has been publicly disclosed after the date of this Agreement, fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of a written request of Buyer, or (iv) fail to recommend against a tender or exchange offer related to an Acquisition Proposal within ten (10) Business Days after the commencement thereof (any of the foregoing, a “Change in the Company Recommendation”). For purposes of this Agreement, a Change in the Company Recommendation shall also include any failure by the Company to include the Company Recommendation in the Proxy Statement.

(b)

(i) The Company Board shall be permitted, in response to an Acquisition Proposal (that did not result from any material breach of Section 6.2) received after the date of this Agreement, to effect a Change in the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 8.1(c)(ii) (so long as, prior to or substantially concurrently with such termination, the Company pays to Buyer the Company Termination Fee), in each case, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Company Board determines in good faith, after consulting with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Company Superior Proposal and that failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; (C) before taking any such action, the Company promptly gives Buyer written notice advising Buyer of the decision of the Company Board to take such action (a “Superior Proposal Notice”), including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal and a copy of any then-existing drafts of the definitive agreements providing for such Company Superior Proposal (and the Company will also promptly give Buyer such a notice with respect to any subsequent change in such proposal) and the Company has given Buyer at least four (4) Business Days (as modified, extended or continued by this Section 6.3(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has caused its Representatives to negotiate in good faith with Buyer (to the extent Buyer wishes to negotiate) with respect to such proposed revisions or other proposal, if any, to make such adjustments to the terms and conditions of this Agreement so that the failure to make a Change in the Company Recommendation would no longer be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law (it being understood and agreed that each and any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of two (2) Business Days); and (D) the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that such Acquisition Proposal continues to constitute a Company Superior Proposal (as defined in Section 6.2(b)) at the end of such Superior Proposal Match Period, taking into account any revisions to the terms of the Merger or this Agreement proposed by Buyer during such Superior Proposal Match Period.

(ii) The Company Board shall be permitted (other than in connection with a Company Superior Proposal, which shall be governed by Section 6.3(b)(i)), to effect a Change in the Company Recommendation in response to an Intervening Event, if the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Company Board determines in good faith, after consulting with outside legal counsel, that failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law; (C) before taking any such action, the Company gives Buyer written notice advising Buyer of the decision of the Company Board to take such action (which notice shall set forth in reasonable detail a description of such Intervening Event and the reasons for such action), and the Company has given Buyer at least four (4) Business Days (as modified, extended or continued by this Section 6.3(b)(ii), the “Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) and has caused its Representatives to negotiate in good faith with Buyer (to the extent Buyer wishes to negotiate) with respect to such proposed revisions or other proposal, if any, to make such adjustments to the terms and conditions of this Agreement so that the failure to make a Change in the Company Recommendation would no longer be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law (it being understood and agreed that any material change in the facts or circumstances underlying such determination shall require a new notice period with a new Match Period of two (2) Business Days); and (D) the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would continue to be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law, taking into account any revisions to the terms of the Merger or this Agreement proposed by Buyer during such Match Period. Without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Article VIII, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c) As promptly as practicable following the date of this Agreement, the Company and Buyer shall prepare, and the Company shall file with the SEC, the Proxy Statement. Each of Buyer and the Company shall use all reasonable efforts to have the Proxy Statement to be cleared by the SEC and its staff under the Exchange Act as promptly as practicable after such filing. Buyer shall promptly comply with all reasonable requests from the Company for information regarding Buyer or Merger Sub and required by applicable law for inclusion in the Proxy Statement and any amendments or supplements thereto. The Company will not file the Proxy Statement, or any amendments or supplements thereto, with the SEC without first providing Buyer and its counsel a reasonable opportunity to review and comment thereon, and the Company will (x) include the reasonable additions, deletions or changes suggested by Buyer or its counsel to the extent relating to Buyer or its Affiliates and (y) consider in good faith all other such reasonable additions, deletions or changes suggested by Buyer or its counsel in connection therewith. The Company shall cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after receipt of confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement. For the avoidance of doubt, any communications filed pursuant to Rules 14a-12 and 14a-6 under the Exchange Act or any other disclosures or statements with respect to the Merger contained in any filing required under securities Laws, other than the Proxy Statement, shall be subject to Section 6.8.

(d) Each of the Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Buyer or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Buyer or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(f) The Company shall, as promptly as practicable after receipt thereof, provide Buyer with copies of any written comments, and advise the other of any oral comments, received from the SEC with respect to the Proxy Statement and shall provide Buyer with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand, with respect thereto. Each of the Company and Buyer shall provide the other with a reasonable opportunity to participate in any meetings or calls with the SEC relating to the Proxy Statement and review and comment on any communications with the SEC prior to filing such with the SEC, and will promptly provide the other with a copy of all such filings and communications made with the SEC. The Company and Buyer shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement as promptly as reasonably practicable.

(g) The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date on which the Proxy Statement is first mailed to stockholders of the Company, and in any event within forty-five (45) days thereafter, for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”), and the Company Board shall include the Company Recommendation in the Proxy Statement; provided, however, that the Company Board may effect a Change in the Company Recommendation if permitted by, and in accordance with, Section 6.3(b). Without limiting the generality of the foregoing, but subject to Section 6.3(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Article VIII, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(g) or its other obligations under this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Buyer, adjourn or postpone the Company Stockholder Meeting (A) if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement the distribution of which the Company Board has determined in good faith to be necessary under applicable law after consultation with outside legal counsel or (B) for an absence of a quorum, and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable; provided that the Company shall postpone or adjourn the Company Stockholder Meeting up to two times for up to ten (10) Business Days each time upon the reasonable request of Buyer to solicit additional proxies for purposes of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, the Company may not, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), adjourn or postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such adjournment or postponement pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days in connection with any one adjournment or postponement or more than an aggregate of thirty (30) days. Without the prior written consent of

Buyer, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection therewith and the Transactions) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Buyer with respect to setting a preliminary record date for and the timing of the Company Stockholder Meeting. The Company shall provide updates to Buyer with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Buyer.

Section 6.4 Cooperation; Efforts to Consummate.

(a) Each of the Company and Buyer shall use its reasonable best efforts to take (and, in the case of Buyer, including the efforts required by Section 6.4(e) and Section 6.4(f)), or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and, in any event, prior to the End Date, including (i) preparing and filing, in consultation with the other Parties, as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or other third party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement and (iii) taking the actions set forth in Section 6.4(a) of the Company Disclosure Letter.

(b) In furtherance and not in limitation of the foregoing, (i) prior to the date of this Agreement, each of Buyer and the Company has made the notification and report form required under the HSR Act and the applicable waiting period with respect thereto has expired, and (ii) each of Buyer and the Company shall make as promptly as practicable after the date of this Agreement (A) any other notifications or filings that are necessary, proper or advisable under other applicable Antitrust Laws and (B) any filings, notices or reports that are necessary, proper or advisable to be made with or to Foreign Regulators pursuant to applicable Foreign Regulatory Laws. Each of the Company and Buyer shall (1) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity in connection with the foregoing, including any information, documentation or other material that may be requested by a Governmental Entity with respect to any controlling person of Buyer, (2) furnish to each other any necessary information and reasonable assistance as the other may request in connection with the foregoing, and (3) take all other actions necessary or advisable to cause the expiration or termination of any applicable waiting periods under any applicable Antitrust Laws and the Foreign Regulatory Laws, in each case as promptly as practicable and, in any event, prior to the End Date. Buyer shall pay all filing fees payable under the HSR Act or in connection with any other applicable Antitrust Laws or Foreign Regulatory Laws, regardless of whether the transactions contemplated by this Agreement are consummated.

(c) Except as prohibited by applicable Law or Governmental Order, (i) each of Buyer and the Company shall (A) cooperate and consult with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (B) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (C) consult with each other prior to taking any material position with respect to the filings contemplated by Section 6.4(b) in discussions with or filings to be submitted to any Governmental Entity, (D) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to the filings contemplated by Section 6.4(b) and (E) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Entity relating to this Agreement or the transactions contemplated hereby and (ii) each Party shall provide to the other Party copies of all filings and notifications submitted or made by such Party or any of its Representatives to any Governmental Entity directly or indirectly related to Antitrust Laws or Foreign Regulatory Laws prior to the date hereof in connection with the transactions contemplated by this Agreement, the Netflix Merger Agreement, or the Tender Offer or the transactions contemplated thereby (provided that, for the avoidance of doubt, the Company shall not be required to provide copies of any filings or notifications made by or on behalf of Netflix, other than any joint filings or notifications made by Netflix and the Company (provided that the Company may redact such joint filings or notifications as necessary to remove confidential information of Netflix)). Notwithstanding the foregoing, in the event of any dispute between the Parties relating to strategy in connection with obtaining all necessary approvals under Antitrust Laws or Foreign Regulatory Laws with respect to the Merger and the other transactions contemplated by this Agreement, the Parties shall escalate such dispute to the chief legal officers of the Company and Buyer for resolution. If such dispute is not resolved pursuant to the preceding sentence, Buyer shall have the right to make the final determination with respect to such matter acting reasonably and in good faith and in a manner consistent with Buyer’s obligations under Section 6.4(e). Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Buyer and its Subsidiaries, (C) comply with bona fide contractual arrangements with third parties, (D) prevent the loss of a legal privilege (including attorney-client privilege) or (E) comply with applicable Law.

(d) Unless prohibited by applicable Law or Governmental Order or by the applicable Governmental Entity, and to the extent reasonably practicable, (i) none of the Company, Buyer or their respective Affiliates shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 6.4(a)) without the other, (ii) each of the Company and Buyer shall give the other reasonable prior notice of any such meeting or conversation and (iii) in the event either the Company or Buyer is prohibited by applicable Law or Governmental Order or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

(e) Notwithstanding anything to the contrary in this Section 6.4, Buyer and its Affiliates shall take all actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as practicable and, in any event, prior to the End Date, including (i) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Governmental Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the proffer and agreement by Buyer of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests of the Company and its Subsidiaries after the Closing (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (B) the proffer and agreement by Buyer of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the (x) commencement of any Proceeding in any forum by a Governmental Entity or (y) actual, anticipated or threatened issuance of any Governmental Order, in each case of clauses (x) and (y), that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement; provided, however, that in the case of the foregoing clauses (A) and (B), or any other provisions of this Section 6.4, Buyer and its Affiliates shall not be required to take actions that would, individually or in the aggregate, amount to a Burdensome Condition and which are not conditioned on the consummation of the Closing, (ii) defending through litigation on the merits (including through appeal) any claim asserted in any court, agency or other Proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (iii) taking, in the event that any permanent, preliminary or temporary Governmental Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any Proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, all actions (including the appeal thereof and the posting of a bond) required by such Governmental Entity or otherwise necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Governmental Order so as to permit such consummation as promptly as practicable, and in any event, prior to the End Date; notwithstanding the foregoing, and for the avoidance of doubt, Buyer and its Affiliates shall not be required to take any actions that would, individually or in the aggregate, constitute a Burdensome Condition. Nothing in this Agreement shall obligate the Company to agree to any divestiture or other remedy not conditioned on the consummation of the Closing.

(f) Buyer and the Company shall not, and shall cause their Affiliates (and, in the case of Buyer, each of the Equity Investors and their respective Affiliates (other than Oracle Corporation and Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology)) not to (i) take, cause or permit to be taken or omit to take any action, including any action with respect to any actions or filings that would be required to be made pursuant to any applicable Antitrust Laws, Foreign Regulatory Laws or other Laws, that would reasonably be expected to prevent or materially delay the consummation of the Transactions or (ii) propose, announce an intention, enter into any agreements or otherwise make a commitment to take such action. Without limiting the generality of the foregoing, Buyer and the Company each shall not, and shall cause their Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if any such action could reasonably be expected to materially delay or materially increase the risk of not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or prevent or materially delay the consummation of the Transactions.

Section 6.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Buyer each shall keep the other reasonably apprised of the status of matters relating to the consummation of the Transactions. The Company and Buyer each shall give prompt notice to the other of any Company Material Adverse Effect or any Buyer Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 6.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Company Disclosure Letter or Buyer Disclosure Letter, as applicable.

Section 6.6 Information; Access and Reports.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article VIII and the Closing, subject to applicable Law and the other provisions of this Section 6.6, each of the Company and Buyer shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors and officers and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall, upon giving of reasonable notice by the other, afford the other’s authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of its independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, each of the Company and Buyer shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested by the other, in each case, for purposes reasonably related to the consummation of the Transactions, including transition or integration planning related thereto.

(b) The foregoing provisions of this Section 6.6 shall not require and shall not be construed to require either the Company or Buyer to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Company or Buyer, as applicable, would (i) result in the disclosure of any Trade Secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) result in the loss of the protection of any attorney-client privilege, (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability or (v) unreasonably disrupt the operations of such Party or any of its Subsidiaries. In the event that the Company or Buyer, as applicable, objects to any request submitted pursuant to and in accordance with this Section 6.6(b) and withholds information on the basis of the foregoing clauses (i) through (v), the Company or Buyer, as applicable, shall inform the other Party as to the general nature of what is being withheld and the Company or Buyer shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of the Company or Buyer, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company or Buyer, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) each of the Company and Buyer agrees that the other Party may initiate contact with and pursue potential financing sources in connection with the transactions contemplated by this Agreement subject to, in the case of information that constitutes “Evaluation Material” (as defined in the Confidentiality Agreement) (the “Confidential Information”), the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement and (ii) each of the Company and Buyer agrees that (A) the other Party may disclose Confidential Information to any actual or prospective financing sources in connection with the Financing or in connection with any financing or refinancing to be undertaken by the Company or any of its Subsidiaries not prohibited by this Agreement (including any Company Refinancing), as applicable; provided that the recipients of such Confidential Information agree to customary confidentiality undertakings that are substantially similar in their protection of confidential information as the Confidentiality Agreement, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memoranda or other marketing materials in connection with the Financing or such financing or refinancing, as applicable; provided, further, the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required prior to Buyer’s or any of its Representatives’ disclosure of any Confidential Information in connection with any Buyer Public Equity Financing, and (B) each of Buyer and the Company may disclose Confidential Information to any rating agency, subject to customary confidentiality undertakings by such rating agency substantially similar in their protection of confidential information as the Confidentiality Agreement, in connection with the Financing or such financing or refinancing, as applicable.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No exchange of information or investigation by Buyer or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Buyer or Merger Sub set forth in this Agreement.

Section 6.7 Exchange Act Deregistration. Buyer shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to permit the Company Stock and any other security issued by the Company or one of its Subsidiaries and listed on NASDAQ to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.8 Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Buyer shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Merger and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or trading market, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) with respect to or following any Change in the Company Recommendation made in accordance with this Agreement or with respect to any Acquisition Proposal or (iv) consistent with the initial press release or other mutually agreed communications (including any other public filings made with the SEC in connection with this Agreement or the Transactions). Each of the Company and Buyer may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Buyer.

Section 6.9 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (the “Continuation Period”), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) a base salary or wage rate, as applicable, target cash incentive opportunities (including, as applicable, target annual or short-term bonus and commission opportunities) and target equity or equity-based incentive opportunities that are, in each case, no less than those in effect for such Continuing Employee immediately before the Effective Time (provided that Buyer shall not be required to grant equity or equity-based incentives to Continuing Employees and shall be permitted to replace such value with cash or cash-based awards) and (ii) all other employee benefits (excluding deferred compensation, severance and defined benefit pension benefits) that are substantially comparable in the aggregate to those (excluding deferred compensation, severance and defined benefit pension benefits) that are in effect for (or available to) such Continuing Employee as of the Effective Time. For the avoidance of doubt, base salary or wage rate and target annual or short-term cash and target long-term incentive compensation opportunities shall not be decreased during the Continuation Period for any Continuing Employee employed during that period.

(b) During the Continuation Period (or such longer period required by the terms of the applicable Company Plan), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with severance and termination benefits that are no less favorable than those applicable to such Continuing Employee immediately before the Effective Time as set forth on Section 4.8(a) of the Company Disclosure Letter; provided that such severance benefits shall be subject to the execution and non-revocation of a release of claims in favor of Buyer and its Subsidiaries.

(c) With respect to each benefit or compensation plan, program, policy, arrangement or agreement that is made available to any Continuing Employee at or after the Effective Time (each such plan, a “New Plan”), the Surviving Corporation and its Subsidiaries shall (and Buyer shall cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual, long-term incentive compensation, and severance entitlement or termination pay), except (x) to the extent that it would result in duplication of coverage or benefits for the same period of service or (y) for purposes of defined benefit pension plans or post-employment health and welfare arrangements. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a corresponding Company Plan (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing life insurance, medical, dental, pharmaceutical, vision or disability benefits, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for the Continuing Employees and their covered dependents; and (iii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits, the Surviving Corporation and its Subsidiaries shall cause any eligible expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year of the Old Plans ending on the date that Continuing Employees’ participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time and will not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d) In respect of each Continuing Employee’s annual bonus for the calendar year in which the Closing Date occurs (the “Closing Year Annual Bonus”), Buyer shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee the Closing Year Annual Bonus in an amount equal to the greater of (i) such Continuing Employee’s full bonus entitlement under the applicable Company Plan, assuming for purposes of determining such Closing Year Annual Bonus (x) with respect to any applicable individual performance goals, that such goals are achieved at no less than target levels of performance and (y) with respect to any applicable company performance goals, that such goals are achieved at the greater of (A) target performance and (B) actual performance based on actual performance through the Closing Date, extrapolated through the end of the applicable calendar year in which the Closing Date occurs, in either case, as determined in good faith and otherwise in the Ordinary Course by the Company prior to the Closing Date and (ii) the amount payable to such Continuing Employee under the applicable Company Plan based on actual performance through the end of the applicable performance period under such plan, as determined by Buyer in good faith and consistent with the Company’s past practice (such amount, the “Closing Year Annual Bonus Payment”); provided that the Closing Year Annual Bonus Payment will be payable at the same time and subject to the same terms and conditions as called for in the applicable Company Plan in effect as of the Closing Date (including any continued employment or similar requirement under an applicable Company Plan); and provided, further, that in no event will any Continuing Employee receive any Closing Year Annual Bonus Payment, or portion thereof, that would be duplicative of any bonus-related amounts payable as severance, termination pay or similar pay under any Company Plan.

(e) From and after the Effective Time, the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) assume and honor all of the Company Plans, including, for avoidance of doubt, employment agreements with Continuing Employees, in accordance with their terms as in effect immediately prior to the Effective Time.

(f) The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) assume all Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing or anything in this Agreement to the contrary, the terms and conditions of employment for any (i) Continuing Employees covered, or who become covered, by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement until the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law, and (ii) Continuing Employees otherwise located outside the United States shall be subject to applicable Law.

(g) Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of the Company, Buyer or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Company, Buyer or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9(g) shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, or any plan, program or arrangement of the Company, Buyer or any of their respective Affiliates, or (ii) create any third-party rights in any current or former service provider or employee of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer agrees that, to the fullest extent permitted under applicable Law and the Organizational Documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement, Buyer shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former (determined as of the Effective Time) chair emeritus, director and officer of the Company or any of its Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Buyer or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted to do so under applicable Law and the Organizational Documents of the Company or its applicable Subsidiary in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Buyer shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the Company and its Subsidiaries’ existing directors’ and officers’ insurance policies, and (ii) the Company and its Subsidiaries’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company and its Subsidiaries’ insurance carrier(s) as of the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company and its Subsidiaries’ existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the aggregate cost of such “tail” insurance exceed three hundred percent (300%) of the aggregate annual premium for such insurance in effect as of the date hereof (the “Maximum Amount”); and provided, further, that if the aggregate cost for such “tail” insurance exceeds the Maximum Amount, then the Company or the Surviving Corporation shall obtain such “tail” insurance that is the most advantageous to the beneficiaries thereof available for a cost not exceeding the Maximum Amount, unless otherwise directed by Buyer to exceed the Maximum Amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company and its Subsidiaries’ existing policies as of the Effective Time, or the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company and its Subsidiaries’ existing policies as of the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend for such insurance an aggregate annual cost in excess of the Maximum Amount; and provided, further, that if such insurance is not reasonably available or the aggregate annual cost for such insurance exceeds the Maximum Amount, then the Surviving Corporation shall obtain such insurance available that is the most advantageous to the beneficiaries thereof for a cost not exceeding the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Proceeding, shall promptly notify Buyer thereof in writing, but the failure to so notify shall not relieve Buyer or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Buyer nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Buyer or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Buyer and the Surviving Corporation shall be obligated pursuant to this Section 6.10 to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Buyer or the Surviving Corporation elects to assume such defense, and Buyer and the Surviving Corporation shall cooperate in the defense of any such matter if Buyer or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Buyer or the Surviving Corporation elects to assume such defense, and Buyer and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Buyer or the Surviving Corporation elects not to assume such defense; (iv) Buyer and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Company or any of its Subsidiaries or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If Buyer or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

(f) The rights of the Indemnified Parties under this Section 6.10 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective chair emeritus, directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.10 is not prior to or in substitution of any such claims under such policies).

(g) This Section 6.10 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section  6.10.

Section 6.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the Company (including the Company Board) and Buyer (including the Buyer Board), respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.12 Section 16 Matters. The Company, Buyer and the Company Board and the Buyer Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Merger and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Buyer (including derivative securities) in connection with the Merger by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.13 Transaction Litigation.

(a) In the event that any stockholder litigation related to this Agreement or the Transactions is brought against the Company or any members of the Company Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Company Transaction Litigation”), the Company shall promptly notify Buyer of such Company Transaction Litigation and shall keep Buyer reasonably informed with respect to the status thereof (including by providing copies of all substantive pleadings with respect thereto). The Company shall give Buyer a reasonable opportunity to participate in the defense or settlement (at Buyer’s sole expense and subject to a customary joint defense agreement) of any Company Transaction Litigation (including by providing Buyer the opportunity to review and comment on all material filings or responses to be made by the Company) and shall consider in good faith Buyer’s advice with respect to such Company Transaction Litigation; provided that the Company shall in any event control such defense and the disclosure of information to Buyer in connection therewith shall be subject to the provisions of Section 6.5; provided, further, that the Company shall not settle or agree to settle any Company Transaction Litigation without prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) In the event that any stockholder litigation related to this Agreement or the Transactions is brought against Buyer or any members of the Buyer Board from and following the date of this Agreement and prior to the Effective Time (such litigation, “Buyer Transaction Litigation”), Buyer shall promptly notify the Company of such Buyer Transaction Litigation and shall keep the Company reasonably informed with respect to the status thereof (including by providing copies of all substantive pleadings with respect thereto). Buyer shall give the Company a reasonable opportunity to participate in the defense or settlement (at the Company’s sole expense and subject to a customary joint defense agreement) of any Buyer Transaction Litigation (including by providing the Company the opportunity to review and comment on all material filings or responses to be made by Buyer) and shall consider in good faith the Company’s advice with respect to such Buyer Transaction Litigation; provided that Buyer shall in any event control such defense and the disclosure of information to the Company in connection therewith shall be subject to the provisions of Section 6.5; provided, further, that Buyer shall not settle or agree to settle any Buyer Transaction Litigation without prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Promptly, and in any event within one (1) Business Day of the execution of this Agreement, Buyer shall file a voluntary notice of dismissal with prejudice with respect to the lawsuit it filed in the Court of Chancery of the State of Delaware naming as defendants the Company, the Company Board and its Chair Emeritus John C. Malone (Paramount Skydance Corp. v. Zaslav, No. 2026-0044-MTZ). Buyer shall promptly take any further actions required to dismiss with prejudice such lawsuit.

Section 6.14 Standstill. Except as provided for in this Agreement or in connection with the Transactions, until the earliest of (x) the Effective Time, (y) if this Agreement is terminated in circumstances in which Buyer is required to pay the Regulatory Termination Fee or pursuant to Section 8.1(c)(i), June 4, 2027 and (z) if this Agreement is terminated other than in circumstances in which Buyer is required to pay the Regulatory Termination Fee or pursuant to Section 8.1(c)(i), the termination of this Agreement in accordance with Article VIII, neither Buyer nor any of Buyer’s Affiliates (other than any Affiliate that has not received Evaluation Material (as defined in the Confidentiality Agreement) and is not acting on behalf of, or otherwise in concert with, Buyer or any Affiliate of Buyer that has received Evaluation Material (as defined in the Confidentiality Agreement)) nor any of Buyer’s Representatives (as defined in the Confidentiality Agreement) acting on Buyer’s behalf shall in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or derivative securities (or beneficial ownership thereof), or any assets, indebtedness or businesses, of the Company or any of its Affiliates, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates, or assets constituting a significant portion of the consolidated assets of the Company and its Affiliates, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Affiliates or the businesses or assets of the foregoing or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any voting securities or derivative securities of the Company or any of its affiliates or the calling of a meeting of the Company’s stockholders or the initiation of any proposal for action by the Company’s stockholders; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) to vote, acquire or dispose of any such securities or derivative securities of the Company, other than together with its Representatives in their capacity as such; (c) demand a copy of the Company’s record of stockholders, stock ledger list or any other books or records of the Company; (d) otherwise act, alone or in concert with others, to seek or obtain representation on or to control or influence the management, the Company Board or the policies of the Company, or propose any matter to be voted on by holders of securities or loans of the Company; (e) take any action that would or would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause (a) of this Section 6.14; (f) other than in connection with the Transactions as otherwise permitted hereby, arrange, or in any way participate in, any financing for the purchase of any securities, loans or assets of the Company or any of its affiliates, or any derivative securities with respect to any of the foregoing entities; (g) enter into any discussions, arrangements or understandings with any third party (that is not a Representative), including any Company stockholder, with respect to any of the foregoing; or (h) announce or otherwise publicly disclose any interest, intention or plan to do any of the foregoing, or request, directly or indirectly, that the Company waive, amend or terminate any provision of this Section 6.14 (including this clause). For purposes of this Section 6.14, “derivative securities” means, with respect to any person, any right, option, other security or derivative position that has an exercise, exchange or conversion privilege or a settlement payment or mechanism at a price related to, or a value determined in whole or in part with reference to or derived in whole or in part from, the value of any securities, bank debt or other obligations of such person or any of its affiliates.

Section 6.15 [Reserved].

Section 6.16 Financing.

(a) Buyer shall, and shall cause the Buyer Entities to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain and consummate the Committed Financing on the terms and conditions (including, to the extent applicable, the “market flex” provisions) set forth in the Commitment Letter and the Subscription Agreements, as applicable, no later than the Closing Date, including using their respective reasonable best efforts to (i) maintain in effect the Commitment Letter and the Subscription Agreements until the Transactions are consummated (it being acknowledged that the commitments under the Commitment Letter may be reduced or terminated in accordance with the terms of the Commitment Letter to the extent that Buyer receives cash proceeds, to be used solely to fund the Required Amounts, from, or commitments in respect of, any other Financing (other than any Buyer Public Equity Financing) on or prior to the Closing Date (so long as such reduction or termination does not result in a Prohibited Modification)), (ii) negotiate, enter into and deliver definitive agreements with respect to the Committed Debt Financing contemplated by the Commitment Letter or the alternative Financing contemplated in the immediately preceding clause (i), as applicable, on the terms and conditions set forth in the Commitment Letter (including any “market flex” provisions applicable to the Committed Debt Financing) (or on terms that will not prevent, materially delay or materially impair the Closing or make the funding with respect to the Committed Financing or Financing, as applicable, less likely to occur or otherwise result in a Prohibited Modification), (iii) satisfy or cause to be waived on a timely basis all conditions applicable to Buyer and the Buyer Entities set forth in the Commitment Letter or such definitive agreements and in the Subscription Agreements, (iv) upon the satisfaction or waiver of such conditions, consummate the Committed Financing or Financing, as applicable, and the transactions contemplated by the Subscription Agreements on the Closing Date and (v) enforce its rights under the Commitment Letter, such definitive agreements and the Subscription Agreements. Buyer shall not, without the prior written consent of the Company, amend, modify, supplement, waive (or otherwise grant consent under) the Subscription Agreements. Buyer shall not (and shall cause the Buyer Entities not to), without the prior written consent of the Company, amend, modify, supplement, waive (or otherwise grant consent under) the Commitment Letter or any definitive agreements in respect of the Committed Debt Financing or replace all or any portion of the commitments in respect of the Committed Debt Financing, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to

(w) reduce the amount of the Committed Financing to an amount that would result in Buyer having insufficient funds, when added with any then-immediately available Committed Financing, to pay the Required Amounts, (x)(i) impose new or additional conditions precedent to the initial funding of the Committed Debt Financing other than as set forth in the Debt Commitment Letter (as in effect on the date of this Agreement) or (ii) otherwise modify the conditions precedent to the initial funding of the Committed Debt Financing (as in effect on the date of this Agreement) in a manner reasonably expected to delay, prevent or impede the funding of the Committed Debt Financing (or satisfaction of the conditions precedent to the Committed Debt Financing) or make such funding materially less likely to occur, (y) jeopardize or delay in any material respect the Closing or (z) adversely affect the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter (the effect described in clause (w) through (z), a “Prohibited Modification”); provided, however, Buyer may amend, modify, supplement or waive any provision of the Commitment Letter (A) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, in each case, as contemplated by the Debt Commitment Letter as of the date of this Agreement or (B) to reduce or terminate the commitments thereunder as a result of (x) Buyer’s receipt of commitments in connection with an alternative financing which will generate, or (y) Buyer’s consummation of an alternative financing which provides Buyer, taken together with any other Committed Financing, with sufficient funds necessary to, and solely to be used to, pay the Required Amounts at Closing, in each case in any manner that does not result in a Prohibited Modification. As soon as reasonably practicable, Buyer will provide the Company with true and complete executed copies of any amendment or supplement to, or modification or replacement of or waiver under, the Commitment Letter (subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and none of which would be reasonably expected to impact the conditionality or amount of the Financing) made in compliance with this Section 6.16(a). Upon any such amendment, modification, supplement, replacement, waiver or consummation of an alternative financing, (1) the definitions of “Debt Commitment Letter,” “Debt Fee Letter” and/or “Financing,” as applicable, set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such amendment, modification, supplement, replacement, waiver or alternative financing and (2) any reference in this Agreement to the “Committed Debt Financing” shall mean the financing contemplated by the Debt Commitment Letter, as the same may be replaced, amended, modified, supplemented or waived in accordance with this Agreement.

(b) If the Committed Debt Financing in an aggregate principal amount (together with the Committed Equity Financing) at least equal to the Required Amounts becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, and such unavailable amount is necessary to pay the Required Amounts (each such event, an “Original Financing Failure”), Buyer shall promptly notify the Company in writing of the Original Financing Failure after obtaining knowledge thereof and Buyer shall use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative sources that does not include conditions to obtaining the Financing that are materially more onerous to Buyer, taken as a whole, than those contained in the Commitment Letter (taking into account any “market flex” provisions) and in an amount at least equal to the aggregate principal amount of the Committed Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”) that is necessary to pay the Required Amounts, and to obtain new financing commitment letter(s) with respect to such Alternate Financing (the “New Commitment Letter(s)”), which shall replace the existing Debt Commitment Letter. Buyer shall promptly provide true and complete and fully executed copies of such New Commitment Letter(s) (including all attachments thereto) and all related fee letters (subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and none of which would be reasonably expected to impact the conditionality or amount of the Financing) to the Company. In the event New Commitment Letter(s) are obtained, (i) any reference in this Agreement to the “Debt Commitment Letter” or “Debt Fee Letter” shall be deemed to include the New Commitment Letter(s) or related fee letters, as applicable, and (ii) any reference in this Agreement to the “Committed Financing” or “Committed Debt Financing” shall include the financing contemplated by the New Commitment Letter(s) and related fee letters. If any Equity Financing Failure Event occurs, Buyer shall promptly notify the Company and, to the extent applicable, in consultation with the Company, use commercially reasonable efforts to arrange for alternative equity financing (“Equity Replacement Financing”) in an amount that when added with the Committed Debt Financing and any cash, marketable securities, available lines of credit or other sources of immediately available funds of Buyer would be sufficient to pay the Required Amounts and which satisfies the Syndication Conditions (as defined in the Subscription Agreements). Buyer shall deliver to the Company true, correct and complete copies of all contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Equity Replacement Financing. For the avoidance of doubt, the foregoing shall not release any Equity Investor or Guarantor of its obligations under the Subscription Agreements or the Ellison Guarantee, as applicable.

(c) Buyer shall keep the Company reasonably informed promptly upon written request (which may be via email) in reasonable detail of the status of its efforts to arrange the Financing and the Committed Debt Financing. Buyer shall give the Company prompt notice of (i) any material breach or material default by any party to the Debt Commitment Letter, any Subscription Agreement, or any definitive agreements related to the Committed Financing, in each case, of which Buyer becomes aware, (ii) the receipt of any written notice or other written communication, in each case received from any Financing Source or any Equity Investor with respect to any (x) material breach of Buyer’s obligations under the Debt Commitment Letter, any Subscription Agreement or definitive agreements related to the Committed Financing, or default, termination or repudiation by any party to the Debt Commitment Letter, any Subscription Agreement or definitive agreements related to the Committed Financing or (y) material dispute between or among any parties to the Debt Commitment Letter, any Subscription Agreement or definitive agreements related to the Committed Financing or any provisions of the Debt Commitment Letter or any Subscription Agreement, in each case with respect to the obligation to fund the amount of the Committed Financing to be funded at Closing and (iii) if for any reason Buyer has determined in good faith that it will not be able to obtain all or any portion of the Committed Financing on the terms contemplated by the Commitment Letter or the Subscription Agreements, as applicable, in an amount sufficient to pay the Required Amounts. Notwithstanding the foregoing, in no event shall Buyer be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Buyer or any Buyer Entity; provided that Buyer shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Buyer shall, to the extent permitted by such confidentiality obligations, notify the Company if any such information that the Company has specifically identified and requested is being withheld as a result of any such obligation of confidentiality. Prior to the Closing Date, Buyer shall, and shall cause the Buyer Entities and shall use reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide to the Company cooperation reasonably requested by the Company in connection with any financing or refinancing to be undertaken by the Company or any of its Subsidiaries not prohibited by this Agreement (including any Company Refinancing), including using reasonable best efforts to provide cooperation consistent in all material respects with the cooperation required of the Company, its Subsidiaries and their respective Representatives under Section 6.16(d), as applicable. In addition, in the event that any portion of the Committed Debt Financing or any Alternate Financing becomes unavailable as a result of the inability to satisfy a condition precedent to the Committed Debt Financing or any Alternate Financing due to Buyer’s or any of its Representatives’ inability to deliver a solvency certificate or to make a required representation regarding solvency, Buyer shall increase the amount funded under the Committed Equity Financing (such increase in the Committed Equity Financing, the “Contingent Equity Amount”) to the extent necessary for Buyer to address such solvency matter and obtain the Required Amounts at Closing.

(d) Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries and shall use reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide to Buyer cooperation reasonably requested by Buyer in connection with the arrangement of the Financing, including using reasonable best efforts (to the extent reasonable and customary for financings of the type contemplated thereby as of the date of this Agreement) to:

(i) cause the appropriate senior officers of the Company to participate in a reasonable but limited number of lender or investor meetings, lender or investor presentations, roadshows, sessions with rating agencies and due diligence sessions (which may be attended via teleconference or virtual meeting platforms), in each case, upon reasonable advance notice and at mutually agreeable dates and reasonable times;

(ii) provide reasonable and customary assistance with the preparation of customary rating agency presentations, roadshow materials, customary bank information memoranda and bank syndication materials, offering documents, prospectuses and similar documents customarily required (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC), in connection with consummating any Financing, in each case, solely with respect to customary information relating to the Company and its Subsidiaries;

(iii) provide all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations at least four (4) Business Days prior to the Closing Date, including the USA PATRIOT Act, solely relating to the Company and any of its Subsidiaries, in each case as reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date;

(iv) provide reasonable and customary assistance to Buyer and the Financing Sources in their preparation of offering documents for any Financing, including by using reasonable best efforts to (x) [reserved], (y) furnish Buyer, following Buyer’s request made in good faith and in a timely manner, with all customary financial information (to the extent reasonably available to the Company) solely relating to the Company and its Subsidiaries required to be delivered pursuant to paragraph 4 of Exhibit C of the Debt Commitment Letter (as in effect on the date hereof) to the extent required to consummate any Financing (provided that in the event of any Financing that consists of a securities issuance prior to the Closing, the references to the number of days in such paragraph also shall be deemed to refer to a number of days prior to the applicable closing date of any such securities issuance), and (z) furnish Buyer, following Buyer’s request made in good faith and in a timely manner, with the information and assistance that is reasonably necessary to permit Buyer to prepare pro forma financial statements described in Section 3(vi) of the Debt Commitment Letter (as in effect on the date hereof) if required to be used in or are customarily used in connection with any Financing (provided that in the event of any Financing that consists of a securities issuance prior to the Closing, the references to the number of days in such paragraph also shall be deemed to refer to a number of days prior to the applicable closing date of any such securities issuance), it being understood that Buyer, and not the Company, its Subsidiaries or any of their respective Subsidiaries, Affiliates or Representatives, is responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments;

(v) (A) cause its independent auditors to reasonably cooperate with any Financing consistent with their customary practice, including (x) their participation in customary accounting due diligence sessions, and (y) requesting that they provide customary comfort letters (including “negative assurance” and customary “change period” comfort) and customary consents to the inclusion of the Company’s auditor reports and (B) providing customary management representation letters to such auditors, in each case, to the extent required in connection with such comfort letters and the marketing and syndication of any Financing;

(vi) assist with the preparation of and enter into (but not prior to the Closing) the definitive documentation relating to the Financing (including review of any disclosure schedules related thereto for completeness and accuracy); and

(vii) facilitate discussions with the Company’s existing lender and banking relationships (including cooperating with Buyer in connection with the replacement or backstopping of letters of credit).

(e) Notwithstanding anything to the contrary in this Agreement, the assistance contemplated in Section 6.16(d) and the actions and matters referred to in Section 6.16(f) shall not (i) unreasonably interfere with the normal operations of the Company or any of its Subsidiaries or, (ii) (A) require the taking of any action in respect of any Financing to the extent that such action would cause any condition to Closing set forth in

Article VII to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company or any of its Subsidiaries or (B) require the Company or any of its Subsidiaries to waive or amend any terms of this Agreement, (iii) require the Company or any of its Subsidiaries to take any action that would conflict with or violate any of its organizational documents, any applicable law or fiduciary duty, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract or permit to which the Company or any of its Subsidiaries is a party, (iv) except in connection with any consent solicitation described in Section 6.16(f), require the Company or any of its Subsidiaries to issue any bank information memoranda, lender presentations, offering memoranda, or similar documents including disclosure and financial statements (1) [reserved] or (2) in the name of the Company or its Subsidiaries, separate from Buyer and/or its Subsidiaries, (v) require the Company or any of its Subsidiaries to execute any Contract or any other letter, agreement, document or certificate prior to the Closing the effectiveness of which is not expressly conditioned upon the occurrence of the Closing (other than customary management letters contemplated in Section 6.16(d) or any payoff letter or supplemental indenture contemplated in Section 6.16(f) and any customary certificates required in connection therewith), (vi) require the Company or any of its Subsidiaries to enter into any agreement or commitment in connection with any Financing that is effective prior to the Closing (other than customary management letters contemplated in Section 6.16(d) or payoff letters, supplemental indentures and related documents contemplated in Section 6.16(f)), (vii) result in the Company or its Subsidiaries, including any employee, officer or director of the Company or any of its Subsidiaries incurring any actual or potential personal liability with respect to any matters relating to any Financing, (viii) provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege or contravene any applicable Law, or violate any of the confidentiality provisions of any confidentiality agreement or Contract, of the Company or any of its Subsidiaries, (ix) require the Company or any of its Subsidiaries to change any fiscal period, (x) require the Company or any of its Subsidiaries to authorize any corporate action with respect to any Financing prior to the Closing Date, except for such corporate action that is conditioned on the occurrence of the Closing (and only by their respective directors, managers or other Persons holding similar positions at the Company or any of its Subsidiaries who are expected to continue to hold such positions following the Closing), (xi) except in connection with any consent solicitation described in Section 6.16(f), require the Company or any of its Subsidiaries or any of their respective Representatives to provide any legal opinion or other opinion of counsel (other than in connection with the supplemental indentures contemplated in Section 6.16(f)), (xii) require the Company or any of its Subsidiaries to pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any liens to be placed on any of its assets in connection with any Financing prior to the Closing Date, (xiii) require the Company to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Committed Financing, the definitive documents related to any Financing or any information utilized in connection therewith (in each case except following the Closing), or (xiv) require the Company or any of its Representatives to prepare or provide any pro forma financial statements, information or projections or other financial statements or other financial information (other than as set forth in Section 6.16(d)(iv) above) that are not otherwise prepared by the Company in the ordinary course of business.

(f)

(i) With respect to any outstanding notes of the Company and/or its Subsidiaries (the “Company Notes”), if reasonably requested by Buyer in consultation with the Company, the Company shall use reasonable best efforts to cooperate with, and shall use reasonable best efforts to take all actions reasonably requested by, Buyer in order to, prior to the Closing, assist Buyer in:

(w) preparing and delivering one or more notices of redemption, which notice of redemption shall be expressly conditioned on the occurrence of the Closing, in order to effect a redemption pursuant to the terms of the relevant indenture;

(x) commencing one or more consent solicitations to amend the indenture or indentures governing one or more series of the Company Notes, including, promptly following the expiration of any such consent solicitation and subject to the receipt of any requisite consents, executing one or more supplemental indentures to the relevant indenture to provide for such amendments to be effective (but which shall not be operative until the Closing);

(y) commencing, as applicable, a “change of control” offer, which offer shall be expressly conditioned on the occurrence of the Closing, pursuant to the terms of the relevant indenture; and

(z) providing any other reasonable and customary cooperation to facilitate the assumption, amendment, redemption, repurchase, discharge, defeasance or repayment of the Company Notes, in each case conditioned on the occurrence of the Closing;

provided, that, with respect to the Amended Notes (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement, dated as of June 9, 2025 (as amended, supplemented or modified from time to time, the “Offer to Purchase”)) (the “Amended Notes”):

(A) prior to October 15, 2026, Buyer may deliver one formal request in writing to the Company (such request which complies with this clause (A), the “Specified Buyer Request”) that the Company and its applicable Subsidiaries either:

(1) commence and use reasonable best efforts to effectuate a consent solicitation (on such terms to be mutually determined by Buyer and the Company in good faith) to eliminate the obligation to commence an Exchange Offer (as defined in the Offer to Purchase) or otherwise modify the required terms of such Exchange Offer;

(2) commence and use reasonable best efforts to effectuate an Exchange Offer (on such terms to be mutually determined by Buyer and the Company in good faith, it being understood that the terms of the Junior Lien Exchange Notes (as defined in the Offer to Purchase), or any other debt securities to be issued by the Company or any of its Subsidiaries pursuant to an Exchange Offer prior to the Closing, shall, in no event, be less favorable to the Company and/or its applicable Subsidiaries than the applicable terms set forth in the Offer to Purchase); and/or

(3) make the payment in the amount of $100 per $1,000 principal amount or €100 per €1,000 principal amount, as applicable, of any or all Amended Notes as contemplated by the Offer to Purchase (the “Amended Notes Payment Amount”), it being agreed that, if the Amended Notes Payment Amount becomes due and payable, Buyer shall timely and fully pay such amounts, at the Company’s option, either (x) on behalf of the obligor thereof (either the Company or a Subsidiary thereof) to the Persons to which such amount is payable, or (y) to the Company, in each case, as contemplated by the second to last sentence of this Section 6.16(f)(i), in which case the Company shall comply with Buyer’s written request; and

(B) if the Specified Buyer Request is not received by the Company prior to October 15, 2026, the Company and its applicable Subsidiaries may, after such date, commence one or more consent solicitations with respect to the Amended Notes (on such terms to be determined by the Company in its sole discretion), commence an Exchange Offer (on such terms to be determined by the Company in its sole discretion) and/or pay the Amended Notes Payment Amount, as applicable, in each case, in its sole discretion;

provided further that, if the Company determines in good faith that it is not required to comply with the Specified Buyer Request as contemplated by the last sentence of this paragraph, then the Company or any of its Subsidiaries may elect to have the Amended Notes Payment Amount paid. If the Amended Notes Payment Amount is to be paid pursuant to this paragraph or Section 6.16(f)(i)(A) or (B) above, then Buyer shall, at the Company’s option, either (x) on behalf of the Company, timely and fully pay or cause to be paid such amount directly to the Persons to which such amount is payable (or to an agent, including the trustee under the Amended

Notes for the benefit of the noteholders, on their behalf) by wire transfer of immediately available funds to an account designated in writing by the Company or (y) timely and fully pay or cause to be paid such amount to the Company by wire transfer of immediately available funds to an account designated in writing by the Company (provided, however, that the aggregate amount of the Amended Notes Payment Amount to be paid by Buyer pursuant to this paragraph shall in no event be more than $1,528,000,000). In addition, (I) any action taken by the Company or any of its Subsidiaries in connection with the Specified Buyer Request is subject to the indemnification and reimbursement provisions in favor of the Company and its Subsidiaries contained in Section 6.16(h), (II) each of the Company and its Subsidiaries is not required to comply with the Specified Buyer Request if any of the Company or its Subsidiaries would be required to pay any fee or make any payment to any holder of the Amended Notes or otherwise in connection with the Amended Notes, unless such fee or payment is timely and fully paid by Buyer on its behalf to an account directed by the Company and (III) if in connection with the Specified Buyer Request, the Company commences (x) a consent solicitation or (y) an Exchange Offer, which, in each case, has not been completed prior to December 30, 2026, then the Company may, at its election, cause the Amended Notes Payment Amount to be paid on its behalf on such date by Buyer as contemplated by the preceding sentence.

(ii) Prior to the Closing, the Company shall use reasonable best efforts to deliver to Buyer a customary payoff letter in respect of any Indebtedness consisting of a loan, credit facility or receivables financing facility or factoring arrangement relating to the Company or any of its Subsidiaries, to the extent reasonably requested by Buyer in writing at least twenty (20) Business Days prior to the anticipated Closing Date, to allow for the payoff, discharge and termination in full on the Closing Date of all such Indebtedness and any related Liens (and to provide to Buyer a substantially complete draft of such letter no later than four (4) Business Days prior to the anticipated Closing Date).

(g) The Company hereby consents to the use of its and each of its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(h) Buyer shall, promptly upon request by the Company (and, in any event, within ten (10) days), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by the Company or any of its Subsidiaries in order to comply with its obligations under Section 6.16(d) and Section 6.16(f). Buyer shall indemnify, defend and hold harmless the Company, its Subsidiaries and each of their respective Representatives from, against and in respect of any and all claims, debts, losses, costs, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise, in connection with such cooperation under Section 6.16(d) and Section 6.16(f), the arrangement of the Financing and any information used in connection therewith, except to the extent such claims, debts, losses, costs, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities directly result from the gross negligence or willful misconduct of such indemnified Persons. The Company shall, promptly upon request by Buyer (and, in any event, within ten (10) days), reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by Buyer or any of the Buyer Entities in order to comply with its obligations under the second to last sentence of Section 6.16(c) (but excluding, for the avoidance of doubt, any costs and expenses incurred in connection with the Amended Notes and any action taken by the Company and/or its Subsidiaries in connection with the Amended Notes or the Specified Buyer Request). The Company shall indemnify, defend and hold harmless Buyer and the Buyer Entities and each of their respective Representatives from, against and in respect of any and all claims, debts, losses, costs, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities resulting from, or that exist or arise, in connection with such cooperation under the second to last sentence of Section 6.16(c), the arrangement of any financing or refinancing to be undertaken by the Company or any of its Subsidiaries not prohibited by this Agreement (including any Company Refinancing, but excluding the Amended Notes and any action taken by the Company and/or its Subsidiaries in connection with the Amended Notes or the Specified Buyer Request) and any information used in connection therewith, except to the extent such claims, debts, losses, costs, expenses, proceedings, covenants, suits, judgments, damages, actions and causes of actions, obligations, accounts and liabilities directly result from the gross negligence or willful misconduct of such indemnified Persons. This clause (h) shall survive any termination of this Agreement.

(i) Except with the prior written consent of the Company, neither Buyer, any Equity Investor, any Guarantor nor any of their respective Affiliates will, until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, directly or indirectly, in connection with the Transactions, (i) enter into any agreement or make any other arrangement with respect to debt or equity financing related to the Transaction or the Company, (ii) grant any Person any right, contingent or otherwise, to acquire (1) any equity securities, any securities directly or indirectly convertible into equity securities, or any other interest or participation that confers the right to receive a unit of the profits or losses or distribution of assets of, in each case, Buyer or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries) or (2) any interest that is derivative of the value of or provides economic benefits based on the value or price of any of the foregoing, or (iii) otherwise grant or agree to grant any Person any governance or other rights with respect to Buyer or any of its Subsidiaries (including, after the Effective Time, the Company or any of its Subsidiaries), except in each of the foregoing clauses (i)-(iii), where any of the foregoing would not cause any of the Syndication Conditions to fail to be satisfied (it being agreed that Buyer will provide the Company with written notice of any action taken in reliance on this exception, which notice will include (x) the identity of the person with whom such action was taken and (y) written confirmation by Buyer that the prior written consent of the Company is not required for such action).

(j) Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that (i) its obligations hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned in any manner upon Buyer obtaining the Financing (including, for the avoidance of doubt, any securities issuance) and (ii) any breach by the Company of Section 6.16(d) or Section 6.16(f) shall be deemed not to constitute a breach for all of purposes of this Agreement (including for purposes of Section 7.3(b) and Section 8.1(d)) unless (w) the Committed Debt Financing has not been consummated as a result of the failure of any condition precedent to the funding of the Committed Debt Financing, (x) the Company has materially breached its obligations under Section 6.16(d) or Section 6.16(f), (y) such breach is the proximate cause of the Committed Debt Financing not being consummated and (z) Buyer has notified the Company of such breach in writing a reasonably sufficient amount of time prior to the End Date to afford the Company with reasonable opportunity to cure such breach (detailing in good faith (I) reasonable specificity as to the basis for any such breach and (II) reasonable steps that comply with Section 6.16(d) or Section 6.16(f) in order to cure such breach) and the Company has not taken such steps or otherwise cured such breach within such time as would reasonably permit Buyer to consummate the Committed Debt Financing prior to the End Date.

Section 6.17 Netflix Termination Fee. Concurrently with the execution of this Agreement and with the termination of the Netflix Merger Agreement, Buyer, on behalf of the Company, shall pay or cause to be paid the Netflix Termination Fee to Netflix by wire transfer of immediately available funds in order for the Company to terminate the Netflix Merger Agreement pursuant to Section 8.1(c)(ii) of the Netflix Merger Agreement.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) [Reserved].

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) [Reserved].

(d) Regulatory Approvals. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated, and any commitments not to close any of the transactions contemplated by this Agreement before a certain date under a timing agreement entered into by the Parties with any Governmental Entity shall have expired or been terminated; and (ii) any applicable mandatory waiting period, clearance or affirmative approval of any governmental body, agency or authority or other condition set forth in Section 7.1(d)(ii) of the Buyer Disclosure Letter shall have expired or been obtained.

(e) Laws or Governmental Orders. No Governmental Entity shall after the date of this Agreement have enacted, issued or promulgated any Law or Governmental Order that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the Merger.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) (i) the representations and warranties of Buyer and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Good Standing and Qualification) and Section 5.3(a) (Corporate Authority and Approval) shall be true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Buyer and Merger Sub set forth in Article V that are qualified by a “Buyer Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of Buyer and Merger Sub set forth in Article V shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date; provided that, for the avoidance of doubt, the representations set forth in Section 5.3 (Corporate Authority and Approval), Section 5.4 (Governmental Filings; No Violations) and Section 5.11 (No Other Representations and Warranties) shall be true and correct at and as of Closing), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) Buyer and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligation of Buyer and Merger Sub to Effect the Merger. The obligations of Buyer and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Buyer to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) and Section 4.6(a) (Absence of Certain Changes) shall be true and correct, at and as of Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, except for de minimis inaccuracies; (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.3(a) (Corporate Authority and Approval), Section 4.3(b) (Corporate Authority and Approval) and Section 4.18 (Brokers and Finders) shall be true and correct in all material respects, at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Company set forth in Article IV that are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) the other representations and warranties of the Company set forth in Article IV shall be true and correct at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date; provided that, for the avoidance of doubt, the representations set forth in Section 4.3 (Corporate Authority and Approval), Section 4.4 (Governmental Filings; No Violations) and Section 4.21 (No Other Representations and Warranties) shall be true and correct at and as of Closing), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) The Company shall not have completed the Separation, nor shall any dividend to the Company’s stockholders to effectuate the Separation have been declared or made.

(e) The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Section 7.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any covenant or agreement of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. This Agreement may be terminated and abandoned prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by the mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer, if:

(i) the Effective Time shall not have occurred on or before March 4, 2027, or such other date agreed in writing by Buyer and the Company (any such date, the “End Date”); provided, however, that (A) if, on March 4, 2027, any of the conditions set forth in Section 7.1(d) or Section 7.1(e) (solely in connection with an Antitrust Law or Foreign Regulatory Law) has not been satisfied or waived, then the End Date shall be automatically extended, without any further action on the part of any Party hereto, to June 4, 2027 and (B) if all the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) prior to 11:59 p.m., Eastern Time, on the End Date, but as of such time, the Specified Date would occur after the End Date, the End

Date shall be automatically extended, without any further action on the part of any Party hereto, to 11:59 p.m., Eastern Time, on the Specified Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party whose breach in any material respect of its obligations under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;

(ii) any Governmental Entity of competent jurisdiction shall have issued, enacted, enforced or entered any Governmental Order permanently enjoining or prohibiting the consummation of the Merger, and such Governmental Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the primary cause of such Governmental Order; or

(iii) if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and been concluded and the Company Stockholder Approval shall not have been obtained upon a vote taken thereon;

(c) by the Company:

(i) if Buyer or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) forty-five (45) days following the Company’s delivery of written notice to Buyer stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; provided that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal subject to compliance with Section 6.3(b).

(d) by Buyer:

(i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (B) cannot be cured by the End Date or, if curable, is not cured by the earlier of (x) the End Date and (y) 45 days following Buyer’s delivery of written notice to the Company stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; provided, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Buyer or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii) prior to receipt of the Company Stockholder Approval, if the Company Board shall have effected a Change in the Company Recommendation.

Section 8.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall forthwith give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Buyer, Merger Sub or their respective Subsidiaries or Affiliates, except that: (i) no such termination shall relieve any Party of its obligation to pay the Company Termination Fee or the Regulatory Termination Fee, as applicable, if, as and when required pursuant to Section 8.3 or any of its other obligations under Section 8.3 expressly contemplated to survive the termination of this Agreement pursuant to Section 8.3; (ii) no such termination shall relieve any Party for liability for such Party’s Fraud or Willful Breach of any covenant or obligation contained in this Agreement prior to its termination; and (iii) the provisions set forth in Section  9.1(b) shall survive the termination hereof.

Section 8.3 Termination Fees.

(a) Company Termination Fee. If (A) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), (B) this Agreement is terminated by Buyer pursuant to Section 8.1(d)(ii), (C) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b)(iii) and, immediately prior to the Company Stockholder Meeting, Buyer would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(ii) or (D) (x) after the date of this Agreement, an Acquisition Proposal (substituting in the definition thereof “50%” for “20%” in each place each such phrase appears) is publicly proposed or publicly disclosed prior to the Company Stockholder Meeting (a “Company Qualifying Transaction”), (y)(1) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b)(iii) or (2) this Agreement is terminated by Buyer pursuant to Section 8.1(d)(i) as a result of a Willful Breach by the Company of any covenants hereunder and, in each case, (z) concurrently with or within twelve (12) months after such termination, the Company (1) consummates a Company Qualifying Transaction or (2) enters into a definitive agreement providing for a Company Qualifying Transaction, then the Company shall pay to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, a fee of $3,000,000,000 in cash (the “Company Termination Fee”), such payment to be made: (x) concurrently with such termination in the case of clause (A) above; (y) within three (3) Business Days after such termination in the case of clauses (B) or (C) above; or (z) upon the earlier of within three (3) Business Days after the consummation of such Company Qualifying Transaction or the entry into a definitive agreement providing for a Company Qualifying Transaction in the case of clause (D) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(b) Regulatory Termination Fee. If this Agreement is terminated by (A) the Company or Buyer pursuant to Section 8.1(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 7.1(d) or Section 7.1(e) (in each case, solely as a result of any Antitrust Law or Foreign Regulatory Law) has not been satisfied or waived and (2) all of the other conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (except for (i) those conditions that by their nature are to be satisfied at the Closing; provided that such conditions were then capable of being satisfied if the Closing had taken place and (ii) any condition that has not been satisfied as a result of a breach by Buyer or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) or (B) by the Company or Buyer pursuant to Section 8.1(b)(ii) due to any Antitrust Law or Foreign Regulatory Law, then Buyer shall pay to the Company, by wire transfer of immediately available funds to an account designated in writing by the Company, a fee of $7,000,000,000 in cash (the “Regulatory Termination Fee”), with such payment to be made (x) in the case of Buyer’s termination of this Agreement, prior to or concurrently with, and as a condition to, such termination, or (y) in the case of the Company’s termination of this Agreement, within three Business Days of such termination; it being understood that in no event shall Buyer be required to pay the Regulatory Termination Fee on more than one occasion.

(c) Amended Notes Payment Amount Refund. Upon the termination of this Agreement pursuant to which the Company is required to pay the Company Termination Fee or pursuant to Section 8.1(d)(i) (Company Breach), the Company shall, (1) concurrently with the payment of the Company Termination Fee or (2) within three Business Days after a termination pursuant to Section 8.1(d)(i), as applicable, pay (or cause to be paid) by wire transfer of immediately available funds to or at the direction of Buyer an amount equal to the aggregate amount of the Amended Notes Payment Amount paid by Buyer prior to such termination (the “Amended Notes Payment Amount Refund”) as reimbursement for Buyer’s prior payment of such amount to or on behalf of the Company pursuant to Section 6.16(f); it being understood that (i) the Amended Notes Payment Amount Refund shall be paid in addition to any payment of the Company Termination Fee, to the extent the Company Termination Fee is payable, and (ii) in no event shall the Company be required to pay the Amended Notes Payment Amount Refund on more than one occasion.

(d) Netflix Termination Fee Refund. Upon the termination of this Agreement pursuant to which the Company is required to pay the Company Termination Fee or pursuant to Section 8.1(d)(i) (Company Breach), the Company shall, (1) concurrently with the payment of the Company Termination Fee or (2) within three Business Days after a termination pursuant to Section 8.1(d)(i), as applicable, pay (or cause to be paid) by wire transfer of immediately available funds to or at the direction of Buyer an amount equal to the Netflix Termination Fee as reimbursement for payment of the Netflix Termination Fee by Buyer, on behalf of the Company, to Netflix (the “Netflix Termination Fee Refund”); it being understood that (i) the Netflix Termination Fee Refund shall be paid in addition to any payment of the Company Termination Fee, to the extent the Company Termination Fee is payable, and (ii) in no event shall the Company be required to pay the Netflix Termination Fee Refund on more than one occasion.

(e) Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Section 8.3(c) and Section 8.3(d), Buyer would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Buyer fails to promptly pay any amount due pursuant to this Section 8.3, the Company or Buyer, as applicable, shall pay to Buyer or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses reasonably incurred in connection with any action initiated seeking such payment), together with interest on the amount of the Company Termination Fee, the Netflix Termination Fee Refund or the Regulatory Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge that in the event that the Company Termination Fee, the Netflix Termination Fee Refund, the Regulatory Termination Fee or the Amended Notes Payment Amount Refund, as applicable, become payable by, and are paid by, the Company to Buyer or Buyer to the Company, as applicable, such Company Termination Fee, Netflix Termination Fee Refund, Regulatory Termination Fee or Amended Notes Payment Amount Refund, as applicable, shall be the receiving Party’s sole and exclusive remedy pursuant to this Agreement (other than in respect of Fraud or Willful Breach). The Parties further acknowledge that the right to receive the Company Termination Fee, the Netflix Termination Fee Refund, the Regulatory Termination Fee or the Amended Notes Payment Amount Refund, as applicable, shall not limit or otherwise affect any such Party’s right to specific performance as provided in Section 9.5; provided that the Parties shall not be permitted or entitled to receive both (x) a grant of specific performance of the obligation to consummate the Transactions contemplated by Section 9.5 that results in the Closing and (y) the Company Termination Fee, the Netflix Termination Fee Refund, the Regulatory Termination Fee or the Amended Notes Payment Amount Refund, as applicable.

ARTICLE IX

MISCELLANEOUS AND GENERAL

Section 9.1 Survival. The representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time or the termination of this Agreement only to the extent provided in this Section 9.1.

(a) The following provisions of this Agreement shall survive the Effective Time: this Article IX (Miscellaneous and General), the Confidentiality Agreement, the agreements of the Parties contained in Article I (The Merger), Article II (Effect of the Merger on Capital Stock), Article III (Delivery of Merger Consideration; Procedures for Surrender), Section 4.21 (No Other Representations and Warranties), Section 5.11 (No Other Representations and Warranties), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), and Section 9.11 (Expenses), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, and the provisions that substantively define any related defined terms.

(b) The following provisions of this Agreement and certain other agreements delivered in connection herewith shall survive the termination of this Agreement: (i) this Article IX (Miscellaneous and General), the

Confidentiality Agreement, the Subscription Agreements, the Ellison Guarantee and the agreements of the Parties contained in Section 4.21 (No Other Representations and Warranties), Section 5.11 (No Other Representations and Warranties), Section 6.16(f) (with respect to the obligation of Buyer to pay any Amended Notes Payment Amount) (Certain Refinancing), Section 6.16(h) (Reimbursement of Financing Cooperation), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fees) and Section 9.11 (Expenses), and (ii) only in the event this Agreement is terminated in circumstances in which Buyer is required to pay the Regulatory Termination Fee or pursuant to Section 8.1(c)(i), Section 6.14 (Standstill), and, in each case, the provisions that substantively define any related defined terms.

(c) All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement, as applicable.

Section 9.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.10, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4.

Section 9.5 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.6:

If to the Company:

Warner Bros. Discovery, Inc.
230 Park Avenue South New York, New York 10003
Attention: ***
Email: ***

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:	Jonathan E. Levitsky Gordon S. Moodie Katherine D. Taylor Erik J. Andren
Email:	*** *** *** ***

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew J. Nussbaum Karessa L. Cain Hannah Clark
Email:	*** *** ***

If to Buyer or Merger Sub:

Paramount Skydance Corporation
1515 Broadway New York, New York 10036
Attention:	Chief Legal Officer and General Counsel
Email:	***

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001
Attention:	Faiza Saeed Daniel Cerqueira Claudia Ricciardi Alexander Greenberg Minh Van Ngo
Email:	*** *** *** *** ***

and

Latham & Watkins LLP 1271 Avenue of the Americas
New York, New York 10020
Attention:	Ian Nussbaum Max Schleusener Rick Offsay
Email:	*** *** ***

Section 9.7 Entire Agreement.

(a) This Agreement (including the exhibits and annexes hereto), the Company Disclosure Letter, the Buyer Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges and agrees to the provisions set forth in Section 4.21 and Section 5.11 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for Fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 9.8 Third-Party Beneficiaries. Except (x) that, in accordance with Section 261 of the DGCL, the Company shall have the right, on behalf of the Company’s stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.5 or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which shall include the benefit of the bargain lost by the Company’s stockholders and holders of Company Equity Awards) in the event of a breach by Buyer or Merger Sub of this Agreement, it being agreed that in no event shall any such stockholders of the Company or holder of Company Equity Awards be entitled to enforce any of their rights, or any of Buyer’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so as a representative for such stockholders of the Company or holder of Company Equity Awards (and upon receipt of any payments as a result thereof, the Company shall be entitled to retain the amount of such payments so received) and (y) from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 6.10, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 9.7, the right to rely upon the representations and warranties set forth in this Agreement. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing (or, in the case of the other Transaction Documents, by the parties thereto in writing), this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions, may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 9.9 shall limit any liability or other obligation (i) of the Parties for breaches of the terms and conditions of this Agreement, (ii) of the parties to any other Transaction Document for breaches of the terms and conditions of such other Transaction Document or (iii)  of the Trust and L. Ellison pursuant to the Ellison Guarantee.

Section 9.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking, prior to the Effective Time, on the part of the Company to cause such Subsidiary to take such action and, from and after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.11 Expenses. Except as otherwise provided in this Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, except that each of Buyer and the Company shall pay one-half of costs and expenses of filing, printing and mailing of the Proxy Statement (including SEC filing fees). For the avoidance of doubt, Buyer shall bear all costs and expenses in respect of the Netflix Termination Fee.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 9.13 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 6.10, no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 9.10, and any attempted or purported assignment or delegation in violation of this Section 9.13 shall be null and void; provided, that, notwithstanding the foregoing, Buyer and Merger Sub may assign any or all of their rights, interests and obligations to wholly owned Subsidiaries of Buyer or Merger Sub without the prior written consent of any other Party; provided, further, that no such assignment shall relieve Buyer or Merger Sub of any of its obligations hereunder.

Section 9.14 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule, Annex and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Company Disclosure Letter and Buyer Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or Article V, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Buyer Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, or Buyer Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i) The words “made available to Buyer” and words of similar import refer to documents (i) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case, by or on behalf of the Company prior to the execution of this Agreement by Buyer (except for those documents set forth in Section 9.14(i) of the Company Disclosure Letter, which may be provided after the execution of this Agreement by Buyer but prior to the execution of this Agreement by the Company), (ii) included in the Company Reports or (iii) if permitted to be “made available” after the date hereof, delivered to Buyer or its Representatives after the date hereof in accordance with the notice procedures in Section 9.6.

Section 9.15 Matters Concerning Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, each of the Buyer Entities (on behalf of itself and its Subsidiaries and each of its controlled Affiliates) and the Company (on behalf of itself and its Subsidiaries and each of its controlled Affiliates) hereby:

(a) agrees that any Proceeding, whether in law or in equity, whether in Contract, in tort or otherwise, involving any Financing Related Party in any way arising out of or relating to this Agreement, any Financing Documents, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (any such Proceeding, a “Financing Related Proceeding”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Proceeding, to the exclusive jurisdiction of, and to venue in, any such court;

(b) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Proceeding in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;

(c) irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Proceeding, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) that (A) any Financing Related Proceeding in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Proceeding is improper and (iv) that a final judgment in any such Financing Related Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;

(d) agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;

(e) agrees that any Financing Related Proceeding shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;

(f) expressly and irrevocably waives to the fullest extent permitted by Law, all right to a jury trial with respect to any Financing Related Proceeding;

(g) agrees that none of the Financing Related Parties will have any obligation or liability (including any special, consequential, punitive or indirect damages), on any theory of liability, to the Company or any of its Affiliates, and neither the Company nor any of its Affiliates shall have any rights or claims against any of the Financing Related Parties, in each case, in any way arising out of or relating to this Agreement, any Financing Document, the Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise;

(h) agrees that, notwithstanding anything to the contrary in Section 9.8 or elsewhere in this Agreement, the Financing Related Parties are express third-party beneficiaries of, and may rely upon and enforce, this Section 9.15; and

(i) agrees that the provisions in this Section 9.15 and the definitions of “Financing,” “Financing Documents,” “Financing Sources” and “Financing Related Parties” (and any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 9.15 or the definition of “Financing,” “Financing Documents,” “Financing Sources” or “Financing Related Parties”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Related Parties in any material respect without the prior written consent of the Financing Sources; provided that nothing in this Section 9.15 shall limit the rights of the parties to the Financing under the Commitment Letter or any Financing Document.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

Warner Bros. Discovery, Inc.

By	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Chief Revenue and Strategy Officer

Paramount Skydance Corporation

By	/s/ David Ellison
	Name:	David Ellison
	Title:	Chief Executive Officer

Prince Sub Inc.

By	/s/ Andrew Brandon-Gordon
	Name:	Andrew Brandon-Gordon
	Title:	Chief Strategy Officer and Chief Operating Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise); provided, however, that, with respect to Buyer, solely with respect to Section 6.4(f) and Section 6.14, “Affiliate” shall include Ellison (as defined in Buyer’s Organizational Documents); provided, however, that “Affiliate” shall not include Oracle Corporation, Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology.

“Affiliation Agreements” means Contracts for the distribution of video programming services, including linear networks and direct-to-consumer services, with any Person that distributes video services via any technology (including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a video-on-demand or “over the top” service providers, and further including application distribution and the ingestion of content comprising a service), and any correspondence or writings amending the foregoing.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Average Buyer Stock Price” means the per share volume-weighted average trading price of Buyer Class B Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PSKY US Equity VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session or, if such price is not available, the market value per share of Buyer Class B Common Stock as determined using a volume-weighted average method by an investment banking firm of nationally recognized standing (not affiliated with Buyer or the Company) mutually selected by the Parties for such purpose, in each case, without regard to after hours trading or any other trading outside of the regular trading session, for the fifteen (15) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the Closing Date.

“Burdensome Condition” means a material adverse effect on Buyer and its Subsidiaries (including, for this purpose, the Company and its Subsidiaries), taken as a whole.

“Business Day” means any day ending at 11:59 p.m. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York or the City of Wilmington, Delaware is required or authorized by Law to close.

“Buyer Entity” means Buyer and its Subsidiaries.

“Buyer JV” means each Person that is a Subsidiary of Buyer that is not wholly owned directly or indirectly by Buyer as of the date of this Agreement.

“Buyer Material Adverse Effect” means any Effect that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay, or prevents or materially impairs or materially delays, the consummation by Buyer or Merger Sub of the Merger or the other transactions contemplated by this Agreement.

“Buyer Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus and other similar material plan, program, agreement or arrangement that is maintained or contributed to by the Buyer or any of its Subsidiaries or with respect to which Buyer or any of its Subsidiaries could reasonably be expected to have any liability, other than any such plan, scheme or arrangement (i) that is sponsored or maintained by, or provided through, a Governmental Entity or Labor Union, (ii) that the Buyer or any of its Subsidiaries is required by Law to maintain or contribute to or (iii) any Multiemployer Plan.

“Buyer Public Equity Financing” means (a) one or more equity capital markets financing transactions entered into by Buyer or its Subsidiaries, the proceeds of which are used in whole or in substantial part to finance the Transactions and (b) the Rights Offering.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means a collective bargaining agreement, works council agreement, or other similar Contract with a Labor Union.

“Company DC Plan” means the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan and the Company’s Supplemental Retirement Plan.

“Company DSU” means any deferred stock unit of the Company.

“Company Employee” means a current or former employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s 2011 Employee Stock Purchase Plan (as amended).

“Company Equity Awards” means the Company Options, the Company RSUs, the Company PRSUs, the Company DSUs and the Company Notional Units.

“Company Information Technology” means all Information Technology owned, leased or licensed by the Company and its Subsidiaries.

“Company JV” means each Person that is a Subsidiary of the Company that is not wholly owned directly or indirectly by the Company as of the date of this Agreement.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect, is, or would reasonably be expected to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company’s Streaming and Studios business taken as a whole; provided, however, that, none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company’s Streaming and Studios business has operations or in which products or services of the Company’s Streaming and Studios business are sold;

(B) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company’s Streaming and Studios business has operations;

(C) changes in the relationship of the Company’s Streaming and Studios business, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of or any facts or circumstances relating to, or any actions taken or failed to be taken by, Buyer or its Affiliates;

(D) changes or modifications in accounting standards applicable to the Company’s Streaming and Studios business, including GAAP, or in any Law applicable to the Company’s Streaming and Studios business, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(E) any failure by the Company’s Streaming and Studios business to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;

(F) Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis;

(G) any actions taken or failed to be taken by the Company or its Subsidiaries that are required to be taken by this Agreement or any Transaction Document or any actions taken with Buyer’s written consent or failed to be taken at Buyer’s written request;

(H) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company, its Subsidiaries or any of their respective securities or the Company’s Streaming and Studios business; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect;

(I) any change, in and of itself, in the market price or trading volume of the securities of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless otherwise excluded in this definition of “Company Material Adverse Effect”); or

(J) any Effect to the extent attributable to or to the extent arising as a result of the Company’s Global Linear Networks business;

provided, further that, with respect to clauses (A), (B), (D) and (F), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company’s Streaming and Studios business (taken as a whole) compared to other businesses operating in the industries and geographies in which the Company’s Streaming and Studios business operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition). For the purposes of this definition, the “Company’s Streaming and Studios business” means the business, operations and activities that constitute the Streaming segment and the Studios segment of the Company as narratively described in the Annual Report on Form 10-K of the Company for the fiscal year ending December 31, 2024 and as updated in the Quarterly Report on Form 10-Q of the Company for the period ending September 30, 2025, as constituted as of the date of this Agreement.

“Company Notional Unit” means each notional investment unit with respect to shares of Company Stock subject to a Company DC Plan.

“Company Option” means each option to purchase shares of Company Stock granted under any Company Stock Plan.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other bonus, commission, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, separation, termination, retention, change of control, stay bonus and other similar material plan, program, agreement or arrangement that is maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability, other than any such plan, scheme or arrangement (i) that is sponsored or maintained by, or provided through, a Governmental Entity or Labor Union, (ii) that the Company or any of its Subsidiaries is required by Law to maintain or contribute to or (iii) any Multiemployer Plan.

“Company PRSU” means any performance restricted stock unit of the Company.

“Company Refinancing” has the meaning set forth in Section 6.1(a) of the Company Disclosure Letter.

“Company RSU” means each restricted stock unit of the Company (other than any Company PRSU or Company DSU).

“Company Stock Plans” means the Amended and Restated Warner Bros. Discovery, Inc. Stock Incentive Plan, the Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan (as amended), the Warner Bros. Discovery, Inc. 2013 Incentive Plan (as amended) and the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan (as amended).

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.

“Confidentiality Agreement” means the confidentiality letter agreement entered into between Buyer and the Company, dated November 10, 2025.

“Continued Service” means for a holder of a Company Equity Award, such holder’s continued service with Buyer and its Affiliates (including the Surviving Corporation and its Subsidiaries).

“Continuing Employee” means each individual who is a Company Employee immediately prior to the Effective Time (including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other paid time off or leave of absence) and continues to be an employee of Buyer or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Content” means television shows, movies, video games, music and other audiovisual, visual or audio content intended for broadcast, download, streaming or other transmission to an audience.

“Content IP” means Copyrights and Trademarks in, or otherwise relating to, Content.

“Contract” means any written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COT Property” means the Intellectual Property set forth in Section A(1) of the Company Disclosure Letter.

“COT Property Agreements” means all material Contracts (including development agreements, settlement agreements, license agreements (including Key Out-License Agreements), assignment agreements and Affiliation Agreements) relating to the development or Exploitation of any COT Properties, including all modifications, amendments and supplements thereto, and waivers thereunder.

“Covered Employee” means each Senior Executive and each other employee of the Company or its Subsidiaries classified by the Company as a “Career Band 2” or “Career Band 3” employee.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

“Effective Time FD Share Count” means the number of outstanding shares of Company Stock as of immediately prior to the Effective Time on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method, shares of Company Stock reserved for, and subject to, issuance pursuant to the Company Stock Plans (including Company RSUs, Company PRSUs (assuming the achievement of performance criteria at target levels), Company Options and Company DSUs) and any other outstanding securities or obligations of the Company convertible into or exercisable for shares of Company Stock.

“Environmental Law” means any Law or Governmental Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“Equity Award Exchange Ratio” means the quotient (rounded to four decimals) obtained by dividing (x) the Merger Consideration by (y) the Average Buyer Stock Price.

“Equity Financing Failure Event” means any of the following: (a) the commitments with respect to all or any portion of the Committed Equity Financing expiring, or being terminated, (b) for any reason, all or any portion of the Committed Equity Financing becoming unavailable, (c) a breach or repudiation or threatened or anticipated breach or repudiation by any Equity Investor of which Buyer becomes aware, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to the Subscription Agreements or any Affiliate or agent of such Person shall allege in writing that any of the events set forth in the foregoing clauses has occurred.

“Equity Investors” means the Trust and RedBird Capital Partners.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Company Bridge Loan Facility” shall mean the bridge loan facility pursuant to that certain Non-Investment Grade Leveraged Bridge Loan Agreement, dated as of June 26, 2025 (as amended, restated, supplemented or otherwise modified or replaced from time to time), by and among, inter alia, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

“Export and Sanctions Regulations” means sanctions and export control Laws and regulations where such Person does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury.

“Exploitation” (or any variant thereof) shall mean, regarding any asset or property (including any Intellectual Property), the exhibition, sale, distribution, publication, transmission, broadcast, telecast, performance, display, license, covenant not to sue or enjoin, right to obtain, enforce or register, covenant not to sue or enjoin last, sublicense, use, reproduction, marketing, creating derivative works of, or other commercial exploitation thereof, by any means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created. “Exploit” means to cause the Exploitation.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, or any Buyer Public Equity Financing, obtained or proposed to be obtained by Buyer in connection with the Transactions, including the debt financing contemplated by the Debt Commitment Letter or any other debt or equity financing, the proceeds of which are intended to be used to finance the payment, in whole or in part, of the Merger Consideration or in connection with any of the transactions contemplated by Section 6.16(f) or any of the other amounts payable by Buyer under this Agreement or in connection with the Transactions.

“Financing Documents” means the Debt Commitment Letter, any other commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case entered into by any Financing Source, on the one hand, and Buyer, on the other, in connection with any Committed Debt Financing.

“Financing Related Parties” means the Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees, officers, directors, employees, controlling persons, agents and other Representatives of any of the foregoing, and their respective successors and permitted assigns.

“Financing Sources” means the Persons (other than Buyer) party from time to time to the Debt Commitment Letter or any other Financing Document, including any such Persons becoming party thereto pursuant to any joinder documentation, and each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Committed Debt Financing (or any permanent financing contemplated thereby), or has otherwise entered into any agreement with Buyer in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Committed Debt Financing (or any permanent financing contemplated thereby), and their respective successors and permitted assigns.

“Foreign Regulators” means foreign and transnational Governmental Entities with jurisdiction over Foreign Regulatory Laws.

“Foreign Regulatory Laws” means foreign and transnational Laws regarding (a) the provision of broadcasting, streaming or audio-visual media services, (b) the restriction or regulation of investment on national security, national interest or public order grounds, or (c) Laws concerning the review, notification or regulation of foreign subsidies or other forms of state support provided by non-domestic governments, including any Laws governing the assessment of distortive foreign subsidies in connection with mergers, acquisitions, joint ventures or public procurement.

“Fraud” means actual and intentional common law fraud under Delaware law with respect to a representation and warranty set forth in Article IV or Article V by the Party making such representation or warranty. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Guilds” means guilds, unions or other labor organizations, domestic or foreign, that relate to or support the development, production, release, exhibit, performance, broadcast or other form of use or exploitation of audio or audiovisual content or works of any kind (e.g., the Screen Actors Guild, the Writers Guild of America, the Directors Guild of America, the International Alliance of Theatrical Stage Employees, International Brotherhood of Teamsters and American Federation of Musicians or other union if the bargaining unit is employed in connection with the development, production, release, exhibit or performance, broadcast or other form of use or exploitation of audio or audiovisual content or work of any kind).

“Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls or radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any referenced Person, (a) all indebtedness of such Person for borrowed money evidenced by credit agreements, loan agreements or notes, bonds, debentures, other debt securities or similar debt instruments, other than letters of credit and performance bonds and (b) all indebtedness of the type referred to in clause (a) of another Person that is guaranteed by, or secured by a Lien on any property or assets of, such referenced Person. For the avoidance of doubt, all leases shall be excluded from clause (a).

“Information Technology” means all software, computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware), network and telecommunications systems hardware and other information technology equipment.

“Intellectual Property” means, collectively, all United States and non-United States intellectual property rights, including all such rights in (a) patents and patent applications, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs (“Patents”); (b) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, designs, symbols, trade dress, trade names, Internet domain names, social media handles, and other indicia of source or origin, including all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (c) published and unpublished works of authorship in any media (including software, source code, object code, information, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, including all renewals, extensions, restorations and reversions thereof, and including all derivative, compilation and ancillary rights of every kind, whether now known or hereafter recognized, related to copyrights (“Copyrights”); (d) trade secrets and all other confidential and proprietary information, including, rights in know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”); and (e) moral rights, rights of publicity and rights of privacy.

“Intervening Event” means a material event or circumstance that (1) was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the Company Stockholder Approval, (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, and (3) does not relate to the fact, in and of itself, that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Buyer Common Stock or the Company Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition).

“IRS” means the United States Internal Revenue Service.

“Key Property” means (i) the Intellectual Property set forth in Section A(4) of the Company Disclosure Letter and (ii) any Content IP of Content that has not been published or distributed commercially as of the date of this Agreement.

“Key Out-License Agreements” means the material Contracts pursuant to which any COT Property is licensed by any the Company or any of its Subsidiaries or any of their predecessors to a third party, copies of which have been provided to the Buyer in the virtual data room for review.

“Key Out-License Summary” means the information set forth in Section A(3) of the Company Disclosure Letter.

“Knowledge” when used in this Agreement (i) with respect to the Company, means the actual knowledge of the Persons listed in Section A(1) of the Company Disclosure Letter and (ii) with respect to Buyer, means the actual knowledge of the Persons listed in Section A(2) of the Buyer Disclosure Letter.

“Labor Union” means any labor union, works council or similar employee or labor organization, including any Guild.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Licenses” permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means a lien, charge, pledge, security interest, claim or other encumbrance.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Merger Consideration” means $31.00, plus, if applicable, the Ticking Consideration.

“Permitted Company Financing Activities” has the meaning set forth in Section 6.1(a) of the Company Disclosure Letter.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means, with respect to a Party, any data or information in any media that can reasonably be used to identify a particular individual or device, including any data or other information that constitutes “personal information,” “personal identifying information” or analogous term under any applicable Law.

“Proceeding” means any action, cause of action, claim, charge, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proxy Statement” means the proxy statement relating to the matters to be submitted to the holders of Company Stock at the Company Stockholder Meeting to be filed by the Company with the SEC.

“Registered” means issued by, registered with, or the subject of a pending application for issuance or registration before, any Governmental Entity.

“Registered Company IP” means Company Owned IP that is Registered.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Rights Offering” means a registered public offering to certain non-affiliated stockholders of the Company of rights to subscribe for Buyer Class B Common Stock effected in connection with the PIPE Transaction, containing such terms and conditions as are finally approved and authorized by the Buyer Board in consultation with the Buyer Board Independent Committee.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Executive” means with respect to the Company and its Subsidiaries, any of the Company’s executive officers (as such term is defined in the Exchange Act).

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (ii) of which such Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies by Contract.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, digital services, environmental, sales, consumption, turnover, goods and services, use, license, lease, transfer, import, export, customs duty, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Law” means the Law of any Governmental Entity or political subdivision thereof relating to any Tax.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, any documentation with respect to transfer pricing or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Ticking Consideration” means, if the Closing Date occurs after September 30, 2026, an amount in cash equal to $0.00277778 multiplied by the number of calendar days elapsed after September 30, 2026 to and including the Closing Date (which, for the avoidance of doubt, shall not exceed $0.25 per 90 calendar day period).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means a day on which shares of Buyer Class B Common Stock are traded on NASDAQ.

“Transaction Documents” means this Agreement, the Ellison Guarantee, the Subscription Agreements and the Commitment Letter, including all annexes, Exhibits, Schedules, attachments and appendices thereto.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement, provided that, for the avoidance of doubt, if (x) each of the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied or waived in writing by Buyer (not including conditions which are to be satisfied by actions taken at the Closing, provided that such conditions would be capable of being satisfied if the Closing were to occur) and (y) Buyer fails to consummate the Closing on the date required pursuant to Section 1.2, such failure to consummate the Closing shall constitute a Willful Breach of this Agreement by Buyer.

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

[See attached.]

FOURTH RESTATED

CERTIFICATE OF INCORPORATION

OF

WARNER BROS. DISCOVERY, INC.

FIRST

The name of the corporation (the “Corporation”) is Warner Bros. Discovery, Inc.

SECOND

The Corporation’s registered office in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington 19808, County of New Castle. The name and address of the Corporation’s registered agent for service of process in Delaware is:

Corporation Service Company

251 Little Falls Drive

Wilmington, Delaware 19808

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which are Common Stock with a par value of $0.01.

FIFTH

In furtherance and not in limitation of the powers conferred by statute, it is provided that:

1.	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.	The Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

SEVENTH

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided that nothing contained in this Article Seventh shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither the amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Fourth Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of, or prior to, such amendment, repeal, adoption or modification.

EIGHTH

Subject to such limitations as may be from time to time imposed by other provisions of this Fourth Restated Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Fourth Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

NINTH

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or this Fourth Restated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations thereunder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article Ninth with respect to any current or future actions or claims.

ANNEX B

ELLISON GUARANTEE

This GUARANTEE, dated as of February 27, 2026 (this “Ellison Guarantee”), sets forth the terms and conditions of the guarantee of each of The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Trust”) and Mr. Lawrence J. Ellison (“L. Ellison”) in favor of Warner Bros. Discovery, Inc., a Delaware corporation (the “Guaranteed Party”). Each of the Trust and L. Ellison is referred to herein, individually, as a “Guarantor” and, collectively, as the “Guarantors.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

1.	IRREVOCABLE GUARANTEE.

1.1. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger among the Guaranteed Party, Paramount Skydance Corporation, a Delaware corporation (“Paramount”), and Prince Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Paramount will, directly or indirectly, acquire the Guaranteed Party (as it may be amended from time to time, the “Merger Agreement”), the Guarantors (jointly and severally), intending to be legally bound, as primary obligor and not merely as a surety, hereby absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party the due and punctual payment, performance and discharge by Paramount and Merger Sub, if and when due pursuant to or in connection with the Merger Agreement of:

1.1.1. the Netflix Termination Fee, solely to the extent the full amount has not been paid to Netflix;

1.1.2. the Amended Notes Payment Amount;

1.1.3. $45,720,000,000 of the Merger Consideration, plus the Contingent Equity Amount (to the extent applicable), which may be funded through the subscription of the Subscribed Shares (as defined in the Subscription Agreement) pursuant to that certain Subscription Agreement, dated as of the date hereof, by and among Paramount, the Trust, and L. Ellison (the “Subscription Agreement”) (it being understood that the failure of the Closing to occur as a result of any breach by Paramount or Merger Sub of the Merger Agreement, or the failure of the subscriptions contemplated by the Subscription Agreement to occur for any reason, shall not limit, impair or adversely affect these obligations or the ability of the Guaranteed Party to seek to enforce these obligations against the Guarantors hereunder); and

1.1.4. (i) any and all damages, losses, costs and expenses (x) payable by Paramount, Merger Sub or the Guarantors due to a failure to comply with, breach of, or non-performance of, obligations under the Merger Agreement or the Subscription Agreement, as applicable, or (y) arising out of fraud of Paramount, Merger Sub or the Guarantors with respect to the Merger Agreement or the Subscription Agreement, as applicable, (ii) the Regulatory Termination Fee, and (iii) any other costs and expenses that become payable under Section 8.3(e) or Section 6.16 of the Merger Agreement (such obligations, together with the obligations specified in Section 1.1.1, Section 1.1.2 and Section 1.1.3, the “Guaranteed Obligations”).

1.2. It is understood and agreed that notwithstanding anything to the contrary herein or in any Subscription Agreement, any failure of Paramount to issue the Subscribed Shares, any failure to be satisfied of any conditions precedent to the consummation of any of the Subscriptions (as defined in the Subscription Agreements), and any failure of any party to either of the Subscription Agreements to comply with the terms thereof, shall not limit, impair or adversely affect the Guaranteed Obligations or the right of the Guaranteed Party to enforce the Guaranteed Obligations against the Guarantors hereunder. All amounts due and payable hereunder shall be made in lawful money of the United States, in immediately available funds, free and clear of any deduction, set-off, defense, claim or counterclaim of any kind.

1.3. If Paramount or Merger Sub fails to pay, perform or discharge, or cause to be paid, performed or discharged, all or any portion of the Guaranteed Obligations when due under and in accordance with the Merger

Agreement, the Guarantors shall, on the Guaranteed Party’s demand, immediately pay to the Guaranteed Party such Guaranteed Obligations, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder to collect the unsatisfied Guaranteed Obligations from the Guarantors. Each Guarantor acknowledges and agrees that this Ellison Guarantee is being delivered as a condition and inducement to the Guaranteed Party’s willingness to enter into the Merger Agreement, and that the Guaranteed Party is entering into the Merger Agreement in reliance upon the execution of this Ellison Guarantee.

1.4. The Guaranteed Party hereby agrees that the Guarantors shall not have any obligation or liability to the Guaranteed Party under this Ellison Guarantee, the Subscription Agreement or the Merger Agreement other than as and to the extent set forth in this Ellison Guarantee, the Subscription Agreement or the Merger Agreement; provided, that the foregoing is not intended to diminish or otherwise limit in any way the Guaranteed Party’s rights under this Ellison Guarantee, the Merger Agreement or the Subscription Agreement.

1.5. In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against each Guarantor for all or a portion of the unsatisfied Guaranteed Obligations, regardless of whether any such action is brought against Paramount, Merger Sub, the other Guarantor or any other Person, or whether Paramount, Merger Sub, the other Guarantor or any other Person is joined in any such action or actions (provided the Guaranteed Party may not actually recover more than once in respect of the same Guaranteed Obligation to the extent such Guaranteed Obligation is satisfied). The Guaranteed Party shall not be required to proceed against Paramount, Merger Sub or any other Person first before proceeding against any Guarantor, and any failure by the Guaranteed Party to pursue such rights and remedies it may have against Paramount or Merger Sub or to collect any payments from Paramount or Merger Sub shall not relieve the Guarantors of any liability hereunder.

2.	NATURE OF THE GUARANTEE.

2.1. Each of the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing (except in the case where this Ellison Guarantee is terminated in accordance with Section 8 hereof) irrespective of any modification, amendment or waiver of, or any consent to or departure from, the Merger Agreement that may be agreed to by the parties thereto. Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Paramount or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to a Guarantor for any reason whatsoever (other than circumstances where a Guarantor is not liable to make such payment), this Ellison Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantors shall remain liable hereunder for the Guaranteed Obligations as if such payment had not been made. This Ellison Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection. Notwithstanding any other provision of this Ellison Guarantee to the contrary, the Guaranteed Party hereby agrees that each Guarantor may assert as a defense to any payment or performance by such Guarantor under this Ellison Guarantee, any claim, set-off, deduction, defense or release that Paramount, Merger Sub or the Guarantors could assert against the Guaranteed Party under the terms of the Merger Agreement or the Subscription Agreement, as applicable (other than (i) any defense, claims, set-off, deduction or release based on lack of authority of Paramount or Merger Sub or any other defense that would not exist if the representations and warranties of Paramount and Merger Sub under the Merger Agreement and of the parties to the Subscription Agreement were true and correct and the covenants of Paramount and Merger Sub under the Merger Agreement and of the parties to and under the Subscription Agreement were complied with, or (ii) any defense based on any insolvency, bankruptcy, reorganization, moratorium or other similar case or proceeding involving Paramount, Merger Sub or either Guarantor or principles of fraudulent conveyance (clauses (i) and (ii), collectively, the “Defense Exceptions”)).

3.	CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

3.1. Each of the Guarantors agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of either Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Paramount, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any other agreement between the Guaranteed Party and Paramount, Merger Sub or any other Person, without in any way impairing or affecting the Guarantors’ respective obligations under this Ellison Guarantee or affecting the validity or enforceability of this Ellison Guarantee. The liability of each Guarantor under this Ellison Guarantee shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (except in the case where this Ellison Guarantee is terminated in accordance with Section 8 hereof): (a) any amendment, waiver or modification of the Merger Agreement or the Subscription Agreement made in accordance with the terms thereof, or the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Paramount, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or in respect of the Guaranteed Obligations (with or without notice to such Guarantor); (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any extension, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (including with respect to the Guaranteed Obligations) or the Subscription Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any Guaranteed Obligation; (c) any lack of validity, legality or enforceability of the Merger Agreement or the Subscription Agreement, including (x) resulting from a breach of any representation, warranty or covenant in the Merger Agreement by Paramount or Merger Sub or in the Subscription Agreement by any party thereto or (y) pursuant to or in connection with or arising from, in or under, any insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, assignment, reorganization or other similar proceeding commenced against Paramount or Merger Sub; (d) any change in the legal existence, structure or ownership of Paramount, Merger Sub, any Guarantor or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or the Subscription Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Paramount, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement or the Subscription Agreement; (f) the existence of any claim, set-off or other right that the Guarantors may have at any time against Paramount, Merger Sub, the Guaranteed Party or any other Person, whether in connection with the Guaranteed Obligations or otherwise (other than as expressly provided by the last sentence of Section 2.1); (g) any default by Paramount or Merger Sub under the Merger Agreement, any default under the Subscription Agreement by any party thereto, or any default by the other Guarantor hereunder; (h) any change in law; (i) the addition, substitution, discharge or release of any Person in respect of the transactions contemplated by the Merger Agreement or the Subscription Agreement; or (j) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; provided, however, subject to Section 2 hereof, each Guarantor shall be fully released and discharged hereunder if the applicable Guaranteed Obligations are paid in full to the Guaranteed Party in accordance with the Merger Agreement or this Ellison Guarantee.

3.2. To the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Ellison Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Paramount or Merger Sub pursuant to the Merger Agreement and notices to the Guarantors pursuant to express provisions of this Ellison Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of Paramount, Merger Sub, the other Guarantor or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than (i) defenses to the payment of Guaranteed Obligations that are available to Paramount or Merger Sub under the Merger Agreement (other than the Defense Exceptions) or (ii) actual fraud or Willful Breach, in each case of this Ellison Guarantee by the Guaranteed Party). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Ellison Guarantee are knowingly made in contemplation of such benefits. For the purposes of this Section 3.2, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party hereto with the knowledge that taking of such act or failure to take such act would cause a breach of this Ellison Guarantee.

3.3. Each Guarantor hereby absolutely, unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Paramount, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Ellison Guarantee or any other agreement in connection therewith (subject to the limitations expressly set forth herein), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Paramount, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Paramount, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and such Guarantor shall not exercise any such rights unless and until the Guaranteed Obligations due and payable hereunder shall have been indefeasibly paid in full in immediately available funds, free and clear of any deduction, set-off, defense, claim or counterclaim of any kind. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantors under this Ellison Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the applicable Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations.

4.	NO WAIVER; CUMULATIVE RIGHTS.

4.1. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Nothing in this Ellison Guarantee shall limit in any way the right of the Guaranteed Party to seek (and, if applicable, obtain) any equitable relief under and in accordance with the terms of the Merger Agreement.

5.	REPRESENTATIONS AND WARRANTIES; COVENANT.

5.1. The Trust hereby represents and warrants to the Guaranteed Party that:

5.1.1. the Trust was created by L. Ellison, as the sole Trustor, on January 22, 1988, for his sole and exclusive benefit during his lifetime;

5.1.2. the Trust was validly created and is in full force and effect and validly exists in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization;

5.1.3. the only Trustees of the Trust are L. Ellison and Paul T. Marinelli (together, the “Trustees”, or, individually, a “Trustee”) and, other than the Trustees, there is no other person that has the ability to revoke, amend, appoint assets of or make distributions from the Trust;

5.1.4. the Trust has all necessary organizational or trust power and authority to execute and deliver this Ellison Guarantee and to perform its obligations hereunder;

5.1.5. the Trust has, and will continue to have for so long as this Ellison Guarantee is in effect, the financial capacity to timely and fully pay and perform its obligations under this Ellison Guarantee, taking into account its obligations hereunder and all of its other obligations, and all funds necessary for the Trust to fulfill its obligations under this Ellison Guarantee (including the Guaranteed Obligations) shall be available to the Trust for so long as this Ellison Guarantee shall remain in effect in accordance with Section 8 hereof;

5.1.6. the execution, delivery and performance by the Trust of this Ellison Guarantee have been duly and validly authorized and approved by all necessary action and do not and will not contravene any provision of the Trust’s trust agreement or similar organizational documents or any applicable law or any material contractual restriction binding on the Trust or its assets;

5.1.7. all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, and delivery of this Ellison Guarantee by the Trust and performance by the Trust of its obligations hereunder have been obtained or made and all conditions thereto have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other Person is required in connection with the execution and delivery of this Ellison Guarantee and performance by the Trust of its obligations hereunder;

5.1.8. this Ellison Guarantee has been duly and validly executed and delivered by the Trust and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar applicable laws affecting creditors’ rights generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity);

5.1.9. the execution and delivery of this Ellison Guarantee by the Trust does not, and the performance of this Ellison Guarantee by the Trust does not and will not, (i) conflict with or violate the organizational documents of the Trust, (ii) conflict with or violate any law applicable to the Trust or by which any of its properties or assets is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material contract or other instrument or obligation to which the Trust is a party or by which the Trust or any of its properties or assets is bound or affected;

5.1.10. as of the date hereof, except as disclosed in writing by the Guarantors to the Guaranteed Party prior to the date hereof, none of the assets held by the Trust are subject to any lien, encumbrance, mortgage, pledge, hypothecation, security interest, equitable interest, charge, restriction on transfer, option, derivative arrangement that may result in funding obligations (including any margin call), right of first refusal or offer, preemptive right or any other similar restriction or covenant with respect to or governing the use, receipt of income or exercise of any other attribute of ownership of assets held by the Trust, or other adverse claim of any kind;

5.1.11. (i) the balance sheet information of the Trust previously provided to the Guaranteed Party and dated as of December 31, 2025 (the “Trust Balance Sheet”) presents fairly, in all material respects, the financial position of the Trust as of the date thereof (the “Trust Balance Sheet Date”) and (ii) since the Trust Balance Sheet Date, there has been no material adverse effect on the assets and liabilities of the Trust or any other change that would or would reasonably be expected to materially impair or prevent the Trust from performing its obligations hereunder;

5.1.12. as of the date hereof, there is no claim, litigation or other proceeding against the Trust or its assets that would reasonably be expected to interfere with the Trust’s ability to timely and fully pay and perform its obligations under the Transaction Documents, including this Ellison Guarantee and the Subscription Agreement;

5.1.13. the assets of the Trust do not constitute community property, quasi-community property, or marital property under any applicable laws; and

5.1.14. no spouse, former spouse or other Person has any claim or right to the assets held in the Trust during L. Ellison’s lifetime or as a result of L. Ellison’s death that would prevent the Trust from fulfilling its obligations hereunder.

5.2. L. Ellison hereby represents and warrants to the Guaranteed Party that:

5.2.1. he has all necessary power and authority and legal capacity to execute and deliver this Ellison Guarantee and to perform his obligations hereunder;

5.2.2. he has, together with the Trust, and will continue to have, together with the Trust, for so long as this Ellison Guarantee is in effect, the financial capacity to timely and fully pay and perform his obligations under this Ellison Guarantee, taking into account his and the Trust’s obligations hereunder and all of his and the Trust’s other obligations, and all funds necessary for him and the Trust to timely and fully fulfill their obligations under this Ellison Guarantee (including the Guaranteed Obligations) shall be available to him or the Trust for so long as this Ellison Guarantee shall remain in effect in accordance with Section 8 hereof;

5.2.3. the execution, delivery and performance by L. Ellison of this Ellison Guarantee has been duly and validly authorized by all necessary action and do not contravene any applicable law or any material contractual restriction binding on him or his assets;

5.2.4. all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or other Person necessary for the due execution, delivery and performance of this Ellison Guarantee by L. Ellison have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other Person is required in connection with the execution, delivery or performance of this Ellison Guarantee;

5.2.5. this Ellison Guarantee has been duly and validly executed and delivered by L. Ellison and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of L. Ellison enforceable against him in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity); and

5.2.6. the execution and delivery of this Ellison Guarantee by L. Ellison does not, and the performance of this Ellison Guarantee by L. Ellison will not, (i) conflict with or violate any law applicable to him or by which any of his properties or assets is bound or affected, or (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any contract or other instrument or obligation to which L. Ellison is a party or by which L. Ellison or any of his properties or assets is bound or affected, except, with respect to each of the foregoing clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, and would not reasonably be expected to, individually or in the aggregate, materially affect his ability to enter into or timely perform his obligations under this Ellison Guarantee.

5.3. Each of the Guarantors covenants and agrees that it will not sell, pledge, assign, transfer, dispose of or encumber its assets in any manner that would, or could reasonably be expected to, adversely impact its ability to timely and fully perform its obligations hereunder, including payment of the Guaranteed Obligations in full. Without limiting the generality of the foregoing, L. Ellison covenants and agrees that he will not, and he will cause any other co-trustee of the Trust and any other Person not to, (i) revoke the Trust, (ii) permit the terms of the Trust to be amended in any way that would adversely affect the Trust’s ability to perform its obligations hereunder, or (iii) otherwise take any action with the intent or effect of avoiding payment or impairing performance of the Guaranteed Obligations.

6.	NO ASSIGNMENT.

6.1. Neither of the Guarantors nor the Guaranteed Party may assign or delegate, as applicable, its respective rights, interests or obligations hereunder, in whole or in part, to any other person (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of assignment by a Guarantor) or the Guarantors (in the case of assignment by the Guaranteed Party). Any assignment or delegation in breach of this Section 6.1 shall be null and void and of no force and effect.

7.	NOTICES.

7.1. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 7.1:

if to the Guarantors:

The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended

c/o Lawrence Investments, LLC

101 Ygnacio Valley Rd., Suite 320

Walnut Creek, CA 94596

Attention:	Paul T. Marinelli
Email:	*** and copy to ***

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:	Ian Nussbaum
Max Schleusener
Rick Offsay
Email:	***
***
***

and to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, NY 10001

Attention:	Faiza Saeed
Daniel Cerqueira
Claudia Ricciardi
Alexander Greenberg
Minh Van Ngo

Email:	***
***
***
***
***

if to the Guaranteed Party:

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

Attention:	***
Email:	***

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention:	Jonathan E. Levitsky
Gordon S. Moodie
Katherine D. Taylor
Erik J. Andren

Email:	***
***
***
***

and to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Andrew J. Nussbaum
Karessa L. Cain
Hannah Clark

Email:	***
***
***

8.	CONTINUING GUARANTEE.

8.1. Unless terminated pursuant to this Section 8, this Ellison Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on each Guarantor, its successors and permitted assigns until all Guaranteed Obligations have been indefeasibly paid, observed, performed and satisfied in full, at which time this Ellison Guarantee shall terminate and the Guarantors shall have no further obligations under this Ellison Guarantee. Notwithstanding the foregoing, or anything express or implied in this Ellison Guarantee or otherwise, this Ellison Guarantee shall only terminate and the Guarantors shall only have no further obligations under or in connection with this Ellison Guarantee as of the earliest of: (a) the consummation of the Closing in accordance with the Merger Agreement and the payment by or on behalf of Paramount of all amounts due under the Merger Agreement; and (b) ninety (90) days following the valid termination of the Merger Agreement in accordance with its terms unless (1) the Guaranteed Party presents the Guarantors a notice of a claim for payment of any Guaranteed Obligation in writing that the Guarantors or Paramount have not paid in full to the Guaranteed Party or (2) the Guaranteed Party or any of its respective affiliates, successors or assigns (or any agent or representative on their behalf) shall have commenced a Proceeding against a Guarantor in accordance with this Ellison Guarantee or against Paramount or Merger Sub alleging that any Guarantor, Paramount or Merger Sub (as applicable) is liable for payment obligations under the Merger Agreement or that any Guarantor is liable for any portion of the Guaranteed Obligations pursuant to this Ellison Guarantee, in each of the cases of clauses (1) or (2), prior to the end of such ninety (90) day period (in which case this Ellison Guarantee shall not terminate pursuant to this clause (b) until the earlier to occur of (x) entry of a final, non-appealable order of a court of competent jurisdiction discharging the Guarantors, Paramount or Merger Sub (as applicable) of any such Guaranteed Obligations and the indefeasible payment by the Guarantors, Paramount or Merger Sub (as applicable) to the Guaranteed Party of all amounts payable by the Guarantors, Paramount and Merger Sub pursuant to such order or agreement and (y) a mutual written agreement between the Guarantors and the Guaranteed Party terminating all the obligations of the Guarantors under this Ellison Guarantee).

9.	NO RECOURSE.

9.1. The Guaranteed Party acknowledges the separate existence of Paramount and Merger Sub, and that no additional funds are expected to be contributed to Paramount or Merger Sub unless and until the Netflix Termination Fee becomes due and payable, the Closing occurs, the Regulatory Termination Fee becomes due and payable, the Amended Notes Payment Amount becomes due and payable or any damages, losses, costs and expenses become due and payable by Paramount or Merger Sub under or in connection with the Merger Agreement. By its acceptance of this Ellison Guarantee, the Guaranteed Party acknowledges, covenants and agrees this Ellison Guarantee may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Ellison Guarantee, or any instrument or other document delivered pursuant to this Ellison Guarantee, may only be brought against the persons expressly named as parties hereto or thereto (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the obligations set forth herein or therein with respect to such party.

9.2. For the avoidance of doubt, nothing in this Ellison Guarantee shall prohibit the Guaranteed Party from pursuing both a grant of specific performance or other equitable relief pursuant to, and in accordance with the terms of, the Merger Agreement and the payment of the Guaranteed Obligations or other monetary damages that may be available thereunder (subject to the limitations set forth therein); provided, that, in no event shall the Guaranteed Party be entitled to both (x) a grant of specific performance of the obligation to consummate the Transactions contemplated by Merger Agreement that results in the Closing and (y) payment of the Regulatory Termination Fee. This Section 9 shall survive the termination of this Ellison Guarantee.

10.	REGULATORY COOPERATION

10.1. Each Guarantor shall, and shall cause its controlled affiliates (other than Oracle Corporation, Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology) to, (i) use its reasonable best efforts to (A) prepare and file, in consultation with the Guaranteed

Party, as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (B) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or other third party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Ellison Guarantee and the Merger Agreement, (ii) furnish the Guaranteed Party any reasonable assistance, including making any necessary filings with or submissions to, or supplying information or documentation to, Governmental Entities, as the Guaranteed Party may request in connection with the Transactions and (iii) defend through litigation on the merits (including through appeal) any claim asserted in any court, agency or other Proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, each Guarantor agrees to comply with Sections 6.4(b) through (d) of the Merger Agreement as if it were Buyer, mutatis mutandis.

10.2. No Guarantor shall, and each Guarantor shall cause their respective Affiliates (other than Oracle Corporation and Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology) not to (i) take, cause or permit to be taken or omit to take any action, including any action with respect to any actions or filings that would be required to be made pursuant to any applicable Antitrust Laws, Foreign Regulatory Laws or other Laws, that would reasonably be expected to prevent or materially delay the consummation of the Transactions or (ii) propose, announce an intention, enter into any agreements or otherwise make a commitment to take such action. Without limiting the generality of the foregoing, no Guarantor shall, and each Guarantor shall cause their respective Affiliates (other than Oracle Corporation, Ellison Institute of Technology or any of the respective controlled Affiliates of Oracle Corporation or Ellison Institute of Technology) not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if any such action could reasonably be expected to materially delay or materially increase the risk of not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or prevent or materially delay the consummation of the Transactions.

11.	GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

11.1. This Ellison Guarantee shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

11.2. Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Ellison Guarantee, any instrument or other document delivered pursuant to this Ellison Guarantee or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division): provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”), and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.2 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

11.3. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS ELLISON GUARANTEE, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS ELLISON GUARANTEE OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS ELLISON GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS ELLISON GUARANTEE, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS ELLISON GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES HERETO WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS ELLISON GUARANTEE AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.3.

12.	COUNTERPARTS.

12.1. This Ellison Guarantee may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Ellison Guarantee delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Ellison Guarantee.

13.	THIRD PARTY BENEFICIARIES.

13.1. This Ellison Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Ellison Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided that, in accordance with Section 261 of the General Corporation Law of the State of Delaware, the Guaranteed Party shall have the right, on behalf of the Guaranteed Party’s stockholders, to pursue specific performance or, if specific performance is not sought or granted as a remedy, to seek damages in accordance with this Ellison Guarantee (which shall include the benefit of the bargain lost by the Guaranteed Party’s stockholders) in the event of a breach by a Guarantor of this Ellison Guarantee, it being acknowledged and agreed that in no event shall any such stockholders of the Guaranteed Party or any other Person be entitled to enforce any of their rights, or any Guarantor’s obligations, under this Ellison Guarantee in the event of any such breach, but rather the Guaranteed Party shall have the sole and exclusive right to do so as a representative for such stockholders of the Guaranteed Party (and upon receipt of any payments as a result thereof, the Guaranteed Party shall be entitled to retain the amount of such payments so received).

14.	MISCELLANEOUS.

14.1. This Ellison Guarantee and the other Transaction Documents (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters and (ii) except as provided in Section 13, this Ellison Guarantee is not intended to confer upon any person other than the parties hereto any rights or remedies whatsoever. Subject to the provisions of applicable Law, this Ellison Guarantee may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. The Guaranteed Party and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of any of the Guarantors or any other person in connection with this Ellison Guarantee except as expressly set forth herein by the Guarantor, in the Subscription Agreement or the Other Subscription Agreement by any party thereto or in the Merger Agreement by Buyer or Merger Sub. The Guarantors and their respective affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Ellison Guarantee except as expressly set forth herein or in the Merger Agreement by the Guaranteed Party.

14.2. The provisions of this Ellison Guarantee shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Ellison Guarantee. If any provision of this Ellison Guarantee, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Ellison Guarantee and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Ellison Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

14.3. The headings herein are for convenience of reference only, do not constitute part of this Ellison Guarantee and shall not be deemed to limit or otherwise affect any of the provisions hereof. Except as otherwise expressly provided herein, for purposes of this Ellison Guarantee: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Ellison Guarantee shall refer to this Ellison Guarantee as a whole and not any particular provision of this Ellison Guarantee; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vii) the word “will” shall be construed to have the same meaning and effect as the word “shall”. The parties hereto have participated jointly in negotiating and drafting this Ellison Guarantee. In the event that an ambiguity or a question of intent or interpretation arises, this Ellison Guarantee shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Ellison Guarantee.

14.4. All parties acknowledge that each party and its counsel have reviewed this Ellison Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Ellison Guarantee.

14.5. Each Guarantor acknowledges and agrees that the rights of the Guaranteed Party hereunder are special, unique and of extraordinary character and that if for any reason any of the provisions of this Ellison Guarantee are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Guarantor agrees that, in addition to any other available remedies the Guaranteed Party may have in equity or at law, the Guaranteed Party shall be entitled to enforce specifically the terms and provisions of this Ellison Guarantee and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Ellison Guarantee without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Ellison Guarantee, no Guarantor shall allege, and each Guarantor hereby waives the defense, that there is an adequate remedy at law.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Guarantor has duly executed this Ellison Guarantee (or caused this Ellison Guarantee to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Trust: THE LAWRENCE J. ELLISON REVOCABLE TRUST, U/A/D 1/22/88, AS AMENDED

/s/ Paul T. Marinelli
Paul T. Marinelli, in his capacity as Co-Trustee of the Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended

/s/ Lawrence J. Ellison
Lawrence J. Ellison, in his capacity as Co-Trustee of the Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended

L. Ellison:
Lawrence J. Ellison

/s/ Lawrence J. Ellison

[Signature Page to Guarantee in favor of Warner Bros. Discovery, Inc.]

IN WITNESS WHEREOF, the Guaranteed Party has duly executed this Ellison Guarantee (or caused this Ellison Guarantee to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

GUARANTEED PARTY:
WARNER BROS. DISCOVERY, INC.

By:	/s/ Bruce Campbell
Name: Bruce Campbell
Title: Chief Revenue and Strategy Officer

[Signature Page to Guarantee in favor of Warner Bros. Discovery, Inc.]

ANNEX C

OPINION OF ALLEN & COMPANY LLC

February 27, 2026

The Board of Directors

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

The Board of Directors:

We understand that Warner Bros. Discovery, Inc., a Delaware corporation (“WBD”), Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”). As more fully described in the Merger Agreement, (i) Merger Sub will merge with and into WBD, with WBD as the surviving corporation in such merger (the “Merger”), and (ii) each outstanding share of Series A common stock, par value $0.01 per share, of WBD (“WBD Common Stock”) will be converted in the Merger into the right to receive $31.00 in cash, plus, if applicable, a ticking fee in a cash amount equal to $0.25 per quarter accruing daily after September 30, 2026 in the event the Merger does not close by such date (the “Merger Consideration”), as specified in the Merger Agreement. The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to WBD in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of WBD (the “Board”) as to the fairness, from a financial point of view, to the holders of WBD Common Stock, other than as specified below, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. For such services, WBD has agreed to pay to Allen & Company cash fees, of which portions were payable in connection with WBD’s merger agreement with Netflix, Inc. prior to its termination and a portion is payable upon the delivery of this opinion (the “Opinion Fee”), a significant portion is payable no later than December 1, 2026 and a significant portion is contingent upon consummation of the Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in such opinion or successful consummation of the Merger. WBD also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, Allen & Company in the past has provided and in the future may provide investment banking services to WBD and/or its affiliates unrelated to the Merger for which services Allen & Company has received or will receive compensation, including, during the approximate two-year period prior to the date hereof, in connection with a sale transaction. As the Board also is aware, a managing director of Allen & Company (who is not a member of the Allen & Company transaction advisory team for the Merger) is a member of the Board and transaction committee of the Board. As the Board further is aware, although Allen & Company is not currently providing, and during the approximate two-year period prior to the date hereof Allen & Company has not provided, investment banking services for which Allen & Company has received compensation to PSKY or to The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Trust”), or RedBird Capital Partners Fund IV (Master), L.P. (together with RedBird Capital Partners Management, LLC, “RedBird”), each of which has provided equity funding commitments to PSKY in connection with the Merger, Allen & Company in the future may provide investment banking services to PSKY, the Trust, RedBird and/or their respective affiliates for which services Allen & Company would expect to receive compensation. In the ordinary

The Board of Directors

Warner Bros. Discovery, Inc.

February 27, 2026

course, Allen & Company as a broker-dealer and certain of Allen & Company’s affiliates, directors and officers have invested or may invest, hold long or short positions and trade, either on a discretionary or non-discretionary basis, for their own or beneficiaries’ accounts or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of WBD, PSKY and/or their respective affiliates. As the Board is aware, in October 2025, Allen & Company received shares of Class B common stock of PSKY in connection with the acquisition by PSKY of a company in which Allen & Company held a passive minority investment, which shares of Class B common stock were issued subject to a 180-day lockup. The issuance of this opinion has been approved by Allen & Company’s opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with WBD and the industries in which WBD operates as well as information that we received during the course of this assignment, including information provided by the managements of WBD and PSKY in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of WBD or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of WBD or any other entity, or conducted any analysis concerning the solvency or fair value of WBD, PSKY or any other entity. We have not investigated, and make no assumption and express no opinion or view regarding, any actual or potential litigation, proceedings or claims involving or impacting WBD or any other entity and we have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms of an execution version, provided to us on February 27, 2026, of the Merger Agreement;

(ii)	reviewed certain publicly available business and financial information relating to WBD, including public filings of WBD, and reviewed historical market prices and trading volumes for WBD Common Stock;

(iii)

reviewed certain financial and other information relating to WBD provided to or discussed with us by the management of WBD, including certain internal financial forecasts, estimates and other financial and operating data relating to WBD prepared by the management of WBD;

(iv)	held discussions with the management of WBD relating to the operations, financial condition and prospects of WBD;

(v)

reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating WBD;

(vi)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(vii)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by the managements and other representatives of WBD and PSKY or otherwise reviewed by us. With respect to the financial forecasts and

The Board of Directors

Warner Bros. Discovery, Inc.

February 27, 2026

estimates and financial, operating and other data that we have been directed to utilize for purposes of our analyses, we have been advised by the management of WBD and we have assumed, at your direction, that such financial forecasts and estimates and financial, operating and other data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and are an appropriate basis upon which to evaluate, the future financial and operating performance of WBD and the other matters covered thereby. We also have assumed, at your direction, that there have been and will be no changes in the assets, liabilities, financial condition, results of operations or prospects of WBD since the dates on which the most recent financial and other information relating to WBD was made available to us that would be meaningful in any respect to our analyses and opinion. We express no opinion or view as to any financial forecasts or estimates or financial, operating or other data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the management of WBD as to, among other things, (i) the potential impact on WBD and PSKY of certain market, competitive, technological, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the entertainment and media industries, and (ii) existing and future agreements and arrangements involving, and the ability to attract, retain and/or replace, key employees, customers, content providers, distributors and other commercial relationships of WBD. With your consent, we have assumed that there will be no developments with respect to any such matters that would have an adverse effect on WBD or the Merger that would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, the industries in which WBD operates and the securities of WBD have experienced and may continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on WBD or the Merger.

We have assumed, with your consent, that the Merger and related transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on WBD, the Merger or related transactions that would be meaningful in any respect to our analyses or opinion. In addition, we have assumed, with your consent, that the final executed Merger Agreement will not differ from the execution version reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders of WBD Common Stock (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of WBD held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of WBD or otherwise. Our opinion also does not address any other terms, aspects or

The Board of Directors

Warner Bros. Discovery, Inc.

February 27, 2026

implications of the Merger, including, without limitation, the form or structure of the Merger or financing thereof, any guarantee or other agreements, arrangements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise. We express no opinion or view as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We also are not expressing any opinion or view as to the prices at which WBD Common Stock or any other securities of WBD may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or view with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards, tax and other laws, regulations and governmental and legislative policies affecting WBD or the Merger, and we have relied, at your direction, upon the assessments of representatives of WBD as to such matters. This opinion does not constitute a recommendation as to the course of action that WBD (or the Board or any committee thereof) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by WBD to engage in the Merger, including in comparison to other strategies or transactions that might be available to WBD or which WBD might engage in or consider.

It is understood that this opinion and our advisory services are intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute advice or a recommendation to any securityholder as to how such securityholder should vote or act on any matter relating to the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of WBD Common Stock (other than, as applicable, PSKY, Merger Sub and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

ALLEN & COMPANY LLC

ANNEX D

OPINION OF J.P. MORGAN SECURITIES LLC

February 27, 2026

The Board of Directors

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Series A common stock, par value $0.01 per share (the “Company Common Stock”), of Warner Bros. Discovery, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Paramount Skydance Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and Prince Sub Inc., a wholly-owned subsidiary of the Acquiror (“Merger Sub”), Merger Sub will merge with and into the Company, with the Company as the surviving corporation, and each outstanding share of the Company Common Stock, other than shares of the Company Common Stock owned, directly or indirectly, by the Acquiror, the Company (including shares held as treasury stock or otherwise) or Merger Sub and Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $31.00 in cash, plus, if applicable, a ticking fee in a cash amount equal to $0.25 per quarter accruing daily after September 30, 2026 in the event the Transaction does not close by such date (the “Merger Consideration”), as specified in the Agreement.

In connection with preparing our opinion, we have (i) reviewed an execution version, provided to us on February 27, 2026, of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Acquiror or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that there have been and will be no changes in the assets, liabilities, financial condition, results of operations or prospects of the Company since the dates on which the most recent financial and other information relating to the Company was made available to us that would be meaningful in any respect to our analyses and opinion. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement and related documents will be consummated as described in the Agreement and related documents, and that the final executed Agreement will not differ in any material respects from the execution version thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction, including any divestiture or other requirements or remedies, amendments or modifications, will be obtained or occur without any adverse effect on the Company or the Transaction that would be meaningful in any respect to our analyses or opinion.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the prices at which the Company Common Stock or any other securities of the Company will trade or otherwise be transferable at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror or The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole financial advisor to the Company on the sale of All3Media in May 2024, acting as financial advisor to the Company on its new corporate structuring announced in December 2024, acting as financial advisor to the Company in connection with certain shareholder activism matters in March 2025, acting as financial advisor to the Company in connection with the planned separation of the Company’s streaming and studios businesses from its global linear networks segment announced in June 2025, acting as lead left arranger on a bridge loan in June 2025 and acting as joint bookrunner on an amendment to the bridge loan in February 2026. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with RedBird Capital Partners Management, LLC (“RedBird”), an equity investor in the Transaction, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner on a term loan and credit facility in May 2024. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with RedBird portfolio companies for which we and such affiliates have received customary compensation. Such services during such period have included providing equity underwriting services to RedBird portfolio companies. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Oracle Corporation

(“Oracle”), an affiliated entity of the Trust, for which we and such affiliates have received customary compensation. Such services during such period have included acting as active bookrunner on bond offerings for Oracle in September 2024, January 2025, September 2025 and February 2026. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of the Company and less than 1% of the outstanding common stock of each of the Acquiror and Oracle. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

SCAN TO VIEW MATERIALS & VOTE w WARNER BROS. DISCOVERY, INC. C/O FIRST COAST RESULTS, INC. VOTE BY INTERNET 200 BUSINESS PARK CIRCLE Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above SUITE 112 SAINT AUGUSTINE, FL 32095 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 22, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/WBD2026SM You may attend the meeting via the Internet and vote during the meeting. You must register to attend the meeting by visiting www.proxyvote.com and selecting “Attend a Meeting” no later than 10:00 a.m. Eastern Time on April 22, 2026. Have the 16-digit control number that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 22, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Warner Bros. Discovery, Inc., c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V89201-S35136 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WARNER BROS. DISCOVERY, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. Vote On Proposals For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of February 27, 2026 (as it may be amended from time to time), by and among Warner Bros. ! ! ! Discovery, Inc. (“WBD”), Paramount Skydance Corporation, a Delaware corporation (“PSKY”), and Prince Sub Inc., a Delaware corporation and wholly owned subsidiary of PSKY (“Merger Sub”), pursuant to which, among other things, at the effective time of the Merger (as defined below), Merger Sub will merge with and into WBD, with WBD surviving as a wholly owned subsidiary of PSKY (the “Merger”); and 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to WBD’s named executive officers that is based ! ! ! on or otherwise relates to the Merger. The shares represented by this proxy card, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy card will be voted “FOR” Proposals 1 AND 2. If any other matters properly come before the meeting, the persons named in this proxy card will vote in their discretion. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be Held on April 23, 2026: The Notice of Special Meeting and Proxy Statement is available at www.proxyvote.com. You must register to attend the meeting by visiting www.proxyvote.com and selecting “Attend a Meeting” no later than 10:00 a.m. Eastern Time on April 22, 2026. You will need your 16-digit control number on the reverse side of this form. Even if you plan to attend the Special Meeting, we urge you to vote your proxy card TODAY, to ensure that your shares are represented at the Special Meeting. V89202-S35136 WARNER BROS. DISCOVERY, INC. THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WARNER BROS. DISCOVERY, INC. SPECIAL MEETING OF STOCKHOLDERS April 23, 2026 The stockholder(s) hereby appoint(s) Priya Aiyar and Tara L. Smith, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Common Stock of Warner Bros. Discovery, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on April 23, 2026, held virtually at www.virtualshareholdermeeting.com/WBD2026SM, and any adjournment or postponement thereof. Instructions on how to access the Special Meeting are available on our Investor Relations website (http://ir.wbd.com), by contacting us at investor.relations@wbd.com or at 1-877-324-5850. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY CARD WILL BE VOTED “FOR” PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE